Exhibit 4.1

FRONTIER COMMUNICATIONS CORPORATION

(as Issuer)

WILMINGTON TRUST, NATIONAL ASSOCIATION,
(as Trustee)

AND

JPMORGAN CHASE BANK, N.A.
(as Collateral Agent)

5.875% First Lien Secured Notes due 2027

INDENTURE

Dated as of October 8, 2020

-ii-

-iii-

EXHIBIT A	Form of Global Restricted Note
EXHIBIT B	Form of Supplemental Indenture to Add Guarantors
EXHIBIT C	Form of Supplemental Indenture to be Delivered by New Frontier Issuer on the Conversion Date if the Corporate Reorganization is undertaken
EXHIBIT D	Form of Special Mandatory Redemption Notice

-iv-

INDENTURE dated as of October 8, 2020, by and among FRONTIER COMMUNICATIONS CORPORATION (“Frontier” or the “Issuer”), a debtor and debtor-in-possession in a case pending under chapter 11 of the Bankruptcy Code, the Other Obligors, each a debtor and debtor-in-possession in a case pending under chapter 11 of the Bankruptcy Code (collectively, the “Bankruptcy Cases”), the Guarantors party hereto from time to time, WILMINGTON TRUST, NATIONAL ASSOCIATION, a national banking association, as trustee ( the “Trustee”) and JPMORGAN CHASE BANK, N.A., as notes collateral agent (the “Collateral Agent”).

W I T N E S S E T H

WHEREAS, on April 14, 2020, (the “Petition Date”), the Issuer, and certain of its domestic Subsidiaries filed voluntary petitions for relief under Chapter 11 in the United States Bankruptcy Court for the Southern District of New York (such court, together with any other court having exclusive jurisdiction over any Bankruptcy Case from time to time and any Federal appellate court thereof, the “Bankruptcy Court”) and have continued in the possession and operation of their assets and in the management of their businesses pursuant to Section 1107 and 1108 of the Bankruptcy Code;

WHEREAS, the Issuer has duly authorized the execution and delivery of this Indenture to provide for the issuance of (i) its 5.875% First Lien Secured Notes due 2027 issued on the date hereof (the “Initial Notes”) and (ii) any additional Notes (“Additional Notes” and, together with the Initial Notes, the “Notes”) that may be issued after the Issue Date in accordance with Sections 3.2 and 3.6;

WHEREAS, all things necessary (i) to make the Notes, when executed and duly issued by the Issuer and authenticated and delivered hereunder, the valid obligations of the Issuer, and (ii) to make this Indenture a valid agreement of the Issuer has been done;

WHEREAS, on the Conversion Date, the Issuer expects to undertake the Corporate Reorganization as a result of which a newly formed entity (“New Frontier Issuer”), a wholly-owned, indirect Subsidiary of Reorganized Frontier, will assume the Obligations under the Notes offered hereby and the Indenture. Upon consummation of the Corporate Reorganization, New Frontier Issuer will hold, directly or indirectly, substantially all of the assets and operations of Frontier immediately prior to the Corporate Reorganization (provided that, for the avoidance of doubt, if the Issuer undertakes the Staggered Emergence, the Designated Entities shall not be held by New Frontier Issuer as of the Conversion Date);

WHEREAS, prior to the Conversion Date, the obligations of the Issuer under the Notes and the Indenture will be, jointly and severally, unconditionally guaranteed on a senior basis (the “DIP Note Guarantees”) by each existing and future Wholly Owned Domestic Subsidiary that is a Restricted Subsidiary of the Issuer that Guarantees the Issuer’s obligations under the New DIP Facilities. From the Conversion Date, the obligations of the Issuer under the Notes and the Indenture will be, jointly and severally, unconditionally guaranteed on a senior basis (the “Exit Note Guarantees” and, together with the DIP Note Guarantees, the “Note Guarantees”) by each existing and future Wholly Owned Domestic Restricted Subsidiary of the Issuer that Guarantees the Issuer’s obligations under the New Exit Facilities, in each case that executes a supplemental indenture in the form attached hereto as Exhibit B or Exhibit C, as applicable; and

NOW, THEREFORE, in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders, as follows:

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.1.      Definitions.

 “Acceptable Reorganization Plan” means a Reorganization Plan for all Debtors that provides for the payment in full (other than contingent indemnification obligations not yet due and payable) of the obligations under the Prepetition Revolving Credit Facility in cash (and the cash collateralization, other backstop of, or other arrangement with respect to outstanding letters of credit issued thereunder or in a manner otherwise satisfactory to each applicable issuing bank) to the extent such payment has not occurred prior to the consummation date and the termination of the commitments under the Prepetition Revolving Credit Facility.

“Acquired Indebtedness” means with respect to any Person (x) Indebtedness of any other Person or any of its Subsidiaries existing at the time such other Person becomes a Restricted Subsidiary or merges or amalgamates with or into or consolidates or otherwise combines with the Issuer or any Restricted Subsidiary and (y) Indebtedness secured by a Lien encumbering any asset acquired by such Person. Acquired Indebtedness shall be deemed to have been incurred, with respect to clause (x) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary or on the date of the relevant merger, amalgamation, consolidation, acquisition or other combination.

“Additional Assets” means:

(1)          any property or assets (other than Capital Stock) used or to be used by the Issuer, a Restricted Subsidiary or otherwise useful in a Similar Business (it being understood that capital expenditures on property or assets already used in a Similar Business or to replace any property or assets that are the subject of such Asset Disposition shall be deemed an investment in Additional Assets);

(2)          the Capital Stock of a Person that is engaged in a Similar Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Issuer or a Restricted Subsidiary; or

(3)          Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary.

“Additional First Lien Obligations” means any Indebtedness having Pari Passu Lien Priority relative to the Notes with respect to the Collateral; provided, that an authorized representative of the holders of such Indebtedness shall have executed a joinder to the DIP Security Documents or the Exit Security Documents, as applicable, without the need for any other party to execute such joinder for such authorized representative to become party to the DIP Security Documents or the Exit Security Documents, as applicable.

“Additional First Lien Secured Parties” means the holders of any Additional First Lien Obligations and any trustee, authorized representative or agent of such Additional First Lien Obligations.

“Additional Notes” has the meaning ascribed to it in the recitals of this Indenture.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“AHYDO Payment” means any payment required to be made under the terms of Indebtedness in order to avoid the application of Section 163(e)(5) of the Internal Revenue Code to such Indebtedness.

“AI” means an “accredited investor” as described in Rule 501(a)(4) under the Securities Act.

“Alternative Currency” means any currency (other than Dollars) that is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars (as determined in good faith by the Issuer).

 “Applicable Agent” means, in each case acting at the direction of the Applicable Required Lenders, (x) prior to the Conversion Date, the Revolver Agent and (y) on or after the Conversion Date, (i) so long as the Prepetition Term Facility exists, the Prepetition Term Agent or the Revolver Agent or (ii) otherwise, the DIP to Exit Term Agent and/or the Revolver Agent.

“Applicable Credit Agreement” means (x) prior to the Conversion Date, the DIP Revolver Credit Agreement and (y) on or after the Conversion Date, the Exit Restated Credit Agreement (or to the extent the Exit Restated Credit Agreement is not then in effect, the DIP to Exit Term Credit Agreement).

“Applicable Required Lenders” means the lenders holding a majority (or other applicable requisite percentage as set forth in the Applicable Credit Agreement) of the commitments and credit exposure under the Applicable Credit Agreement.

“Applicable Secured Obligations” means “Secured Obligations” (as defined in the Applicable Credit Agreement).

“Applicable Secured Representative” as of any date is: until the earlier of (x) the Discharge of the Senior Secured Credit Facility Obligations and (y) the Non-Applicable Secured Representative Enforcement Date, the Applicable Agent and (ii) from and after the earlier of (x) the Discharge of the Senior Secured Credit Facility Obligations and (y) the Non-Applicable Secured Representative Enforcement Date, the Major Non-Applicable Secured Representative.

“Applicable Premium” means the greater of (A) 1.0% of the principal amount of such Note and (B) on any Redemption Date, the excess (to the extent positive) of:

(a)          the present value at such Redemption Date of (i) the redemption price of such Note at October 15, 2023 (such redemption price (expressed in percentage of principal amount) being set forth in the table under Section 5.7(d) (excluding accrued but unpaid interest, if any)), plus (ii) all required interest payments due on such Note to and including such date set forth in clause (i) (excluding accrued but unpaid interest, if any), computed upon the Redemption Date using a discount rate equal to the Applicable Treasury Rate at such Redemption Date plus 50 basis points; over

(b)          the outstanding principal amount of such Note;

in each case, as calculated by the Issuer or on behalf of the Issuer by such Person as the Issuer shall designate. The Trustee shall have no duty to calculate or verify the calculations of the Applicable Premium.

“Applicable Treasury Rate” means the weekly average for each Business Day during the most recent week that has ended at least two (2) Business Days prior to the Redemption Date of the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the Federal Reserve Statistical Release H.15 (or, if such statistical release is not so published or available, any publicly available source of similar market data selected by the Issuer in good faith)) most nearly equal to the period from the Redemption Date to October 15, 2023; provided, however, that if the period from the Redemption Date to October 15, 2023 is not equal to the constant maturity of a United States Treasury security for which a yield is given, the Applicable Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to such applicable date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Asset Disposition” means:

(a)          the voluntary sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Leaseback Transaction) of the Issuer or any of its Restricted Subsidiaries (in each case other than Capital Stock of the Issuer) (each referred to in this definition as a “disposition”); or

(b)          the issuance or sale of Capital Stock of any Restricted Subsidiary (other than Preferred Stock or Disqualified Stock of Restricted Subsidiaries issued in compliance with Section 3.2 hereof or directors’ qualifying shares and shares issued to foreign nationals as required under applicable law), whether in a single transaction or a series of related transactions;

in each case, other than:

(1)          a disposition by the Issuer or a Restricted Subsidiary to the Issuer or a Restricted Subsidiary, including pursuant to any Intercompany License Agreement;

(2)          a disposition of cash, Cash Equivalents or Investment Grade Securities, including any marketable securities portfolio owned by the Issuer and its Subsidiaries on the Issue Date;

(3)          a disposition of inventory, goods or other assets (including Settlement Assets) in the ordinary course of business or consistent with past practice or held for sale or no longer used in the ordinary course of business, including any disposition of disposed, abandoned or discontinued operations;

(4)          a disposition of obsolete, worn-out, uneconomic, damaged, non-core or surplus property, equipment or other assets or property, equipment or other assets that are no longer economically practical or commercially desirable to maintain or used or useful in the business of the Issuer and its Restricted Subsidiaries whether now or hereafter owned or leased or acquired in connection with an acquisition or used or useful in the conduct of the business of the Issuer and its Restricted Subsidiaries (including by ceasing to enforce, allowing the lapse, abandonment or invalidation of or discontinuing the use or maintenance of or putting into the public domain any intellectual property that is, in the reasonable judgment of the Issuer or the Restricted Subsidiaries, no longer used or useful, or economically practicable to maintain, or in respect of which the Issuer or any Restricted Subsidiary determines in its reasonable judgment that such action or inaction is desirable);

(5)          transactions permitted under Section 4.1 hereof or a transaction that constitutes a Change of Control;

(6)          an issuance of Capital Stock by a Restricted Subsidiary to the Issuer or to another Restricted Subsidiary or as part of or pursuant to an equity incentive or compensation plan approved by the Board of Directors of the Issuer;

(7)          any dispositions of Capital Stock, properties or assets in a single transaction or series of related transactions with a fair market value (as determined in good faith by the Issuer) of less than (x) prior to the Conversion Date, $100.0 million and (y) after the Conversion Date, the greater of $100.0 million and 3.5% of LTM EBITDA;

(8)          any Restricted Payment that is permitted to be made, and is made, under Section 3.3 and the making of any Permitted Payment or Permitted Investment or, solely for purposes of Section 3.5(a)(3), asset sales, in each case in a transaction permitted under the Security Documents, the proceeds of which are used to make such Restricted Payments or Permitted Investments;

(9)          dispositions in connection with Permitted Liens, the Staggered Emergence or Permitted Tax Restructuring;

(10)        dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or consistent with past practice or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(11)        conveyances, sales, transfers, licenses, sublicenses, cross-licenses or other dispositions of intellectual property, software or other general intangibles and licenses, sublicenses, cross-licenses leases or subleases of other property, in each case, in the ordinary course of business or consistent with past practice or pursuant to a research or development agreement in which the counterparty to such agreement receives a license in the intellectual property or software that result from such agreement;

(12)        the lease, assignment, license, sublease or sublicense of any real or personal property in the ordinary course of business or consistent with industry practice;

(13)        foreclosure, condemnation, expropriation, forced disposition or any similar action with respect to any property or other assets or the granting of Liens not prohibited by this Indenture;

(14)        the sale, discount or other disposition (with or without recourse, and on customary or commercially reasonable terms and for credit management purposes) of inventory, accounts receivable or notes receivable in the ordinary course of business or consistent with past practice, or the conversion or exchange of accounts receivable for notes receivable;

(15)        any issuance or sale of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary or any other disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary or an Immaterial Subsidiary (other than, in each case, any Unrestricted Subsidiary, the primary assets of which are cash or Cash Equivalents);

(16)        any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Issuer or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(17)        (i) dispositions of property to the extent that such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased, (ii) dispositions of property to the extent that the proceeds of such disposition are promptly applied to the purchase price of such replacement property (which replacement property is actually promptly purchased) and (iii) to the extent allowable under Section 1031 of the Internal Revenue Code or comparable law or regulation, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(18)        any disposition of Securitization Assets or Receivables Assets, or participations therein, in connection with any Qualified Securitization Financing or Receivables Facility permitted under this Indenture, or the disposition of an account receivable in connection with the collection or compromise thereof in the ordinary course of business or consistent with past practice;

(19)        any financing transaction with respect to property constructed, acquired, leased, renewed, relocated, expanded, replaced, repaired, maintained, upgraded or improved (including any reconstruction, refurbishment, renovation and/or development of real property) by the Issuer or any Restricted Subsidiary after the Issue Date, including Sale and Leaseback Transactions and asset securitizations, permitted by this Indenture;

(20)        sales, transfers or other dispositions of Investments in joint ventures or similar entities to the extent required by, or made pursuant to customary buy/sell arrangements between, the parties set forth in joint venture arrangements and similar binding arrangements;

(21)        any surrender or waiver of contractual rights or the settlement, release, surrender or waiver of contractual, tort, litigation or other claims of any kind;

(22)        the unwinding of any Cash Management Obligations or Hedging Obligations;

(23)        transfers of property or assets subject to Casualty Events upon receipt of the net proceeds of such Casualty Event; provided that any Cash Equivalents received by the Issuer or any of its Restricted Subsidiaries in respect of such Casualty Event shall be deemed to be Net Available Cash of an Asset Disposition, and such Net Available Cash shall be applied in accordance with Section 3.5;

(24)        any sale of property or assets, if the acquisition of such property or assets was financed with Excluded Contributions and the proceeds of such sale are used to make a Restricted Payment pursuant to Section 3.3(b)(10)(b);

(25)        the disposition of any assets (including Capital Stock) (i) acquired in a transaction after the Issue Date, which assets are not useful in the core or principal business of the Issuer and its Restricted Subsidiaries, or (ii) made in connection with the approval of any applicable antitrust authority or otherwise necessary or advisable in the reasonable determination of the Issuer to consummate any acquisition; provided, that such disposition in the case of each of clause (i) and (ii) be consummated within 365 days of such acquisition;

(26)        any disposition of non-revenue producing assets to a Person who is providing services related to such assets, the provision of which have been or are to be outsourced by the Issuer or any Restricted Subsidiary to such Person;

(27)        any Plan Contribution;

(28)        additional dispositions of assets (taken together with such dispositions made pursuant to this clause (28)) since the Issue Date with an aggregate fair market value not exceeding (x) prior to the Conversion Date, $250 million and (y) after the Conversion Date, the greater of $250 million and 9% of LTM EBITDA; and

(29)        any disposition pursuant to the Plan.

In the event that a transaction (or any portion thereof) meets the criteria of a permitted Asset Disposition and would also be a Permitted Investment or an Investment permitted under Section 3.3, the Issuer, in its sole discretion, will be entitled to divide and classify such transaction (or a portion thereof) as an Asset Disposition and/or one or more of the types of Permitted Investments or Investments permitted under Section 3.3.

“Associate” means (i) any Person engaged in a Similar Business of which the Issuer or its Restricted Subsidiaries are the legal and beneficial owners of between 20% and 50% of all outstanding Voting Stock and (ii) any joint venture entered into by the Issuer or any Restricted Subsidiary.

“Bankruptcy Case Event of Default” means, prior to the Conversion Date:

(1)
(i) any of the Bankruptcy Cases of the Debtors shall be dismissed or converted to a case under Chapter 7 of the Bankruptcy Code or any Debtors shall file a motion or other pleading seeking the dismissal of any Bankruptcy Case of any Debtor under Section 1112 of the Bankruptcy Code or otherwise or (ii) a trustee, interim receiver, receiver or manager shall be appointed in any of the Bankruptcy Cases, or a responsible officer or an examiner with enlarged powers relating to the operation of the business (powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1104(b) of the Bankruptcy Code shall be appointed in any of the Bankruptcy Cases of the Debtors;

(2)
(i) an application shall be filed by any Debtor for the approval of, or an order of the Bankruptcy Court shall be entered granting, any other Liens or claims (as defined in the Bankruptcy Code), other than the Carve-Out or Liens securing the Credit Facilities or Refinancing Indebtedness permitted pursuant to the Indenture, in any of the Bankruptcy Cases of the Debtors that is pari passu with or senior to the claims (as defined in the Bankruptcy Code) or Liens of the Notes Secured Party, or the other secured parties on the DIP Collateral against the Issuer or any Guarantor or (ii) any Liens or claims (as defined in the Bankruptcy Code) senior to or pari passu with the claims (as defined in the Bankruptcy Code) or Liens of any Notes Secured Party or the other Secured Parties on the DIP Collateral (other than the Carve-Out, Liens securing any Indebtedness permitted pursuant to the Indenture or any Lien permitted by the Indenture expressly permitted in the Final DIP Order to be senior to or pari passu with such claims or Liens) against the Issuer or any other Guarantor shall be discovered to exist, arise or otherwise be granted;

(3)
other than payments authorized by the Bankruptcy Court in respect of “first day orders” or other orders entered upon pleadings (including, without limitation, the Final DIP Order, Plan and Confirmation Order), as required by the Bankruptcy Code, any Debtor makes any payments (whether by way of “adequate protection” or otherwise) of principal or interest or otherwise on account of any Prepetition Debt or payables (for the avoidance of doubt, other than repayment in full of the revolving loans under the Prepetition Credit Agreement or the Prepetition First Lien Notes);

(4)
the Bankruptcy Court shall enter an order or orders granting relief from the automatic stay applicable under section 362 of the Bankruptcy Code to any creditor or party in interest to permit foreclosure (or the granting of a deed in lieu of foreclosure or the like) on any assets of the Debtors that have an aggregate value in excess of $50 million or to permit other actions that would have a material adverse effect on the Debtors or their estates;

(5)
(i) an order shall be entered reversing, amending, supplementing, staying, vacating or otherwise modifying the Final DIP Order, or the Issuer or any of its Affiliates shall apply for authority to do so, without the prior written consent of the Lenders, (ii) the Final DIP Order with respect to the Notes and the Indenture shall otherwise cease to be in full force and effect in any respect or (iii) the Issuer or any of its Affiliates shall fail to comply with the Final DIP Order;

(6)	an order shall be entered by the Bankruptcy Court terminating any of the Debtors’ exclusive periods for proposing a reorganization plan;

(7)	an order shall be entered by the Bankruptcy Court confirming a Reorganization Plan other than an Acceptable Reorganization Plan;

(8)
the Final DIP Order shall cease to create valid and perfected Liens on the DIP Collateral with the priority contemplated therein or valid and enforceable superpriority claims in respect of the obligations;

(9)	any of the DIP Collateral shall be subject to surcharge under Section 506(c) of the Bankruptcy Code or otherwise;

(10)	an order shall be entered by the Bankruptcy Court authorizing use of cash collateral inconsistent with the Note Documents;

(11)
the Issuer or any Guarantor (or any direct or indirect Subsidiary thereof) shall obtain court authorization to commence, or shall commence, join in, assist or otherwise participate as an adverse party, in any suit or other proceeding against any Notes Secured Party;

(12)	an order shall be entered approving the sale of all or substantially all assets of the Debtors;

(13)	any of the Debtors shall fail to comply with the Final DIP Order;

(14)
(i) the filing by any Debtor of a motion, pleading or other proceeding that could reasonably be expected to result in an impairment of the rights or interest of the Holders and such motion, pleading or proceeding shall not be withdrawn or dismissed within one Business Day after a request to such Debtor by the Trustee or the Holders at least 20% in principal amount of the outstanding notes to withdraw or dismiss such motion, pleading or proceeding, or (ii) a determination by a court of competent jurisdiction with respect to a motion, pleading or proceeding brought by another party that results in such an impairment; and

(15)	any of the Debtors shall file or support any pleading seeking relief the grant of which would give rise to an Event of Default.

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Bankruptcy Court” has the meaning ascribed to it in the recitals of this indenture.

“Board of Directors” means (i) with respect to the Issuer or any corporation, the board of directors or managers, as applicable, of the corporation, or any duly authorized committee thereof; (ii) with respect to any partnership, the board of directors or other governing body of the general partner, as applicable, of the partnership or any duly authorized committee thereof; (iii) with respect to a limited liability company, the managing member or members or any duly authorized controlling committee thereof; and (iv) with respect to any other Person, the board or any duly authorized committee of such Person serving a similar function.

Whenever any provision requires any action or determination to be made by, or any approval of, a Board of Directors, such action, determination or approval shall be deemed to have been taken or made if approved by a majority of the directors on any such Board of Directors (whether or not such action or approval is taken as part of a formal board meeting or as a formal board approval). Unless the context requires otherwise, Board of Directors means the Board of Directors of the Issuer.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York, United States or in the jurisdiction of the place of payment are authorized or required by law to close. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day and such extension of time shall not be reflected in computing interest or fees, as the case may be.

“Business Successor” means (i) any former Subsidiary of the Issuer and (ii) any Person that, after the Issue Date, has acquired, merged or consolidated with a Subsidiary of the Issuer (that results in such Subsidiary ceasing to be a Subsidiary of the Issuer), or acquired (in one transaction or a series of transactions) all or substantially all of the property and assets or business of a Subsidiary or assets constituting a business unit, line of business or division of a Subsidiary of the Issuer.

“Capital Stock” of any Person means any and all shares of, rights to purchase or acquire, warrants, options or depositary receipts for, or other equivalents of, or partnership or other interests in (however designated), equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into, or exchangeable for, such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease (and, for the avoidance of doubt, not a straight-line or operating lease) for financial reporting purposes in accordance with GAAP. The amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty; provided that all obligations of the Issuer and its Restricted Subsidiaries that are or would be characterized as an operating lease as determined in accordance with GAAP as in effect on January 1, 2015 (whether or not such operating lease was in effect on such date) shall continue to be accounted for as an operating lease (and not as a Capitalized Lease Obligation) for purposes of this Indenture regardless of any change in GAAP following January 1, 2015 (that would otherwise require such obligation to be recharacterized as a Capitalized Lease Obligation).

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Restricted Subsidiaries.

“Carve-Out” has the meaning set forth in the Final DIP Order.

“Cash Equivalents” means:

(1)          (a) Dollars, Canadian dollars, pounds sterling, yen, euro, any national currency of any member state of the European Union or any Alternative Currency; or (b) any other foreign currency held by the Issuer and its Restricted Subsidiaries from time to time in the ordinary course of business or consistent with past practice;

(2)          securities issued or directly and fully guaranteed or insured by the United States, Canadian, United Kingdom or Japanese governments, a member state of the European Union or, in each case, any agency or instrumentality thereof (provided that the full faith and credit obligation of such country or such member state is pledged in support thereof), with maturities of 36 months or less from the date of acquisition;

(3)          certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits, demand deposits or bankers’ acceptances having maturities of not more than two years from the date of acquisition thereof issued by any bank, trust company or other financial institution (a) whose commercial paper is rated at least “A-2” or the equivalent thereof by S&P or at least “P-2” or the equivalent thereof by Moody’s (or, if at the time, neither S&P or Moody’s is rating such obligations, then a comparable rating from another Nationally Recognized Statistical Rating Organization selected by the Issuer) or (b) having combined capital and surplus in excess of $100.0 million;

(4)          repurchase obligations for underlying securities of the types described in clauses (2), (3), (7) and (8) entered into with any Person meeting the qualifications specified in clause (3) above;

(5)          securities with maturities of two years or less from the date of acquisition backed by standby letters of credit issued by any Person meeting the qualifications in clause (3) above;

(6)          commercial paper and variable or fixed rate notes issued by any Person meeting the qualifications specified in clause (3) above (or by the parent company thereof) maturing within two years after the date of creation thereof, or if no rating is available in respect of the commercial paper or variable or fixed rate notes, the issuer of which has an equivalent rating in respect of its long-term debt;

(7)          marketable short-term money market and similar securities having a rating of at least “P-2” or “A-2” from either S&P or Moody’s, respectively (or, if at the time, neither S&P nor Moody’s is rating such obligations, then a comparable rating from another Nationally Recognized Statistical Rating Organization selected by the Issuer);

(8)          readily marketable direct obligations issued by any state, province, commonwealth or territory of the United States of America or any political subdivision, taxing authority or any agency or instrumentality thereof, rated BBB- (or the equivalent) or better by S&P or Baa3 (or the equivalent) or better by Moody’s (or, if at the time, neither S&P nor Moody’s is rating such obligations, then a comparable rating from another Nationally Recognized Statistical Rating Organization selected by the Issuer) with maturities of not more than two years from the date of acquisition;

(9)          readily marketable direct obligations issued by any foreign government or any political subdivision, taxing authority or agency or instrumentality thereof, with a rating of “BBB-” or higher from S&P or “Baa3” or higher by Moody’s or the equivalent of such rating by such rating organization (or, if at the time, neither S&P nor Moody’s is rating such obligations, then a comparable rating from another Nationally Recognized Statistical Rating Organization selected by the Issuer) with maturities of not more than two years from the date of acquisition;

(10)        Investments with average maturities of 24 months or less from the date of acquisition in money market funds with a rating of “A” or higher from S&P or “A-2” or higher by Moody’s or the equivalent of such rating by such rating organization (or, if at the time, neither S&P nor Moody’s is rating such obligations, then a comparable rating from another Nationally Recognized Statistical Rating Organization selected by the Issuer);

(11)        with respect to any Foreign Subsidiary: (i) obligations of the national government of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein, (ii) certificates of deposit of, bankers’ acceptance of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least “A-2” or the equivalent thereof or from Moody’s is at least “P-2” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 270 days from the date of acquisition and (iii) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank;

(12)        Indebtedness or Preferred Stock issued by Persons with a rating of “BBB-” or higher from S&P or “Baa3” or higher by Moody’s or the equivalent of such rating by such rating organization (or, if at the time, neither S&P nor Moody’s is rating such obligations, then a comparable rating from another Nationally Recognized Statistical Rating Organization selected by the Issuer) with maturities of not more than two years from the date of acquisition;

(13)        bills of exchange issued in the United States of America, Canada, the United Kingdom, Japan, a member state of the European Union eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent);

(14)        investments in industrial development revenue bonds that (i) “re-set” interest rates not less frequently than quarterly, (ii) are entitled to the benefit of a remarketing arrangement with an established broker dealer and (iii) are supported by a direct pay letter of credit covering principal and accrued interest that is issued by any bank meeting the qualifications specified in clause (3) above; and

(15)        any investment company, money market, enhanced high yield, pooled or other investment fund investing 90% or more of its assets in instruments of the types specified in the clauses above.

In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary or Investments made in a country outside the United States of America, Cash Equivalents shall also include (a) investments of the type and maturity described in clauses (1) through (15) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (b) other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (1) through (15) above and in this paragraph. Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (1) above, provided that such amounts are converted into any currency listed in clause (1) as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts. For the avoidance of doubt, any items identified as Cash Equivalents under this definition will be deemed to be Cash Equivalents for all purposes under this Indenture regardless of the treatment of such items under GAAP.

“Cash Management Obligations” means (1) obligations in respect of any overdraft and related liabilities arising from treasury, depository, cash pooling arrangements, electronic fund transfer, treasury services and cash management services, including controlled disbursement services, working capital lines, lines of credit, overdraft facilities, foreign exchange facilities, deposit and other accounts and merchant services, or other cash management arrangements or any automated clearing house arrangements, (2) other obligations in respect of netting or setting off arrangements, credit, debit or purchase card programs, stored value card and similar arrangements and (3) obligations in respect of any other services related, ancillary or complementary to the foregoing (including any overdraft and related liabilities arising from treasury, depository, cash pooling arrangements and cash management services, corporate credit and purchasing cards and related programs or any automated clearing house transfers of funds).

“Casualty Event” means any event that gives rise to the receipt by the Issuer or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, assets or real property (including any improvements thereon) to replace or repair such equipment, assets or real property.

“CFC” means (a) any direct or indirect Subsidiary of the Issuer that is not organized under the laws of the United States, any state thereof nor the District of Columbia that is a “controlled foreign corporation” within the meaning of Section 957 of the Code and (b) any Subsidiary of a Person or Persons described in clause (a) of this definition.

“Change of Control” means the occurrence of any of the following after the Issue Date:

(1)          the Issuer becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) any “person” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Issue Date), other than a Parent Entity, that is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 of the Exchange Act as in effect on the Issue Date) of more than 50% of the total voting power of the Voting Stock of the Issuer; provided that so long as the Issuer is a Subsidiary of any Parent Entity, no Person shall be deemed to be or become a beneficial owner of more than 50% of the total voting power of the Voting Stock of the Issuer unless such Person shall be or become a beneficial owner of more than 50% of the total voting power of the Voting Stock of such Parent Entity (other than a Parent Entity that is a Subsidiary of another Parent Entity); or

(2)          the sale or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries, taken as a whole, to a Person (other than the Issuer or any of its Restricted Subsidiaries) and any “person” (as defined in clause (1) above), other than any Parent Entity, is or becomes the “beneficial owner” (as so defined) of more than 50% of the total voting power of the Voting Stock of the transferee Person in such sale or transfer of assets, as the case may be; provided that so long as the Issuer is a Subsidiary of any Parent Entity, no Person shall be deemed to be or become a beneficial owner of more than 50% of the total voting power of the Voting Stock of the Issuer unless such Person shall be or become a beneficial owner of more than 50% of the total voting power of the Voting Stock of such Parent Entity (other than a Parent Entity that is a Subsidiary of another Parent Entity).

Notwithstanding the preceding or any provision of Section 13d-3 of the Exchange Act, (i) a Person or group shall not be deemed to beneficially own Voting Stock subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Voting Stock in connection with the transactions contemplated by such agreement, (ii) neither the holders of the Existing Unsecured Notes nor any subset of such holders will constitute a group for purposes of this Indenture on or prior to the Conversion Date, (iii) a Person or group will not be deemed to beneficially own the Voting Stock of another Person as a result of its ownership of Voting Stock or other securities of such other Person’s parent entity (or related contractual rights) unless it owns 50% or more of the total voting power of the Voting Stock entitled to vote for the election of directors of such parent entity having a majority of the aggregate votes on the board of directors (or similar body) of such parent entity and (iv) the right to acquire Voting Stock (so long as such Person does not have the right to direct the voting of the Voting Stock subject to such right) or any veto power in connection with the acquisition or disposition of Voting Stock will not cause a party to be a beneficial owner. Notwithstanding anything to the contrary, in no event shall a Change of Control be deemed to occur as a result of or in connection with the Transactions.

“Chapter 11 Cases” means the voluntary petitions of the Issuer and all of its direct and indirect subsidiaries filed under chapter 11 of the Bankruptcy Code in Bankruptcy Court.

“Collateral” means (x) prior to the Conversion Date, the DIP Collateral and (y) after the Conversion Date, the Exit Collateral.

“Collateral Agent” means JPMorgan Chase Bank, N.A., in its capacity as collateral agent for the First Lien Obligations, together with its successors and permitted assigns under the Security Documents.

“Collateral Grantors” means, collectively, the Issuer and the Grantor.

“Collateral Requirement” means the requirement that:

(i) prior to the Conversion Date,

(x) the Trustee shall have received (or, in the case of clause (4) below, the Collateral Agent (as defined in the DIP Pledge Agreement)):

(1)          a duly executed and delivered counterpart of the DIP Pledge Agreement from the Pledgor;

(2)          a duly executed and delivered counterpart of the DIP Security Agreement from the Grantor;

(3)          a duly executed and delivered counterpart of the DIP Note Guarantees from each of the Guarantors;

(4)          the certificates or instruments evidencing the issued and outstanding equity interests of the Pledged Entities and, to the extent required by the applicable DIP Security Document, all certificates, agreements, acknowledgments or instruments representing, evidencing or acknowledging the DIP Collateral accompanied by instruments of transfer and stock powers undated and endorsed in blank; and

(5)          UCC financing statements in appropriate form for filing under the UCC and such other documents reasonably requested by the Applicable Agent as may be necessary or appropriate or, in the opinion of the Applicable Agent, desirable to perfect the Liens created or purported to be created by the DIP Security Documents; and

(y) the Collateral Agent shall have a valid and perfected first priority (subject to Liens permitted hereunder) security interest, for the benefit of the Notes Secured Parties, in (i) on the Issue Date and at all times thereafter until the Conversion Date, all issued and outstanding equity interests of the Pledged Entities and the other DIP Collateral and (ii) after the Issue Date until the Conversion Date, all other assets that are required from time to time to be subject to a Lien securing the First Lien Obligations pursuant to the terms of Section 3.14 hereof or the relevant DIP Security Documents, in any such case, except to the extent such security interest has been released in accordance with the terms of this Indenture or the applicable DIP Security Document(s); and

(ii) upon the Conversion Date,

(x) the Trustee shall have received (or, in the case of clause (4) below, the Collateral Agent (as defined in the Exit Pledge Agreement)):

(1)          a duly executed and delivered counterpart of the Exit Pledge Agreement from the Pledgor;

(2)          a duly executed and delivered counterpart of the Exit Security Agreement from the Grantor;

(3)          the certificates or instruments evidencing the issued and outstanding equity interests of the Pledged Subsidiaries and, to the extent required by the applicable Exit Security Document, all certificates, agreements, acknowledgments or instruments representing, evidencing or acknowledging the Exit Collateral accompanied by instruments of transfer and stock powers undated and endorsed in blank; and

(4)          UCC financing statements in appropriate form for filing under the UCC and such other documents reasonably requested by the Applicable Agent as may be necessary or appropriate or, in the opinion of the Applicable Agent, desirable to perfect the Liens created or purported to be created by the Exit Security Documents; and

(y) the Collateral Agent shall have a valid and perfected first priority (subject to Liens permitted hereunder) security interest, for the benefit of the Notes Secured Parties, in (i) on the Conversion Date and at all times thereafter, all issued and outstanding equity interests of the Pledged Entities and the other Exit Collateral and (ii) after the Conversion Date, all other assets that are required from time to time to be subject to a Lien securing the First Lien Obligations pursuant to the terms of Section 3.14 hereof or the relevant Exit Security Documents, in any such case, except to the extent such security interest has been released in accordance with the terms of this Indenture or the applicable Exit Security Document(s).

The foregoing definition shall not require the creation or perfection of pledges of or security interests in particular assets if and for so long as the Applicable Agent and the Issuer agree in writing that the cost of creating or perfecting such pledges or security interests in such assets or obtaining title insurance or surveys in respect of such assets outweighs the benefits to be obtained by the lenders under the Applicable Credit Agreement therefrom.

The Applicable Agent may grant extensions of time for the perfection of security interests in or the obtaining of title insurance and surveys with respect to particular assets (including extensions beyond the Issue Date for the perfection of security interests in the assets of the Issuer and the Guarantors on such date) where it reasonably determines, in consultation with the Issuer, that perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Indenture or the Security Documents.

Notwithstanding the foregoing provisions of this definition or anything in this Indenture or any other Note Document to the contrary:

(A)         Liens required to be granted from time to time pursuant to the Collateral Requirement shall be subject to exceptions and limitations set forth in the Security Documents and, to the extent appropriate in the applicable jurisdiction, as agreed between the Applicable Agent and the Issuer;

(B)         the Collateral Requirement shall not apply to any Excluded Property (as defined in the Security Documents);

(C)        no deposit account control agreement, securities account control agreement or other control agreements or control arrangements shall be required with respect to any deposit account, securities account or other asset specifically requiring perfection through control agreements;

(D)          no actions in any jurisdiction other than the United States or that are necessary to comply with the laws of any jurisdiction other than the United States shall be required in order to create any security interests in assets located, titled, registered or filed outside of the United States or, except with respect to intellectual property subsisting outside of the United States unless a Lien on such intellectual property can be granted and/or perfected without filings in intellectual property registries or recording offices or with intellectual property authorities outside of the United States, to perfect such security interests (it being understood that there shall be no security agreements, pledge agreements, or share charge (or mortgage) agreements governed under the laws of any jurisdiction other than the United States); and

(E)        general statutory limitations, financial assistance, corporate benefit, capital maintenance rules, fraudulent preference, “thin capitalization” rules, retention of title claims and similar principle may limit the ability of a Foreign Subsidiary to provide a Note Guarantee or collateral or may require that the Note Guarantee or collateral be limited by an amount or otherwise, in each case as reasonably determined by the Issuer in consultation with the Applicable Agent.

“Confirmation Order” means the order entered by the U.S. Bankruptcy Court for the Southern District of New York confirming the Plan as in effect on the date of the Offering Circular, together with any amendments, supplements or modifications thereto after the date of the Offering Circular that are not, taken together, materially adverse to Holders of the Notes (as determined in good faith by the Issuer), provided that any such amendment, supplement or modification solely to permit the Staggered Emergence shall be deemed not to be materially adverse to the Holders of the Notes [Docket No. 1005].

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense and capitalized fees, including amortization or write-off of (i) intangible assets and non-cash organization costs, (ii) deferred financing and debt issuance fees, costs and expenses, (iii) capitalized expenditures (including Capitalized Software Expenditures), customer acquisition costs and incentive payments, media development costs, conversion costs and contract acquisition costs, the amortization of original issue discount resulting from the issuance of Indebtedness at less than par and amortization of favorable or unfavorable lease assets or liabilities and (iv) capitalized fees related to any Qualified Securitization Financing or Receivables Facility, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP and any write down of assets or asset value carried on the balance sheet.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(1)          increased (without duplication) by:

(a)          Fixed Charges of such Person for such period (including (w) non-cash rent expense, (x) net losses or any obligations on any Hedging Obligations or other derivative instruments, (y) bank, letter of credit and other financing fees and (z) costs of surety bonds in connection with financing activities, plus amounts excluded from the definition of “Consolidated Interest Expense” and any non-cash interest expense), to the extent deducted (and not added back) in computing Consolidated Net Income; plus

(b)          (x) provision for taxes based on income, profits, revenue or capital, including federal, foreign, state, provincial, territorial, local, unitary, excise, property, franchise, value added and similar taxes (such as Delaware franchise tax, Pennsylvania capital tax, Texas margin tax and provincial capital taxes paid in Canada) and withholding taxes (including any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties, additions to tax and interest related to such taxes or arising from tax examinations) and similar taxes of such Person paid or accrued during such period (including in respect of repatriated funds), (y) any distributions made to a Parent Entity with respect to the foregoing and (z) the net tax expense associated with any adjustments made pursuant to the definition of “Consolidated Net Income” in each case, to the extent deducted (and not added back) in computing Consolidated Net Income; plus

(c)          Consolidated Depreciation and Amortization Expense of such Person for such period to the extent deducted (and not added back) in computing Consolidated Net Income; plus

(d)          any fees, costs, expenses or charges (other than Consolidated Depreciation and Amortization Expense) related to any actual, proposed or contemplated Equity Offering (including any expense relating to enhanced accounting functions or other transaction costs associated with becoming a public company, including Public Company Costs), Permitted Investment, Restricted Payment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by this Indenture (including a refinancing thereof) (whether or not successful and including any such transaction consummated prior to the Issue Date), including (i) such fees, expenses or charges (including rating agency fees, consulting fees and other related expenses and/or letter of credit or similar fees) related to the offering or incurrence of, or ongoing administration of, the Notes, the Credit Agreement, any other Credit Facilities, any Securitization Fees and the Transactions, including Transaction Expenses, and (ii) any amendment, waiver or other modification of the Notes, the Credit Agreement, Receivables Facilities, Securitization Facilities, any other Credit Facilities, any Securitization Fees, any other Indebtedness or any Equity Offering, in each case, whether or not consummated, to the extent deducted (and not added back) in computing Consolidated Net Income; plus

(e)          (i) the amount of any restructuring charge, accrual, reserve (and adjustments to existing reserves) or expense, integration cost, inventory optimization programs or other business optimization expense or cost (including charges directly related to the implementation of cost-savings initiatives and tax restructurings) that is deducted (and not added back) in such period in computing Consolidated Net Income, including any costs incurred in connection with acquisitions or divestitures after the Issue Date, any severance, retention, signing bonuses, relocation, recruiting and other employee related costs, costs in respect of strategic initiatives and curtailments or modifications to pension and post-retirement employment benefit plans (including any settlement of pension liabilities), costs related to entry into new markets (including unused warehouse space costs) and new product introductions (including labor costs and scrap costs), systems development and establishment costs, operational and reporting systems, technology initiatives, contract termination costs, future lease commitments and costs related to the opening and closure and/or consolidation of facilities (including severance, rent termination, moving and legal costs) and to exiting lines of business and consulting fees incurred with any of the foregoing and (ii) fees, costs and expenses associated with acquisition related litigation and settlement thereof, in each case, whether or not consummated, to the extent deducted (and not added back) in computing Consolidated Net Income; plus

(f)           any other non-cash charges, write-downs, expenses, losses or items reducing Consolidated Net Income for such period including (i) non-cash losses on the sale of assets and any write-offs or write-downs, deferred revenue or impairment charges, (ii) impairment charges, amortization (or write offs) of financing costs (including debt discount, debt issuance costs and commissions and other fees associated with Indebtedness, including the Notes and the Credit Agreement) of such Person and its Subsidiaries and/or (iii) the impact of acquisition method accounting adjustment and any non-cash write-up, write-down or write-off with respect to re-valuing assets and liabilities in connection with the Transactions or any Investment, deferred revenue or any effects of adjustments resulting from the application of purchase accounting, purchase price accounting (including any step-up in inventory and loss of profit on the acquired inventory) (provided that if any such non-cash charge, write-down, expense, loss or item represents an accrual or reserve for potential cash items in any future period, (A) the Issuer may elect not to add back such non-cash charge, expense or loss in the current period and (B) to the extent the Issuer elects to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA when paid), or other items classified by the Issuer as special items less other non-cash items of income increasing Consolidated Net Income (excluding any amortization of a prepaid cash item that was paid in a prior period or such non-cash item of income to the extent it represents a receipt of cash in any future period); plus

(g)          the amount of pro forma “run rate” cost savings (including cost savings with respect to salary, benefit and other direct savings resulting from workforce reductions and facility, benefit and insurance savings and any savings expected to result from the reduction of a public target’s Public Company Costs), operating expense reductions, other operating improvements (including the entry into material contracts or arrangements), and initiatives and synergies (it is understood and agreed that “run rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken or expected to be taken, net of the amount of actual benefits realized during such period from such actions) projected by the Issuer in good faith to be reasonably anticipated to be realizable or a plan for realization shall have been established within 18 months of the date thereof (including from any actions taken in whole or in part prior to such date), which will be added to Consolidated EBITDA as so projected until fully realized and calculated on a pro forma basis as though such cost savings (including cost savings with respect to salary, benefit and other direct savings resulting from workforce reductions and facility, benefit and insurance savings and any savings expected to result from the reduction of a public target’s Public Company Costs), operating expense reductions, other operating improvements and initiatives and synergies had been realized on the first day of such period, net of the amount of actual benefits realized prior to or during such period from such actions; provided, that the aggregate amount of adjustments pursuant to this clause (g) (other than adjustments made in accordance with Regulation S-X), shall not exceed 20.0% of LTM EBITDA for the applicable period (calculated after giving effect to any pro forma adjustments); plus

(h)          any costs or expenses incurred by the Issuer or a Restricted Subsidiary or a Parent Entity pursuant to any management equity plan, stock option plan, phantom equity plan, profits interests or any other management, employee benefit or other compensatory plan or agreement (and any successor plans or arrangements thereto), employment, termination or severance agreement, or any stock subscription or equityholder agreement, and any costs or expenses in connection with the roll-over, acceleration or payout of Capital Stock held by management, to the extent that such costs or expenses are non-cash or otherwise funded with cash proceeds contributed to the capital of the Issuer or net after tax cash proceeds of an issuance of Capital Stock (other than Disqualified Stock) of the Issuer; plus

(i)           cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (2) below for any previous period and not added back; plus

(j)           any net loss included in the Consolidated Net Income attributable to non-controlling or minority interests pursuant to the application of Accounting Standards Codification Topic 810-10-45; plus

(k)          the amount of any non-controlling or minority interest expense consisting of Subsidiary income attributable to non-controlling or minority equity interests of third parties in any non-wholly owned Subsidiary; plus

(l)           unrealized or realized foreign exchange losses resulting from the impact of foreign currency changes; plus

(m)          with respect to any joint venture, an amount equal to the proportion of those items described in clauses (b) and (c) above relating to such joint venture corresponding to the Issuer’s and its Restricted Subsidiaries’ proportionate share of such joint venture’s Consolidated Net Income (determined as if such joint venture were a Restricted Subsidiary) to the extent deducted (and not added back) in computing Consolidated Net Income; plus

(n)          the amount of any costs or expenses relating to payments made to stock appreciation or similar rights, stock option, restricted stock, phantom equity, profits interests or other interests or rights holders of the Issuer or any of its Subsidiaries or any Parent Entity in connection with, or as a result of, any distribution being made to equityholders of such Person or any of its Subsidiaries or any Parent Entities, which payments are being made to compensate such holders as though they were equityholders at the time of, and entitled to share in, such distribution; plus

(o)          (i) adjustments of the nature or type used in connection with the calculation of “Adjusted EBITDA” as set forth in footnote (b) of “Summary—Summary historical consolidated and pro forma consolidated financial information of Frontier” contained in the offering circular and (ii) any due diligence quality of earnings report from time to time prepared with respect to the target of an acquisition or Investment by a nationally recognized accounting firm;

(p)          on or following the Conversion Date, any expenses or expenditures of the type that, prior to the Conversion Date were treated or accounted for as capital expenditures to the extent such expenses or expenditures are accounted for under GAAP as operating expenses solely as a result of the implementation of fresh-start accounting or the adoption or modification of accounting policies in connection with such fresh-start accounting in connection with emergence from the Chapter 11 Cases; and

(2)          decreased (without duplication) by non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period (other than non-cash gains relating to the application of Accounting Standards Codification Topic 840—Leases).

“Consolidated First Lien Secured Leverage Ratio” means, as of any date of determination, the ratio of (x) the sum of (a) Consolidated Total Indebtedness secured by a Lien on the Collateral as of such date (other than Indebtedness secured by the Collateral with a Junior Lien Priority relative to the Notes and the Notes Guarantees) and (b) without duplication, the Reserved Indebtedness Amount secured by a Lien on the Collateral as of such date (other than Indebtedness secured by the Collateral with a Junior Lien Priority relative to the Notes and the Notes Guarantees) to (y) LTM EBITDA.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1)          consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount or premium resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in mark-to-market valuation of any Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any made (less net payments, if any, received), pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (i) Securitization Fees, (ii) penalties, addition to tax and interest relating to taxes, (iii) annual agency or similar fees paid to the administrative agents, collateral agents and other agents under any Credit Facility, (iv) any additional interest or liquidated damages owing pursuant to any registration rights obligations, (v) costs associated with obtaining Hedging Obligations, (vi) accretion or accrual of discounted liabilities other than Indebtedness, (vii) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or purchase accounting in connection with the Transactions or any acquisition, (viii) amortization, expensing or write-off of deferred financing fees, amendment and consent fees, debt issuance costs, debt discount or premium, terminated hedging obligations and other commissions, fees and expenses, discounted liabilities, original issue discount and any other amounts of non-cash interest and, adjusted to the extent included, to exclude any refunds or similar credits received in connection with the purchasing or procurement of goods or services under any purchasing card or similar program, (ix) any expensing of bridge, arrangement, structuring, commitment, agency, consent and other financing fees and any other fees related to the Transactions or any acquisitions after the Issue Date, (x) any accretion of accrued interest on discounted liabilities and any prepayment, make-whole or breakage premium, penalty or cost and (xi) interest expense with respect to Indebtedness of any direct or indirect parent of such Person resulting from push-down accounting); plus

(2)          consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3)          interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the net income (loss) of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided, however, that there will not be included in such Consolidated Net Income:

(1)          any net income (loss) of any Person if such Person is not a Restricted Subsidiary (including any net income (loss) from investments recorded in such Person under the equity method of accounting), except that the Issuer’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed (or to the extent converted into cash or Cash Equivalents) by such Person during such period to the Issuer or a Restricted Subsidiary as a dividend or other distribution or return on investment;

(2)          solely for the purpose of determining the amount available for Restricted Payments under Section 3.3(a)(ii)(A) hereof, any net income (loss) of any Restricted Subsidiary (other than the Guarantors) if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Issuer or a Guarantor by operation of the terms of such Restricted Subsidiary’s articles, charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its stockholders (other than (a) restrictions that have been waived or otherwise released (or such Person reasonably believes such restriction could be waived or released and is using commercially reasonable efforts to pursue such waiver or release), (b) restrictions pursuant to the Credit Agreement, the Notes, this Indenture or other similar indebtedness and (c) restrictions specified in Section 3.4(b)(14)(i)), except that the Issuer’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed (or to the extent converted, or having the ability to be converted, into cash or Cash Equivalents) by such Restricted Subsidiary during such period to the Issuer or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause);

(3)          any gain (or loss) (a) in respect of facilities no longer used or useful in the conduct of the business of the Issuer or its Restricted Subsidiaries, abandoned, closed, disposed or discontinued operations, (b) on disposal, abandonment or discontinuance of disposed, abandoned, closed or discontinued operations, and (c) attributable to asset dispositions, abandonments, sales or other dispositions of any asset (including pursuant to any Sale and Leaseback Transaction) or the designation of an Unrestricted Subsidiary other than in the ordinary course of business;

(4)          (a) any extraordinary, unusual, infrequently occurring or nonrecurring loss, charge or expense, Transaction Expenses, Public Company Costs, restructuring and duplicative running costs, restructuring charges or reserves (whether or not classified as restructuring expense on the consolidated financial statements), relocation costs, start-up or initial costs for any project or new production line, division or new line of business, integration and facilities’ or bases’ opening costs, facility consolidation and closing costs, severance costs and expenses, one-time charges (including compensation charges), payments made pursuant to the terms of change in control agreements that the Issuer or a Subsidiary or a Parent Entity had entered into with employees of the Issuer, a Subsidiary or a Parent Entity, costs relating to pre-opening, opening and conversion costs for facilities, losses or costs related to facility or property disruptions or shutdowns, signing, retention and completion bonuses (including management bonus pools), recruiting costs, costs incurred in connection with any strategic or cost savings initiatives, transition costs, contract terminations, litigation and arbitration fees, costs and charges, expenses in connection with one-time rate changes, costs incurred with acquisitions, investments and dispositions (including travel and out-of-pocket costs, human resources costs (including relocation bonuses), litigation and arbitration costs, charges, fees and expenses (including settlements), management transition costs, advertising costs, losses associated with temporary decreases in work volume and expenses related to maintain underutilized personnel) and non-recurring product and intellectual property development, other business optimization expenses or reserves (including costs and expenses relating to business optimization programs and new systems design and costs or reserves associated with improvements to IT and accounting functions), retention charges (including charges or expenses in respect of incentive plans), system establishment costs and implementation costs and operating expenses attributable to the implementation of strategic or cost-savings initiatives, and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities and charges resulting from changes in estimates, valuations and judgments) and professional, legal, accounting, consulting and other service fees incurred with any of the foregoing and (b) any charge, expense, cost, accrual or reserve of any kind associated with acquisition related litigation and settlements thereof;

(5)          (a) at the election of the Issuer with respect to any quarterly period, the cumulative effect of a change in law, regulation or accounting principles and changes as a result of the adoption or modification of accounting policies, (b) subject to the last paragraph of the definition of “GAAP,” the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period (including any impact resulting from an election by the Issuer to apply IFRS or other Accounting Changes) and (c) any costs, charges, losses, fees or expenses in connection with the implementation or tracking of such changes or modifications specified in the foregoing clauses (a) and (b);

(6)          (a) any equity-based or non-cash compensation or similar charge, cost or expense or reduction of revenue, including any such charge, cost, expense or reduction arising from any grant of stock, stock appreciation or similar rights, stock options, restricted stock, phantom equity, profits interests or other interests, or other rights or equity- or equity based incentive programs (“equity incentives”), any income (loss) associated with the equity incentives or other long-term incentive compensation plans (including under deferred compensation arrangements of the Issuer or any Parent Entity or Subsidiary and any positive investment income with respect to funded deferred compensation account balances), roll-over, acceleration or payout of Capital Stock by employees, directors, officers, managers, contractors, consultants, advisors or business partners (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer or any Parent Entity or Subsidiary, and any cash awards granted to employees of the Issuer and its Subsidiaries in replacement for forfeited awards, (b) any non-cash losses realized in such period in connection with adjustments to any employee benefit plan due to changes in estimates, actuarial assumptions, valuations, studies or judgments or non-cash compensation expense resulting from the application of Accounting Standards Codification Topic 718, Compensation—Stock Compensation and (c) any net pension or post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, amortization of such amounts arising in prior periods, amortization of the unrecognized obligation (and loss or cost) existing at the date of initial application of Statement of Financial Accounting Standards No. 87, 106 and 112, and any other item of a similar nature;

(7)          any income (loss) from the extinguishment, conversion or cancellation of Indebtedness, Hedging Obligations or other derivative instruments (including deferred financing costs written off, premiums paid or other expenses incurred);

(8)          any unrealized or realized gains or losses in respect of any Hedging Obligations or any ineffectiveness recognized in earnings related to hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions;

(9)          any fees, losses, costs, expenses or charges incurred during such period (including any transaction, retention bonus or similar payment), or any amortization thereof for such period, in connection with (a) any acquisition, recapitalization, Investment, Asset Disposition, disposition, issuance or repayment of Indebtedness (including such fees, expense or charges related to the offering, issuance and rating of the Notes, other securities and any Credit Facilities), issuance of Capital Stock, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of the Notes, other securities and any Credit Facilities), in each case, including the Transactions, any such transaction consummated prior to, on or after the Issue Date and any such transaction undertaken but not completed, and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful (including, for the avoidance of doubt, the effects of expensing all transaction-related expenses in accordance with Accounting Standards Codification Topic 805—Business Combinations and any adjustments resulting from the application of Accounting Standards Codification Topic 460—Guarantees or any related pronouncements) and (b) complying with the requirements under, or making elections permitted by, the documentation governing any Indebtedness;

(10)        any unrealized or realized gain or loss resulting in such period from currency translation increases or decreases or transaction gains or losses, including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from Hedging Obligations for currency risk), intercompany balances, other balance sheet items, Hedging Obligations or other obligations of the Issuer or any Restricted Subsidiary owing to the Issuer or any Restricted Subsidiary and any other realized or unrealized foreign exchange gains or losses relating to the translation of assets and liabilities denominated in foreign currencies;

(11)        any unrealized or realized income (loss) or non-cash expense attributable to movement in mark-to-market valuation of foreign currencies, Indebtedness or derivative instruments pursuant to GAAP;

(12)        effects of adjustments (including the effects of such adjustments pushed down to such Person and its Restricted Subsidiaries) in such Person’s consolidated financial statements pursuant to GAAP and related pronouncements, including in the inventory (including any impact of changes to inventory valuation policy methods, including changes in capitalization of variances), property and equipment, software, loans, leases, goodwill, intangible assets, in-process research and development, deferred revenue (including deferred costs related thereto and deferred rent) and debt line items thereof, resulting from the application of acquisition method accounting, recapitalization accounting or purchase accounting, as the case may be, in relation to the Transactions or any consummated acquisition (by merger, consolidation, amalgamation or otherwise), joint venture investment or other Investment or the amortization or write-off or write-down of any amounts thereof;

(13)        any impairment charge, write-off or write-down, including impairment charges, write-offs or write-downs related to intangible assets, long-lived assets, goodwill, investments in debt or equity securities (including any losses with respect to the foregoing in bankruptcy, insolvency or similar proceedings) and investments recorded using the equity method or as a result of a change in law or regulation and the amortization of intangibles arising pursuant to GAAP;

(14)        (a) accruals and reserves (including contingent liabilities) that are established or adjusted in connection with the Transactions or within 18 months after the closing of any acquisition or disposition that are so required to be established or adjusted as a result of such acquisition or disposition in accordance with GAAP, or changes as a result of adoption or modification of accounting policies and (b) earn-out, non-compete and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments;

(15)        any income (loss) related to any realized or unrealized gains and losses resulting from Hedging Obligations or embedded derivatives that require similar accounting treatment (including embedded derivatives in customer contracts), and the application of Accounting Standards Codification Topic 815—Derivatives and Hedging and its related pronouncements or mark to market movement of other financial instruments pursuant to Accounting Standards Codification Topic 825—Financial Instruments, or the equivalent accounting standard under GAAP or an alternative basis of accounting applied in lieu of GAAP;

(16)        any non-cash expenses, accruals or reserves related to adjustments to historical tax exposures and any deferred tax expense associated with tax deductions or net operating losses arising as a result of the Transactions, or the release of any valuation allowances related to such item;

(17)        [reserved];

(18)        the amount of loss or discount on sale of Securitization Assets, Receivables Assets and related assets in connection with a Qualified Securitization Financing or Receivables Facility; and

(19)        (i) payments to third parties in respect of research and development, including amounts paid upon signing, success, completion and other milestones and other progress payments, to the extent expensed, (ii) at the election of the Issuer with respect to any quarterly period, effects of adjustments to accruals and reserves during a period relating to any change in the methodology of calculating reserves for returns, rebates and other chargebacks (including government program rebates) and (iii) at the election of the Issuer with respect to any quarterly period, an amount equal to the net change in deferred revenue at the end of such period from the deferred revenue at the end of the previous period.

In addition, to the extent not already excluded (or included, as applicable) in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall be increased by the amount of: (i) any expenses, charges or losses that are reimbursed by indemnification or other reimbursement provisions in connection with any investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder, or, so long as the Issuer has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed within 366 days of the date of such evidence (net of any amount so added back in a prior period to the extent not so reimbursed within the applicable 366-day period), (ii) to the extent covered by insurance (including business interruption insurance) and actually reimbursed, or, so long as the Issuer has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is in fact reimbursed within 366 days of the date of such evidence (net of any amount so added back in a prior period to the extent not so reimbursed within the applicable 366-day period), expenses, charges or losses with respect to liability or Casualty Events or business interruption and (iii) the amount of distributions actually made to any Parent Entity of such Person in respect of such period in accordance with Section 3.3(b)(9)(i) as though such amounts had been paid as taxes directly by such Person for such periods.

“Consolidated Total Indebtedness” means, as of any date of determination, an amount equal to (a) the aggregate principal amount of outstanding Indebtedness for borrowed money (excluding Indebtedness with respect to Cash Management Obligations and intercompany Indebtedness as of such date), plus (b) the aggregate principal amount of Capitalized Lease Obligations and Purchase Money Obligations and unreimbursed drawings under letters of credit of the Issuer and its Restricted Subsidiaries outstanding on such date (provided that any unreimbursed amount under commercial letters of credit shall not be counted as Consolidated Total Indebtedness until five Business Days after such amount is drawn), minus (c) the aggregate amount of (i) any undrawn Reserved Indebtedness Amount (to the extent included in clause (a) above) and (ii) cash and Cash Equivalents included on the consolidated balance sheet of the Issuer and its Restricted Subsidiaries as of the end of the most recent fiscal period for which consolidated financial statements are available (which may be internal financial statements) (provided that (x) the cash proceeds of any proposed incurrence of Indebtedness shall not be included in this clause (c) for purposes of calculating the Consolidated Total Leverage Ratio or the Consolidated First Lien Secured Leverage Ratio, as applicable and (y) prior to the Conversion Date, the amount in clause (ii) shall not exceed $150 million), with such pro forma adjustments as are consistent with the pro forma adjustments set forth in the definition of “Consolidated Total Leverage Ratio.” For the avoidance of doubt, Consolidated Total Indebtedness shall exclude Indebtedness in respect of any Receivables Facility or Securitization Facility.

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (x) the sum of (a) Consolidated Total Indebtedness as of such date and (b) without duplication, the Reserved Indebtedness Amount as of such date to (y) LTM EBITDA.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing in any manner, whether directly or indirectly, any Non-Financing Lease Obligation, dividend or other obligation that does not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”), including any obligation of such Person, whether or not contingent:

(1)          to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2)          to advance or supply funds:

(a)          for the purchase or payment of any such primary obligation; or

(b)          to maintain the working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)          to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Controlled Investment Affiliate” means, as to any Person, any other Person, which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Issuer and/or other companies.

“Conversion Date” means the date upon which each of the Exit Conditions shall have been satisfied or waived and the Officer’s Certificate has been delivered as required in Section 13.1 hereof.

“Conversion Outside Date” means December 31, 2021.

“Corporate Reorganization” means the corporate reorganization as a result of which New Frontier Issuer will be a wholly-owned, indirect Subsidiary of Reorganized Frontier, will assume the obligations of the Issuer under the Notes and this Indenture and Reorganized Frontier will hold, directly or indirectly, substantially all of the assets and operations of Frontier as of immediately prior to such corporate reorganization (provided that, for the avoidance of doubt, if the Issuer undertakes the Staggered Emergence the Designated Entities shall not be held by New Frontier Issuer as of the Conversion Date).

“Credit Agreement” means each of the DIP Revolver Credit Agreement, DIP to Exit Term Credit Agreement, the Prepetition Credit Agreement and the Exit Restated Credit Agreement.

“Credit Facility” means, with respect to the Issuer or any of its Subsidiaries, one or more debt facilities, indentures or other arrangements (including the Credit Agreements or commercial paper facilities and overdraft facilities) with banks, other financial institutions or investors providing for revolving credit loans, term loans, notes, receivables financing (including through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables), letters of credit or other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended in whole or in part from time to time (and whether in whole or in part and whether or not with the original administrative agent and lenders or another administrative agent or agents or other banks or institutions and whether provided under the original Credit Agreements or one or more other credit or other agreements, indentures, financing agreements or otherwise) and in each case including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including any notes and letters of credit issued pursuant thereto and any Guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other Guarantees, pledges, agreements, security agreements and collateral documents). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement or instrument (1) changing the maturity of any Indebtedness incurred thereunder or contemplated thereby, (2) adding Subsidiaries of the Issuer as additional borrowers or guarantors thereunder, (3) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder or (4) otherwise altering the terms and conditions thereof.

“Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Code.

“Debtors” means the Issuer together with all of its direct and indirect subsidiaries that have filed the Chapter 11 Cases.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default; provided that any Default that results solely from the taking of an action that would have been permitted but for the continuation of a previous Default will be deemed to be cured if such previous Default is cured prior to becoming an Event of Default.

“Derivative Instrument” with respect to a Person, means any contract, instrument or other right to receive payment or delivery of cash or other assets to which such Person or any Affiliate of such Person that is acting in concert with such Person in connection with such Person’s investment in the Notes (other than a Screened Affiliate) is a party (whether or not requiring further performance by such Person), the value and/or cash flows of which (or any material portion thereof) are materially affected by the value and/or performance of the Notes and/or the creditworthiness of the Issuer and/or any one or more of the Guarantors (the “Performance References”).

“Designated Entities” means, if the Issuer elects to undertake the Staggered Emergence, each then direct or indirect Subsidiary of the Issuer designated by the Issuer as a “Designated Entity” in an Officer’s Certificate on or prior to the Conversion Date and, in each case, any successors or assigns, provided that the Consolidated EBITDA of the Designated Entities for the most recently ended four fiscal quarters for which consolidated financial statements are available (which may be internal financial statements) immediately preceding the Effective Date shall not exceed $225 million (as calculated in good faith by the Issuer).

“Definitive Notes” means certificated Notes.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.3 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provisions of this Indenture.

“Designated Non-Cash Consideration” means the fair market value (as determined in good faith by the Issuer) of non-cash consideration received by the Issuer or any of the Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 3.5 hereof.

“Designated Preferred Stock” means Preferred Stock of the Issuer or a Parent Entity (other than Disqualified Stock) that is issued for cash (other than to the Issuer or a Subsidiary of the Issuer or an employee stock ownership plan or trust established by the Issuer or any such Subsidiary for the benefit of their employees to the extent funded by the Issuer or such Subsidiary) and that is designated as “Designated Preferred Stock” pursuant to an Officer’s Certificate of the Issuer at or prior to the issuance thereof, the net after tax cash proceeds of which are excluded from the calculation set forth in Section 3.3(a)(ii)(C) hereof.

“DIP Collateral” means all the “Collateral” and “Pledged Collateral” (or equivalent terms) as defined in any DIP Security Document and any and all other property, now existing or hereafter acquired, that may at any time be or become subject (or purported to be subject) to a security interest or Lien to secure the First Lien Obligations; provided that Collateral shall exclude claims and causes of action under sections 502, 510, 542, 544, 545, 547-553, and 724(a) of the Bankruptcy Law or under similar or related local, state, federal or foreign statutes and common law, including fraudulent transfer laws but include, subject to the entry of the Final DIP Order by the Bankruptcy Court, the proceeds thereof. As of the Issue Date and prior to the Conversion Date, DIP Collateral shall be limited to the “Collateral” granted pursuant to the DIP Security Agreement, “Pledged Collateral” granted pursuant to the DIP Pledge Agreement and substantially all unencumbered assets and properties of the Issuer and Frontier Communications of Iowa, LLC, subject to customary exceptions, on which Liens are granted pursuant to the Final DIP Order.

“DIP Pledge Agreement” means that certain Pledge Agreement, dated as of the Issue Date, among the Issuer, as the pledgor, the Revolver Agent, the DIP to Exit Term Agent, the Trustee and the Collateral Agent, as may be amended, restated, amended and restated, supplemented, re-affirmed or otherwise modified from time to time.

“DIP Revolver Credit Agreement” means the senior secured super-priority debtor-in-possession credit agreement to be entered into on or about the Issue Date by and among the Issuer, the Revolver Agent and each lender and issuing bank from time to time party thereto, together with the related documents thereto, providing for the DIP Revolving Facility (including any letters of credit and reimbursement obligations related thereto, any Guarantees and security documents), as amended, extended, renewed, restated, refunded, replaced, refinanced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any one or more agreements (and related documents) governing Indebtedness, including indentures, incurred to refinance, substitute, supplement, replace or add to (including increasing the amount available for borrowing or adding or removing any Person as a borrower, issuer or guarantor thereunder, in whole or in part), the borrowings and commitments then outstanding or permitted to be outstanding under such DIP Revolver Credit Agreement or one or more successors to the DIP Revolver Credit Agreement or one or more new credit agreements.

“DIP Revolving Facility” means the super-priority debtor-in-possession revolving credit facility of the Issuer under the DIP Revolver Credit Agreement.

“DIP Security Agreement” means that certain Security Agreement, dated on or about the Issue Date, among the Grantor, the Collateral Agent, the Trustee, the Revolver Agent and the DIP to Exit Term Agent, as may be amended, restated, amended and restated, supplemented, re-affirmed or otherwise modified from time to time.

“DIP Security Documents” means, collectively, the DIP Security Agreement, the DIP Pledge Agreement, the Final DIP Order, other security or intercreditor agreements relating to the DIP Collateral and instruments filed and recorded in appropriate jurisdictions to perfect, preserve and protect the Liens on the DIP Collateral (including, without limitation, financing statements under the UCC of the relevant states applicable to the DIP Collateral), each for the benefit of the First Lien Secured Parties, as amended, amended and restated, modified, renewed or replaced from time to time.

“DIP to Exit Term Agent” means JPMorgan Chase Bank, N.A., in its capacity as agent for the lenders and other secured parties under the DIP to Exit Term Credit Agreement, together with its successors and permitted assigns under the DIP to Exit Term Credit Agreement.

“DIP to Exit Term Credit Agreement” means the credit agreement governing the DIP to Exit Term Facility to be entered into on or about the Issue Date by and among the Issuer, the DIP to Term Exit Agent and each lender from time to time party thereto, together with the related documents thereto, providing for the DIP to Exit Term Facility, as amended, extended, renewed, restated, refunded, replaced, refinanced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any one or more agreements (and related documents) governing Indebtedness, including indentures, incurred to refinance, substitute, supplement, replace or add to (including increasing the amount available for borrowing or adding or removing any Person as a borrower, issuer or guarantor thereunder, in whole or in part), the borrowings and commitments then outstanding or permitted to be outstanding under such DIP to Exit Term Credit Agreement or one or more successors to the DIP to Exit Term Credit Agreement or one or more new credit agreements.

“DIP to Exit Term Facility” means the term credit facility of the Issuer under the DIP to Exit Term Credit Agreement.

“Discharge” means, with respect to any Collateral, the date on which such Series of First Lien Obligations is no longer secured by such Collateral. The term “Discharged” shall have a corresponding meaning.

“Discharge of First Lien Obligations” means, with respect to any Collateral, the Discharge of the applicable First Lien Obligations with respect to such Collateral; provided that a Discharge of First Lien Obligations shall not be deemed to have occurred in connection with a refinancing of such First Lien Obligations with additional First Lien Obligations secured by such Collateral under an additional First Lien Document which have been designated in writing by the Secured Representative (under the First Lien Obligations so refinanced) or by the Issuer to the Applicable Secured Representative pursuant to the terms thereto as “First Lien Obligations” for purposes of the Security Documents.

“Disinterested Director” means, with respect to any Affiliate Transaction, a member of the Board of Directors having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of the Board of Directors shall be deemed not to have such a financial interest by reason of such member’s holding Capital Stock of the Issuer or any options, warrants or other rights in respect of such Capital Stock.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1)          matures or is mandatorily redeemable for cash or in exchange for Indebtedness pursuant to a sinking fund obligation or otherwise; or

(2)          is or may become (in accordance with its terms) upon the occurrence of certain events or otherwise redeemable or repurchasable for cash or in exchange for Indebtedness at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the earlier of (a) the Stated Maturity of the Notes or (b) the date on which there are no Notes outstanding; provided, however, that (i) only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock and (ii) any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Issuer to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (howsoever defined or referred to) shall not constitute Disqualified Stock if any such redemption or repurchase obligation is subject to compliance by the relevant Person with Section 3.3 hereof; provided, however, that if such Capital Stock is issued to any future, current or former employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) (excluding Immediate Family Members, but not excluding any future, current or former employee, director, officer, manager, contractor, consultant or advisor), of the Issuer, any of its Subsidiaries, any Parent Entity or any other entity in which the Issuer or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the Board of Directors (or the compensation committee thereof) or any other plan for the benefit of current, former or future employees (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer or its Subsidiaries or by any such plan to such employees (or their respective Controlled Investment Affiliates or Immediate Family Members), such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dollars” or “$” means the lawful currency of the United States of America.

“Domestic Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person other than a Foreign Subsidiary.

“DTC” means The Depository Trust Company or any successor securities clearing agency.

“Effective Date” means the effective date of the Plan.

“Equity Interest” means, with respect to any person, any and all shares of capital stock and all interests, participations or other equivalents of capital stock of (or other ownership or profit interests in) such person, including (a) membership interests (however designated, whether voting or nonvoting) in such person, (b) if such person is a partnership, partnership interests (whether general or limited) and (c) any other interest or participation that confers on any other person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the date hereof or issued hereafter, but excluding debt securities convertible or exchangeable into any of the foregoing.

 “Equity Offering” means (x) a sale of Capital Stock (other than through the issuance of Disqualified Stock or Designated Preferred Stock or through an Excluded Contribution) other than (a) offerings registered on Form S-8 (or any successor form) under the Securities Act or any similar offering in other jurisdictions or other securities of the Issuer or any Parent Entity and (b) issuances of Capital Stock to any Subsidiary of the Issuer or (y) a cash equity contribution to the Issuer.

“euro” means the single currency of participating member states of the economic and monetary union as contemplated in the Treaty on European Union.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Excluded Assets” means the following:

(1)          any permit or license issued by a Governmental Authority to any Collateral Grantor or any agreement to which any Collateral Grantor is a party or any other asset or property of such Collateral Grantor, in each case, only to the extent and for so long as the creation or perfection by such Collateral Grantor of a security interest in such permit, license, agreement, asset or property in favor of the Collateral Agent would violate the terms of such permit, license or agreement or any requirement of law applicable thereto or would result in an impairment of the applicable Collateral Grantor’s rights in such property (other than the grant of the lien itself), or would create a right of termination in favor of, or require the consent, approval, license or authorization of, any Person (other than any Grantor) which consent, approval, license or authorization has not been obtained (in each case after giving effect to Sections 9‑406(d), 9‑407(a), 9‑408(a) or 9-409 of the UCC (or any successor provision or provisions) or any other applicable law (including the Bankruptcy Code) or principles of equity), it being understood that no Collateral Grantor shall be required to obtain any such consent, approval, license or authorization;

(2)          assets owned by any Collateral Grantor on the date of the relevant Security Documents or thereafter acquired and any proceeds thereof that are subject to a Lien securing a purchase money obligation or Capitalized Lease Obligation permitted to be incurred pursuant to the provisions of the Applicable Credit Agreement to the extent and for so long as the creation of any other Lien on such assets and proceeds is prohibited, or would create of termination in favor of or require the consent of, any Person, in each case pursuant to the contract or other agreement in which such Lien is granted (or the documentation providing for such purchase money obligation or Capitalized Lease Obligation);

(3)          any property of a person existing at the time such person is acquired or merged with or into or consolidated with any Collateral Grantor that is subject to a Lien permitted by the provisions of the Applicable Credit Agreement to the extent and for so long as the creation of any other Lien on such property would violate the terms of the contract or other agreement in which such Lien is granted, or create a right of termination in favor of, or require the consent, approval, license or authorization of, any Person (other than any Collateral Grantor) which consent, approval, license or authorization has not been obtained (in each case after giving effect to Sections 9‑406(d), 9‑407(a), 9‑408(a) or 9-409 of the UCC (or any successor provision or provisions) or any other applicable law (including the Bankruptcy Code) or principles of equity), it being understood that no Collateral Grantor shall be required to obtain any such consent, approval, license or authorization;

(4)          any Equity Interests (other than the Pledged Collateral);

(5)          any intent-to-use trademark application to the extent and for so long as creation by any Collateral Grantor of a security interest therein would result in the loss by such Collateral Grantor of any material rights therein;

(6)          any fee-owned real property and any leasehold interest in real property;

(7)          Capital Stock or other voting interests of any Foreign Subsidiary of the Company, CFC or FSHCO in excess of 65% of the issued and outstanding voting stock or other voting interests (including instruments treated as voting interests for U.S. federal income tax purposes) of such Person;

(8)          any property or assets for which the creation or perfection of pledges of, or security interests in, would result in material adverse tax consequences to the Grantor, the Issuer, or any of its Subsidiaries, as reasonably determined by the Grantor; and

(9)          certain other exceptions described in the Security Documents;

provided, however, that Excluded Assets shall not include any Proceeds, substitutions or replacements of any Excluded Assets referred to in clauses (1) through (9) (unless such Proceeds, substitutions or replacements would constitute Excluded Assets referred to in any of clauses (1) through (9)).

“Excluded Contribution” means net after tax cash proceeds or property or assets received by the Issuer as capital contributions to the equity (other than through the issuance of Disqualified Stock or Designated Preferred Stock) of the Issuer after the Conversion Date or from the issuance or sale (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Issuer or any Subsidiary of the Issuer for the benefit of their employees to the extent funded by the Issuer or any Restricted Subsidiary) of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of the Issuer, in each case, to the extent designated as an Excluded Contribution pursuant to an Officer’s Certificate of the Issuer.

“Excluded DIP Assets” means the following:

(1)          any permit or license issued by a Governmental Authority to any Specified Collateral Party or any agreement to which any Specified Collateral Party is a party or any other asset or property of such Specified Collateral Party, in each case, only to the extent and for so long as the creation or perfection by such Specified Collateral Party of a security interest in such permit, license, agreement, asset or property in favor of the Collateral Agent would violate the terms of such permit, license or agreement or any requirement of law applicable thereto or would result in an impairment of the applicable Specified Collateral Party’s rights in such property (other than the grant of the lien itself), or would create a right of termination in favor of, or require the consent, approval, license or authorization of, any Person (other than any Specified Collateral Party) which consent, approval, license or authorization has not been obtained (in each case after giving effect to Sections 9‑406(d), 9‑407(a), 9‑408(a) or 9-409 of the UCC (or any successor provision or provisions) or any other applicable law (including the Bankruptcy Code) or principles of equity), it being understood that no Specified Collateral Party shall be required to obtain any such consent, approval, license or authorization;

(2)          assets owned by any Specified Collateral Party on the date of the relevant Security Documents or thereafter acquired and any proceeds thereof that are subject to a Lien securing a purchase money obligation or Capitalized Lease Obligation permitted to be incurred pursuant to the provisions of the Applicable Credit Agreement to the extent and for so long as the creation of any other Lien on such assets and proceeds is prohibited, or would create of termination in favor of or require the consent of, any Person, in each case pursuant to the contract or other agreement in which such Lien is granted (or the documentation providing for such purchase money obligation or Capitalized Lease Obligation); provided that this clause shall not include any assets or proceeds to the extent such prohibition or creation is rendered ineffective, or that such Person is prohibited from exercising such right of termination, by any applicable law (including Sections 9‑406(d), 9‑407(a), 9‑408(a) or 9-409 of the UCC (or any successor provision or provisions) or the Bankruptcy Code or principles of equity;

(3)          any property of a person existing at the time such person is acquired or merged with or into or consolidated with any Specified Collateral Party that is subject to a Lien permitted by the provisions of the Applicable Credit Agreement to the extent and for so long as the creation of any other Lien on such property would violate the terms of the contract or other agreement in which such Lien is granted, or create a right of termination in favor of, or require the consent, approval, license or authorization of, any Person (other than any Specified Collateral Party) which consent, approval, license or authorization has not been obtained (in each case after giving effect to Sections 9‑406(d), 9‑407(a), 9‑408(a) or 9-409 of the UCC (or any successor provision or provisions) or any other applicable law (including the Bankruptcy Code) or principles of equity), it being understood that no Specified Collateral Party shall be required to obtain any such consent, approval, license or authorization;

(4)          voting capital stock in any non-first-tier Foreign Subsidiary or FSHCO, or, in the case of a first-tier Foreign Subsidiary or FSHCO, voting capital stock in excess of 65% of all voting capital stock in such Foreign Subsidiary;

(5)          any intent-to-use trademark application to the extent and for so long as creation by any Specified Collateral Party of a security interest therein would result in the loss by such Specified Collateral Party of any material rights therein;

(6)          any property or assets for which the creation or perfection of pledges of, or security interests in, would result in material adverse tax consequences to any Specified Collateral Party or any of its subsidiaries, as reasonably determined by the Specified Collateral Party in consultation with the Secured Representatives and notified to the Secured Representatives; and

(7)          any property the pledge of which would require any governmental approval that the Issuer and the Other Obligors are excused from obtaining in connection with the Liens being granted under and pursuant to the Final DIP Order;

provided, however, that Excluded DIP Assets shall not include any Proceeds, substitutions or replacements of any Excluded DIP Assets referred to in clauses (1) through (7) (unless such Proceeds, substitutions or replacements would constitute Excluded Assets referred to in any of clauses (1) through (7)).

“Existing Unsecured Notes” means the Issuer’s (i) 8.500% Unsecured Notes due April 15, 2020 issued under that certain Indenture, dated as of April 12, 2010 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the Petition Date) by and among New Communications Holdings Inc., as issuer, and the Bank of New York Mellon, as trustee, (ii) 8.875% Unsecured Notes due September 15, 2020, issued under that certain Base Indenture, dated as of September 25, 2015 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the Petition Date) by and among the Issuer, as issuer, and the Bank of New York Mellon, as trustee, (iii) 9.250% Unsecured Notes due July 1, 2021, issued under that certain Base Indenture, dated as of April 9, 2009 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the Petition Date) by and among the Issuer, as issuer, and the Bank of New York Mellon, as trustee, (iv) 6.250% Unsecured Notes due September 15, 2021, issued under that certain Base Indenture, dated as of April 9, 2009 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the Petition Date) by and among the Issuer, as issuer, and the Bank of New York Mellon, as trustee, (v) 8.750% Unsecured Notes due April 15, 2022 issued under that certain Indenture, dated as of April 12, 2010 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the Petition Date) by and among New Communications Holdings Inc., as issuer, and the Bank of New York Mellon, as trustee, (vi) 10.500% Unsecured Notes due September 15, 2022, issued under that certain Base Indenture, dated as of September 25, 2015 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the Petition Date) by and among the Issuer, as issuer, and the Bank of New York Mellon, as trustee, (vii) 7.125% Unsecured Notes due January 15, 2023, issued under that certain Base Indenture, dated as of April 9, 2009 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the Petition Date) by and among the Issuer, as issuer, and the Bank of New York Mellon, as trustee, (viii) 7.625% Unsecured Notes due April 15, 2024, issued under that certain Base Indenture, dated as of April 9, 2009 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the Petition Date) by and among the Issuer, as issuer, and the Bank of New York Mellon, as trustee, (ix) 6.875% Unsecured Notes due January 15, 2025, issued under that certain Base Indenture, dated as of April 9, 2009 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the Petition Date) by and among the Issuer, as issuer, and the Bank of New York Mellon, as trustee, (x) 11.000% Unsecured Notes due September 15, 2025, issued under that certain Base Indenture, dated as of September 25, 2015 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the Petition Date) by and among the Issuer, as issuer, and the Bank of New York Mellon, as trustee, (xi) 7.000% Unsecured Debentures due November 1, 2025, issued under that certain Base Indenture, dated as of August 15, 1991 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the Petition Date) by and among the Issuer, as issuer, and the Bank of New York Mellon, as trustee, (xii) 6.800% Unsecured Debentures due August 15, 2026, issued under that certain Base Indenture, dated as of August 15, 1991 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the Petition Date) by and among the Issuer, as issuer, and the Bank of New York Mellon, as trustee, (xiii) 7.875% Unsecured Notes due January 15, 2027, issued under that certain Indenture, dated as of December 22, 2006 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the Petition Date) by and among the Issuer, as issuer, and the Bank of New York Mellon, as trustee, (xiv) 9.000% Unsecured Notes due August 15, 2031, issued under that certain Indenture, dated as of August 16, 2001 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the Petition Date) by and among the Issuer, as issuer, and the Bank of New York Mellon, as trustee, (xv) 7.680% Unsecured Debentures due October 1, 2034, issued under that certain Base Indenture, dated as of August 15, 1991 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the Petition Date) by and among the Issuer, as issuer, and the Bank of New York Mellon, as trustee, (xvi) 7.450% Unsecured Debentures due July 1, 2035, issued under that certain Base Indenture, dated as of August 15, 1991 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the Petition Date) by and among the Issuer, as issuer, and the Bank of New York Mellon, as trustee and (xvii) 7.050% Unsecured Debentures due October 1, 2046, issued under that certain Base Indenture, dated as of August 15, 1991 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the Petition Date) by and among the Issuer, as issuer, and the Bank of New York Mellon, as trustee, in each case outstanding on the Issue Date.

“Exit Collateral” means all the “Collateral” and “Pledged Collateral” (or equivalent terms) as defined in any Exit Security Document and any and all other property, existing as of the Conversion Date or thereafter acquired, that may at any time be or become subject (or purported to be subject) to a security interest or Lien to secure the First Lien Obligations.

“Exit Conditions” means the following:

(1)          neither the Plan nor the Confirmation Order shall have been amended or modified or any condition contained therein waived, in each case in any manner materially adverse to the Holders of the Notes (as determined in good faith by the Issuer), provided that any such amendment, modification or waiver solely to permit the Staggered Emergence shall be deemed not to be materially adverse to the Holders of the Notes;

(2)          the Plan and the Confirmation Order shall be in full force and effect and no stay thereof shall be in effect;

(3)          all conditions precedent to the effectiveness of the Plan (other than the receipt by the Issuer of the net proceeds from any other financing to be received on the Conversion Date) shall have been satisfied or waived (to the extent such waiver is not materially adverse to the Holders of the Notes (as determined in good faith by the Issuer)) and the Effective Date under the Plan shall have occurred or will occur substantially concurrently with the Conversion Date;

(4)          to the extent the Issuer elects to undertake the Corporate Reorganization, the Corporate Reorganization will be consummated substantially concurrently with the Conversion Date;

(5)          on the Conversion Date, the Issuer shall be party to one or more revolving credit facilities (including, but not limited to, the DIP Revolving Facility) providing revolving commitments of at least an amount equal to (i) $775 million less (ii) the amount of cash and cash equivalents of the Issuer and its subsidiaries (excluding for the avoidance of doubt, the Designated Entities if the Issuer undertakes the Staggered Emergence) that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP;

(6)          no Event of Default shall have occurred and then be continuing; and

(7)           the Exit Security Documents required to create the Liens in the Exit Collateral securing the Notes will be executed and delivered (to the extent such document is required to be delivered on such date) along with legal opinions in respect of the Exit Pledge Agreement and the delivery to the Collateral Agent of the certificate representing the Pledged Equity together with an undated stock or similar power executed in blank, and the Junior Intercreditor Agreement will be executed and delivered.

 “Exit Pledge Agreement” means that certain Third Amended and Restated Pledge Agreement, to be dated on or about the Conversion Date, substantially in the form of the DIP Pledge Agreement with such changes that are (i) not in contravention of the terms described in the Offering Circular or (ii) customary or not adverse to Holders in any material respect, taken as a whole, in each case as determined by the Issuer in good faith, among the Issuer, the Collateral Agent, the Trustee, the Revolver Agent, the Prepetition Term Agent (if applicable) and the DIP to Exit Term Agent, as may be amended, restated, amended and restated, supplemented, re-affirmed or otherwise modified from time to time.

“Exit Restated Credit Agreement” means the credit agreement to be entered into on or about the Conversion Date by and among the Issuer, the Revolver Agent, the Prepetition Term Agent (if the Prepetition Term Facility is reinstated), and each lender and issuing bank from time to time party thereto, together with the related documents thereto, providing for the Prepetition Term Facility (if applicable) and the Exit Revolving Facility (including any letters of credit and reimbursement obligations related thereto, any Guarantees and security documents), as amended, extended, renewed, restated, refunded, replaced, refinanced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any one or more agreements (and related documents) governing Indebtedness, including indentures, incurred to refinance, substitute, supplement, replace or add to (including increasing the amount available for borrowing or adding or removing any Person as a borrower, issuer or guarantor thereunder, in whole or in part), the borrowings and commitments then outstanding or permitted to be outstanding under such Exit Restated Credit Agreement or one or more successors to the Exit Restated Credit Agreement or one or more new credit agreements.

“Exit Revolving Facility” means the revolving credit facility of the Issuer issued under the Exit Restated Credit Agreement upon the Conversion Date.

“Exit Security Agreement” means that certain Amended and Restated Security Agreement, to be dated on or about the Conversion Date, substantially in the form of the DIP Security Agreement with such changes that are (i) not in contravention of the terms described in the Offering Circular or (ii) customary or not adverse to Holders in any material respect, taken as a whole, in each case as determined by the Issuer in good faith, among the Grantor, the Collateral Agent, the Trustee, the Revolver Agent, the Prepetition Term Agent (if applicable) and the DIP to Exit Term Agent, as may be amended, restated, amended and restated, supplemented, re-affirmed or otherwise modified from time to time.

“Exit Security Documents” means, collectively, the Exit Security Agreement, the Exit Pledge Agreement, the Junior Intercreditor Agreement, and other security or intercreditor agreements relating to the Exit Collateral and instruments filed and recorded in appropriate jurisdictions to perfect, preserve and protect the Liens on the Exit Collateral (including, without limitation, financing statements under the UCC of the relevant states applicable to the Exit Collateral), each for the benefit of the First Lien Secured Parties, as amended, amended and restated, modified, renewed or replaced from time to time.

“fair market value” may be conclusively established by means of an Officer’s Certificate or resolutions of the Board of Directors setting out such fair market value as determined by such Officer or such Board of Directors in good faith.

“FCC” means the United States Federal Communications Commission and any successor agency that is responsible for regulating the United States telecommunications industry.

“Final DIP Order” means an order of the Bankruptcy Court entered on September 17, 2020 [Docket No. 1096] approving the First Lien Documents on a final basis, authorizing the Issuer, the Guarantors and/or Grantors to incur obligations under the First Lien Documents, grant liens on the DIP Collateral to secure the First Lien Obligations, and to use the proceeds thereof as contemplated in the First Lien Documents.

“First Lien Documents” means the indentures, credit, guarantee and Security Documents governing the First Lien Obligations and all other documents, instruments and agreements executed pursuant to any of the foregoing.

 “First Lien Notes Obligations” means Obligations in respect of the Note Documents.

“First Lien Obligations” means, collectively, (1) the Senior Secured Credit Facility Obligations, (2) the First Lien Notes Obligations and (3) each Series of Additional First Lien Obligations.

 “First Lien Secured Parties” means (1) the Senior Secured Credit Facility Secured Parties, (2) the Notes Secured Parties and (3) any Additional First Lien Secured Parties.

“Fitch” means Fitch Ratings, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Fixed Charges” means, with respect to any Person for any period, the sum of (without duplication):

(1)          Consolidated Interest Expense of such Person for such period;

(2)          all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock of any Restricted Subsidiary of such Person during such period; and

(3)          all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock of such Person during such period.

“Foreign Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is not organized or existing under the laws of the United States of America or any state thereof, or the District of Columbia, and any Subsidiary of such Subsidiary.

“FSHCO” means (a) any Person substantially all of the assets of which consist of (i) the equity (including instruments treated as equity for U.S. federal income Tax purposes) and/or debt of one or more (x) CFCs and/or (y) Persons described in this definition and (ii) cash or cash equivalents.

“GAAP” means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time; provided that all terms of an accounting or financial nature used in this Indenture shall be construed, and all computations of amounts and ratios referred to in this Indenture shall be made (a) without giving effect to any election under Accounting Standards Codification Topic 825—Financial Instruments, or any successor thereto or comparable accounting principle (including pursuant to the Accounting Standards Codification), to value any Indebtedness of the Issuer or any Subsidiary at “fair value,” as defined therein and (b) the amount of any Indebtedness under GAAP with respect to Capitalized Lease Obligations shall be determined in accordance with the definition of Capitalized Lease Obligations. At any time after the Issue Date, the Issuer may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in this Indenture); provided that any such election, once made, shall be irrevocable; provided, further, any calculation or determination in this Indenture that requires the application of GAAP for periods that include fiscal quarters ended prior to the Issuer’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Issuer shall give notice of any such election made in accordance with this definition to the Trustee. For the avoidance of doubt, solely making an election (without any other action) referred to in this definition will not be treated as an incurrence of Indebtedness.

If there occurs a change in IFRS or GAAP, as the case may be, and such change would cause a change in the method of calculation of any standards, terms or measures (including all computations of amounts and ratios) used in this Indenture (an “Accounting Change”), then the Issuer may elect that such standards, terms or measures shall be calculated as if such Accounting Change had or had not occurred.

“Governmental Authority” means any federal, state, provincial, local or foreign court or tribunal or governmental agency, authority, instrumentality or regulatory or legislative body.

“Grantor” means Frontier Video Services Inc.

“Guarantee” means, any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person, including any such obligation, direct or indirect, contingent or otherwise, of such Person:

(1)          to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2)          entered into primarily for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided, however, that the term “Guarantee” will not include (x) endorsements for collection or deposit in the ordinary course of business or consistent with past practice and (y) standard contractual indemnities or product warranties provided in the ordinary course of business, and provided further that the amount of any Guarantee shall be deemed to be the lower of (i) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (ii) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee or, if such Guarantee is not an unconditional guarantee of the entire amount of the primary obligation and such maximum amount is not stated or determinable, the amount of such guaranteeing Person’s maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means any Restricted Subsidiary that Guarantees the Notes pursuant to the terms of this Indenture, until such Note Guarantee is released in accordance with the terms of this Indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contracts, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate, commodity price or currency risks either generally or under specific contingencies.

“Holder” means each Person in whose name the Notes are registered on the Registrar’s books, which shall initially be the nominee of DTC.

 “IAI” means an institutional “accredited investor” as described in Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board as in effect from time to time.

“Immaterial Subsidiary” means, at any date of determination, each Restricted Subsidiary of the Issuer that (i) has not guaranteed any other Indebtedness of the Issuer and (ii) has Total Assets and revenues, in each case, of less than 5.0% of Total Assets and revenues and, together with all other Immaterial Subsidiaries, has Total Assets and revenues of less than 10.0% of Total Assets and revenues, in each case, measured at the end of the most recent fiscal period for which consolidated financial statements are available (which may be internal consolidated financial statements) on a pro forma basis giving effect to any acquisitions or dispositions of companies, division or lines of business since such balance sheet date or the start of such four quarter period, as applicable, and on or prior to the date of acquisition of such Subsidiary.

“Immediate Family Members” means, with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships, the estate of such individual and such other individuals above) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“incur” means issue, create, assume, enter into any Guarantee of, incur, extend or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) will be deemed to be incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and the terms “incurred” and “incurrence” have meanings correlative to the foregoing and any Indebtedness pursuant to any revolving credit or similar facility shall only be “incurred” at the time any funds are borrowed thereunder.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1)          the principal of indebtedness of such Person for borrowed money;

(2)          the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)          all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit or other instruments plus the aggregate amount of drawings thereunder that have not been reimbursed) (except to the extent such reimbursement obligations relate to trade payables and such obligations are satisfied within 30 days of incurrence);

(4)          the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables or similar obligations, including accrued expenses owed, to a trade creditor), which purchase price is due more than one year after the date of placing such property in service or taking final delivery and title thereto;

(5)          Capitalized Lease Obligations of such Person;

(6)          the principal component of all obligations, or liquidation preference, of such Person with respect to any Disqualified Stock or, with respect to any Restricted Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);

(7)          the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination (as determined in good faith by the Issuer) and (b) the amount of such Indebtedness of such other Persons;

(8)          Guarantees by such Person of the principal component of Indebtedness of the type referred to in clauses (1), (2), (3), (4), (5) and (9) of other Persons to the extent Guaranteed by such Person; and

(9)          to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the net payments under such agreement or arrangement giving rise to such obligation that would be payable by such Person at the termination of such agreement or arrangement);

with respect to clauses (1), (2), (3), (4), (5) and (9) above, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP.

The amount of Indebtedness of any Person at any time in the case of a revolving credit or similar facility shall be the total amount of funds borrowed and then outstanding. The amount of any Indebtedness outstanding as of any date shall be (a) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (b) the principal amount of Indebtedness, or liquidation preference thereof, in the case of any other Indebtedness. Indebtedness shall be calculated without giving effect to the effects of Accounting Standards Codification Topic 815—Derivatives and Hedging and related pronouncements to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

Notwithstanding the above provisions, in no event shall the following constitute Indebtedness:

(i)           Contingent Obligations incurred in the ordinary course of business or consistent with past practice, other than Guarantees or other assumptions of Indebtedness;

(ii)          Cash Management Obligations;

(iii)         any lease, concession or license of property (or Guarantee thereof) which would be considered an operating lease under GAAP as in effect on January 1, 2015, Non-Financing Lease Obligations or any prepayments of deposits received from clients or customers in the ordinary course of business or consistent with past practice;

(iv)         obligations under any license, permit or other approval (or Guarantees given in respect of such obligations) incurred prior to the Issue Date or in the ordinary course of business or consistent with past practice;

(v)          in connection with the purchase by the Issuer or any Restricted Subsidiary of any business, any deferred or prepaid revenue, post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid in a timely manner;

(vi)         for the avoidance of doubt, any obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage Taxes;

(vii)        obligations under or in respect of Qualified Securitization Financing or Receivables Facilities;

(viii)       Indebtedness of any Parent Entity appearing on the balance sheet of the Issuer solely by reason of push down accounting under GAAP;

(ix)         Capital Stock (other than in the case of clause (6) above, Disqualified Stock or, with respect to any Restricted Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividend)); or

(x)          amounts owed to dissenting stockholders (including in connection with, or as a result of, exercise of dissenters’ or appraisal rights and the settlement of any claims or action (whether actual, contingent or potential)), pursuant to or in connection with a consolidation, amalgamation, merger or transfer of assets that complies with Section 4.1.

“Indenture” means this Indenture as amended or supplemented from time to time.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing ; provided, however, that such firm or appraiser is not an Affiliate of the Issuer.

“Initial Notes” has the meaning ascribed to it in the recitals of this Indenture.

“Initial Purchasers” means Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, Barclays Capital Inc., Deutsche Bank Securities Inc., Morgan Stanley & Co. LLC and Credit Suisse Securities (USA) LLC.

“Intercompany License Agreement” means any cost sharing agreement, commission or royalty agreement, license or sublicense agreement, distribution agreement, services agreement, intellectual property rights transfer agreement, any related agreements or similar agreements, in each case where all parties to such agreement are one or more of the Issuer or a Restricted Subsidiary.

“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of advances, loans or other extensions of credit (excluding (i) accounts receivable, trade credit, advances or extensions of credit to customers, suppliers, future, present or former employees, directors, officers, managers, contractors, consultants or advisors (or their respective Controlled Investment Affiliates or Immediate Family Members) of any Person in the ordinary course of business or consistent with past practice, (ii) any debt or extension of credit represented by a bank deposit other than a time deposit, (iii) intercompany advances arising from cash management, tax and accounting operations and (iv) intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or the incurrence of a Guarantee of any obligation of, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such other Persons and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided, however, that endorsements of negotiable instruments and documents in the ordinary course of business or consistent with past practice will not be deemed to be an Investment.

For purposes of Section 3.3 and Section 3.17 hereof:

(1)          “Investment” will include the portion (proportionate to the Issuer’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Issuer’s “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the fair market value of the net assets (as determined by the Issuer) of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary;

(2)          any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined by the Issuer; and

(3)          if the Issuer or any Restricted Subsidiary issues, sells or otherwise disposes of Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any investment by the Issuer or any Restricted Subsidiary in such Person remaining after giving effect thereto shall not be deemed to be an Investment at such time.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash and Cash Equivalents by the Issuer or a Restricted Subsidiary in respect of such Investment to the extent such amounts do not increase any other baskets under this Indenture.

“Investment Grade Event” means (1) the Issuer has obtained a rating or, to the extent such Rating Agency will not provide a rating, an advisory or prospective rating from two of the Rating Agencies that reflects an Investment Grade Rating with respect to the Notes after giving effect to the proposed release of the Collateral securing the Notes; and (2) no Event of Default shall have occurred and be continuing with respect to the Notes.

“Investment Grade Securities” means:

(1)          securities issued or directly and fully Guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2)          securities issued or directly and fully guaranteed or insured by the Canadian, United Kingdom or Japanese governments, a member state of the European Union, or any agency or instrumentality thereof (other than Cash Equivalents);

(3)          debt securities or debt instruments with a rating of “BBB-” or higher from S&P or “Baa3” or higher by Moody’s or the equivalent of such rating by such rating organization or, if no rating of Moody’s or S&P then exists, the equivalent of such rating by any other Nationally Recognized Statistical Ratings Organization, but excluding any debt securities or instruments constituting loans or advances among the Issuer and its Subsidiaries;

(4)          investments in any fund that invests exclusively in investments of the type described in clauses (1), (2) and (3) above which fund may also hold cash and Cash Equivalents pending investment or distribution; and

(5)          corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investment Grade Status” shall occur when the Notes receive two of the following:

(1)          a rating of “BBB-” or higher from S&P;

(2)          a rating of “Baa3” or higher from Moody’s; or

(3)          a rating of “BBB-” or higher from Fitch;

or the equivalent of such rating by such rating organization or, if no rating of S&P, Moody’s or Fitch then exists, the equivalent of such rating by any other Nationally Recognized Statistical Ratings Organization.

“Issue Date” means October 8, 2020.

“Issuer” means (a) prior to the Conversion Date, Frontier, and (b) from the Conversion Date, New Frontier Issuer if the Issuer elects to undertake the Corporate Reorganization, and otherwise Frontier, in each case, until a successor Person or Persons shall have become such pursuant to the applicable provisions of this Indenture, and thereafter “Issuer” shall mean such successor Person or Persons.

“Junior Intercreditor Agreement” means the new Junior Lien Intercreditor and Subordination Agreement or the existing Junior Lien Intercreditor and Subordination Agreement dated as of March 19, 2018, as amended, amended and restated, supplemented, to be entered into by the Collateral Agent substantially concurrently with the Conversion Date and which may be amended (or further amended) from time to time to add other parties holding Additional First Lien Obligations and additional Junior Lien Obligations permitted to be incurred under this Indenture.

“Junior Lien Priority” means Indebtedness that is secured by a Lien that is (a) junior in priority to the Liens on the Collateral securing the Notes and the Note Guarantees and (b) subject to the Junior Intercreditor Agreement. For the avoidance of doubt, more than one series or tranche of Junior Lien Obligations may be issued or incurred from time to time, and not all series or tranches of Junior Lien Obligations must necessarily rank pari passu with each other.

“Junior Lien Collateral Agent” means, with respect to any series of Junior Lien Obligations, the trustee, administrative agent, collateral agent or other debt representative for such series of Junior Lien Obligations, or any successor agent or trustee as is designated under the Junior Lien Security Documents.

“Junior Lien Documents” means, with respect to any series of Junior Lien Obligations, the notes, guarantees, indentures, security documents and other operative agreements evidencing or governing such Junior Lien Obligations, including each agreement entered into for the purpose of securing any series of Junior Lien Obligations, and including the Junior Lien Security Documents.

“Junior Lien Obligations” means any Indebtedness and other Obligations that are secured by Liens on the Collateral ranking junior in priority to the Liens securing the Notes and the Note Guarantees, including without limitation all obligations under the Junior Lien Documents; provided, that the holders of such Indebtedness or their Junior Lien Representative shall become party to the Junior Intercreditor Agreement and any other applicable intercreditor agreements.

“Junior Lien Representative” means any duly authorized representative of any holders of Junior Lien Obligations, which representative is named as such in the Junior Intercreditor Agreement or any joinder thereto.

“Junior Lien Security Documents” means the Junior Intercreditor Agreement, the security documents granting a security interest in any assets of any Person to secure any Junior Lien Obligations, and each other agreement entered into in favor of any Junior Lien Collateral Agent for the purpose of securing any series of Junior Lien Obligations, as each may be amended, restated, supplemented or otherwise modified from time to time.

“Junior Lien Secured Parties” means (i) the Secured Parties (as defined in the Prepetition Second Lien Notes Documents) and (ii) any Additional Junior Priority Secured Parties (as defined in the Junior Intercreditor Agreement).

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, hypothecation or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof); provided that in no event shall Non-Financing Lease Obligations be deemed to constitute a Lien.

“Limited Condition Transaction” means (1) any Investment or acquisition (whether by merger, amalgamation, consolidation or other business combination or the acquisition of Capital Stock or otherwise and which may include, for the avoidance of doubt, a transaction that may constitute a Change of Control), whose consummation is not conditioned on the availability of, or on obtaining, third party financing, (2) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment, (3) any Restricted Payment requiring irrevocable notice in advance thereof and (4) any asset sale or a disposition excluded from the definition of “Asset Disposition.”

“LTM EBITDA” means Consolidated EBITDA of the Issuer measured for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements are available (which may be internal financial statements), in each case with such pro forma adjustments giving effect to such Indebtedness, acquisition or Investment, as applicable, since the start of such four quarter period and as are consistent with the pro forma adjustments set forth in the definition of “Consolidated Total Leverage Ratio.”

          “Long Derivative Instrument” means a Derivative Instrument (i) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with positive changes to the Performance References and/or (ii) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with negative changes to the Performance References.

“Management Advances” means loans or advances made to, or Guarantees with respect to loans or advances made to, future, present or former employees, directors, officers, managers, contractors, consultants or advisors (or their respective Controlled Investment Affiliates or Immediate Family Members) of any Parent Entity, the Issuer or any Restricted Subsidiary:

(1)          (a) in respect of travel, entertainment, relocation or moving related expenses, payroll advances and other analogous or similar expenses or payroll expenses, in each case incurred in the ordinary course of business or consistent with past practice or (b) for purposes of funding any such person’s purchase of Capital Stock (or similar obligations) of the Issuer, its Subsidiaries or any Parent Entity with (in the case of this clause (1)(b)) the approval of the Board of Directors of the Issuer;

(2)          in respect of relocation or moving related expenses, payroll advances and other analogous or similar expenses or payroll expenses, in each case incurred in connection with any closing or consolidation of any facility or office; or

(3)          not exceeding $25.0 million in the aggregate outstanding at the time of incurrence.

“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of common Capital Stock of the Issuer or any Parent Entity on the date of the declaration of a Restricted Payment permitted pursuant to Section 3.3(b)(10) multiplied by (ii) the arithmetic mean of the closing prices per share of such common Capital Stock on the principal securities exchange on which such common Capital Stock are traded for the 30 consecutive trading days immediately preceding the date of declaration of such Restricted Payment.

“Moody’s” means Moody’s Investors Service, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Nationally Recognized Statistical Rating Organization” means a nationally recognized statistical rating organization within the meaning of Rule 436 under the Securities Act.

“Net Available Cash” with respect to any Asset Disposition, means cash proceeds received (including any cash proceeds received from the sale or other disposition of any Designated Non-Cash Consideration received in any Asset Disposition, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(1)          all legal, accounting, consulting, investment banking, survey costs, title and recording expenses, title insurance premiums, payments made in order to obtain a necessary consent or required by applicable law, brokerage and sales commissions, relocation expenses, commissions, premiums (including tender premiums), defeasance costs, underwriting discounts, fees, costs and expenses (including original issue discount, upfront fees or similar fees) in connection with such transaction;

(2)          all Taxes paid, reasonably estimated to be payable, Tax reserves set aside or payable or accrued as a liability under GAAP (including, for the avoidance of doubt, any income, withholding and other Taxes payable as a result of the distribution or deemed distribution of such proceeds to the Issuer or any of its Subsidiaries, transfer taxes, deed or mortgage recording taxes and Taxes that would be payable in connection with any repatriation of such proceeds), as a consequence of such transaction, including distributions for Related Taxes or any transactions occurring or deemed to occur to effectuate a payment under this Indenture;

(3)          in the case of any Asset Disposition that does not constitute Collateral, all payments made on any Indebtedness which is secured by any assets subject to such transaction, in accordance with the terms of any Lien upon such assets, or which by applicable law is required to be repaid out of the proceeds from such transaction;

(4)          all distributions and other payments required to be made to non-controlling interest or minority interest holders (other than any Parent Entity, the Issuer or any of its respective Subsidiaries) in Subsidiaries or joint ventures as a result of such transaction;

(5)          all costs associated with unwinding any related Hedging Obligations in connection with such transaction;

(6)          the deduction of appropriate amounts required to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such transaction and retained by the Issuer or any Restricted Subsidiary after such transaction, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction;

(7)          any portion of the purchase price from such transaction placed in escrow, whether for the satisfaction of any indemnification obligations in respect of such transaction, as a reserve for adjustments to the purchase price associated with any such transaction or otherwise in connection with such transaction; and

(8)          the amount of any liabilities (other than Indebtedness in respect of the Credit Agreement and the Notes) directly associated with such asset being sold and retained by the Issuer or any of its Restricted Subsidiaries.

“Net Short” means, with respect to a Holder or beneficial owner, as of a date of determination, either (i) the value of its Short Derivative Instruments exceeds the sum of the (x) the value of its Notes plus (y) the value of its Long Derivative Instruments as of such date of determination or (ii) it is reasonably expected that such would have been the case were a Failure to Pay or Bankruptcy Credit Event (each as defined in the 2014 ISDA Credit Derivatives Definitions) to have occurred with respect to the Issuer or any Guarantor immediately prior to such date of determination.

          “New DIP Facilities” means the DIP Revolving Facility and the DIP to Term Exit Facility prior to the Conversion Date.

“New Exit Facilities” means the Reinstated Term Loan Facility (if applicable), the DIP to Exit Term Facility and the Exit Revolving Facility after the Conversion Date.

“Non-Applicable Secured Representative” means, at any time with respect to any Collateral, any Secured Representative that is not the Applicable Secured Representative at such time with respect to such Collateral.

“Non-Financing Lease Obligation” means any other lease obligation that is not required to be accounted for as a financing or capital lease in accordance with GAAP.

“Non-Guarantor” means any Restricted Subsidiary that is not a Guarantor.

“Non-U.S. Person” means a Person who is not a U.S. Person (as defined in Regulation S).

“Note Documents” means the Notes (including Additional Notes), the Note Guarantees, this Indenture and the Security Documents.

“Note Guarantees” means the Guarantees of the Initial Notes and any Additional Notes.

“Notes” has the meaning ascribed to it in the recitals of this Indenture.

“Notes Custodian” means the custodian with respect to the Global Notes (as appointed by DTC) or any successor Person thereto, and shall initially be the Trustee.

“Notes Secured Parties” means the Trustee, the Collateral Agent and the Holders of the Notes.

“Obligations” means any principal, interest (including Post-Petition Interest and fees accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuer or any Guarantor whether or not a claim for Post-Petition Interest or fees is allowed in such proceedings), penalties, fees, expenses, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness.

“Offering Circular” means the final offering circular dated October 1, 2020, relating to the offering by the Issuer of $1,150.0 million principal amount of its 5.875% First Lien Secured Notes due 2027.

“Officer” means, with respect to any Person, (1) the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer, any Assistant Treasurer, any Managing Director, the Secretary or any Assistant Secretary (a) of such Person or (b) if such Person is owned or managed by a single entity, of such entity, or (2) any other individual designated as an “Officer” for the purposes of this Indenture by the Board of Directors of such Person.

“Officer’s Certificate” means, with respect to any Person, a certificate signed by one Officer of such Person.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably satisfactory to the Trustee. The counsel may be an employee of or counsel to the Issuer or its Subsidiaries.

“Other Obligors” means the Guarantors and the Grantor.

“Parent Entity” means any direct or indirect parent of the Issuer.

“Parent Entity Expenses” means:

(1)          fees, costs and expenses (including all legal, accounting and other professional fees, costs and expenses) incurred or paid by any Parent Entity in connection with reporting obligations under or otherwise incurred or paid in connection with compliance with applicable laws, rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, this Indenture or any other agreement or instrument relating to the Notes, the Guarantees or any other Indebtedness of the Issuer or any Restricted Subsidiary, including in respect of any reports filed or delivered with respect to the Securities Act, Exchange Act or the respective rules and regulations promulgated thereunder;

(2)          customary salary, bonus, severance, indemnity, insurance (including premiums therefor) and other benefits payable to any employee, director, officer, manager, contractor, consultant or advisor of any Parent Entity or other Persons under its articles, charter, by-laws, partnership agreement or other organizational documents or pursuant to written agreements with any such Person to the extent relating to the Issuer and its Subsidiaries;

(3)          (x) general corporate operating and overhead fees, costs and expenses, (including all legal, accounting and other professional fees, costs and expenses) and, following the first public offering of the Issuer’s Capital Stock or the Capital Stock of any Parent Entity, listing fees and other costs and expenses attributable to being a publicly traded company of any Parent Entity and (y) other operational expenses of any Parent Entity related to the ownership or operation of the business of the Issuer or any of the Restricted Subsidiaries;

(4)          expenses incurred by any Parent Entity in connection with (i) any offering, sale, conversion or exchange of Capital Stock or Indebtedness (whether or not successful) and (ii) any related compensation paid to employees, directors, officers, managers, contractors, consultants or advisors (or their respective Controlled Investment Affiliates or Immediate Family Members) of such Parent Entity;

(5)          amounts payable pursuant to any management services or similar agreements or the management services provisions in an investor rights agreement or other equityholders’ agreement not prohibited by Section 3.8 (including any amendment thereto or replacement thereof so long as any such amendment or replacement is not materially disadvantageous in the reasonable determination of the Issuer to the Holders when taken as a whole, as compared to the management services or similar agreements as in effect immediately prior to such amendment or replacement), solely to the extent such amounts are not paid directly by the Issuer or its Subsidiaries; and

(6)          amounts to finance Investments that would otherwise be permitted to be made pursuant to Section 3.3 hereof if made by the Issuer or a Restricted Subsidiary; provided, that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment, (B) such Parent Entity shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Capital Stock) to be contributed to the capital of the Issuer or one of its Restricted Subsidiaries or (2) the merger, consolidation or amalgamation of the Person formed or acquired into the Issuer or one of its Restricted Subsidiaries (to the extent not prohibited by Section 4.1 hereof) in order to consummate such Investment, (C) such Parent Entity and its Affiliates (other than the Issuer or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent the Issuer or a Restricted Subsidiary could have given such consideration or made such payment in compliance with this Indenture and such consideration or other payment is included as a Restricted Payment under this Indenture, (D) any property received by the Issuer shall not increase amounts available for Restricted Payments pursuant to Section 3.3(a)(ii) and (E) such Investment shall be deemed to be made by the Issuer or such Restricted Subsidiary pursuant to a provision of the covenant described in Section 3.3 or pursuant to the definition of “Permitted Investment.”

“Pari Passu Indebtedness” means Indebtedness of the Issuer which ranks equally in right of payment to the Notes or of any Guarantor if such Indebtedness ranks equally in right of payment to the Guarantees of the Notes (but without regard to control over remedies).

“Pari Passu Lien Priority” means, relative to specified Indebtedness, having equal Lien priority on specified Collateral and subject to the Security Documents.

“Paying Agent” means any Person authorized by the Issuer to pay the principal of (and premium, if any) or interest on any Note on behalf of the Issuer.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of assets used or useful in a Similar Business or a combination of such assets and cash, Cash Equivalents between the Issuer or any of the Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received in excess of the value of any cash or Cash Equivalents sold or exchanged must be applied in accordance with Section 3.5 hereof.

“Permitted Intercompany Activities” means any transactions between or among the Issuer and its Restricted Subsidiaries that are entered into in the ordinary course of business or consistent with past practice of the Issuer and its Restricted Subsidiaries and, in the reasonable determination of the Issuer are necessary or advisable in connection with the ownership or operation of the business of the Issuer and its Restricted Subsidiaries and not adverse to Holders of the Notes in any material respect (as reasonably determined by the Issuer in good faith) including (i) payroll, cash management, purchasing, insurance and hedging arrangements; (ii) management, technology and licensing arrangements; and (iii) customary loyalty and rewards programs; provided that any transactions between or among the Issuer and its Restricted Subsidiaries pursuant to the Plan shall be deemed to be a “Permitted Intercompany Activity”; provided further that in the event the Issuer undertakes the Staggered Emergence any transaction between or among the Issuer and its Restricted Subsidiaries, on the one hand, and any Designated Entity, on the other hand, shall be deemed to be a “Permitted Intercompany Activity” from the Conversion Date until the first date after the Conversion Date on which such Designated Entity is a Restricted Subsidiary of the Issuer to the extent such transaction is (1) entered into in the ordinary course of business or consistent with past practice of the Issuer and its Restricted Subsidiaries, on the one hand, and Designated Entities, on the other hand, or (2) are not adverse to Holders of the Notes in any material respect (as reasonably determined by the Issuer in good faith) including (i) payroll, cash management, purchasing, insurance and hedging arrangements; (ii) management, technology and licensing arrangements; and (iii) customary loyalty and rewards programs.

“Permitted Investment” means (in each case, by the Issuer or any of the Restricted Subsidiaries):

(1)          Investments in (a) a Restricted Subsidiary (including the Capital Stock of, or guarantees of obligations of, a Restricted Subsidiary) or the Issuer or (b) a Person (including the Capital Stock of any such Person) that will, upon the making of such Investment, become a Restricted Subsidiary;

(2)          Investments in another Person if such Person is engaged, directly or through entities that will be Restricted Subsidiaries, in any Similar Business and as a result of such Investment such other Person, in one transaction or a series of transactions, is merged, amalgamated, consolidated or otherwise combined with or into, or transfers or conveys all or substantially all its assets (or such division, business unit, product line or business) to, or is liquidated into, the Issuer or a Restricted Subsidiary, and any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, amalgamation, consolidation, combination, transfer or conveyance;

(3)          Investments in cash, Cash Equivalents or Investment Grade Securities;

(4)          Investments in receivables owing to the Issuer or any Restricted Subsidiary created or acquired in the ordinary course of business or consistent with past practice;

(5)          Investments in payroll, travel, entertainment, relocation, moving related and similar advances that are made in the ordinary course of business or consistent with past practice;

(6)          Management Advances;

(7)          Investments (including debt obligations and equity interests) (a) received in settlement, compromise or resolution of debts created in the ordinary course of business or consistent with past practice, (b) in exchange for any other Investment or accounts receivable, endorsements for collection or deposit held by the Issuer or any such Restricted Subsidiary, (c) as a result of foreclosure, perfection or enforcement of any Lien, (d) in satisfaction of judgments or (e) pursuant to any plan of reorganization or similar arrangement including upon the bankruptcy or insolvency of a debtor or litigation, arbitration or other disputes or otherwise with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8)          Investments made as a result of the receipt of promissory notes or other non-cash consideration (including earn-outs) from a sale or other disposition of property or assets, including an Asset Disposition;

(9)          Investments existing or pursuant to binding commitments, agreements or arrangements in effect on the Issue Date and any modification, replacement, renewal, reinvestment or extension thereof; provided that the amount of any such Investment may not be increased except (i) as required by the terms of such Investment or binding commitment as in existence on the Issue Date (including in respect of any unused commitment), plus any accrued but unpaid interest (including any accretion of interest, original issue discount or the issuance of pay-in-kind securities) and premium payable by the terms of such Indebtedness thereon and fees and expenses associated therewith as of the Issue Date or (ii) as otherwise permitted under this Indenture;

(10)        Hedging Obligations, which transactions or obligations not prohibited by Section 3.2 hereof;

(11)        pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business or Liens otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under Section 3.6 hereof;

(12)        any Investment to the extent made using Capital Stock of the Issuer (other than Disqualified Stock) or Capital Stock of any Parent Entity or any Unrestricted Subsidiary (other than an Unrestricted Subsidiary whose only material assets are cash and Cash Equivalents) as consideration;

(13)        any transaction to the extent constituting an Investment that is permitted by and made in accordance with Section 3.8(b) hereof (except those described in Section 3.8(b)(1), (4), (8), (9) and (14));

(14)        Investments consisting of (i) purchases or other acquisitions of inventory, supplies, materials, equipment and similar assets or (ii) licenses, sublicenses, cross-licenses, leases, subleases, assignments, contributions or other Investments of intellectual property or other intangibles or services in the ordinary course of business pursuant to any joint development, joint venture or marketing arrangements with other Persons or any Intercompany License Agreement and any other Investments made in connection therewith;

(15)        (i) Guarantees of Indebtedness not prohibited by Section 3.2 hereof and (other than with respect to Indebtedness) guarantees, keepwells and similar arrangements in the ordinary course of business or consistent with past practice, and (ii) performance guarantees and Contingent Obligations with respect to obligations that are permitted by this Indenture;

(16)        Investments consisting of earnest money deposits required in connection with a purchase agreement, or letter of intent, or other acquisitions to the extent not otherwise prohibited by this Indenture;

(17)        Investments of a Restricted Subsidiary acquired after the Issue Date or of an entity merged or amalgamated into or consolidated with the Issuer or merged or amalgamated into or consolidated with a Restricted Subsidiary after the Issue Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(18)        any Investment in any Subsidiary or any joint venture in the ordinary course of business or consistent with past practice (including any cash management arrangements, cash pooling arrangements, intercompany loans or activities related thereto);

(19)        contributions to a “rabbi” trust for the benefit of any employee, director, officer, manager, contractor, consultant, advisor or other service providers or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Issuer, and Investments relating to non-qualified deferred payment plans in the ordinary course of business or consistent with past practice;

(20)        after the Conversion Date, Investments in joint ventures and similar entities having an aggregate fair market value, when taken together with all other Investments made pursuant to this clause that are at the time outstanding, not to exceed the greater of $500.0 million and 17.5% of LTM EBITDA at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value), plus the amount of any returns (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) in respect of such Investments received by the Issuer or a Restricted Subsidiary (without duplication for purposes of Section 3.3 of any amounts applied pursuant to Section 3.3(a)(ii)) with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value; provided, however, that if any Investment pursuant to this clause is made in any Person that is not the Issuer or a Restricted Subsidiary at the date of the making of such Investment and such Person becomes the Issuer or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) or (2) above and shall cease to have been made pursuant to this clause;

(21)        additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause that are at that time outstanding, not to exceed (x) prior to the Conversion Date, $750 million and (y) after the Conversion Date, the greater of $750.0 million and 27.5% of LTM EBITDA (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value), plus the amount of any returns (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) in respect of such Investments (without duplication for purposes of Section 3.3 of any amounts applied pursuant to Section 3.3(a)(ii) with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value; provided, however, that if any Investment pursuant to this clause is made in any Person that is not the Issuer or a Restricted Subsidiary at the date of the making of such Investment and such Person becomes the Issuer or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) or (2) above and shall cease to have been made pursuant to this clause;

(22)        any Investment in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause that are at that time outstanding, not to exceed (x) prior to the Conversion Date, $625 million and (y) after the Conversion Date, the greater of $625.0 million and 22.5% of LTM EBITDA (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value), plus the amount of any returns (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) in respect of such Investments (without duplication for purposes of Section 3.3 of any amounts applied pursuant to Section 3.3(a)(ii)) with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value; provided, however, that if any Investment pursuant to this clause is made in any Person that is not the Issuer or a Restricted Subsidiary at the date of the making of such Investment and such Person becomes the Issuer or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) or (2) above and shall cease to have been made pursuant to this clause;

(23)        (i) Investments arising in connection with a Qualified Securitization Financing or Receivables Facility and (ii) distributions or payments of Securitization Fees and purchases of Securitization Assets or Receivables Assets in connection with a Qualified Securitization Financing or Receivables Facility;

(24)        Investments in connection with the Transactions;

(25)        repurchases of Notes;

(26)        Investments by an Unrestricted Subsidiary entered into prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary as described under Section 3.17;

(27)        guaranty and indemnification obligations arising in connection with surety bonds issued in the ordinary course of business or consistent with past practice;

(28)        Investments (a) consisting of purchases and acquisitions of assets or services in the ordinary course of business or consistent with past practice, (b) made in the ordinary course of business or consistent with past practice in connection with obtaining, maintaining or renewing client, franchisee and customer contacts and loans or (c) advances, loans, extensions of credit (including the creation of receivables) or prepayments made to, and guarantees with respect to obligations of, franchisees, distributors, suppliers, lessors, licensors and licensees in the ordinary course of business or consistent with past practice;

(29)        Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business or consistent with past practice;

(30)        Investments consisting of UCC Article 3 endorsements for collection or deposit and Article 4 trade arrangements with customers (or any comparable or similar provisions in other applicable jurisdictions) in the ordinary course of business or consistent with past practices;

(31)        non-cash Investments in connection with tax planning and reorganization activities, and Investments in connection with Permitted Intercompany Activities, a Permitted Tax Restructuring and related transactions;

(32)        Investments made from casualty insurance proceeds in connection with the replacement, substitution, restoration or repair of assets on account of a Casualty Event;

(33)        any other Investment after the Conversion Date, so long as, (i) no Event of Default has occurred and is continuing (or would result therefrom), and (ii) immediately after giving pro forma effect to the Investment and the incurrence of any Indebtedness the net proceeds of which are used to make such Investment, the Consolidated First Lien Secured Leverage Ratio shall be no greater than 1.00 to 1.00;

(34)        after the Conversion Date, Investments in Unrestricted Subsidiaries having an aggregate fair market value, when taken together with all other Investments made pursuant to this clause that are at the time outstanding, not to exceed the greater of $500.0 million and 17.5% of LTM EBITDA at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value), plus the amount of any returns (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) in respect of such Investments received by the Issuer or a Restricted Subsidiary (without duplication for purposes of the covenant described in Section 3.3 of any amounts applied pursuant to Section 3.3(a)(ii)) with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value; provided, however, that if any Investment pursuant to this clause is made in any Person that is not the Issuer or a Restricted Subsidiary at the date of the making of such Investment and such person becomes the Issuer or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) or (2) above and shall cease to have been made pursuant to this clause;

(35)        any Plan Contribution; and

(36)        deposits or payments made with the FCC in connection with the auction or licensing of any permit, license, authorization, plan, directive, consent, permission, consent order or consent decree of or from any Governmental Authority.

“Permitted Liens” means, with respect to any Person:

(1)          Liens on assets or property of a Restricted Subsidiary that is not a Guarantor securing Indebtedness and other Obligations of any Restricted Subsidiary that is not a Guarantor;

(2)          pledges, deposits (including deposits with the FCC) or Liens (a) in connection with workmen’s compensation laws, payroll taxes, unemployment insurance laws, employers’ health tax and other social security laws or similar legislation or other insurance related obligations (including in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto), (b) securing liability, reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees or similar instruments) for the benefit of insurance carriers under insurance or self-insurance arrangements or otherwise supporting the payments of items set forth in the foregoing clause (a), or (c) in connection with bids, tenders, completion guarantees, contracts, leases, utilities, licenses, public or statutory obligations, or to secure the performance of bids, trade contracts, government contracts and leases, statutory obligations, surety, stay, indemnity, warranty, release, judgment, customs, appeal, performance bonds, guarantees of government contracts, return of money bonds, bankers’ acceptance facilities and obligations of a similar nature (including those to secure health, safety and environmental obligations), and obligations in respect of letters of credit, bank guarantees or similar instruments that have been posted to support the same, or as security for contested taxes or import or customs duties or for the payment of rent, or other obligations of like nature, in each case incurred in the ordinary course of business or consistent with past practice;

(3)          Liens with respect to outstanding motor vehicle fines and Liens imposed by law or regulation, including carriers’, warehousemen’s, mechanics’, landlords’, suppliers’, materialmen’s, repairmen’s, architects’, construction contractors’ or other similar Liens, in each case for amounts not overdue for a period of more than 60 days or, if more than 60 days overdue, are unfiled (or if filed, have not been discharged or stayed) and no other action has been taken to enforce such Liens or that are being contested in good faith by appropriate proceedings;

(4)          Liens for Taxes, assessments or other governmental charges that are not overdue and payable for a period of more than 60 days or not yet payable or subject to penalties for nonpayment or that are being contested in good faith by appropriate proceedings or the nonpayment of which is permitted by applicable bankruptcy law; provided that appropriate reserves required pursuant to GAAP (or other applicable accounting principles) have been made in respect thereof, or for property Taxes on property of the Issuer or one of its Subsidiaries has determined to abandon if the sole recourse for such Tax is to such property;

(5)         encumbrances, charges, ground leases, easements (including reciprocal easement agreements), survey exceptions, restrictions, encroachments, protrusions, by-law, regulation, zoning restrictions or reservations of, or rights of others for, licenses, rights of way, servitudes, sewers, electric lines, drains, telegraph, telephone and cable television lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects and irregularities in title and similar encumbrances) as to the use of real properties, exceptions on title policies insuring Liens granted on any mortgaged properties or any other collateral or Liens incidental to the conduct of the business of such Person or to the ownership of its properties, including servicing agreements, development agreements, site plan agreements, subdivision agreements, facilities sharing agreements, cost sharing agreements and other similar agreements, charges or encumbrances, which do not in the aggregate materially interfere with the ordinary course conduct of the business of the Issuer and its Restricted Subsidiaries, taken as a whole;

(6)          Liens (a) securing Hedging Obligations, Cash Management Obligations and the costs thereof; (b) that are rights of set-off, rights of pledge or other bankers’ Liens (i) relating to treasury, depository and cash management services or any automated clearing house transfers of funds in the ordinary course of business or consistent with past practice, (ii) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Issuer or any Subsidiary or consistent with past practice or (iii) relating to purchase orders and other agreements entered into with customers of the Issuer or any Restricted Subsidiary in the ordinary course of business or consistent with past practice; (c) on cash accounts securing Indebtedness and other Obligations permitted to be incurred under Section 3.2(b)(8)(e) with financial institutions; (d) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business or consistent with past practice and not for speculative purposes; and (e) (i) of a collection bank arising under Section 4-210 of the UCC or any comparable or successor provision on items in the course of collection and (ii) in favor of a banking or other financial institution or electronic payment service providers arising as a matter of law encumbering deposits (including the right of set-off) arising in the ordinary course of business in connection with the maintenance of such accounts and (iii) arising under customary general terms and conditions of the account bank in relation to any bank account maintained with such bank and attaching only to such account and the products and proceeds thereof, which Liens, in any event, do not secure any Indebtedness;

(7)          leases, licenses, subleases and sublicenses of assets (including real property, intellectual property, software and other technology rights), in each case entered into in the ordinary course of business, consistent with past practice or, with respect to intellectual property, software and other technology rights, that are not material to the conduct of the business of the Issuer and its Restricted Subsidiaries, taken as a whole;

(8)          Liens securing or otherwise arising out of judgments, decrees, attachments, orders or awards not giving rise to an Event of Default under Section 6.1(a)(5) or (8);

(9)          Liens (a) securing Capitalized Lease Obligations, or Purchase Money Obligations, or securing the payment of all or a part of the purchase price of, or securing Indebtedness or other Obligations incurred to finance or refinance the acquisition, improvement or construction of, assets or property acquired or constructed in the ordinary course of business; provided that (i) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be incurred under this Indenture and (ii) any such Liens may not extend to any assets or property of the Issuer or any Restricted Subsidiary other than assets and property affixed or appurtenant thereto and accessions, additions, improvements, proceeds, dividends or distributions thereof, including after-acquired property that is (A) affixed or incorporated into the property or assets covered by such Lien, (B) after-acquired property or assets subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property or assets and (C) the proceeds and products thereof and (b) any interest or title of a lessor, sublessor, franchisor, licensor or sublicensor or secured by a lessor’s, sublessor’s, franchisor’s, licensor’s or sublicensor’s interest under any Capitalized Lease Obligations or Non-Financing Lease Obligations;

(10)        Liens arising from UCC financing statements, including precautionary financing statements (or similar filings) regarding operating leases or consignments entered into by the Issuer and its Restricted Subsidiaries;

(11)        Liens existing on the Issue Date, including any Liens securing any Refinancing Indebtedness of any Indebtedness secured by such Liens (but excluding Liens securing the Credit Agreement, the Notes (including any Additional Notes), the Prepetition Second Lien Notes, the Subsidiary Notes and, in each case, any Guarantees thereof and Refinancing Indebtedness in respect thereof);

(12)        Liens on property, other assets or shares of stock of a Person at the time such Person becomes a Subsidiary (or at the time the Issuer or a Subsidiary acquires such property, other assets or shares of stock, including any acquisition by means of a merger, amalgamation, consolidation or other business combination transaction with or into the Issuer or any Restricted Subsidiary); provided, however, that such Liens are not created in anticipation of such other Person becoming a Subsidiary (or such acquisition of such property, other assets or stock); provided, further, that such Liens are limited to all or part of the same property, other assets or stock (plus property and assets affixed or appurtenant thereto and additions, improvements, accessions, proceeds, dividends or distributions thereof, including after-acquired property that is (i) affixed or incorporated into the property or assets covered by such Lien, (ii) after-acquired property or assets subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property or assets and (iii) the proceeds and products thereof) that secured (or, under the written arrangements under which such Liens arose, could secure) the Obligations relating to any Indebtedness or other obligations to which such Liens relate;

(13)        Liens securing Obligations relating to any Indebtedness or other obligations of the Issuer or a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary, or Liens in favor of the Issuer or any Restricted Subsidiary or the Trustee;

(14)        Liens securing Refinancing Indebtedness incurred to refinance Indebtedness that was previously secured immediately prior to such refinancing, and permitted to be so secured under this Indenture; provided that any such Lien is (A) equal or junior in priority to the Liens securing the Indebtedness or other obligations being refinanced, and (B) limited to all or part of the same property or assets (plus property and assets affixed or appurtenant thereto and additions, improvements, accessions, proceeds, dividends or distributions thereof, including after-acquired property that is (i) affixed or incorporated into the property or assets covered by such Lien, (ii) after-acquired property or assets subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property or assets and (iii) the proceeds and products thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Obligations relating to the Indebtedness or other obligations being refinanced or is in respect of property or assets that is or could be the security for or subject to a Permitted Lien hereunder;

(15)        (a) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any government, statutory or regulatory authority, developer, landlord or other third party on property over which the Issuer or any Restricted Subsidiary has easement rights or on any leased property and subordination or similar arrangements relating thereto and (b) any condemnation or eminent domain proceedings affecting any real property;

(16)        any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture secured financing agreement, joint venture or similar agreement;

(17)        Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;

(18)        Liens arising out of conditional sale, title retention, hire purchase, consignment or similar arrangements for the sale or purchase of goods entered into in the ordinary course of business or consistent with past practice;

(19)        Liens on the Collateral securing Indebtedness and other Obligations in respect of (a) Credit Facilities, including any letter of credit facility relating thereto, under Section 3.2(b)(1) (other than any Additional Notes) pursuant to Section 3.2(b)(4)(a) and the related Guarantees, (c) the Subsidiary Notes incurred pursuant to Section 3.2(b)(4)(e) and any Refinancing Indebtedness with respect thereto, and may rank, at the option of the Issuer, either equal in priority or junior in priority to the Liens on the Collateral securing the Notes, and (d) obligations of the Issuer or any Subsidiary in respect of any Cash Management Obligation or Hedging Obligation provided by any lender party to any Credit Facility or Affiliate of such lender (or any Person that was a lender or an Affiliate of a lender at the time the applicable agreements in respect of such Cash Management Obligation or Hedging Obligation were entered into); provided, in the case of clauses (a), (c) and (d) above, that an authorized representative of the holders of such Indebtedness shall have executed a joinder to the DIP Security Documents or the Exit Security Documents, as applicable, without the need for any other party to execute such joinder for such authorized representative to become party to the DIP Security Documents or the Exit Security Documents, as applicable;

(20)        Liens securing Indebtedness and other Obligations under Section 3.2(b)(5); provided that such Liens shall only be permitted if such Liens are limited to all or part of the same property or assets, including Capital Stock (plus property and assets affixed or appurtenant thereto and additions, improvements, accessions, proceeds, dividends or distributions thereof, including after-acquired property that is (i) affixed or incorporated into the property or assets covered by such Lien, (ii) after-acquired property or assets subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property or assets and (iii) the proceeds and products thereof) acquired, or of any Person acquired or merged, consolidated or amalgamated with or into the Issuer or any Restricted Subsidiary, in any transaction to which such Indebtedness or other Obligation relates;

(21)        Liens securing Indebtedness and other Obligations under Section 3.2(b)(7), (11) or (17) (provided that, (x) in the case of clauses (7) and (17), the related Indebtedness represented by such Capitalized Lease Obligations, Purchase Money Obligations or other obligations shall not be secured by any property, equipment or assets of the Issuer or any Restricted Subsidiary other than the property, equipment or assets so acquired, leased, expanded, constructed, installed, replaced, repaired or improved and any proceeds therefrom and other than assets and property affixed or appurtenant thereto and accessions, additions, improvements, proceeds, dividends or distributions thereof, including after-acquired property that is (i) affixed or incorporated into the property or assets covered by such Lien, (ii) after-acquired property or assets subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property or assets, (iii) the proceeds and products thereof and (iv) in the case of clause (7)(ii), such Liens cover only that assets subject to such Sale and Leaseback Transactions, and (y) in the case of clause (11), such Liens cover only the assets of such Subsidiary) under Section 3.2(b);

(22)        Liens existing on the Issue Date securing the Subsidiary Notes;

(23)        Liens on Capital Stock or other securities or assets of any Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(24)        Liens deemed to exist in connection with Investments permitted under clause (4) of the definition of “Cash Equivalents”;

(25)        Liens on (i) goods the purchase price of which is financed by a documentary letter of credit issued for the account of the Issuer or any Subsidiary or Liens on bills of lading, drafts or other documents of title arising by operation of law or pursuant to the standard terms of agreements relating to letters of credit, bank guarantees and other similar instruments and (ii) specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or documentary letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(26)        Liens on vehicles or equipment of the Issuer or any Restricted Subsidiary in the ordinary course of business or consistent with past practice;

(27)        Liens on assets or securities deemed to arise in connection with and solely as a result of the execution, delivery or performance of contracts to sell such assets or securities if such sale is otherwise permitted by this Indenture;

(28)        (a) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto, and (b) Liens, pledges, deposits made or other security provided to secure liabilities to, or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefits of), insurance carriers in the ordinary course of business or consistent with past practice;

(29)        Liens solely on any cash earnest money deposits made in connection with any letter of intent or purchase agreement permitted under this Indenture;

(30)        Liens (i) on cash advances or escrow deposits in favor of the seller of any property to be acquired in an Investment permitted under this Indenture to be applied against the purchase price for such Investment or otherwise in connection with any escrow arrangements with respect to any such Investment (including any letter of intent or purchase agreement with respect to such Investment), and (ii) consisting of an agreement to sell, transfer, lease or otherwise dispose of any property in an asset sale, in each case, solely to the extent such Investment or sale, transfer, lease or other disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(31)        Liens securing Indebtedness and other Obligations in an aggregate principal amount not to exceed, (x) prior to the Conversion Date, $100.0 million at the time incurred and (y) after the Conversion Date, the greater of (a) $500.0 million and (b) 17.5% of LTM EBITDA at the time incurred;

(32)        Liens then existing with respect to assets of an Unrestricted Subsidiary on the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary pursuant to Section 3.17; provided, that such Liens do not extend to any assets of the Issuer or its Restricted Subsidiaries other than those of such Unrestricted Subsidiaries;

(33)        Liens on the Collateral securing Indebtedness constituting Additional First Lien Obligations permitted under Section 3.2; provided that with respect to liens securing such Indebtedness or other Obligations permitted under this clause, at the time of incurrence and after giving pro forma effect thereto, the Consolidated First Lien Secured Leverage Ratio would be no greater than 1.35 to 1.00;

(34)        Liens deemed to exist in connection with Investments in repurchase agreements permitted by the covenant described under Section 3.2; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(35)        Liens arising in connection with a Qualified Securitization Financing or a Receivables Facility;

(36)        Settlement Liens;

(37)        rights of recapture of unused real property in favor of the seller of such property set forth in customary purchase agreements and related arrangements with any government, statutory or regulatory authority;

(38)        the rights reserved to or vested in any Person or government, statutory or regulatory authority by the terms of any lease, license, franchise, grant or permit held by the Issuer or any Restricted Subsidiary or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(39)        restrictive covenants affecting the use to which real property may be put and Liens or covenants restricting or prohibiting access to or from lands abutting on controlled access highways or covenants affecting the use to which lands may be put; provided that such Liens or covenants do not interfere with the ordinary conduct of the business of the Issuer or any Restricted Subsidiary;

(40)        Liens on property, assets or Permitted Investments used to defease or to satisfy or discharge Indebtedness; provided that such defeasance, satisfaction or discharge is not prohibited by this Indenture;

(41)        Liens relating to escrow arrangements securing Indebtedness, including (i) Liens on escrowed proceeds from the issuance of Indebtedness for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters, arrangers, trustee or collateral agent thereof) and (ii) Liens on cash or Cash Equivalents set aside at the time of the incurrence of any Indebtedness, in either case to the extent such cash or Cash Equivalents prefund the payment of interest or premium or discount on such Indebtedness (or any costs related to the issuance of such Indebtedness) and are held in an escrow account or similar arrangement to be applied for such purpose;

(42)        with respect to any Foreign Subsidiary, other Liens and privileges arising mandatorily by law under the jurisdiction of incorporation of such Foreign Subsidiary;

(43)        Liens arising in connection with any Permitted Intercompany Activities (but excluding any Liens arising in connection with any transaction pursuant to the Plan, including, without limitation, any Liens securing the Credit Agreement, the Notes and any Additional Notes, the Prepetition Second Lien Notes, the Subsidiary Notes and, in each case, any Guarantees thereof and Refinancing Indebtedness in respect thereof) and Permitted Tax Restructuring;

(44)        Liens securing any letter of credit facility or similar facility of the Issuer or any of its Subsidiaries in an aggregate principal amount outstanding at any time not to exceed $75 million, so long as either (i) such Liens equally and ratably secure the notes pursuant to documentation in form and substance reasonably satisfactory to the Collateral Agent or (ii) on or prior to the date 90 days after the Issue Date, such Liens are on cash collateral provided to the issuer or lender under such letter of credit facility; and

(45)        Liens securing Indebtedness of the Issuer or any Restricted Subsidiary to the Rural Electrification Administration or the Rural Utilities Service (or any successor to any such agency) in an aggregate principal amount outstanding at any time not to exceed $50.0 million.

In the event that a Permitted Lien meets the criteria of more than one of the types of Permitted Liens (at the time of incurrence or at a later date), the Issuer in its sole discretion may divide, classify or from time to time reclassify all or any portion of such Permitted Lien in any manner that complies with this Indenture and such Permitted Lien shall be treated as having been made pursuant only to the clause or clauses of the definition of Permitted Lien to which such Permitted Lien has been classified or reclassified.

“Permitted Plan” means any employee benefits plan of the Issuer or any of its Affiliates and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan.

“Permitted Tax Amount” means (a) with respect to any taxable year (or portion thereof) in which the Issuer or any Subsidiary is a member (or a disregarded entity of a member) of a group filing a consolidated, combined, group, affiliated or unitary tax return with any Parent Entity or Subsidiary of a Parent Entity (or in which the Issuer is a disregarded entity wholly owned, directly or indirectly, by a corporate Parent Entity), any dividends or other distributions to fund any income or similar Taxes for such taxable year (or portion thereof) for which such Parent Entity or Subsidiary is liable up to an amount not to exceed the amount of any such Taxes that the Issuer and/or its applicable Subsidiaries would have been required to pay for such taxable year (or portion thereof) if the Issuer and/or its applicable Subsidiaries had paid such Taxes on a separate company basis, or a consolidated, combined, group, affiliated or unitary basis on behalf of an affiliated group consisting only of the Issuer and such Subsidiaries, for all relevant taxable periods; or (b) for any taxable year (or portion thereof) ending after the Conversion Date for which the Issuer is treated as a disregarded entity, partnership, or other flow-through entity for U.S. federal, state, provincial, territorial, and/or local income Tax purposes, the payment of dividends or other distributions to the direct or indirect owner or owners of equity of the Issuer in an aggregate amount equal to the product of (i) the aggregate net taxable income of the Issuer and its Subsidiaries allocated to such owners for U.S. federal income tax purposes for such taxable year (or portion thereof) and (ii) the highest combined marginal federal, state and/or local income tax rate applicable to a corporation residing in California or New York, New York (whichever is higher for the relevant taxable year or portion thereof).

“Permitted Tax Restructuring” means any reorganizations and other activities related to Tax planning and reorganization entered into prior to, on or after the date hereof (including the Transactions) so long as such Permitted Tax Restructuring is not adverse to the holders of the Notes in any material respect (as reasonably determined by the Issuer in good faith); provided that the Transactions shall not be considered adverse to the Holders, in any material respect.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

“Plan” means the Fifth Amended Joint Chapter 11 Plan of Reorganization of Frontier Communications Corporation and Its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code, filed August 21, 2020, and confirmed on August 27, 2020, in the form attached to the Confirmation Order, together with any amendments, supplements, or modifications thereto after the date of the Offering Circular that are not, taken together, materially adverse to the Holders of the Notes (as determined in good faith by the Issuer), provided that any such amendment, supplement or modification solely to permit the Staggered Emergence shall be deemed not to be materially adverse to the Holders of the Notes.

“Plan Contribution” means the contribution of real property to the Issuer’s defined benefit pension plan (or any successor plan) in existence on the Issue Date in lieu of all or any portion of any required cash contributions to such pension plan, including by way of a Sale and Leaseback Transaction, in a manner consistent with past practice.

“Pledged Entity” means any Subsidiary whose issued and outstanding equity interests are pledged pursuant to the DIP Pledge Agreement or the Exit Pledge Agreement, as applicable. As of the Issue Date, the Pledged Entities are Citizens Telecommunications Company of Tennessee L.L.C., a Delaware limited liability company, Citizens Telecommunications Company of Utah, a Delaware corporation, Frontier Communications of Wisconsin LLC, a Wisconsin limited liability company, Frontier Iowa, an Iowa limited liability company, Frontier Florida LLC, a Florida limited liability company, Frontier Southwest Incorporated, a Delaware corporation, Citizens NEWTEL, LLC, a Delaware limited liability company, Citizens Telecommunications Company of California Inc., a California corporation, Citizens Telecommunications Company of Illinois, an Illinois corporation, Commonwealth Telephone Enterprises, LLC, a Delaware limited liability company, Frontier Communications ILEC Holdings LLC, a Delaware limited liability company, Frontier Subsidiary Telco LLC, a Delaware limited liability company, Newco West Holdings LLC, a Delaware limited liability company, and The Southern New England Telephone Company, a Connecticut corporation.

“Post-Petition Interest” means any interest or entitlement to fees or expenses or other charges that accrue after the commencement of any bankruptcy or insolvency proceeding, whether or not allowed or allowable as a claim in any such bankruptcy or insolvency proceeding.

“Predecessor Note” of any particular Note means every previous Note evidencing all or a portion of the same debt as that evidenced by such particular Note; and, for the purposes of this definition, any Note authenticated and delivered under Section 2.11 in exchange for or in lieu of a mutilated, destroyed, lost or stolen Note shall be deemed to evidence the same debt as the mutilated, destroyed, lost or stolen Note.

“Prepetition Credit Agreement” means that certain First Amended and Restated Credit Agreement, dated as of February 27, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and among the Company, as borrower, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent and the financial institutions and other persons or entities party thereto as lenders.

“Preferred Stock” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Prepetition Second Lien Notes” means the 8.500% Second Lien Secured Notes due 2026 issued under that certain Indenture, dated March 19, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Prepetition Second Lien Notes Indenture”), by and among the Issuer, the guarantors party thereto, Wilmington Savings Fund Society, FSB (as successor to The Bank of New York Mellon), as trustee and collateral agent outstanding on the Issue Date. The Prepetition Second Lien Notes and any guarantees thereof shall not constitute Subordinated Indebtedness for any purpose under this Indenture.

“Prepetition Second Lien Notes Documents” means the Prepetition Second Lien Notes Indenture and each of the other agreements, documents and instruments providing for or evidencing any other Prepetition Second Lien Notes Obligation under the Prepetition Second Lien Notes and any other document or instrument executed or delivered at any time in connection with any Prepetition Second Lien Notes Obligations under the Prepetition Second Lien Notes (including any intercreditor or joinder agreement among holders of Junior Lien Obligations), to the extent such are effective at the relevant time, as each may be amended, extended, renewed, restated, refunded, replaced, refinanced, supplemented, modified or otherwise changed from time to time.

“Prepetition Second Lien Notes Obligations” means (i) any and all amounts payable under or in respect of the Prepetition Second Lien Notes and the other Prepetition Second Lien Notes Documents as amended, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time (including after termination of the Prepetition Second Lien Notes), including principal, premium (if any), interest (including Post-Petition Interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuer, whether or not a claim for Post-Petition Interest is allowed or allowable in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

“Prepetition Term Facility” means the term loan facility of the Issuer reinstated under the Exit Restated Credit Agreement upon the Conversion Date.

“Prepetition Term Agent” means the administrative agent for the lenders and other secured parties with respect to the Prepetition Term Facility under the Exit Restated Credit Agreement, together with its successors and permitted assigns in such capacity under the Exit Restated Credit Agreement.

“Proceeds” has the meaning set forth in the applicable Security Agreement.

“Public Company Costs” means, as to any Person, costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and costs relating to compliance with the provisions of the Securities Act and the Exchange Act or any other comparable body of laws, rules or regulations, as companies with listed equity, directors’ compensation, fees and expense reimbursement, costs relating to enhanced accounting functions and investor relations, stockholder meetings and reports to stockholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, listing fees and other transaction costs, in each case to the extent arising solely by virtue of the listing of such Person’s equity securities on a national securities exchange or issuance of public debt securities.

“Purchase Money Obligations” means any Indebtedness incurred to finance or refinance the acquisition, leasing, expansion, construction, installation, replacement, repair or improvement of property (real or personal), equipment or assets (including Capital Stock), and whether acquired through the direct acquisition of such property or assets, or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“QIB” means any “qualified institutional buyer” as such term is defined in Rule 144A.

“Qualified Securitization Financing” means any Securitization Facility that meets the following conditions: (i) the Board of Directors shall have determined in good faith that such Securitization Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Issuer and its Restricted Subsidiaries, (ii) all sales of Securitization Assets and related assets by the Issuer or any Restricted Subsidiary to the Securitization Subsidiary or any other Person are made for fair consideration (as determined in good faith by the Issuer) and (iii) the financing terms, covenants, termination events and other provisions thereof shall be fair and reasonable terms (as determined in good faith by the Issuer) and may include Standard Securitization Undertakings.

“Rating Agencies” means S&P, Moody’s and Fitch or if no rating of S&P, Moody’s or Fitch is publicly available, as the case may be, the equivalent of such rating selected by the Issuer by any other Nationally Recognized Statistical Ratings Organization.

 “Receivables Assets” means (a) any receivable owed or payable to the Issuer or a Restricted Subsidiary subject to a Receivables Facility and the proceeds thereof and (b) all collateral securing such receivable, all contracts and contract rights, guarantees or other obligations in respect of such receivable, all records with respect to such receivable and any other assets customarily transferred together with receivable in connection with a non-recourse receivable factoring arrangement.

“Receivables Facility” means an arrangement between the Issuer or a Subsidiary and a commercial bank, an asset based lender or other financial institution or an Affiliate thereof pursuant to which (a) the Issuer or such Subsidiary, as applicable, sells (directly or indirectly) to such commercial bank, asset based lender or other financial institution (or such Affiliate) Receivables Assets and (b) the obligations of the Issuer or such Restricted Subsidiary, as applicable, thereunder are non-recourse (except for Securitization Repurchase Obligations) to the Issuer and such Subsidiary and (c) the financing terms, covenants, termination events and other provisions thereof shall be on market terms (as determined in good faith by the Issuer) and may include Standard Securitization Undertakings, and shall include any guaranty in respect of such arrangements.

“refinance” means refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell, extend or increase (including pursuant to any defeasance or discharge mechanism) and the terms “refinances,” “refinanced” and “refinancing” as used for any purpose in this Indenture shall have a correlative meaning.

“Refinancing Indebtedness” means Indebtedness that is incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness (or unutilized commitment in respect of Indebtedness) existing on the Issue Date or incurred (or established) in compliance with this Indenture (including Indebtedness of the Issuer that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of the Issuer or another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness, and Indebtedness incurred pursuant to a commitment that refinances any Indebtedness or unutilized commitment; provided, however, that:

(1)          (a) such Refinancing Indebtedness has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness being refunded, refinanced, replaced, exchanged, renewed, repaid or extended (or requires no or nominal payments in cash (other than interest payments) prior to the date that is (x) 91 days after the maturity date of the Notes, in the case of Indebtedness other than any Refinancing Indebtedness in respect of the Subsidiary Notes or (y) the maturity date of the Notes, in the case of any Refinancing Indebtedness in respect of the Subsidiary Notes); and (b) to the extent such Refinancing Indebtedness refinances Subordinated Indebtedness, such Refinancing Indebtedness is Subordinated Indebtedness, and is subordinated to the Notes on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being refinanced;

(2)          Refinancing Indebtedness shall not include:

(i)           Indebtedness of a Subsidiary of the Issuer that is not a Guarantor that refinances Indebtedness of the Issuer or a Guarantor; or

(ii)          Indebtedness of the Issuer or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary; and

(3)          such Refinancing Indebtedness is incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced, plus (y) an amount equal to any unutilized commitment relating to the Indebtedness being refinanced or otherwise then outstanding under a Credit Facility or other financing arrangement being refinanced to the extent the unutilized commitment being refinanced could be drawn in compliance with Section 3.2 hereof immediately prior to such refinancing, plus (z) accrued and unpaid interest, dividends, premiums (including tender premiums), defeasance costs, underwriting discounts, fees, costs and expenses (including original issue discount, upfront fees or similar fees) in connection with such refinancing;

provided, that clause (1)(a) above will not apply to any extension, replacement, refunding, refinancing, renewal or defeasance of any Credit Facilities or Secured Indebtedness. Refinancing Indebtedness in respect of any Credit Facility or any other Indebtedness may be incurred from time to time after the termination, discharge or repayment of any such Credit Facility or other Indebtedness.

“Regulation S” means Regulation S under the Securities Act.

“Regulation S-X” means Regulation S-X under the Securities Act.

“Regulated Subsidiary” means a Subsidiary of the Issuer as to which the consent of a governmental authority is required for any acquisition of control or change of control thereof.

“Related Taxes” means (i) any Taxes, including sales, use, transfer, rental, ad valorem, value added, stamp, property, consumption, franchise, license, capital, registration, business, customs, net worth, gross receipts, excise, occupancy, intangibles or similar Taxes and other fees and expenses (other than (x) Taxes measured by income and (y) withholding Taxes), required to be paid (provided such Taxes are in fact paid) by any Parent Entity by virtue of its:

(a)          being organized or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than, directly or indirectly, the Issuer or any of the Issuer’s Subsidiaries) or otherwise maintain its existence or good standing under applicable law,

(b)          being a holding company parent, directly or indirectly, of the Issuer or any Subsidiaries of the Issuer,

(c)          receiving dividends from or other distributions in respect of the Capital Stock of, directly or indirectly, the Issuer or any Subsidiaries of the Issuer, or

(d)          having made any payment in respect to any of the items for which the Issuer is permitted to make payments to any Parent Entity pursuant to Section 3.3; and

(e)          any Permitted Tax Amount.

“Reorganization Plan” means a plan of reorganization in the Chapter 11 Cases.

“Reorganized Frontier” means the Issuer, or any successor, by merger, consolidation, reorganization, or otherwise, to the Issuer in the form of a corporation, limited liability company, partnership, or other form, as the case may be, or a new corporation, limited liability company, or partnership that may be formed to, among other things, directly or indirectly acquire substantially all of the assets and operations of the Debtors (including by directly or indirectly acquiring substantially all of the stock of the Debtors (other than Frontier Communications Corporation)) and issue common stock to be distributed pursuant to the Plan, in each case as contemplated by the Plan, and including in the Staggered Emergence (if applicable), it being understood that Reorganized Frontier holding, directly or indirectly, substantially all of the assets and operations of the Debtors (other than the Designated Entities) as of the Conversion Date in the Staggered Emergence (if applicable) constitutes Reorganized Frontier holding, directly or indirectly, substantially all of the assets and operations of the Debtors as of the Conversion Date.

 “Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Notes” means Initial Notes and Additional Notes bearing the Restricted Notes Legend.

“Restricted Notes Legend ” means the legend set forth in Section 2.1(d)(1).

“Restricted Subsidiary” means any Subsidiary of the Issuer other than an Unrestricted Subsidiary.

“Revolver Agent” means Goldman Sachs Bank USA, in its capacity as administrative agent for the lenders and other secured parties under (x) prior to the Conversion Date, the DIP Revolver Credit Agreement, together with its successors and permitted assigns under the DIP Revolver Credit Agreement and (y) after the Conversion Date, the Exit Restated Credit Agreement with respect to the Exit Revolving Facility, together with its successors and permitted assigns under the Exit Restated Credit Agreement.

“Rule 144A” means Rule 144A under the Securities Act.

“S&P” means Standard & Poor’s Investors Ratings Services or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Sale and Leaseback Transaction” means any arrangement providing for the leasing by the Issuer or any of the Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Issuer or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“Screened Affiliate” means any Affiliate of a Holder (i) that makes investment decisions independently from such Holder and any other Affiliate of such Holder that is not a Screened Affiliate, (ii) that has in place customary information screens between it and such Holder and any other Affiliate of such Holder that is not a Screened Affiliate and such screens prohibit the sharing of information with respect to the Issuer or its Subsidiaries, (iii) whose investment policies are not directed by such Holder or any other Affiliate of such Holder that is acting in concert with such Holder in connection with its investment in the Notes, and (iv) whose investment decisions are not influenced by the investment decisions of such Holder or any other Affiliate of such Holder that is acting in concert with such Holders in connection with its investment in the Notes.

“SEC” means the Securities and Exchange Commission or any successor thereto.

“Second Lien Notes Indenture” means the indenture, dated March 19, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and among the Issuer, the guarantors party thereto, The Bank of New York Mellon, as trustee and collateral agent.

“Secured Indebtedness” means any Indebtedness secured by a Lien other than Indebtedness with respect to Cash Management Obligations.

“Secured Representative” means (i) with respect to the Obligations under the DIP Revolving Facility or Exit Revolving Facility, the Revolving Agent, (ii) with respect to the Obligations under the DIP to Exit Term Facility, the DIP to Term Exit Agent, (iii) with respect to the Obligations under the Prepetition Term Facility, the Prepetition Term Agent, (iv) with respect to the First Lien Notes Obligations, the Trustee and (v) with respect to any Series of Additional First Lien Obligations, the administrative agent, trustee or any other similar agent or Person designated a secured representative of such Series in the joinder or other relevant document.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Securitization Asset” means (a) any accounts receivable, mortgage receivables, loan receivables, royalty, franchise fee, license fee, patent or other revenue streams and other rights to payment or related assets and the proceeds thereof and (b) all collateral securing such receivable, asset or right, all contracts and contract rights, guarantees or other obligations in respect of such receivable, asset or right, lockbox accounts and records with respect to such account, asset or right and any other assets and rights customarily transferred (or in respect of which security interests are customarily granted) together with accounts, assets or rights in connection with a securitization, factoring or receivable sale transaction.

“Securitization Facility” means any of one or more securitization, financing, factoring or sales transactions, as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, pursuant to which the Issuer or any of the Restricted Subsidiaries sells, transfers, pledges or otherwise conveys any Securitization Assets (whether now existing or arising in the future) to a Securitization Subsidiary or any other Person.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any Securitization Asset or Receivables Asset or participation interest therein issued or sold in connection with, and other fees, expenses and charges (including commissions, yield, interest expense and fees and expenses of legal counsel) paid in connection with, any Qualified Securitization Financing or Receivables Facility.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets or Receivables Assets in a Qualified Securitization Financing or a Receivables Facility to repurchase or otherwise make payments with respect to Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means any Subsidiary of the Issuer in each case formed for the purpose of and that solely engages in one or more Qualified Securitization Financings or Receivables Facilities and other activities reasonably related thereto or another Person formed for this purpose.

“Security Documents” means, collectively, the DIP Security Documents and the Exit Security Documents.

“Senior Secured Credit Facility Obligations” means, collectively, “Secured Obligations” (as defined in the DIP Revolver Credit Agreement), “Secured Obligations” (as defined in the DIP to Exit Term Credit Agreement) and “Secured Obligations” (or any similar term as defined in the Exit Restated Credit Agreement).

“Senior Secured Credit Facility Secured Parties” means, collectively, “Secured Parties” (as defined in the DIP Revolver Credit Agreement), “Secured Parties” (as defined in the DIP to Exit Term Credit Agreement) and “Secured Parties” ( or any similar term as defined in the Exit Restated Credit Agreement).

“Series” means (a) with respect to the First Lien Secured Parties, each of (i) the Senior Secured Credit Facility Secured Parties (in their capacities as such) with respect to the DIP Revolving Facility, (ii) the Senior Secured Credit Facility Secured Parties (in their capacities as such) with respect to the DIP to Exit Term Facility, (iii) the Senior Secured Credit Facility Secured Parties (in their capacities as such) with respect to the Exit Restated Credit Agreement, (iv) the Notes Secured Parties (in their capacity as such) and (v) the Additional First Lien Secured Parties that become subject to the Security Documents after the Issue Date that are represented by a common representative (in its capacity as such for such Additional First Lien Secured Parties) and (b) with respect to any First Lien Obligations, each of (i) the Senior Secured Credit Facility Obligations with respect to the DIP Revolving Facility, (ii) the Senior Secured Credit Facility Obligations with respect to the DIP to Exit Term Facility, (iii) the Senior Secured Credit Facility Obligations with respect to the Exit Restated Credit Agreement, (iv) the First Lien Notes Obligations and (v) the Additional First Lien Obligations incurred pursuant to any applicable agreement, which, pursuant to any joinder agreement, are to be represented under the Security Documents by a common representative (in its capacity as such for such Additional First Lien Obligations).

“Settlement” means the transfer of cash or other property with respect to any credit or debit card charge, check or other instrument, electronic funds transfer, or other type of paper-based or electronic payment, transfer, or charge transaction for which a Person acts as a processor, remitter, funds recipient or funds transmitter in the ordinary course of its business.

“Settlement Asset” means any cash, receivable or other property, including a Settlement Receivable, due or conveyed to a Person in consideration for a Settlement made or arranged, or to be made or arranged, by such Person or an Affiliate of such Person.

“Settlement Indebtedness” means any payment or reimbursement obligation in respect of a Settlement Payment.

“Settlement Lien” means any Lien relating to any Settlement or Settlement Indebtedness (and may include, for the avoidance of doubt, the grant of a Lien in or other assignment of a Settlement Asset in consideration of a Settlement Payment, Liens securing intraday and overnight overdraft and automated clearing house exposure, and similar Liens).

“Settlement Payment” means the transfer, or contractual undertaking (including by automated clearing house transaction) to effect a transfer, of cash or other property to effect a Settlement.

“Settlement Receivable” means any general intangible, payment intangible, or instrument representing or reflecting an obligation to make payments to or for the benefit of a Person in consideration for a Settlement made or arranged, or to be made or arranged, by such Person.

“Shared Collateral” means, at any time, Exit Collateral in which the holders of at least one Series of the First Lien Obligations (or the Collateral Agent or their Secured Representative) and the holders of at least one series of the Junior Lien Obligations (or their Junior Lien Collateral Agent or Junior Lien Representative) hold a Lien securing such obligations at such time (or, in the case of the First Lien Obligations, are deemed to hold a Lien or are granted a Lien as contemplated in the Junior Intercreditor Agreement).

“Short Derivative Instrument” means a Derivative Instrument (i) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with positive changes to the Performance References and/or (ii) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with negative changes to the Performance References.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02(w)(2) of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means (a) any businesses, services or activities engaged in by the Issuer or any of its Subsidiaries or any Associates on the Issue Date, (b) any businesses, services and activities engaged in by the Issuer or any of its Subsidiaries or any Associates that are related, complementary, incidental, ancillary or similar to any of the foregoing or are extensions or developments of any thereof, and (c) a Person conducting a business, service or activity specified in clauses (a) and (b), and any Subsidiary thereof. For the avoidance of doubt, any Person that invests in or owns Capital Stock or Indebtedness of another Person that is engaged in a Similar Business shall be deemed to be engaged in a Similar Business.

“Specified Collateral Party” means, individually or collectively, as the context requires, the Issuer, Frontier Iowa and Frontier Video Services Inc.

“Staggered Emergence” means the Designated Entities are not Subsidiaries of New Frontier Issuer on the Conversion Date and remain in bankruptcy on the Conversion Date whereas the Issuer’s other Subsidiaries emerge from bankruptcy, and any related transactions to implement or facilitate such transactions or arrangements. For the avoidance of doubt, if the Issuer undertakes the Staggered Emergence, after the Conversion Date, until Frontier Communications Corporation’s equity interests in the Designated Entities are reinstated in accordance with Article III G of the Acceptable Reorganization Plan and each such Designated Entity has become a Subsidiary of the Reorganized Frontier in accordance with clause (1) of Article IIIG, none of the Designated Entities shall be considered a Subsidiary of the Reorganized Frontier.

“Standard Securitization Undertakings” means representations, warranties, covenants, guarantees and indemnities entered into by the Issuer or any Subsidiary of the Issuer which the Issuer has determined in good faith to be customary in a Securitization Facility or Receivables Facility, including those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking or, in the case of a Receivables Facility, a non-credit related recourse accounts receivable factoring arrangement.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means, with respect to any person, any Indebtedness (whether outstanding on the Issue Date or thereafter incurred) which is expressly subordinated in right of payment to the Notes pursuant to a written agreement.

“Subsidiary” means, with respect to any Person:

(1)         any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof;

(2)         any partnership, joint venture, limited liability company or similar entity of which:

(a)          more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership interests or otherwise; and

(b)          such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity; or

(3)          at the election of the Issuer, any partnership, joint venture, limited liability company or similar entity of which such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary Notes” means collectively, the (i) 8.500% Secured Debentures due November 15, 2031, issued under that certain Indenture, dated as of June 1, 1940 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time) by and among GTE Southwest Incorporated, as issuer, and NCNB Texas National Bank, as trustee, (ii) 6.750% Unsecured Debentures due May 15, 2027, issued under that certain Indenture, dated as of December 1, 1993 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time) by and among GTE California Incorporated, as issuer, and U.S. Bank Trust National Association, as successor trustee to Bank of America National Trust and Savings Association, (iii) 6.730% Unsecured Debentures due February 15, 2028, issued under that certain Indenture, dated as of January 1, 1994 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time) by and among GTE North Incorporated, as issuer, and The First National Bank of Chicago, as trustee, (iv) 6.860% Unsecured Debentures due February 2, 2028, issued under that certain Indenture, dated as of November 1, 1993 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time) by and among GTE Florida Incorporated, as issuer, and The Bank of New York, as successor trustee to NationsBank of Georgia, National Association, as trustee, and (v) 8.400% Unsecured Debentures due October 15, 2029, represented by the Debentures, dated as of October 25, 1989, and issued by The Chesapeake and Potomac Telephone Company of West Virginia pursuant to a Purchase Agreement dated October 1989 with the purchasers, in each case that are issued and outstanding on the Issue Date.

“Takeback Debt” means the issuance of Indebtedness on the Effective Date by one or more of the Reorganized Debtors to holders of Existing Unsecured Notes, in a principal amount of up to $750 million pursuant to the terms of the Plan.

“Taxes” means all present and future taxes, levies, imposts, deductions, charges, duties and withholdings and any charges of a similar nature (including interest, penalties and other liabilities with respect thereto) that are imposed by any government or other taxing authority.

“Total Assets” means, as of any date, the total consolidated assets of the Issuer and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent consolidated balance sheet of the Issuer and its Restricted Subsidiaries, determined on a pro forma basis in a manner consistent with the definition of “Consolidated Total Leverage Ratio.”

“Transaction Expenses” means any fees, costs and expenses (including all legal, accounting and other professional fees, costs and expenses) incurred or paid by the Issuer or any Restricted Subsidiary associated or in connection with the Transactions.

“Transactions” means, collectively, the Financing Transactions, together with the effectiveness of the Plan and the consummation of the transactions contemplated thereby, including the Corporate Reorganization and the Staggered Emergence, if applicable.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

“Trust Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter relating to this Indenture is referred because of such Person’s knowledge of and familiarity with the particular subject and who, in each case, shall have direct responsibility for the administration of this Indenture.

“Trustee” means Wilmington Trust, National Association, together with its successors and assigns.

“UCC” means the Uniform Commercial Code (or equivalent statute) as in effect from time to time in the State of New York; provided, however, that at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of a collateral agent’s security interest in any item or portion of the collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“Unrestricted Subsidiary” means:

(1)          any Subsidiary of the Issuer that at the time of determination is an Unrestricted Subsidiary (as designated by the Issuer in the manner provided below); and

(2)          any Subsidiary of an Unrestricted Subsidiary.

The Company may designate any Subsidiary of the Issuer, (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger, consolidation or other business combination transaction, or Investment therein), to be an Unrestricted Subsidiary only if:

(1)          at the time of such designation, such Subsidiary or any of its Subsidiaries does not own any Capital Stock of the Issuer or any other Subsidiary of the Issuer which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary; and

(2)          such designation and the Investment, if any, of the Issuer in such Subsidiary complies with Section 3.3.

“U.S. Government Obligations” means securities that are (1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally Guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the quotient (in number of years) obtained by dividing:

(1)          the sum of the products obtained by multiplying (i) the number of years (calculated to the nearest one-twelfth) from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock, by (ii) the amount of such payment, by

(2)          the sum of all such payments;

provided that, for purposes of determining the Weighted Average Life to Maturity of any Indebtedness, the effects of any prepayments or amortization made on such Indebtedness prior to the date of such determination will be disregarded.

“Wholly Owned Domestic Subsidiary” means a Domestic Subsidiary of the Issuer, all of the Capital Stock of which is owned by the Issuer or a Guarantor.

SECTION 1.2.       Other Definitions.

Term	Defined in Section

“Acceptable Commitment”	3.5(a)(3)(ii)

“Accounting Change”	“GAAP”

“Accredited Investor Note”	2.1(b)

“Action”	12.7(v)

“Additional Restricted Notes”	2.1(b)

“Advance Offer”	3.5(a)

“Advance Portion”	3.5(a)

“Affiliate Transaction”	3.8(a)

“Agent Members”	2.1(e)(2)

“Applicable Premium Deficit”	8.4(1)

“Approved Foreign Bank”	“Cash Equivalents”

“Asset Disposition Offer”	3.5(a)

“Authenticating Agent”	2.2

“Basket Period”	3.3(a)(ii)(A)

“CERCLA”	12.7(q)

“Change of Control Offer”	3.9(a)

“Change of Control Payment”	3.9(a)

“Change of Control Payment Date”	3.9(a)(2)

“Clearstream”	2.1(b)

“Collateral Advance Offer”	3.5(a)

“Collateral Advance Portion”	3.5(a)

“Collateral Asset Disposition Offer”	3.5(a)

“Collateral Excess Proceeds”	3.5(a)

“Covenant Defeasance”	8.3

“Declined Collateral Excess Proceeds”	3.5(a)

Term	Defined in Section

“Declined Excess Proceeds”	3.5(b)

“Default Direction”	6.2

“Defaulted Interest”	2.15

“Directing Holder”	6.2

“equity incentives”	“Consolidated Net Income”

“Euroclear”	2.1(b)

“Event of Default”	6.1(a)

“Excess Proceeds”	3.5(a)

“Foreign Disposition”	3.5(c)(i)

“Global Notes”	2.1(b)

“Guaranteed Obligations”	10.1

“Increased Amount”	3.6

“Initial Agreement”	3.4(b)(16)

“Initial Default”	6.1(b)

“Initial Lien”	3.6

“Institutional Accredited Investor Global Notes”	2.1(b)

“Institutional Accredited Investor Notes”	2.1(b)

“Issuer Order”	2.2

“Judgment Currency”	13.19

“LCT Election”	1.3(c)

“LCT Public Offer”	1.3(c)

“LCT Test Date”	1.3(c)

“Legal Defeasance”	8.2

“Legal Holiday”	13.6

“Notes Register”	2.3

Term	Defined in Section

“Noteholder Direction”	6.2

“Noteholder Website”	3.10(c)

“Other Guarantee”	10.2(b)(5)

“Performance References”	“Derivative Instrument”

“Permitted Debt”	3.2(b)

“Permitted Payment”	3.3(b)

“Position Representation”	6.2

“primary obligations”	“Contingent Obligations”

“primary obligor”	“Contingent Obligations”

“Proceeds Application Period”	3.5(a)(3)

“protected purchaser”	2.11

“Redemption Date”	5.7(a)

“Refunding Capital Stock”	3.3(b)(2)

“Registrar”	2.3

“Regulation S Global Note”	2.1(b)

“Regulation S Notes”	2.1(b)

“Related Person”	12.7(b)

“Resale Restriction Termination Date”	2.6(b)

“Reserved Indebtedness Amount”	3.2(c)(9)

“Restricted Payment”	3.3(a)

“Restricted Period”	2.1(b)

“Reversion Date”	3.20

“Rule 144A Global Note”	2.1(b)

“Rule 144A Notes”	2.1(b)

Term	Defined in Section

“Security Document Order”	12.7(r)

“Special Interest Payment Date”	2.15(a)

“Special Mandatory Redemption”	5.9(a)

“Special Mandatory Redemption Date”	5.9(b)

“Special Mandatory Redemption Notice”	5.9(b)

“Special Mandatory Redemption Price”	5.9(a)

“Special Record Date”	2.15(a)

“Special Termination Date”	5.9(a)

“Successor Company”	4.1(a)(1)

“Suspended Covenants”	3.20

“Suspension Period”	3.20

“Treasury Capital Stock”	3.3(b)(2)

“Verification Covenant”	6.2

SECTION 1.3.      Rules of Construction.

(a)          Unless the context otherwise requires:

(1)          a term has the meaning assigned to it;

(2)          an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3)          “or” is not exclusive;

(4)          “including” means including without limitation;

(5)          words in the singular include the plural and words in the plural include the singular;

(6)          “will” shall be interpreted to express a command;

(7)          the principal amount of any non‑interest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the Issuer dated such date prepared in accordance with GAAP;

(8)          the principal amount of any preferred stock shall be (i) the maximum liquidation value of such preferred stock or (ii) the maximum mandatory redemption or mandatory repurchase price with respect to such preferred stock, whichever is greater;

(9)          all amounts expressed in this Indenture or in any of the Notes in terms of money refer to the lawful currency of the United States of America;

(10)        the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision;

(11)        except as otherwise stated, (a) references herein to Articles, Sections and Exhibit mean the Articles and Sections of and Exhibits to this Indenture and (b) each reference herein to a particular Article or Section includes the Sections, subsections and paragraphs subsidiary thereto; and

(12)        unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

(b)          Notwithstanding anything to the contrary herein, in the event an item of Indebtedness (or any portion thereof) is incurred or issued, any Lien is incurred or other transaction is undertaken in reliance on any ratio based exception, threshold and baskets, such ratio(s) shall be calculated with respect to such incurrence, issuance or other transaction without giving effect to amounts being utilized under any other exceptions, thresholds or baskets under the same covenant (other than ratio based baskets) on the same date. Each item of Indebtedness that is incurred or issued, each Lien incurred and each other transaction undertaken will be deemed to have been incurred, issued or taken first, to the extent available, pursuant to the relevant ratio based test.

Notwithstanding anything to the contrary herein, in the event an item of Indebtedness (or any portion thereof) is incurred or issued, any Lien is incurred or other transaction is undertaken in reliance on any ratio based exceptions, thresholds and baskets, such ratio(s) shall be calculated without regard to the incurrence of any Indebtedness under any revolving facility or letter of credit facility immediately prior to or in connection therewith.

Any calculation or measure that is determined with reference to the Issuer’s financial statements (including Consolidated EBITDA, Consolidated Interest Expense, Consolidated Net Income, Fixed Charges, Consolidated First Lien Secured Leverage Ratio and Consolidated Total Leverage Ratio) may be determined with reference to the financial statements of a Parent Entity instead, so long as such Parent Entity does not hold any material assets other than, directly or indirectly, the Capital Stock of the Issuer.

For purposes of making any computation referred to above, any Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and disposed or discontinued operations that have been made by the Issuer or any of its Restricted Subsidiaries, during the reference period or subsequent to the reference period and on or prior to or simultaneously with the calculation date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and disposed or discontinued operations (and the change in any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged or amalgamated with or into the Issuer or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation or disposed or discontinued operation that would have required adjustment pursuant to this definition, then the computation shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, amalgamation, consolidation or disposed operation had occurred at the beginning of the reference period. For the avoidance of doubt, if the Issuer undertakes the Staggered Emergence, then the computation for so long as a Designated Entity is not Restricted Subsidiary shall be calculated as if such Designated Entity had been disposed of at the beginning of the reference period.

Whenever pro forma effect is to be given to a transaction (including the Transactions), the pro forma calculations shall be made in good faith by a responsible financial or chief accounting officer of the Issuer (and may include, for the avoidance of doubt, cost savings, operating expenses reductions and synergies resulting from such transactions which is being given pro forma effect).

(c)          When calculating the availability under any basket or ratio under this Indenture or compliance at any time following the Conversion Date with any provision of this Indenture in connection with any Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the incurrence, issuance or assumption of Indebtedness and the use of proceeds thereof, the incurrence or creation of Liens, repayments, Restricted Payments and Asset Dispositions), in each case, at the option of the Issuer (the Issuer’s election to exercise such option, an “LCT Election”), the date of determination for availability under any such basket or ratio and whether any such action or transaction is permitted (or any requirement or condition therefor is complied with or satisfied (including as to the absence of any continuing Default or Event of Default)) under this Indenture shall be deemed to be the date occurring at any time following the Conversion Date (the “LCT Test Date”) either (a) the definitive agreement for such Limited Condition Transaction is entered into (or, if applicable, the date of delivery of an irrevocable declaration of a Restricted Payment or similar event), or (b) solely in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers applies, the date on which a “Rule 2.7 announcement” of a firm intention to make an offer (or equivalent announcement in another jurisdiction) (an “LCT Public Offer”) in respect of a target of a Limited Condition Transaction and, in each case, if, after giving pro forma effect to the Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the incurrence, issuance or assumption of Indebtedness and the use of proceeds thereof, the incurrence or creation of Liens, repayments, Restricted Payments and Asset Dispositions) and any related pro forma adjustments, the Issuer or any of its Restricted Subsidiaries would have been permitted to take such actions or consummate such transactions on the relevant LCT Test Date in compliance with such ratio, test or basket (and any related requirements and conditions), such ratio, test or basket (and any related requirements and conditions) shall be deemed to have been complied with (or satisfied) for all purposes (in the case of Indebtedness, for example, whether such Indebtedness is committed, issued, assumed or incurred at the LCT Test Date or at any time thereafter); provided, that (a) if financial statements for one or more subsequent fiscal quarters shall have become available, the Issuer may elect, in its sole discretion, to redetermine all such ratios, tests or baskets on the basis of such financial statements, in which case, such date of redetermination shall thereafter be the applicable LCT Test Date for purposes of such ratios, tests or baskets, and (b) except as contemplated in the foregoing clause (a), compliance with such ratios, test or baskets (and any related requirements and conditions) shall not be determined or tested at any time after the applicable LCT Test Date for such Limited Condition Transaction and any actions or transaction related thereto (including acquisitions, Investments, the incurrence, issuance or assumption of Indebtedness and the use of proceeds thereof, the incurrence or creation of Liens, repayments, Restricted Payments and Asset Dispositions).

For the avoidance of doubt, if the Issuer has made an LCT Election, (1) if any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date would at any time after the LCT Test Date have been exceeded or otherwise failed to have been complied with as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in Consolidated EBITDA or Total Assets of the Issuer or the Person subject to such Limited Condition Transaction, such baskets, tests or ratios will not be deemed to have been exceeded or failed to have been complied with as a result of such fluctuations; (2) if any related requirements and conditions (including as to the absence of any continuing Default or Event of Default) for which compliance or satisfaction was determined or tested as of the LCT Test Date would at any time after the LCT Test Date not have been complied with or satisfied (including due to the occurrence or continuation of an Default or Event of Default), such requirements and conditions will not be deemed to have been failed to be complied with or satisfied (and such Default or Event of Default shall be deemed not to have occurred or be continuing); and (3) in calculating the availability under any ratio, test or basket in connection with any action or transaction unrelated to such Limited Condition Transaction following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement or date for redemption, purchase or repayment specified in an irrevocable notice for such Limited Condition Transaction is terminated, expires or passes (or, if applicable, the irrevocable notice is terminated, expires or passes or, as applicable, the offer in respect of an LCT Public Offer for, such acquisition is terminated), as applicable, without consummation of such Limited Condition Transaction, any such ratio, test or basket shall be determined or tested giving pro forma effect to such Limited Condition Transaction.

ARTICLE II

THE NOTES

SECTION 2.1.       Form, Dating and Terms.

(a)          The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited. The Initial Notes issued on the date hereof will be in an aggregate principal amount of $1,150,000,000. In addition, the Issuer may issue, from time to time in accordance with the provisions of this Indenture, Additional Notes (as provided herein). Furthermore, Notes may be authenticated and delivered upon registration of transfer, exchange or in lieu of, other Notes pursuant to Sections 2.2, 2.6, 2.11, 2.13, 5.6 or 5.9, in connection with an Asset Disposition Offer, Collateral Asset Disposition Offer or Collateral Advance Offer pursuant to Section 3.5 or in connection with a Change of Control Offer pursuant to Section 3.9.

Notwithstanding anything to the contrary contained herein, the Issuer may not issue any Additional Notes, unless such issuance is in compliance with Section 3.2.

With respect to any Additional Notes, the Issuer shall set forth in one or more indentures supplemental hereto, the following information:

(A)         the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture;

(B)         the issue price and the issue date of such Additional Notes, including the date from which interest shall accrue; and

(C)         whether such Additional Notes shall be Restricted Notes.

In authenticating and delivering Additional Notes, the Trustee shall be entitled to receive and shall be fully protected in relying upon, in addition to the Opinion of Counsel and Officer’s Certificate required by Section 14.2, an Opinion of Counsel as to the due authorization, execution, delivery, validity and enforceability of such Additional Notes.

The Initial Notes and the Additional Notes shall be considered collectively as a single class for all purposes of this Indenture, provided that any Additional Notes will not be issued with the same CUSIP, ISIN or other identifying number as the Initial Notes unless such Additional Notes are fungible with the Initial Notes for U.S. federal income tax purposes, or if the Issuer otherwise determines that any Additional Notes should be differentiated from any other Notes.  Holders of the Initial Notes and the Additional Notes will vote and consent together on all matters to which such Holders are entitled to vote or consent as one class, and none of the Holders of the Initial Notes or the Additional Notes shall have the right to vote or consent as a separate class on any matter to which such Holders are entitled to vote or consent.

(b)          The Initial Notes are being offered and sold by the Issuer pursuant to a Purchase Agreement, dated October 1, 2020, among the Issuer, the guarantors set forth in Schedule 2 thereto and Goldman Sachs & Co. LLC as representative for the several Initial Purchasers.  The Initial Notes and any Additional Notes (if issued as Restricted Notes) (the “Additional Restricted Notes”) will be resold initially only to (A) Persons they reasonably believed to be QIBs in reliance on Rule 144A and (B) Non‑U.S. Persons in reliance on Regulation S.  Such Initial Notes and Additional Restricted Notes may thereafter be transferred to, among others, persons reasonably believed to be QIBs, purchasers in reliance on Regulation S, and AIs and IAIs in accordance with Rule 501 under the Securities Act in each case, in accordance with the procedure described herein.  Additional Notes offered after the date hereof may be offered and sold by the Issuer from time to time pursuant to one or more purchase agreements in accordance with applicable law.

Initial Notes and Additional Restricted Notes offered and sold to persons reasonably believed to be QIBs in the United States of America in reliance on Rule 144A (the “Rule 144A Notes”) shall be issued in the form of a permanent global Note substantially in the form of Exhibit A, which is hereby incorporated by reference and made a part of this Indenture, including appropriate legends as set forth in Section 2.1(d) (the “Rule 144A Global Note”), deposited with the Trustee, as custodian for DTC, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided.  The Rule 144A Global Note may be represented by more than one certificate if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate.  The aggregate principal amount of the Rule 144A Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for DTC or its nominee, as hereinafter provided.

Initial Notes and any Additional Restricted Notes offered and sold to non-U.S. Persons outside the United States of America (the “Regulation S Notes”) in reliance on Regulation S shall be issued in the form of a permanent global Note substantially in the form of Exhibit A including appropriate legends as set forth in Section 2.1(d) (the “Regulation S Global Note”).  Each Regulation S Global Note will be deposited upon issuance with, or on behalf of, the Trustee as custodian for DTC in the manner described in this Article II.  Prior to the 40th day after the later of the commencement of the offering of the Initial Notes and the Issue Date (such period through and including such 40th day, the “Restricted Period”), interests in the Regulation S Global Note may only be transferred to non‑U.S. persons pursuant to Regulation S, unless exchanged for interests in a Global Note in accordance with the transfer and certification requirements described herein.

Investors may hold their interests in the Regulation S Global Note through organizations other than Euroclear Bank S.A./N.V. (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream”) that are participants in DTC’s system or directly through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations which are participants in such systems.  If such interests are held through Euroclear or Clearstream, Euroclear and Clearstream will hold such interests in the applicable Regulation S Global Note on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries.  Such depositaries, in turn, will hold such interests in the applicable Regulation S Global Note in customers’ securities accounts in the depositaries’ names on the books of DTC.

The Regulation S Global Note may be represented by more than one certificate if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate.  The aggregate principal amount of the Regulation S Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for DTC or its nominee, as hereinafter provided.

Initial Notes and Additional Restricted Notes resold to IAIs (the “Institutional Accredited Investor Notes”) in the United States of America shall be issued in the form of a permanent global Note substantially in the form of Exhibit A including appropriate legends as set forth in Section 2.1(d) (the “Institutional Accredited Investor Global Note”) deposited with the Trustee, as custodian for DTC, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided. The Institutional Accredited Investor Global Note may be represented by more than one certificate, if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate. The aggregate principal amount of the Institutional Accredited Investor Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for DTC or its nominee, as hereinafter provided.

Initial Notes and Additional Restricted Notes resold to AIs in the United States of America will be issued in the form of a Definitive Note substantially in the form of Exhibit A including the legend as set forth in Section 2.1(d) (an “Accredited Investor Note”).

The Rule 144A Global Note, the Regulation S Global Note and the Institutional Accredited Investor Global Note are sometimes collectively herein referred to as the “Global Notes.”

The principal of (and premium, if any) and interest on the Notes shall be payable at the office or agency of the Paying Agent designated by the Issuer maintained for such purpose (which shall initially be the office of the Trustee maintained for such purpose), or at such other office or agency of the Issuer as may be maintained for such purpose pursuant to Section 2.3; provided, however, that, at the option of the Paying Agent, each installment of interest may be paid by (i) check mailed to addresses of the Persons entitled thereto as such addresses shall appear on the Notes Register or (ii) wire transfer to an account located in the United States maintained by the payee, subject to the last sentence of this paragraph.  Payments in respect of Notes represented by a Global Note (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by DTC.  Payments in respect of Notes represented by Definitive Notes (including principal, premium, if any, and interest) held by a Holder of at least $1,000,000 aggregate principal amount of Notes represented by Definitive Notes will be made in accordance with the Notes Register, or by wire transfer to a Dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee or Paying Agent, as applicable, may accept in its discretion).

The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage, in addition to those set forth on Exhibit A and in Section 2.1(d) .  The Issuer shall approve any notation, endorsement or legend on the Notes.  Each Note shall be dated the date of its authentication.  The terms of the Notes set forth in Exhibit A are part of the terms of this Indenture and, to the extent applicable, the Issuer, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to be bound by such terms.

(c)          Denominations.  The Notes shall be issuable only in fully registered form in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

(d)          Restrictive and Global Note Legends.

(1)          Unless and until (i) an Initial Note or an Additional Note issued as a Restricted Note is sold under an effective registration statement or (ii) the Issuer receive an Opinion of Counsel satisfactory to the Issuer to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act, the Rule 144A Global Note, the Regulation S Global Note, the Institutional Accredited Investor Global Note and the Accredited Investor Note shall each bear the following legend on the face thereof:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY)] [OR, IN THE CASE OF REGULATION S NOTES: 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE DATE ON WHICH THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S) IN RELIANCE ON REGULATION S], ONLY (A) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D) OR (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/ OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.

(2)          Each Global Note, whether or not an Initial Note, shall bear the following legend on the face thereof:

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE ISSUER OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

In the case of the Regulation S Global Note:  BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.

(e)          Book-Entry Provisions.  (i) This Section 2.1(e) shall apply only to Global Notes deposited with the Trustee, as custodian for DTC, and for which the applicable procedures of DTC shall govern.

(1)          Each Global Note initially shall (x) be registered in the name of DTC or the nominee of DTC, (y) be delivered to the Notes Custodian for DTC and (z) bear legends as set forth in Section 2.1(d)(2).  Transfers of a Global Note (but not a beneficial interest therein) will be limited to transfers thereof in whole, but not in part, to DTC, its successors or its respective nominees, except as set forth in Section 2.1(e)(4) and (f).  If a beneficial interest in a Global Note is transferred or exchanged for a beneficial interest in another Global Note, the Notes Custodian will (x) record a decrease in the principal amount of the Global Note being transferred or exchanged equal to the principal amount of such transfer or exchange and (y) record a like increase in the principal amount of the other Global Note.  Any beneficial interest in one Global Note that is transferred to a Person who takes delivery in the form of an interest in another Global Note, or exchanged for an interest in another Global Note, will, upon transfer or exchange, cease to be an interest in such Global Note and become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer and exchange restrictions, if any, and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest.

(2)          Members of, or participants in, DTC (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by DTC or by the Notes Custodian as the custodian of DTC or under such Global Note, and DTC may be treated by the Issuer, the Trustee and any agent of the Issuer or the Trustee as the absolute owner of such Global Note for all purposes whatsoever.  Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee or any agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its Agent Members, the operation of customary practices of DTC governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

(3)          In connection with any transfer of a portion of the beneficial interest in a Global Note pursuant to Section 2.1(f) to beneficial owners who are required to hold Definitive Notes, the Notes Custodian shall reflect on its books and records the date and a decrease in the principal amount of such Global Note in an amount equal to the principal amount of the beneficial interest in the Global Note to be transferred, and the Issuer shall execute, and the Trustee shall authenticate and make available for delivery, one or more Definitive Notes of like tenor and amount.

(4)          In connection with the transfer of an entire Global Note to beneficial owners pursuant to Section 2.1(f), such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Issuer shall execute, and the Trustee shall authenticate and make available for delivery, to each beneficial owner identified by DTC in exchange for its beneficial interest in such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations.

(5)          The registered Holder of a Global Note may grant proxies and otherwise authorize any person, including Agent Members and persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(6)          Any Holder of a Global Note shall, by acceptance of such Global Note, agree that transfers of beneficial interests in such Global Note may be effected only through a book‑entry system maintained by (i) the Holder of such Global Note (or its agent) or (ii) any holder of a beneficial interest in such Global Note, and that ownership of a beneficial interest in such Global Note shall be required to be reflected in a book entry.

(f)           Definitive Notes.  Except as provided below, owners of beneficial interests in Global Notes will not be entitled to receive Definitive Notes.  Definitive Notes shall be transferred to all beneficial owners in exchange for their beneficial interests in a Global Note if (A) DTC notifies the Issuer that it is unwilling or unable to continue as Depositary for such Global Note or DTC ceases to be a clearing agency registered under the Exchange Act, at a time when DTC is required to be so registered in order to act as depositary, and in each case a successor depositary is not appointed by the Issuer within 120 days of such notice, (B) the Issuer in their sole discretion executes and deliver to the Trustee and Registrar an Officer’s Certificate stating that such Global Note shall be so exchangeable or (C) an Event of Default has occurred and is continuing and the Registrar has received a written request from DTC.  In the event of the occurrence of any of the events specified in the second preceding sentence or in clause (A), (B) or (C) of the preceding sentence, the Issuer shall promptly make available to the Registrar a reasonable supply of Definitive Notes.  In addition, any Note transferred to an affiliate (as defined in Rule 405 under the Securities Act) of the Issuer or evidencing a Note that has been acquired by an affiliate in a transaction or series of transactions not involving any public offering must, until one year after the last date on which the Issuer or any of its Affiliates was an owner of the Note, be in the form of a Definitive Note and bear the legend regarding transfer restrictions in Section 2.1(d)(1).  If required to do so pursuant to any applicable law or regulation, beneficial owners may also obtain Definitive Notes in exchange for their beneficial interests in a Global Note upon written request in accordance with DTC’s and the Registrar’s procedures.

(1)          Any Definitive Note delivered in exchange for an interest in a Global Note pursuant to Section 2.1(e) shall, except as otherwise provided by Section 2.6(d), bear the applicable legend regarding transfer restrictions applicable to the Global Note set forth in Section 2.1(d)(1).

(2)          If a Definitive Note is transferred or exchanged for a beneficial interest in a Global Note, the Trustee will (x) cancel such Definitive Note, (y) record an increase in the principal amount of such Global Note equal to the principal amount of such transfer or exchange and (z) in the event that such transfer or exchange involves less than the entire principal amount of the canceled Definitive Note, the Issuer shall execute, and the Trustee shall authenticate and make available for delivery, to the transferring Holder a new Definitive Note representing the principal amount not so transferred.

(3)          If a Definitive Note is transferred or exchanged for another Definitive Note, (x) the Trustee will cancel the Definitive Note being transferred or exchanged, (y) the Issuer shall execute, and the Trustee shall authenticate and make available for delivery, one or more new Definitive Notes in authorized denominations having an aggregate principal amount equal to the principal amount of such transfer or exchange to the transferee (in the case of a transfer) or the Holder of the canceled Definitive Note (in the case of an exchange), registered in the name of such transferee or Holder, as applicable, and (z) if such transfer or exchange involves less than the entire principal amount of the canceled Definitive Note, the Issuer shall execute, and the Trustee shall authenticate and make available for delivery to the Holder thereof, one or more Definitive Notes in authorized denominations having an aggregate principal amount equal to the untransferred or unexchanged portion of the canceled Definitive Notes, registered in the name of the Holder thereof.

(4)          Notwithstanding anything to the contrary in this Indenture, in no event shall a Definitive Note be delivered upon exchange or transfer of a beneficial interest in the Regulation S Global Note prior to the end of the Restricted Period.

SECTION 2.2.      Execution and Authentication. One Officer of the Issuer shall sign the Notes for the Issuer by manual, facsimile or electronic signature.  If any Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid until an authorized officer of the Trustee authenticates manually the Note.  The signature of the Trustee on a Note shall be conclusive evidence that such Note has been duly and validly authenticated and issued under this Indenture.  A Note shall be dated the date of its authentication.

At any time and from time to time after the execution and delivery of this Indenture, the Trustee shall authenticate and make available for delivery:  (1) Initial Notes for original issue on the Issue Date in an aggregate principal amount of $1,150,000,000, and (2) subject to the terms of this Indenture, Additional Notes for original issue in an unlimited principal amount, in each case upon a written order of the Issuer signed by an Officer of the Issuer (the “Issuer Order”). Such Issuer Order shall specify whether the Notes will be in the form of Definitive Notes or Global Notes, the amount of the Notes to be authenticated, the date on which the original issue of Notes is to be authenticated, the Holder of the Notes and whether the Notes are to be Initial Notes or Additional Notes.

The Trustee may appoint an agent (the “Authenticating Agent”) reasonably acceptable to the Issuer to authenticate the Notes.  Any such appointment shall be evidenced by an instrument signed by a Trust Officer, a copy of which shall be furnished to the Issuer.  Unless limited by the terms of such appointment, any such Authenticating Agent may authenticate Notes whenever the Trustee may do so.  Each reference in this Indenture to authentication by the Trustee includes authentication by the Authenticating Agent.  An Authenticating Agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

In case the Issuer or any Guarantor, pursuant to Article IV or Section 10.2, as applicable, shall be consolidated or merged with or into any other Person or shall convey, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety to any Person, and the successor Person resulting from such consolidation, or surviving such merger, or into which the Issuer or any Guarantor shall have been merged, or the Person which shall have received a conveyance, transfer, lease or other disposition as aforesaid, shall have executed an indenture supplemental hereto with the Trustee pursuant to Article IV, any of the Notes authenticated or delivered prior to such consolidation, merger, conveyance, transfer, lease or other disposition may (but shall not be required), from time to time, at the request of the successor Person, be exchanged for other Notes executed in the name of the successor Person with such changes in phraseology and form as may be appropriate to reflect such successor Person, but otherwise in substance of like tenor as the Notes surrendered for such exchange and of like principal amount; and the Trustee, upon the Issuer Order of the successor Person, shall authenticate and make available for delivery Notes as specified in such order for the purpose of such exchange.  If Notes shall at any time be authenticated and delivered in any new name of a successor Person pursuant to this Section 2.2 in exchange or substitution for or upon registration of transfer of any Notes, such successor Person, at the option of the Holders but without expense to them, shall provide for the exchange of all Notes at the time outstanding for Notes authenticated and delivered in such new name.

SECTION 2.3.      Registrar and Paying Agent.  The Issuer shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and an office or agency where Notes may be presented for payment.  The Registrar shall keep a register of the Notes and of their transfer and exchange (the “Notes Register”).  The Issuer may have one or more co-registrars and one or more additional paying agents.  The term “Paying Agent” includes any additional paying agent and the term “Registrar” includes any co-registrar.

The Issuer shall enter into an appropriate agency agreement with any Registrar or Paying Agent not a party to this Indenture.  The agreement shall implement the provisions of this Indenture that relate to such agent.  The Issuer shall notify the Trustee in writing of the name and address of each such agent.  If the Issuer fails to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.7.  The Issuer or any Guarantor may act as Paying Agent, Registrar or Transfer Agent.

The Issuer initially appoints DTC to act as Depositary with respect to the Global Notes.  The Issuer initially appoints the Trustee as Registrar and Paying Agent for the Notes.  The Issuer may change any Registrar or Paying Agent without prior notice to the Holders, but upon written notice to such Registrar or Paying Agent and to the Trustee; provided, however, that no such removal shall become effective until (i) acceptance of any appointment by a successor as evidenced by an appropriate agreement entered into by the Issuer and such successor Registrar or Paying Agent, as the case may be, and delivered to the Trustee and the passage of any waiting or notice periods required by DTC procedures or (ii) written notification to the Trustee that the Trustee shall serve as Registrar or Paying Agent until the appointment of a successor in accordance with clause (i) above.  The Registrar or Paying Agent may resign at any time upon written notice to the Issuer and the Trustee.

SECTION 2.4.      Paying Agent to Hold Money in Trust.  By no later than 11:00 a.m. (New York City time) on the date on which any principal of, premium, if any, or interest on any Note is due and payable, the Issuer shall deposit with the Paying Agent a sum sufficient in immediately available funds to pay such principal, premium or interest when due.  The Issuer shall require each Paying Agent (other than the Trustee) to agree in writing that such Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by such Paying Agent for the payment of principal of, premium, if any, or interest on the Notes (whether such assets have been distributed to it by the Issuer or other obligors on the Notes), shall notify the Trustee in writing of any default by the Issuer or any Guarantor in making any such payment and shall during the continuance of any default by the Issuer (or any other obligor upon the Notes) in the making of any payment in respect of the Notes, upon the written request of the Trustee, forthwith deliver to the Trustee all sums held in trust by such Paying Agent for payment in respect of the Notes together with a full accounting thereof.  If the Issuer or any of its Subsidiaries acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund.  The Issuer at any time may require a Paying Agent (other than the Trustee) to pay all money held by it to the Trustee and to account for any funds or assets disbursed by such Paying Agent.  Upon complying with this Section 2.4, the Paying Agent (if other than the Issuer or a Subsidiary of the Issuer) shall have no further liability for the money delivered to the Trustee.  Upon any bankruptcy, reorganization or similar proceeding with respect to the Issuer, the Trustee shall serve as Paying Agent for the Notes.

SECTION 2.5.       Holder Lists.  The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders.  If the Trustee is not the Registrar, the Issuer, on its own behalf and each of the Guarantors, shall furnish or cause the Registrar to furnish to the Trustee, in writing at least five (5) Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders.

SECTION 2.6.      Transfer and Exchange.

(a)          A Holder may transfer a Note (or a beneficial interest therein) to another Person or exchange a Note (or a beneficial interest therein) for another Note or Notes of any authorized denomination by presenting to the Registrar a written request therefor stating the name of the proposed transferee or requesting such an exchange, accompanied by any certification, opinion or other document required by this Section 2.6.  The Registrar will promptly register any transfer or exchange that meets the requirements of this Section 2.6 by noting the same in the Notes Register maintained by the Registrar for the purpose, and no transfer or exchange will be effective until it is registered in such Notes Register.  The transfer or exchange of any Note (or a beneficial interest therein) may only be made in accordance with this Section 2.6 and Section 2.1(e) and 2.1(f), as applicable, and, in the case of a Global Note (or a beneficial interest therein), the applicable rules and procedures of DTC, Euroclear and Clearstream.  The Registrar shall refuse to register any requested transfer or exchange that does not comply with this paragraph.

(b)          Transfers of Rule 144A Notes and Institutional Accredited Investor Notes.  The following provisions shall apply with respect to any proposed registration of transfer of a Rule 144A Note or an Institutional Accredited Investor Note prior to the date that is one year after the later of the date of its original issue and the last date on which the Issuer or any of its Affiliates was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”):

(1)          a registration of transfer of a Rule 144A Note or an Institutional Accredited Investor Note or a beneficial interest therein to a QIB shall be made upon the representation of the transferee in the form as set forth on the reverse of the Note that it is purchasing for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A; provided that no such written representation or other written certification shall be required in connection with the transfer of a beneficial interest in the Rule 144A Global Note to a transferee in the form of a beneficial interest in that Rule 144A Global Note in accordance with this Indenture and the applicable procedures of DTC;

(2)          a registration of transfer of a Rule 144A Note or an Institutional Accredited Investor Global Note or a beneficial interest therein to an IAI or an AI shall be made upon receipt by the Registrar or its agent of a certificate substantially in the form set forth in Section 2.8 or Section 2.10, respectively, from the proposed transferee and the delivery of an Opinion of Counsel, certification and/or other information satisfactory to the Issuer; and

(3)          a registration of transfer of a Rule 144A Note or an Institutional Accredited Investor Note or a beneficial interest therein to a Non‑U.S. Person shall be made upon receipt by the Registrar or its agent of a certificate substantially in the form set forth in Section 2.9 from the proposed transferee and the delivery of an Opinion of Counsel, certification and/or other information satisfactory to the Issuer.

(c)          Transfers of Regulation S Notes.  The following provisions shall apply with respect to any proposed transfer of a Regulation S Note prior to the expiration of the Restricted Period:

(1)          a transfer of a Regulation S Note or a beneficial interest therein to a QIB shall be made upon the representation of the transferee, in the form of assignment on the reverse of the certificate, that it is purchasing the Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A, is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A;

(2)          a transfer of a Regulation S Note or a beneficial interest therein to an IAI or an AI shall be made upon receipt by the Registrar or its agent of a certificate substantially in the form set forth in Section 2.8 or Section 2.10, respectively, from the proposed transferee and the delivery of an Opinion of Counsel, certification and/or other information satisfactory to the Issuer; and

(3)          a transfer of a Regulation S Note or a beneficial interest therein to a Non‑U.S. Person shall be made upon receipt by the Registrar or its agent of a certificate substantially in the form set forth in Section 2.9 hereof from the proposed transferee and receipt by the Registrar or its agent of an Opinion of Counsel, certification and/or other information satisfactory to the Issuer.

After the expiration of the Restricted Period, interests in the Regulation S Note may be transferred in accordance with applicable law without requiring the certification set forth in Section 2.9 or any additional certification.

(d)          Restricted Notes Legend.  Upon the transfer, exchange or replacement of Notes not bearing a Restricted Notes Legend, the Registrar shall deliver Notes that do not bear a Restricted Notes Legend.  Upon the transfer, exchange or replacement of Notes bearing a Restricted Notes Legend, the Registrar shall deliver only Notes that bear a Restricted Notes Legend unless (1)  an Initial Note is being transferred pursuant to an effective registration statement, (2) Initial Notes are being exchanged for Notes that do not bear the Restricted Notes Legend in accordance with Section 2.6(e) or (3) there is delivered to the Registrar an Opinion of Counsel reasonably satisfactory to the Issuer to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act.  Any Additional Notes sold in a registered offering shall not be required to bear the Restricted Notes Legend.

(e)          [Reserved].

(f)          Retention of Written Communications.  The Registrar shall retain copies of all letters, notices and other written communications received pursuant to Section 2.1 or this Section 2.6.  The Issuer shall have the right to inspect and make copies of all such letters, notices or other written communications, at the Issuer’s expense, at any reasonable time upon the giving of reasonable prior written notice to the Registrar.

(g)          Obligations with Respect to Transfers and Exchanges of Notes.  To permit registrations of transfers and exchanges, the Issuer shall, subject to the other terms and conditions of this Article II, execute and the Trustee shall authenticate Definitive Notes and Global Notes at the Issuer’s and the Registrar’s written request.

No service charge shall be made to a Holder for any registration of transfer or exchange, but the Issuer may require the Holder to pay a sum sufficient to cover any transfer tax assessments or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charges payable upon exchange or transfer pursuant to Sections 2.2, 2.6, 2.11, 2.13, 3.5, 5.6 or 9.5).

The Issuer (and the Registrar) shall not be required to register the transfer of or exchange of any Note (A) for a period beginning (1) fifteen (15) calendar days before the mailing (or electronic delivery) of a notice of an offer to repurchase or redeem Notes and ending at the close of business on the day of such mailing (or electronic delivery) or (2) fifteen (15) calendar days before an interest payment date and ending on such interest payment date or (B) called for redemption, except the unredeemed portion of any Note being redeemed in part.

Prior to the due presentation for registration of transfer of any Note, the Issuer, the Trustee, the Paying Agent or the Registrar  may deem and treat the person in whose name a Note is registered as the owner of such Note for the purpose of receiving payment of principal of, premium, if any, and (subject to paragraph 2 of the forms of Notes attached hereto as Exhibit A) interest on such Note and for all other purposes whatsoever, including without limitation the transfer or exchange of such Note, whether or not such Note is overdue, and none of the Issuer, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

Any Definitive Note delivered in exchange for an interest in a Global Note pursuant to Section 2.1(f) shall, except as otherwise provided by Section 2.6(d), bear the applicable legend regarding transfer restrictions applicable to the Definitive Note set forth in Section 2.1(d)(1).

All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

(h)          No Obligation of the Trustee.  (1)  The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in, DTC or other Person with respect to the accuracy of the records of DTC or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than DTC) of any notice (including any notice of redemption or purchase) or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to such Notes.  All notices and communications to be given to the Holders and all payments to be made to Holders in respect of the Notes shall be given or made only to or upon the order of the registered Holders (which shall be DTC or its nominee in the case of a Global Note).  The rights of beneficial owners in any Global Note shall be exercised only through DTC subject to the applicable rules and procedures of DTC.  The Trustee may rely and shall be fully protected in relying upon information furnished by DTC with respect to its members, participants and any beneficial owners.

Neither the Registrar nor the Trustee shall have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among DTC participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof. Neither the Trustee nor any of its agents shall have any responsibility for any actions taken or not taken by DTC.

SECTION 2.7.      [Reserved].

SECTION 2.8.      Form of Certificate to be Delivered in Connection with Transfers to IAIs.

[Date]
Frontier Communications Corporation
401 Merritt 7
Norwalk, Connecticut 06851
Facsimile: (203) 614-4651
Attention: Mark D. Nielsen, Executive Vice President & Chief Legal Officer

Wilmington Trust, National Association, as Trustee
50 South Sixth Street, Suite 1290
Minneapolis, Minnesota 55402
Attention: Frontier Communications Notes Administrator
Telecopy:  (612) 217-5651

Re:	Frontier Communications Corporation (the “Issuer”)

Ladies and Gentlemen:

This certificate is delivered to request a transfer of $[          ] principal amount of the 5.875% First Lien Secured Notes due 2027 (the “Notes”) of the Issuer.

Upon transfer, the Notes would be registered in the name of the new beneficial owner as follows:

Name:

Address:

Taxpayer ID Number:

The undersigned represents and warrants to you that:

1.
We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933, as amended (the “Securities Act”)) purchasing for our own account or for the account of such an institutional “accredited investor” of at least $250,000 principal amount of the Notes, and we are acquiring the Notes not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act. We have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risk of our investment in the Notes and we invest in or purchase securities similar to the Notes in the normal course of our business. We and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

2.
We understand that the Notes have not been registered under the Securities Act and, unless so registered, may not be sold except as permitted in the following sentence. We agree on our own behalf and on behalf of any investor account for which we are purchasing Notes to offer, sell or otherwise transfer such Notes prior to the date that is one year after the later of the date of original issue and the last date on which the Issuer or any of its Affiliates was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”) only (a) to the Issuer or any of its Subsidiaries, (b) pursuant to an effective registration statement under the Securities Act, (c) in a transaction complying with the requirements of Rule 144A under the Securities Act, to a person we reasonably believe is a “qualified institutional buyer” under Rule 144A of the Securities Act (a “QIB”) that is purchasing for its own account or for the account of a QIB and to whom notice is given that the transfer is being made in reliance on Rule 144A, (d) pursuant to offers and sales to non-U.S. persons that occur outside the United States within the meaning of Regulation S under the Securities Act, (e) to an institutional “accredited investor” within the meaning of Rule 501(a) (1), (2), (3) or (7) under the Securities Act that is purchasing for its own account or for the account of such an institutional “accredited investor,” in each case in a minimum principal amount of Notes of $250,000 for investment purposes and not with a view to or for offer or sale in connection with any distribution in violation of the Securities Act or (f) pursuant to any other available exemption from the registration requirements of the Securities Act, subject in each of the foregoing cases to any requirement of law that the disposition of our property or the property of such investor account or accounts be at all times within our or their control and in compliance with any applicable state securities laws. The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Termination Date. If any resale or other transfer of the Notes is proposed to be made pursuant to clause (e) above prior to the Resale Restriction Termination Date, the transferor shall deliver a letter from the transferee substantially in the form of this letter to the Issuer and the Trustee, which shall provide, among other things, that the transferee is an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act) and that it is acquiring such Notes for investment purposes and not for distribution in violation of the Securities Act. Each purchaser acknowledges that the Issuer and the Trustee reserve the right prior to any offer, sale or other transfer prior to the Resale Termination Date of the Notes pursuant to clauses (d), (e) or (f) above to require the delivery of an opinion of counsel, certifications and/or other information satisfactory to the Issuer.

3.	We [are][are not] an Affiliate of the Issuer.

TRANSFEREE:

BY:

SECTION 2.9.      Form of Certificate to be Delivered in Connection with Transfers Pursuant to Regulation S.

[Date]
Frontier Communications Corporation
401 Merritt 7
Norwalk, Connecticut 06851
Facsimile: (203) 614-4651
Attention: Mark D. Nielsen, Executive Vice President & Chief Legal Officer

Wilmington Trust, National Association, as Trustee
50 South Sixth Street, Suite 1290
Minneapolis, Minnesota 55402
Attention: Frontier Communications Notes Administrator
Telecopy:  (612) 217-5651

Re:	Frontier Communications Corporation (the “Issuer”)

Ladies and Gentlemen:

This certificate is delivered to request a transfer of $[          ] principal amount of the 5.875% First Lien Secured Notes due 2027 (the “Notes”) of the Issuer.

In connection with our proposed sale of $[________] aggregate principal amount of the Notes, we confirm that such sale has been effected pursuant to and in accordance with Regulation S (“Regulation S”) under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we represent that:

(a)          the offer of the Notes was not made to a person in the United States;

(b)          either (i) at the time the buy order was originated, the transferee was outside the United States or we and any person acting on our behalf reasonably believed that the transferee was outside the United States or (ii) the transaction was executed in, on or through the facilities of a designated off‑shore securities market and neither we nor any person acting on our behalf knows that the transaction has been pre‑arranged with a buyer in the United States;

(c)          no directed selling efforts have been made in the United States in contravention of the requirements of Rule 903(a)(2) or Rule 904(a)(2) of Regulation S, as applicable; and

(d)          the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

In addition, if the sale is made during a restricted period and the provisions of Rule 903(b)(2), Rule 903(b)(3) or Rule 904(b)(1) of Regulation S are applicable thereto, we confirm that such sale has been made in accordance with the applicable provisions of Rule 903(b)(2), Rule 903(b)(3) or Rule 904(b)(1), as the case may be.

We also hereby certify that we [are][are not] an Affiliate of the Issuer and, to our knowledge, the transferee of the Notes [is][is not] an Affiliate of the Issuer.

The Trustee and the Issuer are entitled to conclusively rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.  Terms used in this certificate and not otherwise defined herein have the meanings set forth in Regulation S.

Very truly yours,

[Name of Transferor]

By:
Authorized Signature

SECTION 2.10.    Form of Certificate to be Delivered in Connection with Transfers to AIs.

[Date]
Frontier Communications Corporation
401 Merritt 7
Norwalk, Connecticut 06851
Facsimile: (203) 614-4651
Attention: Mark D. Nielsen, Executive Vice President & Chief Legal Officer

Wilmington Trust, National Association, as Trustee
50 South Sixth Street, Suite 1290
Minneapolis, Minnesota 55402
Attention: Frontier Communications Notes Administrator
Telecopy:  (612) 217-5651

Re:	Frontier Communications Corporation (the “Issuer”)

Ladies and Gentlemen:

This certificate is delivered to request a transfer of $[          ] principal amount of the 5.875% First Lien Secured Notes due 2027 (the “Notes”) of the Issuer.

Upon transfer, the Notes would be registered in the name of the new beneficial owner as follows:

Name:

Address:

Taxpayer ID Number:

The undersigned represents and warrants to you that:

4.
I am an “accredited investor” (as defined in Rule 501(a)(4) under the U.S. Securities Act of 1933, as amended (the “Securities Act”)) and I am acquiring the Notes not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act. I have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risk of my investment in the Notes and I invest in or purchase securities similar to the Notes in the normal course of my business. I am able to bear the economic risk of my investment.

5.
I understand that the Notes have not been registered under the Securities Act and, unless so registered, may not be sold except as permitted in the following sentence. I agree on my own behalf to offer, sell or otherwise transfer such Notes prior to the date that is one year after the later of the date of original issue and the last date on which the Issuer or any affiliate of the Issuer was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”) only (a) to the Issuer or any of its Subsidiaries, (b) pursuant to an effective registration statement under the Securities Act, (c) in a transaction complying with the requirements of Rule 144A under the Securities Act, to a person I reasonably believe is a “qualified institutional buyer” under Rule 144A of the Securities Act (a “QIB”) that is purchasing for its own account or for the account of a QIB and to whom notice is given that the transfer is being made in reliance on Rule 144A, (d) pursuant to offers and sales to non-U.S. persons that occur outside the United States within the meaning of Regulation S under the Securities Act, (e) to an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act that is purchasing for its own account or for the account of such an institutional “accredited investor,” in each case in a minimum principal amount of Notes of $250,000 for investment purposes and not with a view to or for offer or sale in connection with any distribution in violation of the Securities Act or (f) pursuant to any other available exemption from the registration requirements of the Securities Act, subject in each of the foregoing cases to any requirement of law that the disposition of my property be at all times within my control and in compliance with any applicable state securities laws. The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Termination Date. Each purchaser acknowledges that the Issuer and the Trustee reserve the right prior to any offer, sale or other transfer prior to the Resale Termination Date of the Notes pursuant to clauses (d), (e) or (f) above to require the delivery of an opinion of counsel, certifications and/or other information satisfactory to the Issuer.

6.
I understand and acknowledge that upon the issuance thereof, and until such time as the same is no longer required under applicable requirements of the Securities Act or state securities laws, the Notes that I acquire will be certificated Notes that will bear, and all certificates issued in exchange therefor or in substitution thereof will bear, a restrictive legend set forth in Section 2.1(d) of the Indenture.

7.	I [am][am not] an Affiliate of the Issuer.

TRANSFEREE:
BY:

SECTION 2.11.    Mutilated, Destroyed, Lost or Stolen Notes.

If a mutilated Note is surrendered to the Registrar or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Issuer shall issue and the Trustee shall authenticate a replacement Note if the requirements of Section 8‑405 of the UCC are met, such that the Holder (a) satisfies the Issuer and the Trustee that such Note has been lost, destroyed or wrongfully taken within a reasonable time after such Holder has notice of such loss, destruction or wrongful taking and the Registrar has not registered a transfer prior to receiving such notification, (b) makes such request to the Issuer and the Trustee prior to the Note being acquired by a protected purchaser as defined in Section 8‑303 of the UCC (a “protected purchaser”), (c) satisfies any other reasonable requirements of the Trustee and (d) provides an indemnity bond, as more fully described below; provided, however, if after the delivery of such replacement Note, a protected purchaser of the Note for which such replacement Note was issued presents for payment or registration such replaced Note, the Trustee and/or the Issuer shall be entitled to recover such replacement Note from the Person to whom it was issued and delivered or any Person taking therefrom, except a protected purchaser, and shall be entitled to recover upon the security or indemnity provided therefor to the extent of any loss, damage, cost or expense incurred by the Issuer or the Trustee in connection therewith.  Such Holder shall furnish an indemnity bond sufficient in the judgment of the (i) Trustee to protect the Trustee and (ii) the Issuer to protect the Issuer, the Trustee, the Paying Agent and the Registrar, from any loss which any of them may suffer if a Note is replaced, and, in the absence of notice to the Issuer, any Guarantor or the Trustee that such Note has been acquired by a protected purchaser, the Issuer shall execute, and upon receipt of an Issuer Order, the Trustee shall authenticate and make available for delivery, in exchange for any such mutilated Note or in lieu of any such destroyed, lost or stolen Note, a new Note of like tenor and principal amount, bearing a number not contemporaneously outstanding.

In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Issuer in its discretion may, instead of issuing a new Note, pay such Note.

Upon the issuance of any new Note under this Section 2.11, the Issuer may require that such Holder pay a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of counsel and of the Trustee) in connection therewith.

Subject to the proviso in the initial paragraph of this Section 2.11, every new Note issued pursuant to this Section 2.11, in lieu of any mutilated, destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Issuer, any Guarantor (if applicable) and any other obligor upon the Notes, whether or not the mutilated, destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all benefits of this Indenture equally and proportionately with any and all other Notes duly issued hereunder.

The provisions of this Section 2.11 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

SECTION 2.12.    Outstanding Notes.  Notes outstanding at any time are all Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those paid pursuant to Section 2.11 and those described in this Section 2.12 as not outstanding.  A Note does not cease to be outstanding in the event the Issuer or an Affiliate of the Issuer holds the Note; provided, however, that (i) for purposes of determining which are outstanding for consent or voting purposes hereunder, the provisions of Section 14.4 shall apply and (ii) in determining whether the Trustee shall be protected in making a determination whether the Holders of the requisite principal amount of outstanding Notes are present at a meeting of Holders of Notes for quorum purposes or have consented to or voted in favor of any request, demand, authorization, direction, notice, consent, waiver, amendment or modification hereunder, or relying upon any such quorum, consent or vote, only Notes which a Trust Officer of the Trustee actually knows to be held by the Issuer or an Affiliate of the Issuer shall not be considered outstanding.

If a Note is replaced pursuant to Section 2.11 (other than a mutilated Note surrendered for replacement), it ceases to be outstanding unless the Trustee and the Issuer receives proof satisfactory to them that the replaced Note is held by a protected purchaser.  A mutilated Note ceases to be outstanding upon surrender of such Note and replacement pursuant to Section 2.11.

If the Paying Agent segregates and holds in trust, in accordance with this Indenture, on a Redemption Date or maturity date, money sufficient to pay all principal, premium, if any, and accrued interest payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, and the Paying Agent is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

SECTION 2.13.    Temporary Notes.  In the event that Definitive Notes are to be issued under the terms of this Indenture, until such Definitive Notes are ready for delivery, the Issuer may prepare and the Trustee shall authenticate temporary Notes.  Temporary Notes shall be substantially in the form, and shall carry all rights, of Definitive Notes but may have variations that the Issuer considers appropriate for temporary Notes.  Without unreasonable delay, the Issuer shall prepare and the Trustee shall authenticate Definitive Notes.  After the preparation of Definitive Notes, the temporary Notes shall be exchangeable for Definitive Notes upon surrender of the temporary Notes at any office or agency maintained by the Issuer for that purpose and such exchange shall be without charge to the Holder.  Upon surrender for cancellation of any one or more temporary Notes, the Issuer shall execute, and the Trustee shall, upon receipt of an Issuer Order, authenticate and make available for delivery in exchange therefor, one or more Definitive Notes representing an equal principal amount of Notes.  Until so exchanged, the Holder of temporary Notes shall in all respects be entitled to the same benefits under this Indenture as a Holder of Definitive Notes.

SECTION 2.14.    Cancellation.  The Issuer at any time may deliver Notes to the Trustee for cancellation.  The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment.  The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment or cancellation and dispose of such Notes in accordance with its internal policies and customary procedures (subject to the record retention requirements of the Exchange Act and the Trustee).  If the Issuer or any Guarantor acquires any of the Notes, such acquisition shall not operate as a redemption or satisfaction of the Indebtedness represented by such Notes unless and until the same are surrendered to the Trustee for cancellation pursuant to this Section 2.14.  The Issuer may not issue new Notes to replace Notes it has paid or delivered to the Trustee for cancellation for any reason other than in connection with a transfer or exchange.

At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, transferred, redeemed, repurchased or canceled, such Global Note shall be returned by DTC to the Trustee for cancellation or retained and canceled by the Trustee.  At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Notes Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Notes Custodian, to reflect such reduction.

SECTION 2.15.    Payment of Interest; Defaulted Interest.  Interest on any Note which is payable, and is punctually paid or duly provided for, on any interest payment date shall be paid to the Person in whose name such Note (or one or more Predecessor Notes) is registered at the close of business on the regular record date for such payment at the office or agency of the Issuer maintained for such purpose pursuant to Section 2.3.

Any interest on any Note which is payable, but is not paid when the same becomes due and payable and such nonpayment continues for a period of 30 days shall forthwith cease to be payable to the Holder on the regular record date, and such defaulted interest and (to the extent lawful) interest on such defaulted interest at the rate borne by the Notes (such defaulted interest and interest thereon herein collectively called “Defaulted Interest”) shall be paid by the Issuer, at its election, as provided in clause (a) or (b) below:

(a)          The Issuer may elect to make payment of any Defaulted Interest to the Persons in whose names the Notes (or their respective predecessor Notes) are registered at the close of business on a Special Record Date (as defined below) for the payment of such Defaulted Interest, which shall be fixed in the following manner.  The Issuer shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date (not less than 30 days after such notice) of the proposed payment (the “Special Interest Payment Date”), and at the same time the Issuer shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as in this Section 2.15(a).  Thereupon the Issuer shall fix a record date (the “Special Record Date”) for the payment of such Defaulted Interest, which date shall be not more than twenty (20) calendar days and not less than fifteen (15) calendar days prior to the Special Interest Payment Date and not less than ten (10) calendar days after the receipt by the Trustee of the notice of the proposed payment.  The Issuer shall promptly notify the Trustee in writing of such Special Record Date, and in the name and at the expense of the Issuer, the Trustee shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor to be given in the manner provided for in Section 14.1, not less than ten (10) calendar days prior to such Special Record Date.  Notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor having been so given, such Defaulted Interest shall be paid on the Special Interest Payment Date to the Persons in whose names the Notes (or their respective Predecessor Notes) are registered at the close of business on such Special Record Date and shall no longer be payable pursuant to the provisions in Section 2.15(b).

(b)          The Issuer may make payment of any Defaulted Interest in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, if, after written notice given by the Issuer to the Trustee of the proposed payment pursuant to this Section 2.15(b), such manner of payment shall be deemed practicable by the Trustee.

Subject to the foregoing provisions of this Section 2.15, each Note delivered under this Indenture upon registration of, transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

SECTION 2.16.    CUSIP and ISIN Numbers.

The Issuer in issuing the Notes may use “CUSIP” and “ISIN” numbers and, if so, the Trustee shall use “CUSIP and “ISIN” numbers in notices of redemption or purchase as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption or purchase and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or purchase shall not be affected by any defect in or omission of such CUSIP and ISIN numbers.  The Issuer shall promptly notify the Trustee in writing of any change in the CUSIP and ISIN numbers.

ARTICLE III

COVENANTS

SECTION 3.1.      Payment of Notes.  The Issuer shall promptly pay the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes and in this Indenture.  Principal, premium, if any, and interest shall be considered paid on the date due if by 11:00 a.m. New York City time on such date the Trustee or the Paying Agent holds in accordance with this Indenture money sufficient to pay all principal, premium, if any, and interest then due and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture.

The Issuer shall pay interest on overdue principal at the rate specified therefor in the Notes, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.

Notwithstanding anything to the contrary contained in this Indenture, the Issuer may, to the extent they are required to do so by law, deduct or withhold income or other similar taxes imposed by the United States of America from principal or interest payments hereunder.

SECTION 3.2.      Limitation on Indebtedness.

(a)          The Company shall not, and shall not permit any of its Restricted Subsidiaries to, incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Issuer and any of the Guarantors may incur Indebtedness (including Acquired Indebtedness), if on the date of such incurrence and after giving pro forma effect thereto (including pro forma application of the proceeds thereof), the Consolidated Total Leverage Ratio would have been no greater than 4.50 to 1.00.

(b)          Section 3.2(a) will not prohibit the incurrence of the following Indebtedness (collectively, “Permitted Debt”):

(1)          Indebtedness incurred under any Credit Facility (including letters of credit or bankers’ acceptances issued or created under any Credit Facility), and Guarantees in respect of such Indebtedness, up to an aggregate principal amount at the time of incurrence not exceeding the sum of (a) $1,125.0 million plus the aggregate amount of Indebtedness outstanding on the Issue Date under the Prepetition Credit Agreement, (b) (x) prior to the Conversion Date, $1,375 million and (y) after the Conversion Date, the greater of $1,375.0 million and 50.0% of LTM EBITDA and (c) an additional amount (with any amounts incurred under this subclause (c) deemed to be Secured Indebtedness with Pari Passu Lien Priority for this purpose) after all amounts have been incurred under clauses (1)(a) and (b), if after giving pro forma effect to the incurrence of such additional amount and the application of the proceeds therefrom, the Consolidated First Lien Secured Leverage Ratio would be no greater than 1.35 to 1.00 outstanding at any one time, and any Refinancing Indebtedness in respect thereof;

(2)          Guarantees by the Issuer or any Restricted Subsidiary of Indebtedness or other obligations of the Issuer or any Restricted Subsidiary so long as the incurrence of such Indebtedness or other obligations is not prohibited by the terms of this Indenture;

(3)          Indebtedness of the Issuer to any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary to the Issuer or any Restricted Subsidiary; provided, however, that:

(i)	any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being held by a Person other than the Issuer or a Restricted Subsidiary, and

(ii)	any sale or other transfer of any such Indebtedness to a Person other than the Issuer or a Restricted Subsidiary,

shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Issuer or such Restricted Subsidiary, as the case may be;

(4)          Indebtedness represented by (a) the Notes (other than any Additional Notes), including any Guarantee thereof, (b) the Prepetition Second Lien Notes, including any Guarantee thereof, (c) the Existing Unsecured Notes, including any Guarantee thereof, (d) any Indebtedness (other than Indebtedness incurred pursuant to clauses (1), (4)(a), 4(b), 4(c),4(e) and 4(h) of this Section 3.2(b)) outstanding on the Issue Date and any Guarantees thereof, (e) the Subsidiary Notes, (f) Refinancing Indebtedness (including, with respect to the Notes and any Guarantee thereof) incurred in respect of any Indebtedness described in this clause (4) (other than clause 4(c)) or clauses (2) or (5) of this Section 3.2(b) or incurred pursuant to Section 3.2(a), (g) Management Advances and (h) obligations in an amount not to exceed $49 million with respect to letters of credit that are issued to replace letters of credit outstanding as of the Issue Date and that, if secured are secured only by Liens permitted under clause (44) of the definition of “Permitted Liens”;

(5)          Indebtedness of (x) the Issuer or any Restricted Subsidiary incurred or issued to finance an acquisition or Investment or (y) Persons that are acquired by the Issuer or any Restricted Subsidiary or merged into, amalgamated or consolidated with the Issuer or a Restricted Subsidiary in accordance with the terms of this Indenture (including designating an Unrestricted Subsidiary as a Restricted Subsidiary); provided that after giving pro forma effect to such acquisition, merger, amalgamation or consolidation, either:

(a)	the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to Section 3.2(a);

(b)	the Consolidated Total Leverage Ratio of the Issuer and its Restricted Subsidiaries would not be higher than it was immediately prior to such acquisition, merger, amalgamation or consolidation; or

(c)
such Indebtedness constitutes Acquired Indebtedness (other than Indebtedness incurred in contemplation of the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by the Issuer or a Restricted Subsidiary); provided that, in the case of this clause (c), the only obligors with respect to such Indebtedness shall be those Persons who were obligors of such Indebtedness prior to such acquisition, merger, amalgamation or consolidation.

(6)          Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes);

(7)          Indebtedness (i) represented by Capitalized Lease Obligations or Purchase Money Obligations and (ii) arising out of Sale and Leaseback Transactions, in an aggregate outstanding principal amount, which, in the case of each of subclause (i) and (ii), when taken together with the principal amount of all other Indebtedness incurred pursuant to subclauses (i) and (ii) and then outstanding, does not exceed (x) prior to the Conversion Date, $400 million and (y), after the Conversion Date, the greater of (a) $700 million and (b) 25% of LTM EBITDA at the time of incurrence, and any Refinancing Indebtedness in respect thereof;

(8)          Indebtedness in respect of (a) workers’ compensation claims, health, disability or other employee benefits, property, casualty or liability insurance, self-insurance obligations, customer guarantees, performance, indemnity, surety, judgment, bid, appeal, advance payment (including progress premiums), customs, value added or other tax or other guarantees or other similar bonds, instruments or obligations, completion guarantees and warranties or relating to liabilities, obligations or guarantees incurred in the ordinary course of business or consistent with past practice; (b) the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or consistent with past practice; (c) customer deposits and advance payments (including progress premiums) received from customers for goods or services purchased in the ordinary course of business or consistent with past practice; (d) letters of credit, bankers’ acceptances, discounted bills of exchange, discounting or factoring of receivables or payables for credit management purposes, warehouse receipts, guarantees or other similar instruments or obligations issued or entered into, or relating to liabilities or obligations incurred in the ordinary course of business or consistent with past practice; (e) Cash Management Obligations; and (f) Settlement Indebtedness;

(9)          Indebtedness arising from agreements providing for guarantees, indemnification, obligations in respect of earn-outs, deferred purchase price or other adjustments of purchase price or, in each case, similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets, a Person (including any Capital Stock of a Subsidiary) or Investment (other than Guarantees of Indebtedness incurred by any Person acquiring or disposing of such business, assets, Person or Investment for the purpose of financing such acquisition or disposition);

(10)        Indebtedness in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness incurred pursuant to this clause and then outstanding, will not exceed 100% of the net after tax cash proceeds received by the Issuer from the issuance or sale (other than to a Restricted Subsidiary) of its Capital Stock or otherwise contributed to the equity (in each case, other than through the issuance of Disqualified Stock, Designated Preferred Stock or an Excluded Contribution) of the Issuer, in each case, subsequent to the Issue Date, and any Refinancing Indebtedness in respect thereof; provided, however, that (i) any such net after tax cash proceeds that are so received or contributed shall not increase the amount available for making Restricted Payments to the extent the Issuer and its Restricted Subsidiaries incur Indebtedness in reliance thereon and (ii) any net after tax cash proceeds that are so received or contributed shall be excluded for purposes of incurring Indebtedness pursuant to this clause to the extent such net after tax cash proceeds or cash have been applied to make Restricted Payments;

(11)        Indebtedness of Non-Guarantors in an aggregate principal amount not to exceed (x) prior to the Conversion Date, $625 million and (B) after the Conversion Date, the greater of (a) $625 million and (b) 22.5% of LTM EBITDA at the time of incurrence, and any Refinancing Indebtedness in respect thereof;

(12)        (a) Indebtedness issued by the Issuer or any of its Subsidiaries to any future, present or former employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer, any of its Subsidiaries or any Parent Entity, in each case to finance the purchase or redemption of Capital Stock of the Issuer or any Parent Entity that is permitted by Section 3.3 and (b) Indebtedness consisting of obligations under deferred compensation or any other similar arrangements incurred in the ordinary course of business, consistent with past practice or in connection with the Transactions, any Investment or any acquisition (by merger, consolidation, amalgamation or otherwise);

(13)        Indebtedness of the Issuer or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case incurred in the ordinary course of business or consistent with past practice;

(14)        Indebtedness of the Issuer or any of the Guarantors in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness incurred pursuant to this clause and then outstanding and any Refinancing Indebtedness in respect thereof, will not exceed (x) prior to the Conversion Date, $500 million and (y) after the Conversion Date, the greater of (i) $1 billion and (ii) 35% of LTM EBITDA;

(15)        Indebtedness in respect of any Qualified Securitization Financing or any Receivables Facility;

(16)       any obligation, or guaranty of any obligation, of the Issuer or any Restricted Subsidiary to reimburse or indemnify a Person extending credit to customers of the Issuer or a Restricted Subsidiary incurred in the ordinary course of business or consistent with past practice for all or any portion of the amounts payable by such customers to the Person extending such credit;

(17)       Indebtedness to a customer to finance the acquisition of any equipment necessary to perform services for such customer; provided that the terms of such Indebtedness are consistent with those entered into with respect to similar Indebtedness prior to the Issue Date, including, if so consistent, that (i) the repayment of such Indebtedness is conditional upon such customer ordering a specific amount of goods or services and (ii) such Indebtedness does not bear interest or provide for scheduled amortization or maturity;

(18)        Indebtedness incurred by the Issuer or any of its Restricted Subsidiaries to the extent that the net proceeds thereof are promptly deposited with the Trustee to satisfy or discharge the Notes or exercise the Issuer’s legal defeasance or covenant defeasance, in each case, in accordance with this Indenture;

(19)       Indebtedness of the Issuer or any of its Restricted Subsidiaries arising pursuant to any Permitted Intercompany Activities, Permitted Tax Restructuring or related transactions;

(20)        the incurrence by the Issuer and the Guarantors of Indebtedness represented by the Takeback Debt on or about the Conversion Date in an aggregate principal amount outstanding at the time of incurrence not to exceed $750 million, including any Guarantee thereof, and any Refinancing Indebtedness in respect thereof; and

(21)        Indebtedness of the Issuer or any of its Restricted Subsidiaries attributable to any Sale and Leaseback Transaction or similar transaction entered into by the Issuer or any of its Restricted Subsidiaries in connection with a Plan Contribution.

(c)          For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness incurred pursuant to and in compliance with, this Section 3.2:

(1)          in the event that all or any portion of any item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in Section 3.2(a) and (b), the Issuer, in its sole discretion, shall classify, and may from time to time reclassify, such item of Indebtedness (or any portion thereof) and only be required to include the amount and type of such Indebtedness in Section 3.2(a) or one of the clauses of Section 3.2(b);

(2)          additionally, all or any portion of any item of Indebtedness may later be reclassified as having been incurred pursuant to any type of Indebtedness described in Section 3.2(a) or (b) so long as such Indebtedness is permitted to be incurred pursuant to such provision and any related Liens are permitted to be incurred at the time of reclassification (it being understood that any Indebtedness incurred pursuant to one of the clauses of Section 3.2(b) shall cease to be deemed incurred or outstanding for purposes of such clause but shall be deemed incurred for the purposes of the Section 3.2(a) from and after the first date on which the Issuer or its Restricted Subsidiaries could have incurred such Indebtedness under Section 3.2(a) without reliance on such clause);

(3)          all Indebtedness outstanding on the Issue Date or incurred at the time of or prior to the Conversion Date under any Credit Agreement shall be deemed incurred on the Issue Date, or, if later, the date of incurrence of such Indebtedness, under Section 3.2(b)(1) and may not subsequently be reclassified on or prior to the Conversion Date;

(4)          in the case of any Refinancing Indebtedness, when measuring the outstanding amount of such Indebtedness, such amount shall not include the aggregate amount of accrued and unpaid interest, dividends, premiums (including tender premiums), defeasance costs, underwriting discounts, fees, costs and expenses (including original issue discount, upfront fees or similar fees) in connection with such refinancing;

(5)          Guarantees of, or obligations in respect of letters of credit, bankers’ acceptances or other similar instruments relating to, or Liens securing, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(6)          if obligations in respect of letters of credit, bankers’ acceptances or other similar instruments are incurred pursuant to any Credit Facility and are being treated as incurred pursuant to Section 3.2(a) or any clause of Section 3.2(b) and the letters of credit, bankers’ acceptances or other similar instruments relate to other Indebtedness, then such other Indebtedness shall not be included;

(7)          the principal amount of any Disqualified Stock of the Issuer or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(8)          Indebtedness permitted by this Section 3.2 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 3.2 permitting such Indebtedness;

(9)          for all purposes under this Indenture, including for purposes of calculating the Consolidated First Lien Secured Leverage Ratio or the Consolidated Total Leverage Ratio, as applicable, in connection with the incurrence, issuance or assumption of any Indebtedness pursuant to Section 3.2(a) or Section 3.2(b) or the incurrence or creation of any Lien pursuant to the definition of “Permitted Liens,” the Issuer may elect, at its option, to treat all or any portion of the committed amount of any Indebtedness (and the issuance and creation of letters of credit and bankers’ acceptances thereunder) which is to be incurred (or any commitment in respect thereof) or secured by such Lien, as the case may be (any such committed amount elected until revoked as described below, the “Reserved Indebtedness Amount”), as being incurred as of such election date, and, if such Consolidated First Lien Secured Leverage Ratio, the Consolidated Total Leverage Ratio or other provision of this Indenture, as applicable, is complied with (or satisfied) with respect thereto on such election date, any subsequent borrowing or reborrowing thereunder (and the issuance and creation of letters of credit and bankers’ acceptances thereunder) will be deemed to be permitted under this Section 3.2 or the definition of “Permitted Liens,” as applicable, whether or not the Consolidated First Lien Secured Leverage Ratio, the Consolidated Total Leverage Ratio or other provision of this Indenture, as applicable, at the actual time of any subsequent borrowing or reborrowing (or issuance or creation of letters of credit or bankers’ acceptances thereunder) is complied with (or satisfied) for all purposes (including as to the absence of any continuing Default or Event of Default); provided that for purposes of subsequent calculations of the Consolidated First Lien Secured Leverage Ratio, the Consolidated Total Leverage Ratio or other provision of this Indenture, as applicable, the Reserved Indebtedness Amount shall be deemed to be outstanding, whether or not such amount is actually outstanding, for so long as such commitments are outstanding or until the Issuer revokes an election of a Reserved Indebtedness Amount;

(10)        notwithstanding anything in this Section 3.2 to the contrary, in the case of any Indebtedness incurred to refinance Indebtedness initially incurred in reliance on a clause of Section 3.2(b) measured by reference to a percentage of LTM EBITDA at the time of incurrence, if such refinancing would cause the percentage of LTM EBITDA restriction to be exceeded if calculated based on the percentage of LTM EBITDA on the date of such refinancing, such percentage of LTM EBITDA restriction shall not be deemed to be exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced, plus accrued and unpaid interest, dividends, premiums (including tender premiums), defeasance costs, underwriting discounts, fees, costs and expenses (including original issue discount, upfront fees or similar fees) in connection with such refinancing; and

(11)        the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

Accrual of interest, accrual of dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest in the form of additional Indebtedness, the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock or the reclassification of commitments or obligations not treated as Indebtedness due to a change in GAAP, will not be deemed to be an incurrence of Indebtedness for purposes of this Section 3.2.

If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under this Section 3.2, the Issuer shall be in default of this Section 3.2).

For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided, that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (a) the principal amount of such Indebtedness being refinanced plus (b) the aggregate amount of accrued and unpaid interest, dividends, premiums (including tender premiums) defeasance costs, underwriting discounts, fees, costs and expenses (including original issue discount, upfront fees or similar fees) in connection with such refinancing.

Notwithstanding any other provision of this Section 3.2, the maximum amount of Indebtedness that the Issuer or a Restricted Subsidiary may incur pursuant to this Section 3.2 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

For the avoidance of doubt, (1) unsecured Indebtedness shall not be treated as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) senior Indebtedness shall not be treated as subordinated or junior to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral or is secured by different collateral or because it is guaranteed by different obligors.

SECTION 3.3.      Limitation on Restricted Payments.

(a)          The Company shall not, and shall not permit any of the Restricted Subsidiaries, directly or indirectly, to:

(1)          declare or pay any dividend or make any distribution on or in respect of the Issuer’s or any Restricted Subsidiary’s Capital Stock (including any such payment in connection with any merger or consolidation involving the Issuer or any of the Restricted Subsidiaries) except:

(i)            dividends, payments or distributions payable in Capital Stock of the Issuer (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock of the Issuer; and

(ii)           dividends, payments or distributions payable to the Issuer or a Restricted Subsidiary (and, in the case of any such Restricted Subsidiary making such dividend or distribution, to holders of its Capital Stock other than the Issuer or another Restricted Subsidiary on no more than a pro rata basis, taking into account any Preferred Stock);

(2)          purchase, repurchase, redeem, retire or otherwise acquire or retire for value any Capital Stock of the Issuer or any Parent Entity held by Persons other than the Issuer or a Restricted Subsidiary;

(3)          purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness (other than (i) any such purchase, repurchase, redemption, defeasance or other acquisition or retirement in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement and (ii) any Indebtedness incurred pursuant to Section 3.2(b)(3)); or

(4)          make any Restricted Investment;

(any such dividend, distribution, payment, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (1) through (4) above are referred to herein as a “Restricted Payment”), if (x) such Restricted Payment is made on or prior to the Conversion Date or (y) at the time the Issuer or such Restricted Subsidiary makes such Restricted Payment:

(i)            other than in the case of a Restricted Investment, an Event of Default shall have occurred and be continuing (or would immediately thereafter result therefrom); or

(ii)           the aggregate amount of such Restricted Payment and all other Restricted Payments made subsequent to the Conversion Date (and not returned or rescinded) (including Permitted Payments made pursuant to Section 3.3(b)(1) (without duplication) and Section 3.3(b)(7), but excluding all other Restricted Payments permitted by Section 3.3(b)) would exceed the sum of (without duplication):

(A)          an amount equal to the Issuer’s LTM EBITDA for the period (treated as one accounting period) from the first day of the first fiscal quarter subsequent to the Conversion Date to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which consolidated financial statements are available (which may be internal financial statements) (the “Basket Period”) less 1.4 times the Issuer’s Fixed Charges for such period; provided, that (1) immediately after giving pro forma effect to the payment of any such Restricted Payment made in reliance on this subclause (i), the Consolidated First Lien Secured Leverage Ratio shall be no greater than 1.35 to 1.00 and (2) if the Issuer elects to undertake the Staggered Emergence, no Restricted Payment shall be made in reliance on this sub-clause (i) until the first date after such date on which each Designated Entity is a Restricted Subsidiary of the Issuer;

(B)          100% of the aggregate amount of cash, and the fair market value of property or assets or marketable securities, received by the Issuer from the issue or sale of its Capital Stock or as the result of a merger or consolidation with another Person subsequent to the Conversion Date or otherwise contributed to the equity (in each case other than through the issuance of Disqualified Stock or Designated Preferred Stock) of the Issuer or a Restricted Subsidiary (including the aggregate principal amount of any Indebtedness of the Issuer or a Restricted Subsidiary contributed to the Issuer or a Restricted Subsidiary for cancellation) or that becomes part of the capital of the Issuer or a Restricted Subsidiary through consolidation or merger subsequent to the Conversion Date (other than (x) net after tax cash proceeds or property or assets or marketable securities received from an issuance or sale of such Capital Stock to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Issuer or any Subsidiary of the Issuer for the benefit of their employees to the extent funded by the Issuer or any Restricted Subsidiary, (y) cash or property or assets or marketable securities to the extent that any Restricted Payment has been made from such proceeds in reliance on  Section 3.3(b)(6) and (z) Excluded Contributions);

(C)          100% of the aggregate amount of cash, and the fair market value of property or assets or marketable securities, received by the Issuer or any Restricted Subsidiary from the issuance or sale (other than to the Issuer or a Restricted Subsidiary or an employee stock ownership plan or trust established by the Issuer or any Subsidiary of the Issuer for the benefit of their employees to the extent funded by the Issuer or any Restricted Subsidiary) by the Issuer or any Restricted Subsidiary subsequent to the Conversion Date of any Indebtedness, Disqualified Stock or Designated Preferred Stock that has been converted into or exchanged for Capital Stock of the Issuer (other than Disqualified Stock or Designated Preferred Stock) plus, without duplication, the amount of any cash, and the fair market value of property or assets or marketable securities, received by the Issuer or any Restricted Subsidiary upon such conversion or exchange;

(D)          100% of the aggregate amount received in cash and the fair market value, as determined in good faith by the Issuer, of marketable securities or other property received by means of: (i) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of, or other returns on Investment from, Restricted Investments made by the Issuer or the Restricted Subsidiaries and repurchases and redemptions of, or cash distributions or cash interest received in respect of, such Investments from the Issuer or the Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by the Issuer or the Restricted Subsidiaries, in each case after the Conversion Date; or (ii) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary or a dividend, payment or distribution from an Unrestricted Subsidiary (other than to the extent of the amount of the Investment that constituted a Permitted Investment or was made under Section 3.3(b)(17) and will increase the amount available under the applicable clause of the definition of “Permitted Investment” or Section 3.3(b)(17), as the case may be) or a dividend from a Person that is not a Restricted Subsidiary after the Conversion Date;

(E)          in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, amalgamation or consolidation of an Unrestricted Subsidiary into the Issuer or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Issuer or a Restricted Subsidiary after the Conversion Date, the fair market value of the Investment in such Unrestricted Subsidiary (or the assets transferred), as determined in good faith by the Issuer at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, amalgamation or consolidation or transfer  of assets (after taking into consideration any Indebtedness associated with the Unrestricted Subsidiary so designated or merged, amalgamated or consolidated or Indebtedness associated with the assets so transferred), other than to the extent of the amount of the Investment that constituted a Permitted Investment or was made under Section 3.3(b)(17) and will increase the amount available under the applicable clause of the definition of “Permitted Investment” or Section 3.3(b)(17), as the case may be; and

(F)          the greater of $100.0 million and 3.5% of LTM EBITDA.

(b)          Section 3.3(a) will not prohibit any of the following (collectively, “Permitted Payments”):

(1)          the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Indenture or the redemption, repurchase or retirement of Indebtedness if, at the date of any redemption notice, such payment would have complied with the provisions of this Indenture as if it were and is deemed at such time to be a Restricted Payment at the time of such notice;

(2)          (a) any prepayment, purchase, repurchase, redemption, defeasance, discharge, retirement  or other acquisition of Capital Stock, including any accrued and unpaid dividends thereon (“Treasury Capital Stock”) or Subordinated Indebtedness made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Issuer or any Parent Entity to the extent contributed to the Issuer (in each case, other than Disqualified Stock or Designated Preferred Stock) (“Refunding Capital Stock”),  (b) the declaration and payment of dividends on Treasury Capital Stock out of the proceeds of the substantially concurrent sale or issuance (other than through the issuance of Disqualified Stock or Designated Preferred Stock) to a Subsidiary of the Issuer or to an employee stock ownership plan or any trust established by the Issuer or any of its Subsidiaries) and (c) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under Section 3.3(b)(13), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Capital Stock of a Parent Entity) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(3)          any prepayment, purchase, repurchase, exchange, redemption, defeasance, discharge, retirement or other acquisition of Subordinated Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent sale of, Refinancing Indebtedness permitted to be incurred pursuant to Section 3.2;

(4)          any prepayment, purchase, repurchase, exchange, redemption, defeasance, discharge, retirement or other acquisition of Preferred Stock of the Issuer or a Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, Preferred Stock of the Issuer or a Restricted Subsidiary, as the case may be, that, in each case, is permitted to be incurred pursuant to Section 3.2;

(5)          any prepayment, purchase, repurchase, redemption, defeasance, discharge, retirement or other acquisition of Subordinated Indebtedness of the Issuer or a Restricted Subsidiary:

(i)            from net after tax cash proceeds to the extent permitted under Section 3.5, but only if the Issuer shall have first complied with Section 3.5 and purchased all Notes tendered pursuant to any offer to repurchase all the Notes required thereby, prior to prepaying, purchasing, repurchasing, redeeming, defeasing, discharging, retiring or otherwise acquiring such Subordinated Indebtedness; or

(ii)           to the extent required by the agreement governing such Subordinated Indebtedness,  following the occurrence of (i) a Change of Control (or other similar event described therein as a “change of control”) or (ii) an Asset Disposition (or other similar event described therein as an “asset disposition” or “asset sale”), but only if the Issuer shall have first complied with Section 3.5 or Section 3.9, as applicable, and purchased all Notes tendered pursuant to the offer to repurchase all the Notes required thereby, prior to prepaying, purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring such Subordinated Indebtedness; or

(iii)          consisting of Acquired Indebtedness (other than Indebtedness incurred (A) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by the Issuer or a Restricted Subsidiary or (B) otherwise in connection with or contemplation of such acquisition);

(6)          a Restricted Payment to pay for the prepayment, purchase, repurchase, redemption, defeasance, discharge, retirement or other acquisition of Capital Stock (other than Disqualified Stock) of the Issuer or any Parent Entity held by any future, present or former employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer, any of its Subsidiaries or any Parent Entity pursuant to any management equity plan, stock option plan, phantom equity plan or any other management, employee benefit, or other compensatory plan or agreement (and any successor plans or arrangements thereto), employment, termination or severance agreement, or any stock subscription or equityholder agreement (including, for the avoidance of doubt, any principal and interest payable on any Indebtedness issued by the Issuer or any Parent Entity in connection with such prepayment, purchase, repurchase, redemption, defeasance, discharge, retirement or other acquisition), including any Capital Stock rolled over, accelerated or paid out by or to any employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer, any of its Subsidiaries or any Parent Entity in connection with any transaction; provided, however, that the aggregate Restricted Payments made under this clause do not exceed $75.0 million in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years); provided, further, that such amount in any calendar year may be increased by an amount not to exceed:

(i)            the cash proceeds from the sale of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of the Issuer and, to the extent contributed to the capital of the Issuer, the cash proceeds from the sale of Capital Stock of any Parent Entity, in each case, to any future, present or former employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer, any of its Subsidiaries or any Parent Entity that occurred after the Conversion Date, to the extent the cash proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments by virtue of Section 3.3(a)(ii); plus

(ii)           the cash proceeds of key man life insurance policies received by the Issuer or its Restricted Subsidiaries (or any Parent Entity to the extent contributed to the Issuer) after the Conversion Date; less

(iii)          the amount of any Restricted Payments made in previous calendar years pursuant to clauses (i) and (ii) of this clause (6);

provided, that the Issuer may elect to apply all or any portion of the aggregate increase contemplated by clauses (i) and (ii) of this clause (6) in any fiscal year; provided, further, that (i) cancellation of Indebtedness owing to the Issuer or any Restricted Subsidiary from any future, present or former employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer or Restricted Subsidiaries or any Parent Entity in connection with a repurchase of Capital Stock of the Issuer or any Parent Entity and (ii) the repurchase of Capital Stock deemed to occur upon the exercise of options, warrants or similar instruments if such Capital Stock represents all or a portion of the exercise price thereof and payments, in lieu of the issuance of fractional shares of such Capital Stock or withholding to pay other taxes payable in connection therewith, in the case of each of clauses (i) and (ii), will not be deemed to constitute a Restricted Payment for purposes of this Section 3.3 or any other provision of this Indenture;

(7)          the declaration and payment of dividends on Disqualified Stock of the Issuer or any of its Restricted Subsidiaries or Preferred Stock of a Restricted Subsidiary, in each case solely to the extent issued in accordance with Section 3.2;

(8)          payments made or expected to be made by the Issuer or any Restricted Subsidiary in respect of withholding or similar taxes payable in connection with the exercise or vesting of Capital Stock or any other equity award by any future, present or former employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer or any Restricted Subsidiary or any Parent Entity and purchases, repurchases, redemptions, defeasances or other acquisitions or retirements of Capital Stock deemed to occur upon the exercise, conversion or exchange of stock options, warrants, equity-based awards or other rights in respect thereof if such Capital Stock represents a portion of the exercise price thereof or payments in respect of withholding or similar taxes payable upon exercise or vesting thereof;

(9)          dividends, loans, advances or distributions to any Parent Entity or other payments by the Issuer or any Restricted Subsidiary in amounts equal to (without duplication):

(i)            the amounts required for any Parent Entity to (i) pay any Parent Entity Expenses or (ii) pay or distribute any Related Taxes; and

(ii)           amounts constituting or to be used for purposes of making payments to the extent specified in Sections 3.8(b)(2), (3), (5), (11), (12), (13), (15) and (19);

(10)          after the Conversion Date, (a) the declaration and payment of dividends on the common stock or common equity interests of the Issuer or any Parent Entity (and any equivalent declaration and payment of a distribution of any security exchangeable for such common stock or common equity interests to the extent required by the terms of any such exchangeable securities and any Restricted Payment to any such Parent Entity to fund the payment by such Parent Entity of dividends on such entity’s Capital Stock), following a public offering of such common stock or common equity interests (or such exchangeable securities, as applicable), in an amount in any fiscal year not to exceed the greater of (i) 6% of the amount of net after tax cash proceeds received by or contributed to the Issuer or any of its Restricted Subsidiaries from any such public offering and (ii) an aggregate amount not to exceed 6% of Market Capitalization; or (b) in lieu of all or a portion of the dividends permitted by subclause (a), any prepayment, purchase, repurchase, redemption, defeasance, discharge, retirement or other acquisition of the Issuer’s Capital Stock (and any equivalent declaration and payment of a distribution of any security exchangeable for such common stock or common equity interests to the extent required by the terms of any such exchangeable securities and any Restricted Payment to any such Parent Entity to fund the payment by such Parent Entity of dividends on such entity’s Capital Stock) for aggregate consideration that, when taken together with dividends permitted by subclause (a), does not exceed the amount contemplated by subclause (a);

(11)        payments by the Issuer, or loans, advances, dividends or distributions to any Parent Entity to make payments, to holders of Capital Stock of the Issuer or any Parent Entity (or to the holders of Indebtedness that is convertible into or exchangeable for Capital Stock of the Issuer or any Parent Entity upon such conversion or exchange) in lieu of the issuance of fractional shares of such Capital Stock; provided, however, that any such payment, loan, advance, dividend or distribution shall not be for the purpose of evading any limitation of this Section 3.3 or otherwise to facilitate any dividend or other return of capital to the holders of such Capital Stock (as determined in good faith by the Issuer);

(12)        Restricted Payments that are made (a) in an amount not to exceed the amount of Excluded Contributions or (b) in an amount equal to the amount of net after tax cash proceeds from an asset sale or disposition in respect of property or assets acquired, if the acquisition of such property or assets was financed with Excluded Contributions, provided, that such amount will not increase the amount available pursuant to Section 3.3(a)(ii)(B);

(13)        (i) the declaration and payment of dividends on Designated Preferred Stock of the Issuer or any of its Restricted Subsidiaries issued after the Conversion Date; (ii) the declaration and payment of dividends to a Parent Entity in an amount sufficient to allow the Parent Entity to pay dividends to holders of its Designated Preferred Stock issued after the Conversion Date; and (iii) the declaration and payment of dividends on Refunding Capital Stock issued after the Conversion Date that is Preferred Stock; provided, however, that, in the case of clause (ii), the amount of dividends paid to a Person pursuant to such clause shall not exceed the cash proceeds received by the Issuer or the aggregate amount contributed in cash to the equity of the Issuer (other than through the issuance of Disqualified Stock or an Excluded Contribution of the Issuer), from the issuance or sale of such Designated Preferred Stock; provided further, in the case of clauses (i) and (iii), that for the most recently ended four fiscal quarters for which consolidated financial statements are available (which may be internal financial statements) immediately preceding the date of issuance of such Designated Preferred Stock or declaration of such dividends on such Refunding Capital Stock, after giving effect to such payment on a pro forma basis the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the test set forth in Section 3.2(a);

(14)        after the Conversion Date, distributions, by dividend or otherwise, or other transfer or disposition of shares of Capital Stock of, or equity interests in, an Unrestricted Subsidiary (or a Restricted Subsidiary that owns one or more Unrestricted Subsidiaries and no other material assets), or Indebtedness owed to the Issuer or a Restricted Subsidiary by an Unrestricted Subsidiary (or a Restricted Subsidiary that owns one or more Unrestricted Subsidiaries and no other material assets), in each case, other than Unrestricted Subsidiaries, substantially all of the assets of which are cash and Cash Equivalents or proceeds thereof;

(15)        distributions or payments of Securitization Fees, sales contributions and other transfers of Securitization Assets or Receivables Assets and purchases of Securitization Assets or Receivables Assets pursuant to a Securitization Repurchase Obligation, in each case in connection with a Qualified Securitization Financing or Receivables Facility;

(16)        any Restricted Payment made in connection with the Transactions and any fees, costs and expenses (including all legal, accounting and other professional fees, costs and expenses) related thereto, including Transaction Expenses, or used to fund amounts owed to Affiliates in connection with the Transactions (including dividends to any Parent Entity to permit payment by such Parent Entity of such amounts);

(17)        so long as no Event of Default has occurred and is continuing (or would result therefrom), (i) after the Conversion Date, Restricted Payments (including loans or advances) in an aggregate amount outstanding at the time made not to exceed the greater of $750.0 million and 27.5% of LTM EBITDA at such time, and (ii) after the Conversion Date, any Restricted Payments, so long as, immediately after giving pro forma effect to the payment of any such Restricted Payment and the incurrence of any Indebtedness the net proceeds of which are used to make such Restricted Payment, the Consolidated First Lien Secured Leverage Ratio shall be no greater than 0.75 to 1.00;

(18)        mandatory redemptions of Disqualified Stock issued as a Restricted Payment or as consideration for a Permitted Investment;

(19)        so long as no Event of Default has occurred and is continuing (or would result therefrom), after the Conversion Date, the redemption, defeasance, repurchase, exchange or other acquisition or retirement of Subordinated Indebtedness of the Issuer or any Guarantor, so long as, immediately after giving pro forma effect to the payment of any such Restricted Payment and the incurrence of any Indebtedness the net proceeds of which are used to make such Restricted Payment, the Consolidated First Lien Leverage Ratio shall be no greater than 1.00 to 1.00;

(20)       payments or distributions to dissenting stockholders pursuant to applicable law (including in connection with, or as a result of, exercise of dissenters’ or appraisal rights and the settlement of any claims or action (whether actual, contingent or potential)), pursuant to or in connection with a merger, amalgamation, consolidation or transfer of assets that complies with Section 4.1;

(21)        Restricted Payments to a Parent Entity to finance Investments that would otherwise be permitted to be made pursuant to this Section 3.3 if made by the Issuer; provided that (a) such Restricted Payment shall be made substantially concurrently with the closing of such Investment, (b) such Parent Entity shall, promptly following the closing thereof, cause (1) all property acquired (whether assets or Capital Stock) to be contributed to the capital of the Issuer or one of its Restricted Subsidiaries or (2) the merger or amalgamation of the Person formed or acquired into the Issuer or one of its Restricted Subsidiaries (to the extent not prohibited by Section 4.1) to consummate such Investment, (c) such Parent Entity and its Affiliates (other than the Issuer or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent the Issuer or a Restricted Subsidiary could have given such consideration or made such payment in compliance with this Indenture, (d) any property received by the Issuer shall not increase amounts available for Restricted Payments pursuant to Section 3.3(a)(ii), except to the extent the fair market value at the time of such receipt of such property exceeds the Restricted Payments made pursuant to this clause and (e) such Investment shall be deemed to be made by the Issuer or such Restricted Subsidiary pursuant to another provision of this Section 3.3 (other than pursuant to Section 3.3(b)(12) hereof) or pursuant to the definition of “Permitted Investment” (other than pursuant to clause (12) thereof);

(22)        after the Conversion Date, investments or other Restricted Payments in an aggregate amount not to exceed an amount equal to the sum of Declined Collateral Excess Proceeds and Declined Excess Proceeds; and

(23)        any Restricted Payment made in connection with a Permitted Intercompany Activity or Permitted Tax Restructuring or related transactions.

For purposes of determining compliance with this Section 3.3, in the event that a Restricted Payment or Investment (or portion thereof) meets the criteria of more than one of the categories of Permitted Payments described in the clauses above, or is permitted pursuant to Section 3.3(a) and/or one or more of the clauses contained in the definition of “Permitted Investment,” the Issuer will be entitled to divide or classify (or later divide, classify or reclassify in whole or in part in its sole discretion) such Restricted Payment or Investment (or portion thereof) in any manner that complies with this Section 3.3, including as an Investment pursuant to one or more of the clauses contained in the definition of “Permitted Investment.”

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Issuer or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment.  The fair market value of any cash Restricted Payment shall be its face amount, and the fair market value of any non‑cash Restricted Payment, property or assets other than cash shall be determined conclusively by the Issuer acting in good faith.

Unrestricted Subsidiaries may use value transferred from the Issuer and its Restricted Subsidiaries in a Permitted Investment to purchase or otherwise acquire Indebtedness or Capital Stock of the Issuer, any Parent Entity or any of the Issuer’s Restricted Subsidiaries, and to transfer value to the holders of the Capital Stock of the Issuer or any Restricted Subsidiary or any Parent Entity and to Affiliates thereof, and such purchase, acquisition, or transfer will not be deemed to be a “direct or indirect” action by the Issuer or its Restricted Subsidiaries.

If the Issuer or a Restricted Subsidiary makes a Restricted Payment which at the time of the making of such Restricted Payment would in the good faith determination of the Issuer be permitted under the provisions of this Indenture, such Restricted Payment shall be deemed to have been made in compliance with this Indenture notwithstanding any subsequent adjustments made in good faith to the Issuer’s financial statements affecting Consolidated Net Income or Consolidated EBITDA of the Issuer for any period.

For the avoidance of doubt, this Section 3.3 shall not restrict the making of, or dividends or other distributions in amounts sufficient to make, any “AHYDO Payment” with respect to any Indebtedness of any Parent Entity, the Issuer or any of its Restricted Subsidiaries permitted to be incurred under this Indenture.

SECTION 3.4.      Limitation on Restrictions on Distributions from Restricted Subsidiaries.

(a)          The Company shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(1)          pay dividends or make any other distributions in cash or otherwise on its Capital Stock or pay any Indebtedness or other obligations owed to the Issuer or any Restricted Subsidiary;

(2)          make any loans or advances to the Issuer or any Restricted Subsidiary; or

(3)          sell, lease or transfer any of its property or assets to the Issuer or any Restricted Subsidiary;

provided that (x) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock and (y) the subordination of (including the application of any standstill requirements to) loans or advances made to the Issuer or any Restricted Subsidiary to other Indebtedness incurred by the Issuer or any Restricted Subsidiary shall not be deemed to constitute such an encumbrance or restriction.

(b)          The provisions of Section 3.4(a) shall not prohibit:

(1)          any encumbrance or restriction pursuant to any Credit Facility or any other agreement or instrument, in each case, in effect at or entered into on the Issue Date;

(2)          any encumbrance or restriction pursuant to the Note Documents;

(3)          any encumbrance or restriction pursuant to applicable law, rule, regulation or order;

(4)          any encumbrance or restriction pursuant to an agreement or instrument of a Person or relating to any Capital Stock or Indebtedness of a Person, entered into on or before the date on which such Person was acquired by or merged, consolidated or otherwise combined with or into the Issuer or any Restricted Subsidiary, or was designated as a Restricted Subsidiary or on which such agreement or instrument is assumed by the Issuer or any Restricted Subsidiary in connection with an acquisition of assets (other than Capital Stock or Indebtedness incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was acquired by the Issuer or was merged, consolidated or otherwise combined with or into the Issuer or any Restricted Subsidiary or entered into in contemplation of or in connection with such transaction) and outstanding on such date; provided that, for the purposes of this clause (4), if another Person is the Successor Company, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed by the Issuer or any Restricted Subsidiary when such Person becomes the Successor Company;

(5)          any encumbrance or restriction:  (i) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract or agreement, or the assignment or transfer of any lease, license or other contract or agreement; (ii) contained in mortgages, pledges, charges or other security agreements permitted under this Indenture or securing Indebtedness of the Issuer or a Restricted Subsidiary permitted under this Indenture to the extent such encumbrances or restrictions restrict the transfer or encumbrance of the property or assets subject to such mortgages, pledges, charges or other security agreements; (iii) contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Issuer or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business or consistent with past practice; provided that such agreement prohibits the encumbrance of solely the property or assets of the Issuer or such Restricted Subsidiary that are subject to such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Issuer or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary; or (iv) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Issuer or any Restricted Subsidiary;

(6)          any encumbrance or restriction pursuant to Purchase Money Obligations and Capitalized Lease Obligations permitted under this Indenture, in each case, that impose encumbrances or restrictions on the property so acquired;

(7)          any encumbrance or restriction imposed pursuant to an agreement entered into for the direct or indirect sale or disposition to a Person of all or substantially all the Capital Stock or assets of the Issuer or any Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(8)          customary provisions in leases, licenses, equityholder agreements, joint venture agreements, organizational documents and other similar agreements and instruments;

(9)          encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order, or required by any regulatory authority;

(10)        any encumbrance or restriction on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business or consistent with past practice;

(11)        any encumbrance or restriction pursuant to Hedging Obligations;

(12)        other Indebtedness of Foreign Subsidiaries permitted to be incurred or issued subsequent to the Issue Date pursuant to Section 3.2 that impose restrictions solely on the Foreign Subsidiaries party thereto or their Subsidiaries;

(13)        restrictions created in connection with any Qualified Securitization Financing or Receivables Facility that, in the good faith determination of the Issuer, are necessary or advisable to effect such Securitization Facility or Receivables Facility;

(14)        any encumbrance or restriction arising pursuant to an agreement or instrument relating to any Indebtedness permitted to be incurred subsequent to the Issue Date pursuant to Section 3.2 if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Holders than (i) the encumbrances and restrictions contained in the Credit Agreement, together with the security documents associated therewith, or this Indenture as in effect on the Issue Date or (ii) in comparable financings (as determined in good faith by the Issuer) and where, in the case of clause (ii), either (A) the Issuer determines at the time of entry into such agreement or instrument that such encumbrances or restrictions will not adversely affect, in any material respect, the Issuer’s ability to make principal or interest payments on the Notes or (B) such encumbrance or restriction applies only during the continuance of a default in respect of a payment relating to such agreement or instrument;

(15)        any encumbrance or restriction existing by reason of any lien permitted under Section 3.6; or

(16)        any encumbrance or restriction pursuant to an agreement or instrument effecting a refinancing of Indebtedness incurred pursuant to, or that otherwise refinances, an agreement or instrument referred to in the clauses above or this clause (16) (an “Initial Agreement”) or contained in any amendment, supplement or other modification to an agreement referred to in the clauses above or this clause (16); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement or instrument are no less favorable in any material respect to the Holders taken as a whole than the encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such refinancing or amendment, supplement or other modification relates (as determined in good faith by the Issuer).

SECTION 3.5.      Limitation on Sales of Assets and Subsidiary Stock.

(a)          The Company shall not, and shall not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless:

(1)          the Issuer or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition), as determined in good faith by the Issuer, of the shares and assets subject to such Asset Disposition (including, for the avoidance of doubt, if such Asset Disposition is a Permitted Asset Swap);

(2)          in any such Asset Disposition, or series of related Asset Dispositions (except to the extent the Asset Disposition is a Permitted Asset Swap), with a purchase price in excess of (x) prior to the Conversion Date, $150 million and (y) after the Conversion Date, the greater of $150.0 million and 5.5% of LTM EBITDA, at least 75% of the consideration from such Asset Disposition, together with all other Asset Dispositions since the Issue Date (on a cumulative basis), (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents (which determination may be made by the Issuer, at its option, either (x) on the date of contractually agreeing to such Asset Disposition or (y) at the time the Asset Disposition is completed); and

(3)          within 365 days from the later of (A) the date of such Asset Disposition and (B) the receipt of the Net Available Cash from such Asset Disposition (as may be extended by an Acceptable Commitment as set forth below, the “Proceeds Application Period”), an amount equal to such Net Available Cash is applied, to the extent the Issuer or any Restricted Subsidiary, as the case may be, elects:

(i)            (a) to the extent such Net Available Cash are from an Asset Disposition of Collateral (x) to reduce, prepay, repay or purchase any First Lien Obligations (other than the Prepetition Credit Agreement and the Notes), including Indebtedness under the Credit Agreements (other than the Prepetition Credit Agreement) (or any Refinancing Indebtedness in respect thereof); provided that the Issuer ratably offer to repurchase Notes (in accordance with the procedures set forth below for a Collateral Asset Disposition Offer or Asset Disposition Offer), redeem Notes as described under Section 5.7 or purchase Notes through open-market purchases or in privately negotiated transactions, (y) to make an offer (in accordance with the procedures set forth below for a Collateral Asset Disposition Offer or Asset Disposition Offer), redeem Notes as described under Section 5.7 or purchase Notes through open-market purchases or in privately negotiated transactions, or (z) to reduce, prepay, repay or purchase any Indebtedness of a Non-Guarantor (in each case, other than Indebtedness owed to the Issuer or any Restricted Subsidiary); provided, however, that, in connection with any reduction, prepayment, repayment or purchase of Indebtedness pursuant to this clause (i), the Issuer or such Restricted Subsidiary will retire such Indebtedness and will cause the related commitment (other than obligations in respect of any asset-based credit facility to the extent the assets sold or otherwise disposed of in connection with such Asset Disposition constituted “borrowing base assets”) to be reduced in an amount equal to the principal amount so reduced, prepaid, repaid or purchased;

(b) to the extent such Net Available Cash is from an Asset Disposition that does not constitute Collateral, (w) to reduce, prepay, repay or purchase any Indebtedness secured by a Lien on such asset, (x) to reduce, prepay, repay or purchase senior Indebtedness; provided, that the Issuer ratably offer to repurchase Notes (in accordance with the procedures set forth below for a Collateral Asset Disposition Offer or Asset Disposition Offer), redeem Notes as described under Section 5.7 or purchase Notes through open-market purchases or in privately negotiated transactions, (y) to make an offer (in accordance with the procedures set forth below for an Asset Disposition Offer), redeem Notes as described under Section 5.7 or purchase Notes through open-market purchases or in privately negotiated transactions, or (z) to reduce, prepay, repay or purchase any Indebtedness of a Non-Guarantor (in each case, other than Indebtedness owed to the Issuer or any Restricted Subsidiary); provided, however, that, in connection with any reduction, prepayment, repayment or purchase of Indebtedness pursuant to this clause (i), the Issuer or such Restricted Subsidiary will retire such Indebtedness and will cause the related commitment (other than obligations in respect of any asset-based credit facility to the extent the assets sold or otherwise disposed of in connection with such Asset Disposition constituted “borrowing base assets”) to be reduced in an amount equal to the principal amount so reduced, prepaid, repaid or purchased;

(ii)           (a) to invest (including capital expenditures) in or commit to invest in Additional Assets (including by means of an investment in Additional Assets by a Restricted Subsidiary); or (b) to invest (including capital expenditures) in any one or more businesses (provided that any such business will be a Restricted Subsidiary), properties or assets that replace the businesses, properties and/or assets that are the subject of such Asset Disposition, with any such investment made by way of a capital or other lease valued at the present value of the minimum amount of payments under such lease (as reasonably determined by the Issuer); provided, that the assets (including Capital Stock) acquired with the Net Available Cash of a disposition of Collateral are pledged as Collateral to the extent required under the Security Documents; provided, further, that a binding agreement shall be treated as a permitted application of Net Available Cash from the date of such commitment with the good faith expectation that an amount equal to Net Available Cash will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event of any Acceptable Commitment is later cancelled or terminated for any reason before such amount is applied in connection therewith, then such Applicable Proceeds shall constitute Collateral Excess Proceeds or Excess Proceeds, as the case may be; or

(iii)          any combination of the foregoing;

provided that (1) pending the final application of the amount of any such Net Available Cash pursuant to this Section 3.5, the Issuer or the applicable Restricted Subsidiaries may apply such Net Available Cash temporarily to reduce Indebtedness (including under the New Exit Facilities) or otherwise apply such Net Available Cash in any manner not prohibited by this Indenture, and (2) the Issuer (or any Restricted Subsidiary, as the case may be) may elect to invest in Additional Assets prior to receiving the Net Available Cash attributable to any given Asset Disposition (provided that such investment shall be made no earlier than the earliest of notice to the Trustee of the relevant Asset Disposition, execution of a definitive agreement for the relevant Asset Disposition, and consummation of the relevant Asset Disposition) and deem the amount so invested to be applied pursuant to and in accordance with clause (ii) above with respect to such Asset Disposition.

If, with respect to any Asset Disposition of Collateral, at the expiration of the Proceeds Application Period with respect to such Asset Disposition, there remains Net Available Cash in excess of (x) prior to the Conversion Date, $100 million and (y) after the Conversion Date, the greater of $100.0 million and 3.5% of LTM EBITDA (such amount, “Collateral Excess Proceeds”), then subject to the limitations with respect to Foreign Dispositions set forth below, the Issuer shall make an offer (a “Collateral Asset Disposition Offer”) no later than ten business days after the expiration of the Proceeds Application Period to all Holders of Notes and, if required by the terms of any First Lien Obligations or Obligations secured by a Lien permitted under this Indenture on the Collateral disposed of (which Lien is not subordinate to the Lien of the Notes with respect to the Collateral), to all holders of such First Lien Obligations or other Obligations, to purchase the maximum principal amount of such Notes and First Lien Obligations or other Obligations, as appropriate, on a pro rata basis, that may be purchased out of such Collateral Excess Proceeds, if any, at an offer price, in the case of the Notes, in cash in an amount equal to 100% of the principal amount thereof (or in the event such other Indebtedness was issued with original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest, if any (or such lesser price with respect to First Lien Obligations or other Obligations, if any, as may be provided by the terms of such other Indebtedness), to, but not including, the date fixed for the closing of such offer, in accordance with the procedures set forth in this Indenture and the agreement governing the First Lien Obligations or other Obligations, as applicable, in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof. Notices of a Collateral Asset Disposition Offer shall be sent by first class mail or sent electronically, at least 10 days but not more than 60 days before the purchase date to each Holder of the Notes at such Holder’s registered address or otherwise in accordance with the applicable procedures of DTC with a copy to the Trustee. The Company may satisfy the foregoing obligation with respect to any Net Available Cash from an Asset Disposition by making an Asset Disposition Offer prior to the expiration of the Proceeds Application Period (the “Collateral Advance Offer”) with respect to all or a part of the Net Available Cash (the “Collateral Advance Portion”) in advance of being required to do so by this Indenture.

To the extent that the aggregate amount (or accreted value, as applicable) of Notes and, if applicable, any other First Lien Obligations or Obligations secured by a Lien permitted under this Indenture on the Collateral disposed of, as the case may be, validly tendered or otherwise surrendered in connection with a Collateral Asset Disposition Offer made with Excess Proceeds is less than the amount offered in a Collateral Asset Disposition Offer (or, in the case of a Collateral Advance Offer, the Collateral Advance Portion), the Issuer may use any remaining Collateral Excess Proceeds (or, in the case of an Collateral Advance Offer, the Collateral Advance Portion) (the “Declined Collateral Excess Proceeds”) for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount (or accreted value, as applicable) of the Notes or, if applicable, First Lien Obligations or other Obligations, as the case may be, validly tendered pursuant to any Collateral Asset Disposition Offer exceeds the amount of Collateral Excess Proceeds (or, in the case of a Collateral Advance Offer, the Collateral Advance Portion), the Issuer shall allocate the Collateral Excess Proceeds among the Notes, First Lien Obligations and other Obligations to be purchased on a pro rata basis on the basis of the aggregate principal amount (or accreted value, as applicable) of tendered Notes, First Lien Obligations and other Obligations; provided that no Notes, First Lien Obligations or other Obligations will be selected and purchased in an unauthorized denomination. Upon completion of any Collateral Asset Disposition Offer, the amount of Collateral Excess Proceeds shall be reset at zero.

If, with respect to any Asset Disposition that does not constitute Collateral, at the expiration of the Proceeds Application Period with respect to such Asset Disposition, there remains Net Available Cash in excess of (x) prior to the Conversion Date, $100 million and (y) after the Conversion Date, the greater of $100.0 million and 3.5% of LTM EBITDA (such amount, “Excess Proceeds”), then subject to the limitations with respect to Foreign Dispositions set forth below, the Issuer shall make an offer (an “Asset Disposition Offer”) no later than ten business days after the expiration of the Proceeds Application Period to all Holders of Notes and, if required by the terms of any Pari Passu Indebtedness, to all holders of such Pari Passu Indebtedness, to purchase the maximum principal amount of such Notes and Pari Passu Indebtedness, as appropriate, on a pro rata basis, that may be purchased out of such Excess Proceeds, if any, at an offer price, in the case of the Notes, in cash in an amount equal to 100% of the principal amount thereof (or in the event such other Indebtedness was issued with original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest, if any (or such lesser price with respect to Pari Passu Indebtedness, if any, as may be provided by the terms of such other Indebtedness), to, but not including, the date fixed for the closing of such offer, in accordance with the procedures set forth in this Indenture and the agreement governing the Pari Passu Indebtedness, as applicable, in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof. Notices of an Asset Disposition Offer shall be sent by first class mail or sent electronically, at least 10 days but not more than 60 days before the purchase date to each Holder of the Notes at such Holder’s registered address or otherwise in accordance with the applicable procedures of DTC with a copy to the Trustee. The Company may satisfy the foregoing obligation with respect to any Net Available Cash from an Asset Disposition by making an Asset Disposition Offer prior to the expiration of the Proceeds Application Period (the “Advance Offer”) with respect to all or a part of the Net Available Cash (the “Advance Portion”) in advance of being required to do so by this Indenture.

(b)          To the extent that the aggregate amount (or accreted value, as applicable) of Notes and, if applicable, any other Pari Passu Indebtedness validly tendered or otherwise surrendered in connection with an Asset Disposition Offer made with Excess Proceeds is less than the amount offered in an Asset Disposition Offer (or, in the case of an Advance Offer, the Advance Portion), the Issuer may use any remaining Excess Proceeds (or, in the case of an Advance Offer, the Advance Portion) (the “Declined Excess Proceeds”) for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount (or accreted value, as applicable) of the Notes or, if applicable, Pari Passu Indebtedness validly tendered pursuant to any Asset Disposition Offer exceeds the amount of Excess Proceeds (or, in the case of an Advance Offer, the Advance Portion), the Issuer shall allocate the Excess Proceeds among the Notes and Pari Passu Indebtedness to be purchased on a pro rata basis on the basis of the aggregate principal amount (or accreted value, as applicable) of tendered Notes and Pari Passu Indebtedness; provided that no Notes or other Pari Passu Indebtedness will be selected and purchased in an unauthorized denomination. Upon completion of any Asset Disposition Offer, the amount of Net Available Cash and Excess Proceeds shall be reset at zero.

To the extent that any portion of Net Available Cash payable in respect of the Notes is denominated in a currency other than Dollars, the amount thereof payable in respect of the Notes shall not exceed the net amount of funds in Dollars that is actually received by the Issuer upon converting such portion into Dollars.

(c)          Notwithstanding any other provisions of this Section 3.5,

(i)            to the extent that any of or all the Net Available Cash of any Asset Disposition that is received or deemed to be received by a Foreign Subsidiary or a FSHCO (a “Foreign Disposition”) is (x) prohibited or delayed by applicable local law, (y) restricted by applicable organizational documents or any agreement or (z) subject to other onerous organizational or administrative impediments, in each case, from being repatriated to the United States, the portion of such Net Available Cash so affected will not be required to be applied in compliance with this Section 3.5, and such amounts may be retained by the applicable Foreign Subsidiary or FSHCO so long, but only so long, as the applicable local law, applicable organization documents or other impediments will not permit repatriation to the United States (the Issuer hereby agreeing to use reasonable efforts (as determined in the Issuer’s reasonable business judgment) to otherwise cause the applicable Foreign Subsidiary or FSHCO to within one year following the date on which the respective payment would otherwise have been required, promptly take all actions reasonably required by the applicable local law, applicable organizational documents or other impediments to permit such repatriation), and if within one year following the date on which the respective payment would otherwise have been required, such repatriation of any of such affected Net Available Cash is permitted under the applicable local law, applicable organizational documents or other impediments, such repatriation will be promptly effected and the amount of such repatriated Net Available Cash will be promptly (and in any event not later than five Business Days after such repatriation could be made) applied (net of additional Taxes payable or reserved against as a result thereof) (whether or not repatriation actually occurs) in compliance with this Section 3.5; and

(ii)           to the extent that the Issuer has determined in good faith that repatriation of any of or all the Net Available Cash of any Foreign Disposition would have an adverse Tax consequence (which for the avoidance of doubt, includes, but is not limited to, any prepayment out of such Net Available Cash whereby doing so the Issuer, any of its Subsidiaries, any Parent Entity or any of their respective affiliates and/or direct or indirect equity owners would incur a net Tax liability, including as a result of the receipt of a Tax dividend, a deemed dividend pursuant to Section 956 of the Internal Revenue Code or a withholding Tax), the Net Available Cash so affected may be retained by the applicable Foreign Subsidiary or FSHCO. The non-application of any prepayment amounts as a consequence of the foregoing provisions will not, for the avoidance of doubt, constitute a Default or an Event of Default.

(d)          For the purposes of Section 3.5(a)(2) hereof, the following will be deemed to be cash:

(1)          the assumption by the transferee of Indebtedness or other liabilities, contingent or otherwise, of the Issuer or a Restricted Subsidiary (other than Disqualified Stock, Subordinated Indebtedness of the Issuer or a Guarantor or Preferred Stock of a Guarantor) or the release of the Issuer or such Restricted Subsidiary from all liability on such Indebtedness or other liability in connection with such Asset Disposition;

(2)          securities, notes or other obligations received by the Issuer or any Restricted Subsidiary from the transferee that are converted by the Issuer or such Restricted Subsidiary into cash or Cash Equivalents, or by their terms are required to be satisfied for cash and Cash Equivalents (to the extent of the cash or Cash Equivalents received), in each case, within 270 days following the closing of such Asset Disposition;

(3)          any Capital Stock or assets of the kind referred to in Section 3.5(a)(3)(ii)(a) or (b);

(4)          Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Issuer and each other Restricted Subsidiary are released from any Guarantee of payment of such Indebtedness in connection with such Asset Disposition;

(5)          consideration consisting of Indebtedness of the Issuer (other than Disqualified Stock or Subordinated Indebtedness) received after the Conversion Date from Persons who are not the Issuer or any Restricted Subsidiary; and

(6)          after the Conversion Date, any Designated Non-Cash Consideration received by the Issuer or any Restricted Subsidiary in such Asset Dispositions having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this Section 3.5 that is at that time outstanding, not to exceed the greater of $900.0 million and 32.5% of LTM EBITDA, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

(e)          To the extent that the provisions of any securities laws or regulations, including Rule 14e-1 under the Exchange Act, conflict with the provisions of this Indenture, the Issuer shall not be deemed to have breached its obligations described in this Indenture by virtue of compliance therewith.

(f)          The provisions of this Indenture relative to the Issuer’s obligation to make an offer to repurchase the Notes as a result of an Asset Disposition may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes then outstanding.

SECTION 3.6.      Limitation on Liens.  The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur or permit to exist any Lien (each, an “Initial Lien”) that secures obligations under any Indebtedness or any related guarantee, on any asset or property of the Issuer or any Guarantor, unless:

(1)          in the case of Initial Liens on any Collateral, (i) such Initial Lien expressly has Junior Lien Priority on the Collateral relative to the Notes and the Guarantees or (ii) such Initial Lien is a Permitted Lien; and

(2)          in the case of any Initial Lien on any asset or property that is not Collateral, (i) the Notes (or a Guarantee in the case of Initial Liens on assets or property of a Guarantor) are equally and ratably secured with (or on a senior basis to, in the case such Initial Lien secures any Subordinated Indebtedness) the Obligations secured by such Initial Lien until such time as such Obligations are no longer secured by such Initial Lien or (ii) such Initial Lien is a Permitted Lien, except that the foregoing shall not apply to Liens securing the Notes (other than any Additional Notes) and the related Guarantees.

Any Lien created for the benefit of the Holders pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness.  The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.

SECTION 3.7.      Limitation on Guarantees.

(a)          The Company shall not permit any of its Wholly Owned Domestic Subsidiaries that are Restricted Subsidiaries (and non-Wholly Owned Domestic Subsidiaries if such non-Wholly Owned Domestic Subsidiaries guarantee other capital markets debt securities of the Issuer, other than a Guarantor, a Foreign Subsidiary or a Securitization Subsidiary, on and after the Issue Date to Guarantee the payment of (i) any Credit Facility permitted under Section 3.2(b)(1) or (ii) capital markets debt securities of the Issuer or any other Guarantor unless:

(1)          such Restricted Subsidiary within 45 days executes and delivers a supplemental indenture to this Indenture providing for a Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Issuer or any Guarantor, if such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Guarantor’s Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes or such Guarantor’s Guarantee of the Notes; and

(2)          such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Issuer or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee until payment in full of Obligations under this Indenture.

provided that this Section 3.7 shall not be applicable (i) to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary, or (ii) in the event that the Guarantee of the Issuer’s obligations under the Notes or this Indenture by such Subsidiary would not be permitted under applicable law.

(b)          The Company may elect, in its sole discretion, to cause or allow, as the case may be, any Subsidiary or any of its Parent Entities that is not otherwise required to be a Guarantor to become a Guarantor, in which case, such Subsidiary or Parent Entity shall not be required to comply with the 45-day period described in Section 3.7(a) and such Guarantee may be released at any time in the Issuer’s sole discretion so long as any Indebtedness of such Subsidiary then outstanding could have been incurred by such Subsidiary (either (x) when so incurred or (y) at the time of the release of such Guarantee) assuming such Subsidiary were not a Guarantor at such time.

(c)          If any Guarantor becomes an Immaterial Subsidiary, the Issuer shall have the right, by delivery of a supplemental indenture executed by the Issuer to the Trustee, to cause such Immaterial Subsidiary to automatically and unconditionally cease to be a Guarantor, subject to the requirement described in Section 3.7(a) above that such Subsidiary shall be required to become a Guarantor if it ceases to be an Immaterial Subsidiary (Except that if such Subsidiary has been properly designated as an Unrestricted Subsidiary it shall not be so required to become a Guarantor or execute a supplemental indenture); provided, that such Immaterial Subsidiary shall not be permitted to Guarantee any Indebtedness under any Credit Facility permitted under clause (i) of the second paragraph under Section 3.2(b)(1) or other Indebtedness of the Issuer or the other Guarantors, unless it again becomes a Guarantor.

SECTION 3.8.      Limitation on Affiliate Transactions.

(a)          The Company shall not, and shall not permit any Restricted Subsidiary to enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Issuer (an “Affiliate Transaction”) involving aggregate value in excess of the greater of $100.0 million unless:

(1)          the terms of such Affiliate Transaction taken as a whole are not materially less favorable to the Issuer or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction or the execution of the agreement providing for such transaction in arm’s length dealings with a Person who is not such an Affiliate; and

(2)          in the event such Affiliate Transaction involves an aggregate value in excess of the greater of $250.0 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Issuer.

Any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in clause (2) of this Section 3.8(a) if such Affiliate Transaction is approved by a majority of the Disinterested Directors of the Issuer, if any.

(b)          The provisions of Section 3.8(a) above shall not apply to:

(1)          any Restricted Payment or other transaction permitted to be made or undertaken pursuant to Section 3.3 (including Permitted Payments) or any Permitted Investment;

(2)          any issuance, transfer or sale of (a) Capital Stock (other than Disqualified Stock), options, other equity-related interests or other securities, or other payments, awards or grants in cash, securities or otherwise to any Parent Entity or future, current or former employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer, any of its Subsidiaries or any of its Parent Entities and (b) directors’ qualifying shares and shares issued to foreign nationals as required under applicable law;

(3)          any Management Advances and any waiver or transaction with respect thereto;

(4)          (a) any transaction between or among the Issuer and any Restricted Subsidiary (or entity that becomes a Restricted Subsidiary as a result of such transaction), or between or among Restricted Subsidiaries and (b) any merger, amalgamation or consolidation with any Parent Entity, provided that such Parent Entity shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of the Issuer and such merger, amalgamation or consolidation is otherwise permitted under this Indenture;

(5)          the payment of compensation, fees, costs and expenses to, and indemnities (including under insurance policies) and reimbursements, employment and severance arrangements, and employee benefit and pension expenses provided on behalf of, or for the benefit of, future, current or former employees, directors, officers, managers, contractors, consultants, distributors or advisors (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer, any Parent Entity or any Restricted Subsidiary (whether directly or indirectly and including through their Controlled Investment Affiliates or Immediate Family Members);

(6)          the entry into and performance of obligations of the Issuer or any of its Restricted Subsidiaries under the terms of any transaction arising out of, and any payments pursuant to or for purposes of funding, any agreement or instrument in effect as of or on the Issue Date, as these agreements and instruments may be amended, modified, supplemented, extended, renewed or refinanced from time to time in accordance with the other terms of this Section 3.8 or to the extent not disadvantageous in any material respect in the reasonable determination of the Issuer to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Issue Date;

(7)          any transaction effected as part of a Qualified Securitization Financing or Receivables Facility, any disposition or acquisition of Securitization Assets, Receivables Assets or related assets in connection with any Qualified Securitization Financing or Receivables Facility;

(8)          transactions with customers, vendors, clients, joint venture partners, suppliers, contractors, distributors or purchasers or sellers of goods or services, in each case in the ordinary course of business or consistent with past practice, which are fair to the Issuer or the its Restricted Subsidiaries, in the reasonable determination of the Issuer, or are on terms, taken as a whole, that are not materially less favorable as might reasonably have been obtained at such time from an unaffiliated party;

(9)          any transaction between or among the Issuer or any Restricted Subsidiary and any Person (including a joint venture, but excluding an Unrestricted Subsidiary) that is an Affiliate of the Issuer or an Associate or similar entity solely because the Issuer or a Restricted Subsidiary or any Affiliate of the Issuer or a Restricted Subsidiary owns an equity interest in or otherwise controls such Affiliate, Associate or similar entity;

(10)        any issuance, sale or transfer of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of the Issuer, any Parent Entity or any of its Restricted Subsidiaries or options, warrants or other rights to acquire such Capital Stock and the granting of registration and other customary rights (and the performance of the related obligations) in connection therewith or any contribution to capital of the Issuer or any Restricted Subsidiary;

(11)        [reserved];

(12)        [reserved];

(13)        the Transactions and the payment of all fees, costs and expenses (including all legal, accounting and other professional fees, costs and expenses) related to the Transactions, including Transaction Expenses;

(14)        transactions in which the Issuer or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or meets the requirements of Section 3.8(a)(1);

(15)        the existence of, or the performance by the Issuer or any Restricted Subsidiary of its obligations under the terms of, any equityholders, investor rights or similar agreement (including any registration rights agreement or purchase agreements related thereto) to which it is party as of the Issue Date and any similar agreement that it (or any Parent Entity) may enter into thereafter; provided that the existence of, or the performance by the Issuer or any Restricted Subsidiary (or any Parent Entity) of its obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date will only be permitted under this clause to the extent that the terms of any such amendment or new agreement are not otherwise, when taken as a whole, more disadvantageous to the Holders in any material respect in the reasonable determination of the Issuer than those in effect on the Issue Date;

(16)        any purchases by the Issuer’s Affiliates of Indebtedness or Disqualified Stock of the Issuer or any of the Restricted Subsidiaries the majority of which Indebtedness or Disqualified Stock is purchased by Persons who are not the Issuer’s Affiliates; provided that such purchases by the Issuer’s Affiliates are on the same terms as such purchases by such Persons who are not the Issuer’s Affiliates;

(17)        (i) investments by Affiliates in securities or loans of the Issuer or any of the Restricted Subsidiaries (and payment of reasonable out-of-pocket expenses incurred by such Affiliates in connection therewith) so long as the investment is being offered by the Issuer or such Restricted Subsidiary generally to other non-affiliated third party investors on the same or more favorable terms and (ii) payments to Affiliates in respect of securities or loans of the Issuer or any of the Restricted Subsidiaries contemplated in the foregoing subclause (i) or that were acquired from Persons other than the Issuer and its Restricted Subsidiaries, in each case, in accordance with the terms of such securities or loans;

(18)        payments by any Parent Entity, the Issuer and its Restricted Subsidiaries pursuant to any tax sharing or receivable agreements or other equity agreements in respect of Related Taxes among any such Parent Entity, the Issuer and its Restricted Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Issuer and its Subsidiaries;

(19)        payments, Indebtedness and Disqualified Stock (and cancellation of any thereof) of the Issuer and its Restricted Subsidiaries and Preferred Stock (and cancellation of any thereof) of any Restricted Subsidiary to any future, current or former employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer, any of its Subsidiaries or any of its Parent Entities pursuant to any management equity plan, stock option plan, phantom equity plan or any other management, employee benefit or other compensatory plan or agreement (and any successor plans or arrangements thereto), employment, termination or severance agreement, or any stock subscription or equityholder agreement with any such employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) that are, in each case, approved by the Issuer in good faith;

(20)        any management equity plan, stock option plan, phantom equity plan or any other management, employee benefit or other compensatory plan or agreement (and any successor plans or arrangements thereto), employment, termination or severance agreement, or any stock subscription or equityholder agreement between the Issuer or its Restricted Subsidiaries and any distributor, employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) approved by the reasonable determination of the Issuer or entered into in connection with the Transactions;

(21)        any transition services arrangement, supply arrangement or similar arrangement entered into in connection with or in contemplation of the disposition of assets or Capital Stock in any Restricted Subsidiary permitted under Section 3.5 or entered into with any Business Successor, in each case, that the Issuer determines in good faith is either fair to the Issuer or otherwise on customary terms for such type of arrangements in connection with similar transactions;

(22)        transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary as described in Section 3.17 and pledges of Capital Stock of Unrestricted Subsidiaries;

(23)        (i) any lease entered into between the Issuer or any Restricted Subsidiary, as lessee, and any Affiliate of the Issuer, as lessor and (ii) any operational services arrangement entered into between the Issuer or any Restricted Subsidiary and any Affiliate of the Issuer, in each case, which is approved as being on arm’s length terms by the reasonable determination of the Issuer;

(24)        intellectual property licenses and research and development agreements in the ordinary course of business or consistent with past practice;

(25)        payments to or from, and transactions with, any Subsidiary or any joint venture in the ordinary course of business or consistent with past practice (including any cash management arrangements or activities related thereto);

(26)        the payment of fees, costs and expenses related to registration rights and indemnities provided to equityholders pursuant to equityholders, investor rights, registration rights or similar agreements;

(27)        Permitted Intercompany Activities, Permitted Tax Restructurings, Intercompany License Agreements and related transactions; and

(28)        any Plan Contribution.

In addition, if the Issuer or any of its Restricted Subsidiaries (i) purchases or otherwise acquires assets or properties from a Person which is not an Affiliate, the purchase or acquisition by an Affiliate of the Issuer of an interest in all or a portion of the assets or properties acquired shall not be deemed an Affiliate Transaction (or cause such purchase or acquisition by the Issuer or a Restricted Subsidiary to be deemed an Affiliate Transaction) or (ii) sells or otherwise disposes of assets or other properties to a Person who is not an Affiliate, the sale or other disposition by an Affiliate of the Issuer of an interest in all or a portion of the assets or properties sold shall not be deemed an Affiliate Transaction (or cause such sale or other disposition by the Issuer or a Restricted Subsidiary to be deemed an Affiliate Transaction).

SECTION 3.9.      Change of Control.

(a)          If a Change of Control occurs, unless the Issuer has previously or substantially concurrently therewith delivered a redemption notice with respect to all of the outstanding Notes as set forth under Section 5.7(a) or Section 5.7(d), the Issuer shall make an offer  (the “Change of Control Offer”) to purchase all of the Notes at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to but excluding the date of repurchase; provided that if the repurchase date is on or after the record date and on or before the corresponding interest payment date, then Holders in whose names the Notes are registered at the close of business on such record date will receive the interest due on the repurchase date.  Within 30 days following any Change of Control, the Issuer will deliver or cause to be delivered a notice of such Change of Control Offer electronically in accordance with the applicable procedures of DTC or by first class mail, with a copy to the Trustee, to each Holder of Notes at the address of such Holder appearing in the security register or otherwise in accordance with the applicable procedures of DTC, with the following information:

(1)          that a Change of Control Offer is being made pursuant to this Section 3.9, and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuer;

(2)          the purchase price and the purchase date, which will be no earlier than 10 days nor later than 60 days from the date such notice is delivered (the “Change of Control Payment Date”);

(3)          that any Note not properly tendered will remain outstanding and continue to accrue interest;

(4)          that unless the Issuer default in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest, on the Change of Control Payment Date;

(5)          that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the applicable Paying Agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date, or otherwise comply with DTC procedures;

(6)          that Holders will be entitled to withdraw their tendered Notes and their election to require the Issuer to purchase such Notes; provided that the applicable Paying Agent receives, not later than the close of business on the second Business Day prior to the expiration date of the Change of Control Offer, a telegram, facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased, or otherwise comply with DTC procedures;

(7)          that Holders whose Notes are being purchased only in part will be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered.  The unpurchased portion of the Notes must be equal to at least $2,000 or any integral multiple of $1,000 in excess of $2,000;

(8)          if such notice is delivered prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control; and

(9)          the other instructions, as determined by the Issuer, consistent with this Section 3.9, that a Holder must follow.

The applicable Paying Agent will promptly deliver to each Holder of the Notes tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book‑entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid on the Change of Control Payment Date to the Person in whose name a Note is registered at the close of business on such record date.

(b)          On the Change of Control Payment Date, the Issuer will, to the extent permitted by law,

(1)          accept for payment all Notes issued by them or portions thereof properly tendered pursuant to the Change of Control Offer,

(2)          deposit with the applicable Paying Agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered, and

(3)          deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuer.

(c)          The Company will not be required to make a Change of Control Offer following a Change of Control if (x) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (y) a notice of redemption of all outstanding Notes has been given pursuant to Section 5.7 hereof unless and until there is a default in the payment of the redemption price on the applicable Redemption Date or the redemption is not consummated due to the failure of a condition precedent contained in the applicable redemption notice to be satisfied.

(d)          Notwithstanding anything to the contrary in this Section 3.9, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control.

(e)          [Reserved]

(f)          While the Notes are in global form and the Issuer makes an offer to purchase all of the Notes pursuant to the Change of Control Offer, a Holder may exercise its option to elect for the purchase of the Notes through the facilities of DTC, subject to its rules and regulations.

(g)          The Issuer will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws, rules and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to a Change of Control Offer.  To the extent that the provisions of any securities laws, rules or regulations conflict with the provisions of this Indenture, the Issuer shall not be deemed to have breached its obligations described in this Indenture by virtue of compliance therewith.

SECTION 3.10.    Reports.

(a)          Notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, from and after the Issue Date, the Issuer shall furnish to the Trustee, within 15 days after the time periods specified below:

(1)          within 120 days (or 135 days in the case of the fiscal year containing the Conversion Date) after the end of each fiscal year (or if such day is not a Business Day, on the next succeeding Business Day) commencing with the first fiscal year ending after the Issue Date, all financial information that would be required to be contained in an annual report on Form 10-K, or any successor or comparable form, filed with the SEC, including a “Management’s discussion and analysis of financial condition and results of operations” and a report on the annual financial statements by the Issuer’s independent registered public accounting firm;

(2)          within 60 days (or 75 days in the case of the first fiscal quarter containing the Conversion Date) after the end of each of the first three fiscal quarters of each fiscal year (or if such day is not a Business Day, on the next succeeding Business Day) commencing with the first fiscal quarter ending after the Issue Date, all financial information that would be required to be contained in a quarterly report on Form 10-Q, or any successor or comparable form, filed with the SEC, including a “Management’s discussion and analysis of financial condition and results of operations,” and financial statements prepared in accordance with GAAP; and

(3)          promptly after the occurrence of any of the following events, all current reports that would be required to be filed with the SEC on Form 8-K as in effect on the Issue Date (if the Issuer had been a reporting company under Section 15(d) of the Exchange Act); provided, that the foregoing shall not obligate the Issuer to make available (i) any information regarding the occurrence of any of the following events if the Issuer determines in its reasonable determination that such event that would otherwise be required to be disclosed is not material to the Holders or the business, assets, operations, financial positions or prospects of the Issuer and its Restricted Subsidiaries taken as a whole, (ii) an exhibit or a summary of the terms of, any employment or compensatory arrangement, agreement, plan or understanding between the Issuer or any of its Subsidiaries and any director, officer or manager of the Issuer or any of its Subsidiaries, (iii)  copies of any agreements, financial statements or other items that would be required to be filed as exhibits to a current report on Form 8-K or (iv) any trade secrets, privileged or confidential information obtained from another Person and competitively sensitive information:

(A)          the entry into or termination of material agreements;

(B)          significant acquisitions or dispositions (which shall only be with respect to acquisitions or dispositions that are significant pursuant to the definition of “Significant Subsidiary”);

(C)          bankruptcy;

(D)          cross-default under direct material financial obligations;

(E)           a change in the Issuer’s certifying independent auditor;

(F)           the appointment or departure of directors or executive officers (with respect to the principal executive officer, president, principal financial officer, principal accounting officer and principal operating officer only);

(G)          non-reliance on previously issued financial statements; and

(H)          change of control transactions,

in each case, in a manner that complies in all material respects with the requirements specified in such form, except as described above or below and subject to exceptions consistent with the presentation of information in the Offering Circular; provided, however, that the Issuer shall not be required to provide (i) segment reporting and disclosure (including any required by FASB Accounting Standards Codification Topic 280), (ii) separate financial statements or other information contemplated by Rules 3-05, 3-09, 3-10, 3-16 or 4-08 of Regulation S-X (or any successor provisions) or any schedules required by Regulation S-X, (iii) information required by Regulation G under the Exchange Act or Item 10, Item 302, Item 402 or Item 601 of Regulation S-K (or any successor provision), (iv) XBRL exhibits, (v) earnings per share information, (vi) information regarding executive compensation and related party disclosure related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A, and (vii) other information customarily excluded from an offering circular for a private placement of high yield notes pursuant to Rule 144A under the Securities Act. In addition, notwithstanding the foregoing, the Issuer will not be required to (i) comply with Sections 302, 906 and 404 of the Sarbanes-Oxley Act of 2002, as amended, or (ii) otherwise furnish any information, certificates or reports required by Items 307 or 308 of Regulation S-K (or any successor provision).  To the extent any such information is not so filed or furnished, as applicable, within the time periods specified above and such information is subsequently filed or furnished, as applicable, the Issuer will be deemed to have satisfied its obligations with respect thereto at such time and any Default with respect thereto shall be deemed to have been cured; provided that such cure shall not otherwise affect the rights of the Holders under Section 6.1 hereof if Holders of at least 30.0% in aggregate principal amount of the outstanding Notes have declared the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately and such declaration shall not have been rescinded or cancelled prior to such cure.  In addition, to the extent not satisfied by the foregoing, the Issuer shall agree that, for so long as any Notes are outstanding, it shall furnish to Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(b)          If the Issuer has designated any of its Subsidiaries as Unrestricted Subsidiaries and such Unrestricted Subsidiaries or group of Unrestricted Subsidiaries, if taken together as one Subsidiary, would constitute a Significant Subsidiary of the Issuer, then the annual and quarterly financial information required by Section 3.10(a)(1) and (2) will include a presentation of selected financial metrics, in the Issuer’s sole discretion, of such Unrestricted Subsidiaries as a group in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

(c)          Substantially concurrently with the furnishing of such information to the Trustee pursuant to Section 3.10(a), the Issuer shall also use its commercially reasonable efforts to post copies of such information required by Section 3.10(a) on a website (which may be nonpublic, require a confidentiality acknowledgement and may be maintained by the Issuer or a third party) (the “Noteholder Website”) to which access will be given to the Holders, bona fide prospective investors in the Notes (which prospective investors shall be limited to “qualified institutional buyers” within the meaning of Rule 144A of the Securities Act or non-U.S. persons (as defined in Regulation S under the Securities Act) that certify their status as such to the reasonable satisfaction of the Issuer), and securities analysts (to the extent providing analysis of an investment in the Notes) and market making financial institutions that are reasonably satisfactory to the Issuer who agree to treat such information and reports as confidential; provided that the Issuer may deny access to any competitively-sensitive information and reports otherwise to be provided pursuant to this paragraph to any Holder, bona fide prospective investors, security analyst or market maker that is a competitor of the Issuer and its Subsidiaries to the extent that the Issuer determines in good faith that the provision of such information and reports to such Person would be competitively harmful to the Issuer and its Subsidiaries. The Company may condition the delivery of any such reports to such Holders, prospective investors in the Notes and securities analysts and market making financial institutions on the agreement of such Persons to (i) treat all such reports (and the information contained therein) and information as confidential, (ii) not use such reports (and the information contained therein) and information for any purpose other than their investment or potential investment in the Notes and (iii) not publicly disclose any such reports (and the information contained therein) and information.

(d)          The Company will participate in quarterly conference calls (which may be a single conference call together with investors and lenders holding other securities or Indebtedness of the Issuer, its Restricted Subsidiaries and/or any Parent Entity) to discuss results of operations. The conference call will be following the last day of each fiscal quarter of the Issuer and not later than twenty (20) Business Days from the time that the Issuer distributes the financial information as set forth in Section 3.10(a). No fewer than two days prior to the conference call, the Issuer will announce on the Noteholder Website the time and date of such conference call and provide instructions for Holders, bona fide prospective investors in the Notes (which prospective investors shall be limited to persons reasonably believed to be “qualified institutional buyers” within the meaning of Rule 144A under the Securities Act or non-U.S. persons (as defined in Regulation S under the Securities Act) that certify their status as such to the reasonable satisfaction of the Issuer), and securities analysts to obtain access to such call.

(e)          The Company may satisfy its obligations pursuant to this Section 3.10 with respect to financial information relating to the Issuer by furnishing financial information relating to a Parent Entity (including Reorganized Frontier); provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such Parent Entity (and other Parent Entities included in such information, if any), on the one hand, and the information relating to the Issuer and its Restricted Subsidiaries on a standalone basis, on the other hand.  For the avoidance of doubt, the consolidating information referred to in the proviso in the preceding sentence need not be audited.

(f)          Notwithstanding anything to the contrary set forth in this Section 3.10, if the Issuer or any Parent Entity has furnished to the Holders of Notes or filed with the SEC the reports described in Section 3.10 with respect to the Issuer or any Parent Entity, the Issuer shall be deemed to be in compliance with the provisions of this Section 3.10.

(g)          Delivery of reports, information and documents to the Trustee under this Indenture is for informational purposes only and the information and Trustee’s receipt of the foregoing shall not constitute actual or constructive notice of any information contained therein, or determinable from information contained therein including the Issuer’s compliance with any of its covenants thereunder (as to which the Trustee is entitled to rely exclusively on an Officer’s Certificate). The Trustee shall have no duty to review or analyze reports delivered to it or determine whether any filings described in this Section 3.10 have been made.

SECTION 3.11.    Maintenance of Office or Agency.

The Issuer will maintain an office or agency where the Notes may be presented or surrendered for payment, where, if applicable, the Notes may be surrendered for registration of transfer or exchange.  The corporate trust office of the Trustee, which initially shall be located at Wilmington Trust, National Association, 50 South Sixth Street, Suite 1290, Minneapolis, Minnesota 55402, Attention: Frontier Communications Notes Administrator, shall be such office or agency of the Issuer, unless the Issuer shall designate and maintain some other office or agency for one or more of such purposes.  The Issuer shall give prompt written notice to the Trustee of any change in the location of any such office or agency.  If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations and surrenders may be made or served at the corporate trust office of the Trustee, and the Issuer hereby appoint the Trustee as its agent to receive all such presentations and surrenders.

The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind any such designation.  The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and any change in the location of any such other office or agency.  No office of the Trustee shall be an office or agency of the Issuer for the purposes of service of legal process on the Issuer or any Guarantor.

SECTION 3.12.    After-Acquired Collateral.

(a)          On or following the Issue Date but prior to the Conversion Date, and subject to the Final DIP Order, without limiting the effect of the Final DIP Order to cause the automatic perfection of the security interests of the Notes Secured Parties against the Collateral Grantors to the extent such security interests may be perfected by the entry of the Final DIP Order, if property that is intended to be DIP Collateral is acquired by the Issuer or Grantor (including property of a Person that becomes a new Grantor) that is not automatically subject to a perfected security interest under the DIP Security Documents, then the Issuer or Grantor will provide a super-priority Lien, as applicable, over such property (or, in the case of a new Grantor, such of its property) in favor of the Collateral Agent and deliver certain certificates in respect thereof, all as and to the extent required by the Indenture or the DIP Security Documents.

(b)          Subject to the foregoing, if property that is intended to be Exit Collateral is acquired by the Issuer or Grantor (including property of a Person that becomes a new Collateral Grantor) that is not automatically subject to a perfected security interest under the Exit Security Documents, then the Issuer or Grantor will provide a first priority Lien, as applicable, over such property (or, in the case of a new Grantor, such of its property) in favor of the Collateral Agent and deliver certain certificates in respect thereof, all as and to the extent required by this Indenture or the Exit Security Documents.

(c)          Notwithstanding the foregoing, opinions of counsel will not be required in connection with any additional Grantor entering into the Security Documents or to vest in the Collateral Agent a perfected security interest in after-acquired collateral owned by such Grantor.

(d)          The Issuer shall cause copies of any documents delivered to the Collateral Agent to be delivered to the Trustee.

SECTION 3.13.    Compliance Certificate.  The Issuer shall deliver to the Trustee within 120 days after the end of each fiscal year of the Issuer an Officer’s Certificate, the signer of which shall be an Officer  of the Issuer, stating that in the course of the performance by the signer of his or her duties as an Officer of the Issuer he or she would normally have knowledge of any Default or Event of Default and whether or not the signer knows of any Default or Event of Default that occurred during the previous fiscal year; provided that no such Officer’s Certificate shall be required for any fiscal year ended prior to the Issue Date.  If such Officer does have such knowledge, the certificate shall describe the Default or Event of Default, its status and the action the Issuer is taking or proposes to take with respect thereto. The Trustee will not be deemed to have knowledge of any Defaults or Events of Default unless written notice of an events, which is in fact a Default or Event of Default, as the case may be, has been delivered to the Trustee.

SECTION 3.14.    Further Instruments and Acts.  Upon request of the Trustee or as necessary to comply with future developments or requirements, the Issuer will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.

SECTION 3.15.    [Reserved].

SECTION 3.16.    Statement by Officers as to Default.  The Issuer shall deliver to the Trustee, as soon as possible and in any event within 30 days after the Issuer becomes aware of the occurrence of any Default or Event of Default, an Officer’s Certificate setting forth the details of such Event of Default or Default, its status and the actions which the Issuer are taking or proposes to take with respect thereto.

SECTION 3.17.    Designation of Restricted and Unrestricted Subsidiaries.  The Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause an Event of Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Issuer and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments pursuant to Section 3.3 hereof or under one or more clauses of the definition of Permitted Investments, as determined by the Issuer. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause an Event of Default.

Any designation of a Subsidiary of the Issuer as an Unrestricted Subsidiary will be evidenced to the Trustee by delivering to the Trustee an Officer’s Certificate certifying that such designation complies with the preceding conditions and was permitted by Section 3.3 hereof. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary as of such date and, if such Indebtedness is not permitted to be incurred as of such date by Section 3.2 hereof, the Issuer will be in default of such covenant.

The Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under Section 3.2 hereof (including pursuant to Section 3.2(b)(5) treating such redesignation as an acquisition for the purpose of such clause), calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period; and (2) no Default or Event of Default would be in existence following such designation. Any such designation by the Issuer shall be evidenced to the Trustee by delivering to the Trustee an Officer’s Certificate certifying that such designation complies with the preceding conditions.

SECTION 3.18.    Suspension of Certain Covenants on Achievement of Investment Grade Status. Beginning on the first day after the Conversion Date that (a) the Notes have achieved Investment Grade Status and (b) no Default or Event of Default has occurred and is continuing under this Indenture, and ending on a Reversion Date (such period a “Suspension Period”), the Issuer and its Restricted Subsidiaries will not be subject to Sections 3.2, 3.3, 3.4, 3.5, 3.7, 3.8 and 4.1(a)(3) (the “Suspended Covenants”).

If at any time after the Conversion Date the Notes cease to have such Investment Grade Status, then the Suspended Covenants shall thereafter be reinstated as if such covenants had never been suspended (the “Reversion Date”) and be applicable pursuant to the terms of this Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of this Indenture), unless and until the Notes subsequently attain Investment Grade Status and no Default or Event of Default is in existence (in which event the Suspended Covenants shall no longer be in effect for such time that the Notes maintain an Investment Grade Status); provided, however, that no Default, Event of Default or breach of any kind shall be deemed to exist under this Indenture, the Notes or the Note Guarantees with respect to the Suspended Covenants based on, and none of the Issuer nor any its Subsidiaries shall bear any liability for, any actions taken or events occurring during the Suspension Period, or any actions taken at any time pursuant to any contractual obligation arising prior to the Reversion Date that were permitted at such time, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period.

On the Reversion Date, all Indebtedness Incurred during the Suspension Period will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under Section 3.2(b)(4)(d).  On and after the Reversion Date, all Liens created during the Suspension Period will be considered Permitted Liens pursuant to clause (11) of the definition of “Permitted Liens.”  Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under Section 3.3 will be made as though Section 3.3 had been in effect since the Issue Date and prior to, but not during, the Suspension Period.  Accordingly, Restricted Payments made during the Suspension Period will not reduce the amount available to be made as Restricted Payments under Section 3.3(a).  In addition, any future obligation to grant further Note Guarantees shall be released.  All such further obligations to grant Guarantees shall be reinstated on the Reversion Date.  No Default or Event of Default or breach of any kind shall be deemed to have occurred on the Reversion Date as a result of any actions taken or the continuance of any circumstances resulting from actions taken or the performance of obligations under agreements entered into by the Issuer or any of its Restricted Subsidiaries during the Suspension Period (other than agreements to take actions after the Reversion Date that would not be permitted outside of the Suspension Period entered into in contemplation of the Reversion Date).

On and after each Reversion Date, the Issuer and its Subsidiaries will be permitted to consummate the transactions contemplated by any contract entered into during the Suspension Period, so long as such contract and such consummation would have been permitted during such Suspension Period.

The Trustee shall have no duty to monitor the ratings of the Notes, shall not be deemed to have any knowledge of the ratings of the Notes and shall have no duty to notify Holders if the Notes achieve Investment Grade Status or of the occurrence of a Reversion Date.

ARTICLE IV

SUCCESSOR COMPANY; SUCCESSOR PERSON

SECTION 4.1.      Merger and Consolidation.

(a)       The Company shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets, in one transaction or a series of related transactions, to any Person, unless:

(1)          the Issuer is the surviving Person or the resulting, surviving or transferee Person (the “Successor Company”) will be a Person organized or existing under the laws of the jurisdiction of the Issuer or the United States of America, any State of the United States or the District of Columbia or any territory thereof and the Successor Company (if not the Issuer) will expressly assume all the obligations of the Issuer under the Notes, this Indenture and the applicable Security Documents pursuant to supplemental indentures or other documents and instruments;

(2)          immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the applicable Successor Company or any Subsidiary of the applicable Successor Company as a result of such transaction as having been incurred by the applicable Successor Company or such Subsidiary at the time of such transaction), no Event of Default shall have occurred and be continuing;

(3)          immediately after giving pro forma effect to such transaction, either (a) the applicable Successor Company or the Issuer would be able to incur at least an additional $1.00 of Indebtedness pursuant to Section 3.2(a) hereof or (b) the Consolidated Total Leverage Ratio of the Issuer and its Restricted Subsidiaries would not be higher than it was immediately prior to giving effect to such transaction;

(4)          the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture and an Opinion of Counsel stating that such supplemental indenture (if any) is a legal and binding agreement enforceable against the Successor Company; provided that in giving an Opinion of Counsel, counsel may rely on an Officer’s Certificate as to any matters of fact, including as to satisfaction of clauses (2) and (3) above; and

(5)          to the extent any assets of the Person which is merged or consolidated with or into the Issuer are assets of the type which would constitute Collateral under the Security Documents, the Issuer or the Successor Company, as applicable, will take such action, if any, as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the applicable Security Documents in the manner and to the extent required in this Indenture or the applicable Security Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the applicable Security Documents.

(b)          [Reserved].

(c)          The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Issuer under the Notes and this Indenture, and the Issuer will automatically and unconditionally be released and discharged from its obligations under the Notes and this Indenture (except in the case of a lease).

(d)          Notwithstanding any other provisions of this Section 4.1, (i) the Issuer may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to a Guarantor, (ii) the Issuer may consolidate or otherwise combine with or merge into an Affiliate incorporated or organized for the purpose of changing the legal domicile of the Issuer, reincorporating the Issuer in another jurisdiction, or changing the legal form of the Issuer, (iii) any Restricted Subsidiary may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to the Issuer or a Guarantor, (iv) any Restricted Subsidiary may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to any other Restricted Subsidiary and (v) the Issuer and its Restricted Subsidiaries may complete any Permitted Intercompany Activities, Permitted Tax Restructuring or related transactions; provided, that the entity that is surviving or the resulting, surviving or transferee entity will be an entity organized or existing under the laws of the jurisdiction of the Issuer or the United States of America, any State of the United States or the District of Columbia or any territory thereof.

(e)          The foregoing provisions (other than the requirements of clause (a)(2)) shall not apply to the creation of a new Subsidiary as a Restricted Subsidiary.

(f)          Subject to Section 10.2(b), no Guarantor may consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets, in one or a series of related transactions, to any Person, unless:

 (1)(a)      (i) the other Person is the Issuer or any Restricted Subsidiary that is a Guarantor or becomes a Guarantor concurrently with such transactions, or (ii) either (x) the Issuer or a Guarantor is the continuing Person or (y) the resulting, surviving or transferee Person expressly assumes all the obligations of the Guarantor under its Note Guarantee, this Indenture and the applicable Security Documents;

(b)           immediately after giving effect to such transactions, no Event of Default shall have occurred and be continuing;

(c)           such transactions constitute a sale, disposition or transfer of the Guarantor or the conveyance, transfer or lease of all or substantially all of the assets of the Guarantor (in each case other than to the Issuer or a Restricted Subsidiary) otherwise permitted by this Indenture; and

(d)           to the extent any assets of the Person which is merged, consolidated or amalgamated with or into such Guarantor are assets of the type which would constitute Collateral under the Security Documents, such Guarantor or the Successor Person will take such action, if any, as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the applicable Security Documents in the manner and to the extent required in this Indenture or the applicable Security Documents and shall take all reasonably necessary action so that such Lien in perfected to the extent required by the applicable Security Documents.

Notwithstanding any other provision of this Section 4.1, any Guarantor may (a) consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to another Guarantor or the Issuer, (b) consolidate or otherwise combine with or merge into an Affiliate incorporated or organized for the purpose of changing the legal domicile of the Guarantor, reincorporating the Guarantor in another jurisdiction, or changing the legal form of the Guarantor, (c) convert into a corporation, partnership, limited partnership, limited liability company or trust organized or existing under the laws of the jurisdiction of organization of such Guarantor, (d) liquidate or dissolve or change its legal form if the Issuer determines in good faith that such action is in the best interests of the Issuer and (e) complete any Permitted Intercompany Activities, Permitted Tax Restructuring or related transactions. Notwithstanding anything to the contrary in this Section 4.1, the Issuer may contribute Capital Stock of any or all of its Subsidiaries to any Guarantor.

Any reference herein to a merger, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, limited partnership or trust, or an allocation of assets to a series of a limited liability company, limited partnership or trust (or the unwinding of such a division or allocation), as if it were a merger, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company, limited partnership or trust shall constitute a separate Person hereunder (and each division of any limited liability company, limited partnership or trust that is a Subsidiary, Restricted Subsidiary, Unrestricted Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

Notwithstanding any other provision of this Section 4.1, this Section 4.1 will not apply to the Transactions; provided, that if the Corporate Reorganization is undertaken, New Frontier Issuer, if not already party to this Indenture as the Issuer, will execute and deliver a supplemental indenture in the form attached as Exhibit C on or prior to the Conversion Date.

ARTICLE V

REDEMPTION OF SECURITIES

SECTION 5.1.      Notices to Trustee.  Subject to Section 5.9 hereof, if the Issuer elects to redeem Notes pursuant to the optional redemption provisions of Section 5.7 hereof, the Issuer must furnish to the Trustee, at least 10 days but not more than 60 days before a Redemption Date, an Officer’s Certificate setting forth:

(1)          the clause of this Indenture pursuant to which the redemption shall occur;

(2)          the Redemption Date;

(3)          the principal amount of Notes to be redeemed; and

(4)          the redemption price.

Any optional redemption referenced in such Officer’s Certificate may be cancelled by the Issuer at any time prior to notice of redemption being sent to any Holder and thereafter shall be null and void.

SECTION 5.2.      Selection of Notes to Be Redeemed or Purchased.  If less than all of the Notes are to be redeemed pursuant to Section 5.7 or purchased in an Asset Disposition Offer pursuant to Section 3.5 or a redemption pursuant to Section 5.9, the Trustee will select Notes for redemption or purchase (a) if the Notes are in global form, on a pro rata basis, by lot, or by such other method in accordance with the applicable procedures of DTC and (b) if the Notes are in definitive form in their entirety, on a pro rata basis (subject to adjustments to maintain the authorized Notes denomination requirements) or by lot, except if otherwise required by law.

No Notes in an unauthorized denomination or of $2,000 in aggregate principal amount or less shall be redeemed in part.  In the event of partial redemption, the particular Notes to be redeemed or purchased will be selected, unless otherwise provided herein, not less than 10 days nor more than 60 days prior to the redemption or purchase date by the Trustee from the outstanding Notes not previously called for redemption or purchase; provided that the Issuer shall provide the Trustee with sufficient notice of such partial redemption to enable the Trustee to select the Notes for partial redemption.

The Trustee will promptly notify the Issuer in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased.  Notes and portions of Notes selected will be in minimum principal amounts of $2,000 and whole multiples of $1,000 in excess of $2,000; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not in a minimum principal amount of $2,000 or a multiple of $1,000 in excess thereof, shall be redeemed or purchased.  Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

SECTION 5.3.      Notice of Redemption.  Subject to Section 5.9 hereof, at least 10 days but not more than 60 days before the Redemption Date, the Issuer will send or cause to be sent, by electronic delivery or by first class mail postage prepaid, a notice of redemption to each Holder (with a copy to the Trustee) whose Notes are to be redeemed at the address of such Holder appearing in the security register or otherwise in accordance with the applicable procedures of DTC, except that redemption notices may be delivered electronically or mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Articles VIII or XI hereto.

The notice will identify the Notes (including the CUSIP or ISIN number) to be redeemed and will state:

(1)          the Redemption Date;

(2)          the redemption price;

(3)          if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the Redemption Date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note;

(4)          the name and address of the Paying Agent;

(5)          that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6)          that, unless the Issuer defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date;

(7)          the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(8)          that no representation is made as to the correctness or accuracy of the CUSIP number or ISIN Code, if any, listed in such notice or printed on the Notes;

At the Issuer’s request, the Trustee will give the notice of redemption in the Issuer’s name and at its expense; provided, however, that the Issuer has delivered to the Trustee, at least three (3) Business Days (or if any of the Notes to be redeemed are in definitive form, five (5) Business Days) prior to the date on which the Issuer instructs the Trustee to give the notice (or such shorter period as the Trustee may agree), an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Notice of any redemption of the Notes may, at the Issuer’s discretion, be given prior to the completion of a transaction (including but not limited to an Equity Offering, an incurrence of Indebtedness, a Change of Control or other transaction) and any redemption notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a related transaction.  If such redemption or purchase is so subject to satisfaction of one or more conditions precedent such notice shall describe each such condition, and if applicable, shall state that, in the Issuer’s discretion, the Redemption Date may be delayed until such time (including more than 60 days after the date the Notice of Redemption was mailed or delivered, including by electronic transmission) as any or all such conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date, or by the Redemption Date as so delayed.  In addition, the Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption may be performed by another Person.

SECTION 5.4.      [Reserved].

SECTION 5.5.      Deposit of Redemption or Purchase Price.  Prior to 11:00 a.m. New York City Time on the redemption or purchase date, the Issuer will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued interest, if any, on all Notes to be redeemed or purchased on that date.  The Trustee or the Paying Agent will promptly return, on or following the applicable redemption or repurchase date, to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption or purchase price of, and accrued interest, if any, on all Notes to be redeemed or purchased.

If the Issuer complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase.  If a Note is redeemed or purchased on or after a record date but on or prior to the corresponding interest payment date, then any accrued and unpaid interest up to, but excluding, the Redemption Date or purchase date shall be paid on the Redemption Date or purchase date to the Person in whose name such Note was registered at the close of business on such record date in accordance with the applicable procedures of DTC.  If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 3.1 hereof.

SECTION 5.6.      Notes Redeemed or Purchased in Part.  Upon surrender of a Note issued in physical form that is redeemed or purchased in part, the Issuer will issue and the Trustee will authenticate for the Holder at the expense of the Issuer a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered; provided, that each such new Note will be in a minimum principal amount of $2,000 or integral multiple of $1,000 in excess thereof.

In the case of a Note issued as a global note, an appropriate notation will be made on such Note to decrease the principal amount thereof to an amount equal to the unredeemed portion thereof; provided, that the unredeemed portion thereof will be in a minimum principal amount of $2,000 or integral multiple of $1,000 in excess thereof.

SECTION 5.7.      Optional Redemption.

(a)          At any time prior to October 15, 2023, the Issuer may redeem the Notes in whole or in part, at their option, upon not less than 10 nor more than 60 days’ prior notice, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the Notes Register, at a redemption price (expressed as a percentage of the principal amount of the Notes to be redeemed) equal to 100.000% plus the relevant Applicable Premium as of, and accrued and unpaid interest, if any, to but excluding, the date of redemption (the “Redemption Date”), subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date.

(b)          At any time and from time to time prior to October 15, 2023, the Issuer may, on one or more occasions, upon not less than 10 nor more than 60 days’ prior notice, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the Notes Register, redeem up to 40.0% of the original aggregate principal amount of Notes issued under this Indenture on the Issue Date (together with Additional Notes) at a redemption price (expressed as a percentage of the principal amount of Notes to be redeemed) equal to 105.875%, plus accrued and unpaid interest, if any, to but excluding, the applicable Redemption Date, subject to the right of Holders of record of the Notes on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds received by the Issuer of one or more Equity Offerings of the Issuer; provided that not less than 50.0% of the original aggregate principal amount of the then-outstanding Notes issued under this Indenture remains outstanding immediately after the occurrence of each such redemption (including Additional Notes but excluding Notes held by the Issuer or any of their Restricted Subsidiaries), unless all such Notes are redeemed substantially concurrently; provided further that each such redemption occurs not later than 180 days after the date of closing of the related Equity Offering. The Trustee shall select the Notes to be purchased in the manner described under Sections 5.1 through 5.6.

(c)          Except pursuant to clauses (a) and (b) of this Section 5.7 or pursuant to Section 5.9, the Notes will not be redeemable at the Issuer’s option prior to October 15, 2023.

(d)          At any time and from time to time on or after October 15, 2023, the Issuer may redeem the Notes, in whole or in part, upon not less than 10 nor more than 60 days’ prior notice, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the Notes Register at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth in the table below, plus accrued and unpaid interest thereon, if any, to but excluding the applicable Redemption Date, subject to the right of Holders of record of the Notes on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve‑month period beginning on August 15 of each of the years indicated in the table below:

Year	Percentage
2023	102.938%
2024	101.469%
2025 and thereafter	100.000%

(e)          Notwithstanding the foregoing, in connection with any tender offer for the Notes, including a Change of Control Offer, Collateral Asset Disposition Offer or Asset Disposition Offer, if Holders of not less than 90.0% in aggregate principal amount of the outstanding Notes validly tender and do not validly withdraw such Notes in such tender offer and the Issuer, or any third party making such tender offer in lieu of the Issuer, purchases all of the Notes validly tendered and not validly withdrawn by such Holders, the Issuer or such third party shall have the right upon not less than 10 nor more than 60 days’ prior notice, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the Notes Register, given not more than 30 days following such purchase date to redeem all Notes that remain outstanding following such purchase at a redemption price equal to the price offered to each other Holder (excluding any early tender or incentive fee) in such tender offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to but excluding, the date of such redemption.

(f)          Unless the Issuer default in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable Redemption Date.

(g)          Any redemption pursuant to this Section 5.7 shall be made pursuant to the provisions of Section 5.1 through 5.6.

SECTION 5.8.      Mandatory Redemption.  The Issuer is not required to make mandatory redemption or sinking fund payments with respect to the Notes, except under the circumstances described in Section 5.9; provided, however, that under certain circumstances, the Issuer may be required to offer to purchase Notes under Section 3.5 and Section 3.9.  As market conditions warrant, the Issuer and their equityholders, including members of management, may from time to time seek to purchase outstanding debt securities or loans, including the Notes, in privately negotiated or open market transactions, by tender offer or otherwise.

SECTION 5.9.      Special Mandatory Redemption.

(a)          In In the event that (i) the Conversion Date does not occur prior to the Conversion Outside Date or (ii) the Issuer informs the Trustee in writing that, in the reasonable good faith judgment of the Issuer, the Conversion Date will not occur prior to the Conversion Outside Date (the date of any such event being the “Special Termination Date”), the Issuer shall redeem the Notes (the “Special Mandatory Redemption”) at a price (the “Special Mandatory Redemption Price”) equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest on the Notes, if any, from the Issue Date to, but excluding, the Special Mandatory Redemption Date (defined below), subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date.

(b)          Subject to Section 5.9(c), notice of the Special Mandatory Redemption will be delivered by the Issuer no later than one Business Day following the Special Termination Date, to the Trustee and Holders of Notes substantially in the form attached as Exhibit D hereto (the “Special Mandatory Redemption Notice”), which will provide that the Notes shall be redeemed on a date that is no later than the third Business Day after such notice is given by the Issuer (the “Special Mandatory Redemption Date”) in accordance with the applicable procedures of DTC.

(c)          On the Special Mandatory Redemption Date, the Issuer shall pay to the Paying Agent for payment to each Holder of Notes the applicable Special Mandatory Redemption Price for such Holder’s Notes.

(d)          Any redemption made pursuant to this Section 5.9 shall be made pursuant to the provisions of Sections 5.1 through 5.6, except to the extent inconsistent with this Section 5.9. The Issuer shall not be required to make any mandatory redemption or sinking fund payments with respect to the Notes, except pursuant to this Section 5.9.

ARTICLE VI

DEFAULTS AND REMEDIES

SECTION 6.1.      Events of Default.

(a)          Each of the following is an “Event of Default”:

(1)          default in any payment of interest on any Note when due and payable, continued for 30 days;

(2)          default in the payment of the principal amount of or premium, if any, on any Note issued under this Indenture when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(3)          failure by the Issuer or any Guarantor to comply for 60 days after written notice by the Trustee on behalf of the Holders or by the Holders of at least 30% in aggregate principal amount of the outstanding Notes with any agreement or obligation contained in this Indenture; provided that in the case of a failure to comply with Section 3.10, such period of continuance of such default or breach shall be 120 days after written notice described in this clause has been given;

(4)          following the Conversion Date, the Issuer, any Significant Subsidiary or any group of Restricted Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary pursuant to or within the meaning of Bankruptcy Code:

(i)	commences a voluntary case, or

(ii)	consents to the entry of an order for relief against it in an involuntary case, or

(iii)	consents to the appointment of a custodian of it or for all or substantially all of its property, or

(iv)	makes a general assignment for the benefit of its creditors, or

(v)	admits in writing its inability generally to pay its debts;

(5)          following the Conversion Date, a court of competent jurisdiction enters an order or decree under any Bankruptcy Code that:

(i)
is for relief against the Issuer or any Significant Subsidiary or any group of Restricted Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary in an involuntary case;

(ii)
appoints a custodian of the Issuer or any Significant Subsidiary or any group of Restricted Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Issuer or any Significant Subsidiary or any group of Restricted Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary; or

(iii)	orders the liquidation of the Issuer, any Significant Subsidiary or any group of Restricted Subsidiaries of Parent that, taken together, would constitute a Significant Subsidiary;

and in each case the order or decree remains unstayed and in effect for sixty (60) consecutive days;

(6)          other than with respect to pre-petition Indebtedness prior to the Conversion Date, the payment of which is subject to an effective stay in the Bankruptcy Cases, default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuer or any Significant Subsidiary (or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Issuer and its Restricted Subsidiaries) would constitute a Significant Subsidiary) (or the payment of which is Guaranteed by the Issuer or any Significant Subsidiary (or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Issuer and its Restricted Subsidiaries) would constitute a Significant Subsidiary)) other than Indebtedness owed to the Issuer or a Restricted Subsidiary whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, which default:

(A)          is caused by a failure to pay principal of such Indebtedness, at its stated final maturity (after giving effect to any applicable grace periods provided in such Indebtedness); or

(B)          results in the acceleration of such Indebtedness prior to its stated final maturity;

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default of principal at its stated final maturity (after giving effect to any applicable grace periods) or the maturity of which has been so accelerated, aggregates to $250.0 million or more at any one time outstanding; or

(7)          prior to the Conversion Date, a Bankruptcy Case Event of Default shall have occurred;

(8)          there is entered by a court or courts of competent jurisdiction against the Issuer or any of the Issuer’s Restricted Subsidiaries a final judgment or order for the payment of money (excluding prior to the Conversion Date (x) any order fixing the amount of any claim in the Chapter 11 Cases and (y) in the case of the any judgment against any Debtor, any judgment that does not arise post-petition) in an aggregate amount exceeding $250 million (to the extent not covered by independent third-party insurance) and such judgment or order shall not have been satisfied, vacated, discharged or stayed (including, prior to the Conversion Date, pursuant to the Bankruptcy Code) or bonded pending an appeal for a period of sixty (60) days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed (including, prior to the Conversion Date, pursuant to the Bankruptcy Code);

(9)          any Guarantee of the Notes by a Significant Subsidiary ceases to be in full force and effect or any Guarantor that is a Significant Subsidiary denies or disaffirms, in each case in writing, its obligations under its Guarantee of the Notes, other than (A), in accordance with the terms of the Indenture, or (B) in connection with the bankruptcy of a Guarantor, so long as the aggregate assets of such Guarantor and any other Guarantor whose Note Guarantee ceased or ceases to be in full force as a result of a bankruptcy are less than $250 million;

(10)        (i) the Liens created by the Security Documents shall at any time not constitute a valid and perfected Lien on any material portion of the Collateral intended to be covered thereby (unless perfection is not required by this Indenture or the Security Documents) other than (A) in accordance with the terms of the relevant Security Document and this Indenture, (B) the satisfaction in full of all Obligations under this Indenture or (C) any loss of perfection that results from the failure of the Collateral Agent to maintain possession of certificates delivered to it representing securities pledged under the Security Documents and (ii) such default continues for 30 days after receipt of written notice given by the Trustee or the Holders of not less than 30% in aggregate principal amount of the then outstanding Notes; provided, that such default relates to Liens in excess of $50.0 million; and

(11)        the Issuer or any Guarantor that is a Significant Subsidiary (or any group of Guarantors that, taken together (as of the latest audited consolidated financial statements for the Issuer and its Restricted Subsidiaries) would constitute a Significant Subsidiary) shall assert, in any pleading in any court of competent jurisdiction, that any security interest in any Security Document is invalid or unenforceable.

Prior to the Conversion Date, with respect to enforcement of Liens or other remedies with respect to the Collateral of the Debtors, the Collateral Agent shall provide the Issuer (with a copy to the Trustee) at least five Business Days’ prior written notice to taking of such action and during such period, any party in interest shall be entitled to seek an emergency hearing with the Bankruptcy Court, for the sole purpose of contesting whether an Event of Default has occurred and/or is continuing; provided, that a Default under clause (3), (6) or (8) above will not constitute an Event of Default until the Trustee or the Holders of at least 30% in principal amount of the outstanding Notes notify the Issuer of the Default and, with respect to clauses (3) and (8), the Issuer does not cure such Default within the time specified in clauses (3) or (8) after receipt of such notice; provided, further, that a notice of Default may not be given with respect to any action taken, and reported publicly or to Holders, more than two years prior to such notice of Default. Notwithstanding anything to the contrary herein the Designated Entities shall not be included in determining whether an Event of Default under clauses (4), (5), (6) and (8) has occurred or is continuing to the extent related to, arising from, or in connection with the Staggered Emergence.

(b)          If a Default for a failure to report or failure to deliver a required certificate in connection with another default (the “Initial Default”) occurs, then at the time such Initial Default is cured, such Default for a failure to report or failure to deliver a required certificate in connection with another default that resulted solely because of that Initial Default shall also be cured without any further action.

(c)          Any Default or Event of Default for the failure to comply with the time periods prescribed in Section 3.10 hereof or otherwise to deliver any notice or certificate pursuant to any other provision of this Indenture shall be deemed to be cured upon the delivery of any such report required by such provision or such notice or certificate, as applicable, even though such delivery is not within the prescribed period specified in this Indenture. Any time period in this Indenture to cure any actual or alleged Default or Event of Default may be extended or stayed by a court of competent jurisdiction.

SECTION 6.2.      Acceleration.  If any Event of Default (other than an Event of Default described in clause (4) or (5) of Section 6.1(a)) occurs and is continuing, the Trustee by written notice to the Issuer or the Holders of at least 30% in principal amount of the outstanding Notes by written notice to the Issuer and the Trustee, may declare the principal of, and accrued and unpaid interest, if any, on all the Notes to be due and payable.  Upon such a declaration, such principal and accrued and unpaid interest, if any, will be due and payable immediately.

In the event of any Event of Default specified in clause (6) of Section 6.1(a), such Event of Default and all consequences thereof shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 30 days after such Event of Default arose:

(1)          (x)          the Indebtedness that gave rise to such Event of Default shall have been discharged in full; or

(y)          the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(z)          the default that is the basis for such Event of Default has been cured; and

(2)          the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction.

If an Event of Default described in clause (4) or (5) of Section 6.1(a) occurs and is continuing, the principal of, and accrued and unpaid interest, if any, on all Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

Any notice of Default, notice of acceleration or instruction to the Trustee or Collateral Agent to provide a notice of Default, notice of acceleration or take any other action (a “Noteholder Direction”) provided by any one or more Holders (each a “Directing Holder”) must be accompanied by a written representation from each such Holder delivered to the Issuer and the Trustee and Collateral Agent, if applicable, that such Holder is not (or, in the case such Holder is DTC or its nominee, that such Holder is being instructed solely by beneficial owners that are not) Net Short (a “Position Representation”), which representation, in the case of a Noteholder Direction relating to the delivery of a notice of Default (a “Default Direction”) shall be deemed a continuing representation until the resulting Event of Default is cured or otherwise ceases to exist or the Notes are accelerated. In addition, each Directing Holder is deemed, at the time of providing a Noteholder Direction, to covenant to provide the Issuer with such other information as the Issuer may reasonably request from time to time in order to verify the accuracy of such Directing Holder’s Position Representation within five Business Days of request therefor (a “Verification Covenant”). In any case in which the Holder is DTC or its nominee, any Position Representation or Verification Covenant required hereunder shall be provided by the beneficial owner of the Notes in lieu of DTC or its nominee and DTC shall be entitled to conclusively rely on such Position Representation and Verification Covenant in delivering its direction to the Trustee and Collateral Agent, as applicable.

If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Issuer determines in good faith that there is a reasonable basis to believe a Directing Holder was, at any relevant time, in breach of its Position Representation and provides to the Trustee an Officer’s Certificate stating that the Issuer has initiated litigation in a court of competent jurisdiction seeking a determination that such Directing Holder was, at such time, in breach of its Position Representation, and seeking to invalidate any Default, Event of Default or acceleration (or notice thereof) that resulted from the applicable Noteholder Direction, the cure period with respect to such Default shall be automatically stayed and the cure period with respect to such Default or Event of Default  that resulted from the applicable Noteholder Direction shall be automatically reinstituted and any remedy stayed pending a final and non-appealable determination of a court of competent jurisdiction on such matter. If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Issuer provides to the Trustee an Officer’s Certificate stating that a Directing Holder failed to satisfy its Verification Covenant, the cure period with respect to such Default shall be automatically stayed and the cure period with respect to any Default or Event of Default that resulted from the applicable Noteholder Direction shall be automatically reinstituted and any remedy stayed pending satisfaction of such Verification Covenant. Any breach of the Position Representation shall result in such Holder’s participation in such Noteholder Direction being disregarded; and, if, without the participation of such Holder, the percentage of Notes held by the remaining Holders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction, such Noteholder Direction shall be void ab initio, with the effect that such Default or Event of Default shall be deemed never to have occurred, acceleration voided and the Trustee or Collateral Agent, as applicable, shall be deemed not to have received such Noteholder Direction or any notice of such Default or Event of Default.

Notwithstanding anything in the preceding two paragraphs to the contrary, any Noteholder Direction delivered to the Trustee or Collateral Agent during the pendency of an Event of Default as the result of a bankruptcy or similar proceeding shall not require compliance with the foregoing paragraphs.

For the avoidance of doubt, the Trustee and Collateral Agent shall be entitled to conclusively rely on any Noteholder Direction delivered to it in accordance with this Indenture, shall have no duty to inquire as to or investigate the accuracy of any Position Representation, enforce compliance with any Verification Covenant, verify any statements in any Officer’s Certificate delivered to it, or otherwise make calculations, investigations or determinations with respect to Derivative Instruments, Net Shorts, Long Derivative Instruments, Short Derivative Instruments or otherwise. Neither the Trustee nor the Collateral Agent shall have any liability to the Issuer, any Holder or any other Person in acting in good faith on a Noteholder Direction.

SECTION 6.3.      Other Remedies.  If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of, or premium, if any, or interest, if any, on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding.  A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.  No remedy is exclusive of any other remedy.  All available remedies are cumulative.

SECTION 6.4.      Waiver of Past Defaults.  The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of all of the Holders, (a) waive, by their consent (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), an existing Default or Event of Default and its consequences under this Indenture and the Security Documents except (i) a Default or Event of Default in the payment of the principal of, or interest, on a Note or (ii) a Default or Event of Default in respect of a provision that under Section 9.2 cannot be amended without the consent of each Holder affected and (b) rescind any acceleration with respect to the Notes and its consequences if (1) such rescission would not conflict with any judgment or decree of a court of competent jurisdiction, (2) all existing Events of Default have been cured or waived except nonpayment of principal, premium, if any, interest, if any, that has become due solely because of the acceleration, (3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid, (4) the Issuer has paid the Trustee its compensation and reimbursed the Trustee for its reasonable expenses, disbursements and advances and (5) in the event of the cure or waiver of an Event of Default of the type described in clause (6) of Section 6.1(a), the Trustee shall have received an Officer’s Certificate and an Opinion of Counsel stating that such Event of Default has been cured or waived.  No such rescission shall affect any subsequent Default or impair any right consequent thereto.  When a Default or Event of Default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any consequent right.

SECTION 6.5.      Control by Majority.  Subject to the terms of the Security Documents, Holders of a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Collateral Agent or of exercising any trust or power conferred on the Trustee or the Collateral Agent.  However, the Trustee or the Collateral Agent, as applicable, may refuse to follow any direction that conflicts with law or this Indenture or the Notes or, subject to Sections 7.1 and 7.2, that the Trustee determines is unduly prejudicial to the rights of other Holders or would involve the Trustee or Collateral Agent in personal liability (it being understood that the Trustee and the Collateral Agent have no duty to determine whether any action is prejudicial to any Holder); provided, however, that the Trustee or Collateral Agent, as applicable, may take any other action deemed proper by the Trustee or Collateral Agent that is not inconsistent with such direction.  Prior to taking any such action hereunder, the Trustee or Collateral Agent, as applicable, shall be entitled to indemnification satisfactory to the Trustee against all fees, losses, liabilities and expenses (including attorney’s fees and expenses) caused by taking or not taking such action.

SECTION 6.6.      Limitation on Suits.  Subject to Section 6.7, a Holder may not pursue any remedy with respect to this Indenture or the Notes unless:

(1)          such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2)          Holders of at least 30% in aggregate principal amount of the outstanding Notes have requested in writing the Trustee to pursue the remedy;

(3)          such Holders have offered in writing and, if requested, provided to the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;

(4)          the Trustee has not complied with such request within 60 days after the receipt of the written request and the offer of security or indemnity; and

(5)          Holders of a majority in aggregate principal amount of the outstanding Notes have not given the Trustee a written direction that, in the opinion of the Trustee, is inconsistent with such request within such 60‑day period.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holders).

SECTION 6.7.      Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture (including, without limitation, Section 6.6), the contractual right of any Holder to receive payment of interest on the Notes held by such Holder or to institute suit for the enforcement of any such payment on or with respect to such Holder’s Notes shall not be impaired or affected without the consent of such Holder (and, for the avoidance of doubt, the amendment, supplement or modification in accordance with the terms of this Indenture of Articles III and IV and Section 6.1(a)(3), (4), (5) and (6) and the related definitions shall be deemed not to impair the contractual right of any Holder to receive payments of principal of and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any such payment on or with respect to such Holder’s Note).

SECTION 6.8.      Collection Suit by Trustee.  If an Event of Default specified in clauses (1) or (2) of Section 6.1(a) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount then due and owing (together with interest on any unpaid interest to the extent lawful) and the amounts provided for in Section 7.7.

SECTION 6.9.      Trustee May File Proofs of Claim.  The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuer, its Subsidiaries or its or their respective creditors or properties and, unless prohibited by law or applicable regulations, may be entitled and empowered to participate as a member of any official committee of creditors appointed in such matter and may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.7.

No provision of this Indenture shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.10.    Priorities.

(a)          Subject to the Security Documents, if the Trustee collects any money or property pursuant to this Article VI (including upon exercise of remedies with respect to the Collateral), it shall pay out the money or property in the following order:

FIRST:  to the Trustee and to the Collateral Agent, in each case for amounts due to it under Section 7.7 and Section 12.7(z);

SECOND:  to Holders for amounts due and unpaid on the Notes for principal of, or premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal of, or premium, if any, and interest, respectively; and

THIRD:  to the Issuer, or to the extent the Trustee collects any amount for any Guarantor, to such Guarantor.

(b)          The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.  At least 15 days before such record date, the Issuer shall send or cause to be sent to each Holder and the Trustee a notice that states the record date, the payment date and amount to be paid.

SECTION 6.11.    Undertaking for Costs.  In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant.  This Section 6.11 does not apply to a suit by the Trustee, a suit by the Issuer, a suit by a Holder pursuant to Section 6.7 or a suit by Holders of more than 20.0% in outstanding aggregate principal amount of the Notes.

ARTICLE VII

TRUSTEE

SECTION 7.1.      Duties of Trustee.

(a)          If an Event of Default actually known or notified in writing to a Trust Officer of the Trustee has occurred and is continuing and is actually known to the Trustee, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)          Except during the continuance of an Event of Default:

(1)          the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2)          in the absence of bad faith or willful misconduct on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates, opinions or orders furnished to the Trustee and conforming to the requirements of this Indenture or the Notes, as the case may be.  However, in the case of any such certificates or opinions which by any provisions hereof are specifically required to be furnished to the Trustee, the Trustee shall examine such certificates and opinions to determine whether or not they conform to the requirements of this Indenture or the Notes, as the case may be (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c)          The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(1)          this paragraph does not limit the effect of Section 7.1(b);

(2)          the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was negligent in ascertaining the pertinent facts;

(3)          the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.5; and

(4)          No provision of this Indenture or the Notes shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or thereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(d)          Every provision of this Indenture that in any way relates to the Trustee is subject to clauses (a), (b) and (c) of this Section 7.1.

(e)          The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer.

(f)          Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g)          Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 7.1.

SECTION 7.2.      Rights of Trustee.  Subject to Section 7.1:

(a)          The Trustee may conclusively rely on and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, judgment, order or other paper or document (whether in its original or facsimile form) reasonably believed by it to be genuine and to have been signed or presented by the proper Person.  The Trustee need not investigate any fact or matter stated in the document.  The Trustee shall receive and retain financial reports and statements of the Issuer as provided herein, but shall have no duty to review or analyze such reports or statements to determine compliance with covenants or other obligations of the Issuer.

(b)          Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate and/or an Opinion of Counsel.  The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on an Officer’s Certificate or Opinion of Counsel.

(c)          The Trustee may execute any of the trusts and powers hereunder or perform any duties hereunder either directly or by or through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care by it hereunder.

(d)          The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers conferred upon it by this Indenture.

(e)          The Trustee may consult with counsel of its selection, and the advice or opinion of counsel relating to this Indenture or the Notes shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder or under the Notes in good faith and in accordance with the advice or opinion of such counsel.

(f)          The Trustee shall not be deemed to have notice of any Default or Event of Default or whether any entity or group of entities constitutes a Significant Subsidiary unless a Trust Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default or of any such Significant Subsidiary is received by the Trustee at the corporate trust office of the Trustee specified in Section 3.11, and such notice references the Notes and this Indenture.

(g)          The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and to each agent, custodian and other Person employed to act hereunder, including the Collateral Agent.

(h)          Neither the Trustee nor the Collateral Agent shall be under any obligation to exercise any of the rights or powers vested in it by this Indenture or the Notes at the request, order or direction of any of the Holders pursuant to the provisions of this Indenture, unless such Holders shall have offered, and if requested, provided to the Trustee and the Collateral Agent, as applicable, security or indemnity satisfactory to the Trustee and Collateral Agent, as applicable, against the costs, expenses and liabilities which may be incurred therein or thereby.

(i)          The Trustee shall not be deemed to have knowledge of any fact or matter unless such fact or matter is known to a Trust Officer of the Trustee.

(j)          Whenever in the administration of this Indenture or the Notes the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder or thereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of negligence or willful misconduct on its part, conclusively rely upon an Officer’s Certificate.

(k)          The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, report, notice, request, direction, judgment, consent, order, bond, debenture, coupon or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine, during business hours and upon reasonable notice, the books, records and premises of the Issuer and the Restricted Subsidiaries, personally or by agent or attorney at the sole cost of the Issuer and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(l)          The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(m)         The Trustee may request that the Issuer deliver an Officer’s Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture or the Notes.

(n)          In no event shall the Trustee be liable to any Person for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including, but not limited to, lost profits), even if the Trustee has been advised of the likelihood of such loss or damage.

(o)          Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer shall be sufficient if signed by one Officer of the Issuer.

(p)          The permissive rights of the Trustee under this Indenture and the other Note Documents shall not be construed as duties.

SECTION 7.3.      Individual Rights of Trustee.  The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer, Guarantors or their Affiliates with the same rights it would have if it were not Trustee.  Any Paying Agent, Registrar, co-registrar or co‑paying agent may do the same with like rights.  However, the Trustee must comply with Sections 7.10 and 7.11.  In addition, the Trustee shall be permitted to engage in transactions with the Issuer and their respective Affiliates and Subsidiaries.

SECTION 7.4.      Trustee’s Disclaimer.  The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Notes, the Junior Intercreditor Agreement, if any, or the Security Documents, shall not be accountable for the Issuer’s use of the proceeds from the sale of the Notes, shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee or any money paid to the Issuer pursuant to the terms of this Indenture, shall not be responsible for any action or inaction of the Collateral Agent and shall not be responsible for any statement of the Issuer in this Indenture, the Junior Intercreditor Agreement, if any, the Security Documents or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication.

SECTION 7.5.      Notice of Defaults.  If a Default or Event of Default occurs and is continuing and if a Trust Officer has actual knowledge thereof, the Trustee shall send electronically or by first class mail to each Holder at the address set forth in the Notes Register notice of the Default or Event of Default within 60 days after it is actually known to a Trust Officer.  Except in the case of a Default or Event of Default in payment of principal of or interest, if any, on any Note (including payments pursuant to the optional redemption or required repurchase provisions of such Note), the Trustee may withhold the notice if and so long as it in good faith determines that withholding the notice is in the interests of Holders.

SECTION 7.6.      [Reserved].

SECTION 7.7.      Compensation and Indemnity.  The Issuer shall pay to the Trustee from time to time compensation for its services hereunder and under the Notes as the Issuer and the Trustee shall from time to time agree in writing.  The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust.  The Issuer shall reimburse the Trustee upon request for all reasonable out‑of‑pocket expenses incurred or made by it, including, but not limited to, costs of collection, costs of preparing reports, certificates and other documents, costs of preparation and mailing of notices to Holders.  Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the agents, counsel, accountants and experts of the Trustee.  The Issuer and the Guarantors, jointly and severally, shall indemnify the Trustee, its directors, officers, employees and agents against any and all loss, liability, damages, claims or expense, including taxes (other than taxes based upon the income of the Trustee) (including reasonable attorneys’ and agents’ fees and expenses) incurred by it without willful misconduct or gross negligence, as determined by a final nonappealable order of a court of competent jurisdiction, on its part in connection with the administration of this trust and the performance of its duties hereunder, under the Notes and the other Note Documents, including the costs and expenses of enforcing this Indenture (including this Section 7.7) and the Notes and of defending itself against any claims (whether asserted by any Holder, the Issuer or otherwise).  The Trustee shall notify the Issuer promptly of any claim for which it may seek indemnity of which it has received written notice.  Failure by the Trustee to so notify the Issuer shall not relieve the Issuer of its obligations hereunder.  The Issuer shall defend the claim and the Trustee shall provide reasonable cooperation at the Issuer’s expense in the defense.  The Trustee may have separate counsel and the Issuer shall pay the fees and expenses of such counsel; provided that the Issuer shall not be required to pay the fees and expenses of such separate counsel if it assumes the Trustee’s defense, and, in the reasonable judgment of outside counsel to the Trustee, there is no conflict of interest between the Issuer and the Trustee in connection with such defense; provided further that, the Issuer shall be required to pay the reasonable fees and expenses of such counsel in evaluating such conflict.

To secure the Issuer’s payment obligations in this Section 7.7, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and interest on particular Notes.  Such lien shall survive the satisfaction and discharge of this Indenture.  The Trustee’s respective right to receive payment of any amounts due under this Section 7.7 shall not be subordinate to any other liability or Indebtedness of the Issuer.

The Issuer’s payment obligations pursuant to this Section 7.7 shall survive the discharge of this Indenture and any resignation or removal of the Trustee under Section 7.8.  Without prejudice to any other rights available to the Trustee under applicable law, when the Trustee incurs fees, expenses or renders services after the occurrence of a Default specified in clause (4) or clause (5) of Section 6.1(a), the fees and expenses (including the reasonable fees and expenses of its counsel) are intended to constitute expenses of administration under any Bankruptcy Code.

SECTION 7.8.      Replacement of Trustee.  The Trustee may resign at any time by so notifying the Issuer in writing not less than 30 days prior to the effective date of such resignation.  The Holders of a majority in aggregate principal amount of the Notes may remove the Trustee by so notifying the removed Trustee in writing not less than 30 days prior to the effective date of such removal and may appoint a successor Trustee with the Issuer’s written consent, which consent will not be unreasonably withheld.  The Issuer shall remove the Trustee if:

(1)          the Trustee fails to comply with Section 7.10 hereof;

(2)          the Trustee is adjudged bankrupt or insolvent;

(3)          a receiver or other public officer takes charge of the Trustee or its property; or

(4)          the Trustee otherwise becomes incapable of acting.

If the Trustee resigns or is removed by the Issuer or by the Holders of a majority in principal amount of the Notes and such Holders do not reasonably promptly appoint a successor Trustee as described in the preceding paragraph, or if a vacancy exists in the office of the Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Issuer shall promptly appoint a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer.  Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture.  The successor Trustee shall mail a notice of its succession to Holders.  The retiring Trustee shall, at the expense of the Issuer, promptly transfer all property held by it as Trustee to the successor Trustee, subject to the Lien provided for in Section 7.7.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee or the Holders of at least 10.0% in aggregate principal amount of the Notes may petition, at the Issuer’s expense, any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee fails to comply with Section 7.10, any Holder, who has been a bona fide Holder of a Note for at least six months, may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

Notwithstanding the replacement of the Trustee pursuant to this Section 7.8, the Issuer’s obligations under Section 7.7 shall continue for the benefit of the retiring Trustee.  The predecessor Trustee shall have no liability for any action or inaction of any successor Trustee.

SECTION 7.9.      Successor Trustee by Merger.  If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Trustee.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture, any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; provided that the right to adopt the certificate of authentication of any predecessor Trustee or authenticate Notes in the name of any predecessor Trustee shall only apply to its successor or successors by merger, consolidation or conversion.

SECTION 7.10.    Eligibility; Disqualification.  This Indenture shall always have a Trustee.  The Trustee shall have a combined capital and surplus of at least $100 million as set forth in its most recent published annual report of condition.

SECTION 7.11.    [Reserved].

SECTION 7.12.    Trustee’s Application for Instruction from the Issuer.  Any application by the Trustee for written instructions from the Issuer may, at the option of the Trustee, set forth in writing any action proposed to be taken or omitted by the Trustee under this Indenture and the date on and/or after which such action shall be taken or such omission shall be effective.  The Trustee shall not be liable for any action taken by, or omission of, the Trustee in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than three (3) Business Days after the date any Officer of the Issuer actually receives such application, unless any such Officer shall have consented in writing to any earlier date) unless prior to taking any such action (or the effective date in the case of an omission), the Trustee shall have received written instructions in response to such application specifying the action to be taken or omitted.

SECTION 7.13.    Security Documents; Intercreditor Agreements. By their acceptance of the Notes, the Holders hereby (i) are deemed to have accepted the terms of, agreed to be bound by and authorized and directed each of the Trustee and the Collateral Agent, as applicable, to enter into and perform its respective obligations under, the DIP Security Documents and the Exit Security Documents, as applicable, and (ii) except to the extent provided by Article IX, authorize and instruct the Trustee and the Collateral Agent, as the case may be, without any further consent of any Holder or any other First Lien Secured Party, to enter into , amend, renew, extend, supplement, restate, replace, waive or otherwise modify any intercreditor agreement, the DIP Security Documents, the Exit Security Documents or the Junior Intercreditor Agreement on behalf of, and binding with respect to, the Holders of the Notes and their interest in designated assets, in connection with the incurrence of any Additional First Lien Obligations and/or any additional Junior Lien Obligations, including to clarify the respective rights of all parties in and to designated assets; provided, however, that any amendment, renewal, extension, supplement, restatement, replacement, waiver or other modification of the DIP Security Documents or Exit Security Documents shall be no less favorable, taken as a whole, to Holders in any material respect (including with respect to priority of Liens) than (i) prior to the Conversion Date, the DIP Security Documents, and (ii) following the Conversion Date, the Exit Security Documents. The Collateral Agent and the Trustee, subject to Article IX, will enter into, amend, renew, extend, supplement, restate, replace, waive or otherwise modify any such intercreditor agreement, the DIP Security Documents, the Exit Security Documents and/or Junior Intercreditor Agreement at the request of the Issuer, and any intercreditor agreement entered into by the Collateral Agent and/or the Trustee shall be binding on the First Lien Secured Parties and Holders and the First Lien Secured Parties hereby agree that they will take no actions contrary to the provisions of, if entered into and if applicable, any intercreditor agreement, provided that the Issuer will have delivered to the Collateral Agent and the Trustee an Officer’s Certificate to the effect that such other intercreditor agreement complies with the provisions of this Indenture, the DIP Security Documents and the Exit Security Documents. Each Holder hereby agrees that the Collateral Agent may enter into any amendment, (1) to any First Lien Security Document solely as such First Lien Security Document relates to a particular series of First Lien Obligations so long as (x) such amendment is in accordance with the First Lien Documents pursuant to which such series of First Lien Obligations was incurred (including, in the case of the Notes, this Indenture) and (y) such amendment does not adversely affect the material rights of the Holders of any other series, (2) to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property (but not including Excluded Assets) to become collateral for the benefit of the First Lien Secured Parties (including entering into and/or modifying any intercreditor agreement in connection with Indebtedness not prohibited under any First Lien Document that is or is contemplated to be subject to a Lien permitted by the First Lien Documents (subject to any restrictions set forth in the First Lien Documents as to the priority of any such Lien relative to any Lien securing, or required to be granted to secure, the First Lien Obligations)), (3) as required by local law or to comply with advice from local counsel to give effect to, or protect any security interest for the benefit of the First Lien Secured Parties, in any property or so that the security interests therein comply with applicable law or any First Lien Document or (4) to otherwise enhance the rights or benefits of the First Lien Secured Parties under the Security Documents; provided, that the Collateral Agent and the Trustee receives an Officer’s Certificate of the Issuer stating that such amendment is not expressly prohibited by the terms of each then extant First Lien Document. It is hereby expressly acknowledged and agreed that, in doing so, the Trustee and the Collateral Agent are not responsible for the terms or contents of such agreements, or for the validity or enforceability thereof, or the sufficiency thereof for any purpose. Whether or not so expressly stated therein, in entering into, or taking (or forbearing from) any action under, the DIP Security Documents, the Exit Security Documents and/or Junior Intercreditor Agreement or any other Security Documents, the Trustee and the Collateral Agent each shall have all of the rights, privileges, benefits, immunities, indemnities and other protections granted to it under this Indenture (in addition to those that may be granted to it under the terms of such other agreement or agreements). The Company shall have the right to determine whether Obligations with respect to any Additional First Lien Obligations will, as between such Additional First Lien Obligations and the Note Obligations, rank pari passu or junior with respect to the Collateral, senior, pari passu or junior in right of payment, and as between or among such Additional First Lien Obligations and any other First Lien Obligations, rank pari passu or junior with respect to the Collateral or right of payment, in each case to the extent permitted under the applicable First Lien Security Documents and this Indenture.

SECTION 7.14.    Limitation on Duty of Trustee in Respect of Collateral; Indemnification.

(a)          Beyond the exercise of reasonable care in the custody thereof, the Trustee shall have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and the Trustee shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. The Collateral Agent shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Trustee in good faith. The Trustee shall not be responsible or liable for any action or inaction of the Collateral Agent.

(b)          The Trustee and Collateral Agent shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Issuer or the Guarantors to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral (except with respect to certificates delivered to the Collateral Agent representing securities pledged under the Security Documents). The Trustee and Collateral Agent shall have no duty to ascertain or inquire as to the performance or observance of any of the terms of this Indenture, the Junior Intercreditor Agreement, if any, or the Security Documents by the Issuer, any Guarantor or the Collateral Agent.

ARTICLE VIII

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

SECTION 8.1.      Option to Effect Legal Defeasance or Covenant Defeasance; Defeasance.  The Issuer may, at its option and at any time, elect to have either Section 8.2 or 8.3 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article VIII.

SECTION 8.2.      Legal Defeasance and Discharge.  Upon the Issuer’s exercise under Section 8.1 hereof of the option applicable to this Section 8.2, the Issuer and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Guarantees) and the Security Documents with respect to such Series on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”).  For this purpose, Legal Defeasance means that the Issuer and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.5 hereof and the other Sections of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all of their other obligations under the Note Documents (and the Trustee, on written demand of and at the expense of the Issuer, shall execute such instruments reasonably requested by the Issuer acknowledging the same) and the Security Documents, and to have cured all then existing Events of Default, except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(1)          the rights of Holders of Notes issued under this Indenture to receive payments in respect of the principal of, premium, if any, and interest, if any, on the Notes when such payments are due solely out of the trust referred to in Section 8.4 hereof;

(2)          the Issuer’s obligations with respect to the Notes under Article II concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and Section 3.11 hereof concerning the maintenance of an office or agency for payment and money for security payments held in trust;

(3)          the rights, powers, trusts, duties and immunities of the Trustee and the Issuer’s or Guarantors’ obligations in connection therewith; and

(4)          this Article VIII with respect to provisions relating to Legal Defeasance.

SECTION 8.3.     Covenant Defeasance.  Upon the Issuer’s exercise under Section 8.1 hereof of the option applicable to this Section 8.3, each Issuer and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, be released from each of their obligations under the covenants contained in Section 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.8, 3.9, 3.10, 3.12, 3.14, 3.15, 3.19, 3.20, 3.21, and Section 4.1 (except Section 4.1(a)(1) and (a)(2)) hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.4 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder.  For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Note Guarantees, the Issuer and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.1(a) hereof, but, except as specified above, the remainder of this Indenture and such Notes and Guarantees will be unaffected thereby.  In addition, upon the Issuer’s exercise under Section 8.1 hereof of the option applicable to this Section 8.3, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, Sections 6.1(a)(3) (other than with respect to Section 4.1(a)(1) and (a)(2)), Section 6.1(a)(6), 6.1(a)(8), 6.1(a)(9), and 6.1(a)(4) (with respect only to a Guarantor that is a Significant Subsidiary or any group of Guarantors that taken together would constitute a Significant Subsidiary), 6.1(a)(5) (with respect only to a Guarantor that is a Significant Subsidiary or any group of Guarantors that taken together would constitute a Significant Subsidiary), 6.1(a)(10) and 6.1(a)(11) hereof shall not constitute Events of Default.

SECTION 8.4.      Conditions to Legal or Covenant Defeasance.  In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.2 or 8.3 hereof:

(1)          the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in Dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of and premium, if any, interest, due on the Notes issued under this Indenture on the stated maturity date or on the applicable Redemption Date, as the case may be, and the Issuer must specify whether such Notes are being defeased to maturity or to a particular Redemption Date; provided, that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, as calculated by the Issuer or on behalf of the Issuer by such Person as the Issuer shall designate, with any deficit as of the date of redemption (any such amount, the “Applicable Premium Deficit”) only required to be deposited with the Trustee on or prior to the date of redemption. Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee at least two (2) Business Days before the Redemption Date that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

(2)          in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel to the effect that, subject to customary assumptions and exclusions;

(A)          the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling; or

(B)          since the issuance of such Notes, there has been a change in the applicable U.S. federal income tax law;

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the beneficial owners of the Notes, in their capacity as beneficial owners of the Notes, will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)          in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel to the effect that, subject to customary assumptions and exclusions, the beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)          no Default or Event of Default (other than that resulting from borrowing funds to be applied to make such deposit and the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(5)          such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Credit Facilities or any other material agreement or instrument (other than this Indenture) to which, the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

(6)          [reserved];

(7)          the Issuer shall have delivered to the Trustee an Officer’s Certificate to the effect that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying, defrauding or preferring any creditors of the Issuer or any Guarantor; and

(8)          the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each to the effect that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

SECTION 8.5.      Deposited Money and U.S. Government Obligations to be Held in Trust; Other Miscellaneous Provisions.  Subject to Section 8.6 hereof, all money and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.5, the “Trustee”) pursuant to Section 8.4 hereof in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuer will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or U.S. Government Obligations deposited pursuant to Section 8.4 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in this Article VIII to the contrary, the Trustee will deliver or pay to the Issuer from time to time upon the request of the Issuer any money or U.S. Government Obligations held by it as provided in Section 8.4 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.4(1) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

SECTION 8.6.      Repayment to the Issuer.  Any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium or interest on, any Note and remaining unclaimed for two years after such principal, premium or interest has become due and payable shall be paid to the Issuer on its written request unless an abandoned property law designates another Person or (if then held by the Issuer) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Issuer for payment thereof unless an abandoned property law designates another Person, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, shall at the expense of the Issuer cause to be published once, in The New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Issuer.

SECTION 8.7.      Reinstatement.  If the Trustee or Paying Agent is unable to apply any money or Dollars or U.S. Government Obligations in accordance with Section 8.2 or 8.3 hereof, as the case may be, by reason of any order or judgment of any court or Governmental Authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s and the Guarantors’ obligations under this Indenture and the Notes and the Note Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 8.2 or 8.3 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.2 or 8.3 hereof, as the case may be; provided, however, that, if the Issuer make any payment of principal of, premium, or interest on, any Note following the reinstatement of its obligations, the Issuer will be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE IX

AMENDMENTS

SECTION 9.1.      Without Consent of Holders.  Notwithstanding Section 9.2 of this Indenture, the Issuer, any Guarantor (with respect to its Guarantee, this Indenture or the Security Documents), the Trustee and/or the Collateral Agent may amend, supplement or modify this Indenture, any Guarantee, the Security Documents and the Notes without the consent of any Holder:

(1)          to cure any ambiguity, omission, mistake, defect, error or inconsistency, conform any provision to any provision under the heading “Description of Notes” in the Offering Circular or reduce the minimum denomination of the Notes;

(2)          to provide for the assumption by a successor Person of the obligations of the Issuer or a Guarantor under any Note Document or to comply with Section 4.1, including any assumption of the obligations of the Issuer in accordance with the terms of this Indenture;

(3)          to provide for uncertificated Notes in addition to or in place of certificated Notes or to alter the provisions of this Indenture relating to the form of the Notes (including related definitions);

(4)          to add to or modify the covenants or provide for a Note Guarantee for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any Restricted Subsidiary;

(5)          to make any change (including changing the CUSIP or other identifying number on any Notes) that would provide any additional rights or benefits to the Holders or that does not materially and adversely affect the rights of any Holder in any material respect;

(6)          at the Issuer’s election, comply with any requirement of the SEC in connection with the qualification of this Indenture under the Trust Indenture Act, if such qualification is required;

(7)          make such provisions as necessary for the issuance of Additional Notes in accordance with the terms of this Indenture;

(8)          provide for any Restricted Subsidiary to provide a Note Guarantee in accordance with Section 3.2, to add Guarantees with respect to the Notes, to add security to or for the benefit of the Notes, or to confirm and evidence the release, termination, discharge or retaking of any Guarantee or Lien with respect to or securing the Notes when such release, termination, discharge or retaking is provided for under this Indenture;

(9)          evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee, a successor Collateral Agent or successor Paying Agent thereunder pursuant to the requirements hereof or to provide for the accession by the Trustee or Collateral Agent to any Note Document;

(10)        secure the Notes and/or the related Note Guarantees or to add collateral thereto;

(11)        add an obligor or a Guarantor under this Indenture;

(12)        make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including to facilitate the issuance and administration of Notes; provided, however, that such amendment does not materially and adversely affect the rights of Holders to transfer the Notes;

(13)        comply with the rules and procedures of any applicable securities depositary;

(14)        to mortgage, pledge, hypothecate or grant any other Lien in favor of the Trustee or the Collateral Agent for the benefit of the Holders, as additional security for the payment and performance of all or any portion of the First Lien Notes Obligations, in any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or in which a Lien is required to be granted to or for the benefit of the Trustee or the Collateral Agent pursuant to this Indenture, any of the Security Documents or otherwise;

(15)        to add Additional First Lien Secured Parties to any Security Documents;

(16)        to enter into the Junior Intercreditor Agreement, or any intercreditor agreement having substantially similar terms with respect to the Holders as set forth in the Security Documents, taken as a whole, or any joinder thereto; and

(17)        to provide for the succession of any parties to the Security Documents (and other amendments that are administrative or ministerial in nature) in connection with an amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplementing or other modification from time to time of the Credit Agreement or any other agreement that is not prohibited by this Indenture.

Subject to Section 9.2, upon the request of the Issuer and upon receipt by the Trustee and the Collateral Agent of the documents described in Section 9.6 and 14.2 hereof, the Trustee and/or the Collateral Agent will join with the Issuer and the Guarantors in the execution of such amended or supplemental indenture, security documents or intercreditor agreements, unless such amended or supplemental indenture, security documents or intercreditor agreements affects the Trustee’s or Collateral Agent’s own rights, duties, liabilities or immunities under this Indenture and the Security Documents or otherwise, in which case the Trustee or Collateral Agent, as applicable, may in its discretion, but will not be obligated to, enter into such amended or supplemental indenture, security documents or intercreditor agreements.

SECTION 9.2.      With Consent of Holders.  Except as provided below in this Section 9.2, the Issuer, the Guarantors, the Trustee and the Collateral Agent may amend or supplement this Indenture, any Guarantee, the Security Documents and the Notes issued hereunder with the consent of the Holders of at least a majority in principal amount of all the outstanding Notes issued under this Indenture, including, without limitation, consents obtained before or after a Change of Control or in connection with a purchase of, or tender offer or exchange offer for, Notes, and any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Notes, the Note Guarantees or the Security Documents may be waived with the consent of the Holders of at least a majority in principal amount of all the outstanding Notes issued under this Indenture (including consents obtained before or after a Change of Control or in connection with a purchase of or tender offer or exchange offer for Notes).  Section 2.12 hereof and Section 14.4 hereof shall determine which Notes are considered to be “outstanding” for the purposes of this Section 9.2.

Upon the request of the Issuer, and upon delivery to the Trustee and the Collateral Agent, as applicable, of evidence of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee and/or the Collateral Agent of the documents described in Section 9.6 and 14.2 hereof, the Trustee and/or the Collateral Agent will join with the Issuer and the Guarantors in the execution of such amended or supplemental indenture, security documents or intercreditor agreements unless such amended or supplemental indenture, security documents or intercreditor agreements affect the Trustee’s or the Collateral Agent’s own rights, duties, liabilities or immunities under this Indenture or otherwise, in which case the Trustee or the Collateral Agent, as applicable, may in its discretion, but will not be obligated to, enter into such amended or supplemental indenture, security documents or intercreditor agreements.

Without the consent of each Holder of Notes affected, an amendment, supplement or waiver may not, with respect to any Notes issued thereunder and held by a nonconsenting Holder:

(1)          reduce the principal amount of such Notes whose Holders must consent to an amendment;

(2)          reduce the stated rate of or extend the stated time for payment of interest on any such Note (other than provisions relating to Section 3.5 and Section 3.9);

(3)          reduce the principal of or extend the Stated Maturity of any such Note (other than provisions relating to Section 3.5 and Section 3.9);

(4)          reduce the premium payable upon the redemption of any such Note or change the time at which any such Note may be redeemed, in each case as set forth in Section 5.7 or Section 5.9;

(5)          make any such Note payable in currency other than that stated in such Note;

(6)          impair the right of any Holder to institute suit for the enforcement of any payment of principal of and interest on such Holder’s Notes on or after the due dates therefor;

(7)          waive a Default or Event of Default with respect to the nonpayment of principal, premium or interest (except pursuant to a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of such Notes outstanding and a waiver of the payment default that resulted from such acceleration); or

(8)          make any change in the amendment or waiver provisions which require the Holders’ consent described in this Section 9.2.

Notwithstanding the foregoing, without the consent of the Holders of at least 66-2/3% in aggregate principal amount of the Notes then outstanding, no amendment or waiver may (A) make any change in any Security Document or the provisions in this Indenture dealing with Collateral or application of trust proceeds of the Collateral with the effect of releasing the Liens on all or substantially all of the Collateral which secure the Obligations in respect of the Notes or (B) change or alter the priority of the Liens securing the Obligations in respect of the Notes in any material portion of the Collateral in any way materially adverse, taken as a whole, to the Holders (as determined in good faith by the Issuer), other than, in each case, as provided under the terms of this Indenture or the Security Documents.

It shall not be necessary for the consent of the Holders under this Indenture to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.  A consent to any amendment, supplement or waiver under this Indenture by any Holder of the Notes given in connection with a tender or exchange of such Holder’s Notes will not be rendered invalid by such tender or exchange.

SECTION 9.3.      [Reserved].

SECTION 9.4.      Revocation and Effect of Consents and Waivers.  Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on any Note.  However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent or waiver as to such Holder’s Note or portion of its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective.  An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described in this Section 9.4 or required or permitted to be taken pursuant to this Indenture.  If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date.  No such consent shall be valid or effective for more than 120 days after such record date.

SECTION 9.5.      Notation on or Exchange of Notes.  The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated.  The Issuer in exchange for all Notes may issue and the Trustee shall, upon receipt of an Issuer Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

SECTION 9.6.      Trustee to Sign Amendments.  The Trustee and the Collateral Agent shall sign any amended or supplemental indenture, security documents or intercreditor agreements authorized pursuant to this Article IX if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee or the Collateral Agent, as applicable.  In executing any amended or supplemental indenture, the Trustee will be entitled to receive and (subject to Sections 7.1 and 7.2 hereof) shall be fully protected in conclusively relying upon, in addition to the documents required by Section 14.2 hereof, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture or security documents or intercreditor agreements is authorized or permitted by this Indenture and is valid, binding and enforceable against the Issuer or any Guarantor, as the case may be, in accordance with its terms.  Notwithstanding the foregoing, (i) no Opinion of Counsel shall be required in connection with the supplemental indenture to be delivered by New Frontier Issuer and the Initial Guarantors on the Conversion Date in the form attached hereto as Exhibit C and (ii) no Opinion of Counsel shall be required in connection with the addition of a Guarantor under this Indenture upon (a) execution and delivery by such Guarantor and the Trustee and the Collateral Agent of a supplemental indenture to this Indenture, the form of which is attached as Exhibit B hereto and (b) delivery of an Officer’s Certificate complying with the provisions of Sections 9.6, 14.3 and 14.4 hereof.

ARTICLE X

GUARANTEE

SECTION 10.1.    Guarantee.  Subject to the provisions of this Article X, each Guarantor that executes this Indenture or a supplemental indenture hereto will fully, unconditionally and irrevocably guarantee, as primary obligor and not merely as surety, jointly and severally with each other Guarantor, to each Holder, the Trustee and the Collateral Agent the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the principal of, premium, if any, and interest on the Notes and all other obligations and liabilities of the Issuer under this Indenture (including without limitation interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Issuer or any Guarantor whether or not a claim for post‑filing or post‑petition interest is allowed in such proceeding and the obligations under Section 7.7 and Section 12.7(z)), (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”).  Each Guarantor agrees that the Guaranteed Obligations will rank equally in right of payment with other Indebtedness of such Guarantor, except to the extent such other Indebtedness is subordinate to the Guaranteed Obligations, in which case the obligations of the Guarantors under the Note Guarantees will rank senior in right of payment to such other Indebtedness.

To evidence its Note Guarantee set forth in this Section 10.1, each Guarantor hereby agrees that this Indenture shall be executed on behalf of such Guarantor by an Officer of such Guarantor.

Each Guarantor hereby agrees that its Note Guarantee set forth in this Section 10.1 shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Note Guarantee shall be valid nevertheless.

Each Guarantor further agrees (to the extent permitted by law) that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it will remain bound under this Article X notwithstanding any extension or renewal of any Guaranteed Obligation.

Each Guarantor waives presentation to, demand of payment from and protest to the Issuer of any of the Guaranteed Obligations and also waives notice of protest for nonpayment.  Each Guarantor waives notice of any default under the Notes or the Guaranteed Obligations.

Each Guarantor further agrees that its Note Guarantee herein constitutes a Guarantee of payment when due (and not a Guarantee of collection) and waives any right to require that any resort be had by any Holder to any security held for payment of the Guaranteed Obligations.

Except as set forth in Section 10.2, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Guaranteed Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise.  Without limiting the generality of the foregoing, the Guaranteed Obligations of each Guarantor herein shall not be discharged or impaired or otherwise affected by (a) the failure of any Holder to assert any claim or demand or to enforce any right or remedy against the Issuer or any other person under this Indenture, the Notes or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (d) the release of any security held by any Holder for the Guaranteed Obligations; (e) the failure of any Holder to exercise any right or remedy against any other Guarantor; (f) any change in the ownership of the Issuer; (g) any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations; or (h) any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of such Guarantor as a matter of law or equity.

Each Guarantor agrees that its Note Guarantee herein shall remain in full force and effect until payment in full of all the Guaranteed Obligations or such Guarantor is released from its Note Guarantee in compliance with Section 10.2, Article VIII or Article XI.  Each Guarantor further agrees that its Note Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of, premium, if any, interest on any of the Guaranteed Obligations is rescinded or must otherwise be restored by any Holder upon the bankruptcy or reorganization of the Issuer or otherwise.

In furtherance of the foregoing and not in limitation of any other right which any Holder has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Issuer to pay any of the Guaranteed Obligations when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, each Guarantor hereby promises to and will, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Trustee on behalf of the Holders an amount equal to the sum of (i) the unpaid amount of such Guaranteed Obligations then due and owing and (ii) accrued and unpaid interest on such Guaranteed Obligations then due and owing (but only to the extent not prohibited by law) (including interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Issuer or any Guarantor whether or not a claim for post‑filing or post‑petition interest is allowed in such proceeding).

Each Guarantor further agrees that, as between such Guarantor, on the one hand, and the Holders, on the other hand, (x) the maturity of the Guaranteed Obligations guaranteed hereby may be accelerated as provided in this Indenture for the purposes of its Note Guarantee herein, and (y) in the event of any such declaration of acceleration of such Guaranteed Obligations, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purposes of this Note Guarantee.

Each Guarantor also agrees to pay any and all reasonable out-of-pocket fees, costs and expenses (including attorneys’ fees and expenses) incurred by the Trustee, the Collateral Agent or the Holders in enforcing any rights under this Section 10.1.

SECTION 10.2.    Limitation on Liability; Termination, Release and Discharge.

(a)          Any term or provision of this Indenture to the contrary notwithstanding, the obligations of each Guarantor hereunder will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Note Guarantee or pursuant to its contribution obligations under this Indenture, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal, foreign, state or provincial law and not otherwise being void or voidable under any similar laws affecting the rights of creditors generally.

(b)          Any Note Guarantee of a Guarantor shall be automatically and unconditionally released and discharged upon:

(1)          a sale, exchange, transfer or other disposition (including by way of merger, amalgamation, consolidation, dividend distribution or otherwise) of the Capital Stock of such Guarantor (or, with respect to a Designated Entity that is a Guarantor, the implementation of the Staggered Emergence) after which such Guarantor is no longer a Restricted Subsidiary, or the sale, exchange, transfer or other disposition of all or substantially all of the assets of the Guarantor to a Person other than to the Issuer or a Restricted Subsidiary and as otherwise permitted by this Indenture;

(2)          the designation in accordance with this Indenture of the Guarantor as an Unrestricted Subsidiary or the occurrence of any event after which the Guarantor is no longer a Restricted Subsidiary;

(3)          defeasance or discharge of the Notes pursuant to Article VIII or Article XI;

(4)          to the extent that such Guarantor is not an Immaterial Subsidiary solely due to the operation of clause (i) of the definition of “Immaterial Subsidiary,” upon the release of the guarantee referred to in such clause;

(5)          such Guarantor being (or being substantially concurrently) released or discharged from all of (i) its obligations under all of its Guarantees of payment by the Issuer of any Indebtedness of the Issuer with respect to each Credit Agreement then in effect or (ii) in the case of a Note Guarantee made by a Guarantor (each, an “Other Guarantee”) as a result of its guarantee of other Indebtedness of the Issuer or a Guarantor pursuant to Section 3.7 hereof, such Guarantor being (or being substantially concurrently) released or discharged from all of its obligations under the relevant Indebtedness, except in the case of (i) or (ii), a release as a result of the repayment in full of such Indebtedness (it being understood that a release subject to a contingent reinstatement is still considered a release, and if any such Guarantee of such Guarantor under any Credit Agreement or any such Other Guarantee is to be reinstated, such Note Guarantee shall also be reinstated);

(6)          upon the merger, amalgamation or consolidation of any Guarantor with and into the Issuer or another Guarantor or upon the liquidation of such Guarantor, in each case, in compliance with the applicable provisions of this Indenture;

(7)          at any time following the Conversion Date, upon the achievement of Investment Grade Status by the Notes, so long as no Event of Default shall have occurred and then be continuing with respect to the Notes; provided that such Note Guarantee shall be reinstated upon the Reversion Date;

(8)          solely with respect to any Guarantor providing a DIP Note Guarantee that will not be required to provide an Exit Note Guarantee upon the occurrence of the Conversion Date, upon the occurrence of the Conversion Date; and

(9)          as permitted under Section 9.1 or 9.2 or in accordance with the provisions of the DIP Security Documents or Exit Security Documents, as applicable.

SECTION 10.3.    Right of Contribution.  Each Guarantor hereby agrees that to the extent that any Guarantor shall have paid more than its proportionate share of any payment made on the obligations under the Guarantees, such Guarantor shall be entitled to seek and receive contribution from and against the Issuer or any other Guarantor who has not paid its proportionate share of such payment.  The provisions of this Section 10.3 shall in no respect limit the obligations and liabilities of each Guarantor to the Trustee and the Holders and each Guarantor shall remain liable to the Trustee and the Holders for the full amount guaranteed by such Guarantor hereunder.

SECTION 10.4.    No Subrogation.  Notwithstanding any payment or payments made by each Guarantor hereunder, no Guarantor shall be entitled to be subrogated to any of the rights of the Trustee or any Holder against the Issuer or any other Guarantor or any collateral security or guarantee or right of offset held by the Trustee or any Holder for the payment of the Guaranteed Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Issuer or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Trustee and the Holders by the Issuer on account of the Guaranteed Obligations are paid in full.  If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Guaranteed Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Trustee and the Holders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Trustee in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Trustee, if required), to be applied against the Guaranteed Obligations.

ARTICLE XI

SATISFACTION AND DISCHARGE

SECTION 11.1.    Satisfaction and Discharge.  This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder, when:

(a)          either:

(1)          all Notes that have been authenticated and delivered, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(2)          all such Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable by reason of the making of a notice of redemption or otherwise or (ii) will become due and payable within one year at their Stated Maturity or (iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee, in the name, and at the expense of the Issuer;

(b)          the Issuer has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in Dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on such Notes not previously delivered to the Trustee for cancellation, for principal, premium, if any, and interest to the date of deposit (in the case of Notes that have become due and payable), or to the Stated Maturity or Redemption Date, as the case may be; provided that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, as calculated by the Issuer or on behalf of the Issuer by such Person as the Issuer shall designate, with any Applicable Premium Deficit only required to be deposited with the Trustee on or prior to the date of redemption, and any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee at least two (2) Business Days prior to the Redemption Date that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

(c)          no Default or Event of Default (other than that resulting from borrowing funds to be applied to make such deposit and the granting of Liens in connection therewith) with respect to this Indenture or the Notes issued hereunder shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under the Credit Facilities or any other material agreement or instrument (other than this Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

(d)          the Issuer has paid or caused to be paid all sums payable by the Issuer under this Indenture; and

(e)          the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money in Dollars toward the payment of such Notes issued hereunder at maturity or the Redemption Date, as the case may be.

In addition, the Issuer shall deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Notwithstanding the satisfaction and discharge of this Indenture, the Issuer’s obligations to the Trustee and Collateral Agent in Section 7.7 and Section 12.7(z) hereof and, if money in Dollars has been deposited with the Trustee pursuant to clause (a)(2) of this Section 11.1, the provisions of Sections 11.2 and 8.6 hereof will survive.

SECTION 11.2.    Application of Trust Money.  Subject to the provisions of Section 8.6 hereof, all money in Dollars or U.S. Government Obligations deposited with the Trustee pursuant to Section 11.1 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium) and interest for whose payment such money in Dollars or U.S. Government Obligations has been deposited with the Trustee; but such money in Dollars or U.S. Government Obligations need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with Section 11.1 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or Governmental Authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.1 hereof; provided that if the Issuer has made any payment of principal of, premium or interest on, any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE XII

COLLATERAL

SECTION 12.1.    Security Documents.

(a)          The due and punctual payment of the principal of, premium and interest on the Notes when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of, premium and interest on the Notes and performance of all other Obligations of the Issuer and the Guarantors to the Holders, the Trustee or the Collateral Agent under this Indenture, the Notes, the Note Guarantees, and the Security Documents, according to the terms hereunder or thereunder, shall be secured as provided in the Security Documents. The Trustee, the Issuer and the Guarantors hereby acknowledge and agree that the Collateral Agent holds the Collateral in trust for the benefit of the Holders, the Trustee and the Collateral Agent and pursuant to the terms of the Security Documents. Each Holder, by accepting a Note, consents and agrees to the terms of the Security Documents (including the provisions providing for the possession, use, release and foreclosure of Collateral), each as may be in effect or may be amended from time to time in accordance with their terms and this Indenture, and authorizes and directs the Trustee and Collateral Agent, if applicable to enter into the DIP Security Documents, and the Exit Security Documents and the Junior Intercreditor Agreement, if any, at any time, if applicable, and to perform its obligations and exercise its rights thereunder in accordance therewith. Each Holder, by acceptance of the Notes, shall be deemed to (i) have authorized and instructed the Collateral Agent to, without any further consent of any Holder, enter into (or acknowledge and consent to) or, subject to Article IX, amend, renew, extend, supplement, restate, replace, waive or otherwise modify any Security Document or any other intercreditor agreement, (ii) have irrevocably agreed that (x) the Collateral Agent may rely exclusively on a certificate of a responsible officer of the Issuer as to whether any such other Liens are not prohibited and (y) any Security Document or other intercreditor agreement entered into by the Collateral Agent in accordance with the terms of this Indenture shall be binding on such Holder and such Holder will take no actions contrary to the provisions of, if entered into and if applicable, any Security Document or intercreditor agreement and (iii) have irrevocably agreed that it will not challenge, question or contest or support any other person in challenging, questioning or contesting, in any proceeding (including any insolvency or liquidation proceeding), (x) the perfection, priority, validity, attachment or enforceability of any Lien held by or on behalf of any other holder of First Lien Obligations in all or any part of the Collateral or (y) the validity or enforceability of any First Lien Obligations of any series or any Security Document. The Issuer shall deliver to the Trustee and the Collateral Agent copies of all documents required to be filed pursuant to the Security Documents, and will do or cause to be done all such acts and things as may be reasonably required by the next sentence of this Section 12.1, to assure and confirm to the Collateral Agent the security interest in the Collateral contemplated hereby, by the Security Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed. On or following the Issue Date but prior to the Conversion Date, and subject to the Final DIP Order, without limiting the effect of the Final DIP Order to cause the automatic perfection of the security interests of the Notes Secured Parties against the Issuer and the Grantor to the extent such security interests may be perfected by the entry of the Final DIP Order, the Issuer and the Grantor shall execute any and all further documents, financing statements (including continuation statements and amendments to financing statements), agreements and instruments, and take all further action that may be required under the Notes Documents or applicable law in order to grant, preserve, maintain, protect and perfect (or continue the perfection of) the validity and priority of the security interests created or intended to be created by the DIP Security Documents in the DIP Collateral and cause the Collateral Requirement to be and remain satisfied, provided that for so long as there are outstanding any Senior Secured Credit Facility Obligations, no actions shall be required to be taken with respect to the perfection of security interests in the DIP Security Documents in the DIP Collateral to the extent not required to be taken with respect to the Applicable Credit Agreement. On or following the Conversion Date, the Issuer and the Grantor (and if the Staggered Emergence is undertaken, with respect to any Designated Entity that is an Other Obligor before the Conversion Date, on or promptly following the date such Designated Entity becomes a Restricted Subsidiary of the Issuer after the Conversion Date, such Designated Entity) shall execute any and all further documents, financing statements (including continuation statements and amendments to financing statements), agreements and instruments, and take all further action that may be required under the Notes Documents or applicable law in order to grant, preserve, maintain, protect and perfect (or continue the perfection of) the validity and priority of the security interests created or intended to be created by the Exit Security Documents in the Exit Collateral and cause the Collateral Requirement to be and remain satisfied, provided that for so long as there are outstanding any Senior Secured Credit Facility Obligations, no actions shall be required to be taken with respect to the perfection of security interests in the Exit Security Documents in the Exit Collateral to the extent not required to be taken with respect to the Applicable Credit Agreement.

SECTION 12.2.    Release of Collateral.

(a)          Collateral may be released from the Lien and security interest created by the Security Documents at any time and from time to time in accordance with the provisions of the Security Documents and this Indenture. Notwithstanding anything to the contrary in the Security Documents and this Indenture, the super-priority Liens on the DIP Collateral and the first priority Liens on the Exit Collateral, as applicable, will be automatically released with respect to the Notes and the First Lien Notes Obligations under any one or more of the following circumstances:

(1)          to enable any Specified Collateral Party to consummate the sale, transfer or other disposition (including by the termination of capital leases or the repossession of the leased property in a capital lease by the lessor) of such property or assets (to a Person that is not the Issuer or a Subsidiary of the Issuer) to the extent permitted by Section 3.5 or in connection with the Staggered Emergence;

(2)          in the case of a Specified Collateral Party that is released from its pledge of Collateral with respect to the Notes pursuant to the terms of this Indenture, the release of the property and assets of such Guarantor;

(3)          upon the occurrence of an Investment Grade Event;

(4)          the release of Collateral Excess Proceeds or Excess Proceeds that remain unexpended after the conclusion of an Asset Disposition Offer or a Collateral Asset Disposition Offer conducted in accordance with this Indenture;

(5)          as described under Article IX hereof;

(6)          if the property subject to such Lien becomes Excluded Asset;

(7)          to release or subordinate any Lien on any property granted to or held by the Collateral Agent under any Security Document to the holder of any Lien on such property that is a Permitted Lien under clauses (9) or (12) (in the case of clause (12), upon the reasonable request of the Issuer, to the extent required by the terms of the agreements governing such Permitted Lien) of the definition thereof;

(8)          if any Specified Collateral Party ceases to be a Restricted Subsidiary, or becomes excluded from the Collateral, in each case as a result of a transaction not prohibited hereunder or designation permitted hereunder; or

(9)          solely with respect to any DIP Collateral that does not constitute Exit Collateral, the occurrence of the Conversion Date.

(b)          Notwithstanding anything to the contrary in the Security Documents and this Indenture, the Liens on the Collateral securing the Notes and the Notes Guarantees also will be automatically released:

(1)          upon payment in full of the principal of, together with accrued and unpaid interest on, the Notes and all other Obligations under this Indenture, the Notes Guarantees and the Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, are paid;

(2)          upon a Legal Defeasance or Covenant Defeasance under this Indenture as described under Section 8.2 and Section 8.3 hereof, or a discharge of this Indenture as described under Section 11.1 hereof;

(3)          pursuant to the Security Documents; or

(4)          subject to Section 9.2, if the release of such Lien is approved, authorized or ratified in writing by Holders of at least a majority in principal amount of the Notes outstanding at such time.

(c)          Notwithstanding anything contained herein to the contrary, upon request by the Collateral Agent at any time, the Holders shall confirm in writing the Collateral Agent’s irrevocable authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guarantee, in each case in accordance with the terms of this Indenture and applicable Security Document; provided that the absence of such confirmation shall not affect in any way the validity of the automatic releases of security interest or Guarantee contemplated by this Indenture or the Collateral Agent obligations to comply with the provisions of the immediately following sentence. The Collateral Agent shall, at the Issuer’s expense and upon receipt of an Officer’s Certificate and Opinion of Counsel, execute and deliver to the Issuer or the applicable Grantor such documents and such amendments, modifications or supplements to any Security Documents, in each case as the Issuer or such Guarantor may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to evidence the release of such Grantor from its obligations under the Guarantee, in each case in accordance with the terms of this Indenture and applicable Security Document.

(d)          Notwithstanding Section 12.2(a)(3), if, after any Investment Grade Event, both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating, the Issuer and the Grantors shall use commercially reasonable efforts to take all actions reasonably necessary to provide to the Collateral Agent for its benefit and the benefit of the Trustee and the Holders of the Notes valid, perfected, first priority security interests (subject to Permitted Liens) in the Collateral within ninety (90) days after such Reversion Date or as soon as reasonably practicable thereafter.

(e)          With respect to any release of Collateral, upon receipt of an Officer’s Certificate stating that all conditions precedent under this Indenture and the Security Documents, as applicable, to such release have been met, the Trustee (if applicable) and the Collateral Agent shall, execute, deliver or acknowledge (at the Issuer’s expense) any instruments or releases to evidence the release of any Collateral permitted to be released pursuant to this Indenture or the Security Documents and shall do or cause to be done (at the Issuer’s expense) all acts reasonably requested of them to release such Lien as soon as is reasonably practicable. Neither the Trustee nor the Collateral Agent shall be liable for any such release undertaken in reliance upon any such Officer’s Certificate, and notwithstanding any term hereof or in any Security Document to the contrary, the Trustee and the Collateral Agent shall not be under any obligation to release any such Lien and security interest, or execute and deliver any such instrument of release, satisfaction or termination, unless and until it receives such Officer’s Certificate, upon which it shall be entitled to conclusively rely.

SECTION 12.3.    Suits to Protect the Collateral.

Subject to the provisions of Article VII and the Security Documents, the Trustee may or may direct the Collateral Agent to take all actions it determines in order to:

(a)	enforce any of the terms of the Security Documents; and

(b)	collect and receive any and all amounts payable in respect of the Obligations hereunder.

Subject to the provisions of the Security Documents, the Trustee and the Collateral Agent shall have the power to institute and to maintain such suits and proceedings as the Trustee or the Collateral Agent may determine to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of any of the Security Documents or this Indenture, and such suits and proceedings as the Trustee or the Collateral Agent may determine to preserve or protect its interests and the interests of the Holders in the Collateral. Nothing in this Section 12.3 shall be considered to impose any such duty or obligation to act on the part of the Trustee or the Collateral Agent.

SECTION 12.4.    Authorization of Receipt of Funds by the Trustee Under the Security Documents.

Subject to the provisions of the DIP Security Documents or the Exit Security Documents, as applicable, the Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Security Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture.

SECTION 12.5.    Purchaser Protected.

In no event shall any purchaser in good faith of any property purported to be released hereunder be bound to ascertain the authority of the Collateral Agent or the Trustee to execute the applicable release or to inquire as to the satisfaction of any conditions required by the provisions hereof for the exercise of such authority or to see to the application of any consideration given by such purchaser or other transferee; nor shall any purchaser or other transferee of any property or rights permitted by this Article XII to be sold be under any obligation to ascertain or inquire into the authority of the Issuer or the applicable Guarantor to make any such sale or other transfer.

SECTION 12.6.    Powers Exercisable by Receiver or Trustee.

In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article XII upon the Issuer or a Guarantor with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Issuer or a Guarantor or of any Officer or Officers thereof required by the provisions of this Article XII; and if the Trustee or the Collateral Agent shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee or the Collateral Agent.

SECTION 12.7.    Collateral Agent.

(a)          Each Issuer and each of the Holders by acceptance of the Notes hereby designates and appoints the Collateral Agent as its agent under this Indenture and the Security Documents, and the Issuer and each of the Holders by acceptance of the Notes hereby irrevocably authorizes the Collateral Agent to take such action on its behalf under the provisions of this Indenture and the Security Documents, and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Indenture and the Security Documents, and consents and agrees to the terms of each Security Document, as the same may be in effect or may be amended, restated, supplemented or otherwise modified from time to time in accordance with their respective terms. In addition, by acceptance of the Notes, each Holder will be deemed to have, (1) irrevocably appointed JPMorgan Chase Bank, N.A., as Collateral Agent to act as its collateral agent under the DIP Security Documents and Exit Security Documents, as applicable, and any other relevant documents to which the Collateral Agent is a party, and (2) irrevocably authorized the Collateral Agent to (i) perform the duties and exercise the rights, powers, and discretions that are specifically given to it under the DIP Security Documents and the Exit Security Documents, as applicable, or other documents to which the Collateral Agent is a party, together with any other incidental rights, power and discretions and (ii) execute each document expressed to be executed by Collateral Agent on its behalf. The Collateral Agent agrees to act as such on the express conditions contained in this Section 12.7. Each Holder agrees that any action taken by the Collateral Agent in accordance with the provisions of this Indenture and the Security Documents, and the exercise by the Collateral Agent of any rights or remedies set forth herein and therein shall be authorized and binding upon all Holders. Notwithstanding any provision to the contrary contained elsewhere in this Indenture and the Security Documents, the duties of the Collateral Agent shall be ministerial and administrative in nature, and the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the Security Documents to which the Collateral Agent is a party, nor shall the Collateral Agent have or be deemed to have any trust or other fiduciary relationship with the Trustee, any Holder or any Grantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture, the Security Documents or otherwise exist against the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)          The Collateral Agent may perform any of its duties under this Indenture or the Security Documents by or through receivers, agents, employees, attorneys-in-fact or with respect to any specified Person, such Person’s Affiliates, and the respective officers, directors, employees, agents, advisors and attorneys-in-fact of such Person and its Affiliates (a “Related Person”), and shall be entitled to advice of counsel concerning all matters pertaining to such duties, and shall be entitled to act upon, and shall be fully protected in taking action in reliance upon any advice or opinion given by legal counsel. The Collateral Agent shall not be responsible for the negligence or misconduct of any receiver, agent, employee, attorney-in-fact or Related Person that it selects as long as such selection was made in good faith and with due care.

(c)          The Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, certification, telephone message, statement, or other communication, document or conversation (including those by telephone or e-mail) believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including, without limitation, counsel to the Issuer or any other Grantor), independent accountants and other experts and advisors selected by the Collateral Agent. The Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, or other paper or document. The Collateral Agent shall be fully justified in failing or refusing to take any action under this Indenture or the Security Documents, unless it shall first receive such advice or concurrence of the Trustee or the Holders of a majority in aggregate principal amount of the Notes as it determines and, if it so requests, it shall first be indemnified to its satisfaction by the Holders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Indenture or the Security Documents, in accordance with a request, direction, instruction or consent of the Trustee or the Holders of a majority in aggregate principal amount of the then outstanding Notes and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Holders.

(d)          [Reserved].

(e)          The Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless a Trust Officer of the Collateral Agent shall have received written notice from the Trustee or the Issuer referring to this Indenture, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Collateral Agent shall take such action with respect to such Default or Event of Default as may be requested by the Trustee in accordance with Article VI or the Holders of a majority in aggregate principal amount of the Notes (subject to this Section 12.7).

(f)          The Collateral Agent may resign at any time by 30 days’ written notice to the Trustee and the Issuer, such resignation to be effective upon the acceptance of a successor agent to its appointment as Collateral Agent. If the Collateral Agent resigns under this Indenture, the Issuer shall appoint a successor collateral agent. If no successor collateral agent is appointed prior to the intended effective date of the resignation of the Collateral Agent (as stated in the notice of resignation), the Trustee, at the direction of the Holders of a majority of the aggregate principal amount of the Notes then outstanding, may appoint a successor collateral agent, subject to the consent of the Issuer (which consent shall not be unreasonably withheld and which shall not be required during a continuing Event of Default). If no successor collateral agent is appointed and consented to by the Issuer pursuant to the preceding sentence within thirty (30) days after the intended effective date of resignation (as stated in the notice of resignation) the Collateral Agent shall be entitled to petition a court of competent jurisdiction to appoint a successor. Upon the acceptance of its appointment as successor collateral agent hereunder, such successor collateral agent shall succeed to all the rights, powers and duties of the retiring Collateral Agent, and the term “Collateral Agent” shall mean such successor collateral agent, and the retiring Collateral Agent’s appointment, powers and duties as the Collateral Agent shall be terminated. After the retiring Collateral Agent’s resignation hereunder, the provisions of this Section 12.7 (and Section 7.7 hereof) shall continue to inure to its benefit and the retiring Collateral Agent shall not by reason of such resignation be deemed to be released from liability as to any actions taken or omitted to be taken by it while it was the Collateral Agent under this Indenture.

(g)          JPMorgan Chase Bank N.A. shall initially act as Collateral Agent and shall be authorized to appoint co-Collateral Agents as necessary in its sole discretion. Except as otherwise explicitly provided herein or in the Security Documents, neither the Collateral Agent nor any of its respective officers, directors, employees or agents or other Related Persons shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Collateral Agent nor any of its officers, directors, employees or agents shall be responsible for any act or failure to act hereunder, except for its own gross negligence or willful misconduct.

(h)          Each of the Trustee and the Collateral Agent is authorized and directed to (i) enter into the Security Documents to which it is party, whether executed on or after the Issue Date, (ii) enter into the Junior Intercreditor Agreement, if any, substantially concurrently with the Conversion Date, (iii) make the representations of the Holders set forth in the Security Documents, (iv) bind the Holders on the terms as set forth in the Security Documents, and (v) perform and observe its obligations under the Security Documents.

(i)          If at any time or times the Trustee shall receive (i) by payment, foreclosure, set-off or otherwise, any proceeds of Collateral or any payments with respect to the Obligations arising under, or relating to, this Indenture, except for any such proceeds or payments received by the Trustee from the Collateral Agent pursuant to the terms of this Indenture, or (ii) payments from the Collateral Agent in excess of the amount required to be paid to the Trustee pursuant to Article VI, the Trustee shall promptly turn the same over to the Collateral Agent, in kind, and with such endorsements as may be required to negotiate the same to the Collateral Agent such proceeds to be applied by the Collateral Agent pursuant to the terms of this Indenture and the Security Documents.

(j)          The Collateral Agent is each Holder’s agent for the purpose of perfecting the Holders’ security interest in assets which, in accordance with Article 9 of the Uniform Commercial Code, can be perfected only by possession. Should the Trustee obtain possession of any such Collateral, upon request from the Issuer, the Trustee shall notify the Collateral Agent thereof and promptly shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.

(k)          The Collateral Agent shall have no obligation whatsoever to the Trustee or any of the Holders to assure that the Collateral exists or is owned by any Grantor or is cared for, protected, or insured or has been encumbered, or that the Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all or the Grantor’s property constituting Collateral intended to be subject to the Lien and security interest of the Security Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Collateral Agent pursuant to this Indenture or any Security Document, other than pursuant to the instructions of the Holders of a majority in aggregate principal amount of the Notes or as otherwise provided in the Security Documents.

(l)          If the Issuer or any Guarantor (i) incurs any obligations in respect of First Lien Obligations or Junior Lien Obligations at any time when no applicable intercreditor agreement is in effect or at any time when Indebtedness constituting First Lien Obligations or Junior Lien Obligations entitled to the benefit of an existing intercreditor agreement is concurrently retired, and (ii) delivers to the Trustee and the Collateral Agent an Officer’s Certificate so stating and requesting the Trustee and Collateral Agent, if applicable, to enter into an intercreditor agreement (on substantially the same terms as the applicable intercreditor agreement) in favor of a designated agent or representative for the holders of the First Lien Obligations or Junior Lien Obligations so incurred, together with an Opinion of Counsel, the Collateral Agent and Trustee, if applicable, shall (and is hereby authorized and directed to) enter into such intercreditor agreement (at the sole expense and cost of the Issuer, including legal fees and expenses of the Trustee and Collateral Agent), bind the Holders on the terms set forth therein and perform and observe its obligations thereunder.

(m)          No provision of this Indenture or any Security Document shall require the Collateral Agent (or the Trustee) to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or to take or omit to take any action hereunder or thereunder or take any action at the request or direction of Holders (or the Trustee in the case of the Collateral Agent) unless it shall have received indemnity satisfactory to the Collateral Agent and the Trustee against potential costs and liabilities incurred by the Collateral Agent relating thereto. Notwithstanding anything to the contrary contained in this Indenture, the Junior Intercreditor Agreement, if any, or the Security Documents, in the event the Collateral Agent is entitled or required to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the Collateral, the Collateral Agent shall not be required to commence any such action or exercise any remedy or to inspect or conduct any studies of any property under the mortgages or take any such other action if the Collateral Agent has determined that the Collateral Agent may incur personal liability as a result of the presence at, or release on or from, the Collateral or such property, of any hazardous substances. The Collateral Agent shall at any time be entitled to cease taking any action described in this clause (m) if it no longer reasonably deems any indemnity, security or undertaking from the Issuer or the Holders to be sufficient.

(n)          The Collateral Agent (i) shall not be liable for any action taken or omitted to be taken by it in connection with this Indenture and the Security Documents or instrument referred to herein or therein, except to the extent that any of the foregoing are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from its own gross negligence or willful misconduct, (ii) shall not be liable for interest on any money received by it except as the Collateral Agent may agree in writing with the Issuer (and money held in trust by the Collateral Agent need not be segregated from other funds except to the extent required by law) and (iii) may consult with counsel of its selection and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it in good faith and in accordance with the advice or opinion of such counsel. The grant of permissive rights or powers to the Collateral Agent shall not be construed to impose duties to act.

(o)          Neither the Collateral Agent nor the Trustee shall be liable for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters. Neither the Collateral Agent nor the Trustee shall be liable for any indirect, special, punitive, incidental or consequential damages (included but not limited to lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action.

(p)          The Collateral Agent does not assume any responsibility for any failure or delay in performance or any breach by the Issuer or any other Grantor under this Indenture and the Security Documents. The Collateral Agent shall not be responsible to the Holders or any other Person for any recitals, statements, information, representations or warranties contained in this Indenture, the Security Documents or in any certificate, report, statement, or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, this Indenture or any Security Document; the execution, validity, genuineness, effectiveness or enforceability of any Security Documents of any other party thereto; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, effectiveness, enforceability, sufficiency, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any obligor; or for any failure of any obligor to perform its Obligations under this Indenture the Security Documents. The Collateral Agent shall have no obligation to any Holder or any other Person to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any obligor of any terms of this Indenture and the Security Documents, or the satisfaction of any conditions precedent contained in this Indenture and any Security Documents. The Collateral Agent shall not be required to initiate or conduct any litigation or collection or other proceeding under this Indenture and the Security Documents unless expressly set forth hereunder or thereunder. The Collateral Agent shall have the right at any time to seek instructions from the Holders with respect to the administration of this Indenture and the Security Documents.

(q)          The parties hereto and the Holders hereby agree and acknowledge that neither the Collateral Agent nor the Trustee shall assume, be responsible for or otherwise be obligated for any liabilities, claims, causes of action, suits, losses, allegations, requests, demands, penalties, fines, settlements, damages (including foreseeable and unforeseeable), judgments, expenses and costs (including but not limited to, any remediation, corrective action, response, removal or remedial action, or investigation, operations and maintenance or monitoring costs, for personal injury or property damages, real or personal) of any kind whatsoever, pursuant to any environmental law as a result of this Indenture, the Security Documents or any actions taken pursuant hereto or thereto. Further, the parties hereto and the Holders hereby agree and acknowledge that in the exercise of its rights under this Indenture and the Security Documents, the Collateral Agent may hold or obtain indicia of ownership primarily to protect the security interest of the Collateral Agent in the Collateral and that any such actions taken by the Collateral Agent shall not be construed as or otherwise constitute any participation in the management of such Collateral. In the event that the Collateral Agent or the Trustee is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any fiduciary or trust obligation for the benefit of another, which in either of the Collateral Agent or the Trustee’s sole discretion may cause the Collateral Agent or the Trustee, as applicable, to be considered an “owner or operator” under the provisions of the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. §9601, et seq., or otherwise cause the Collateral Agent or the Trustee to incur liability under CERCLA or any other federal, state or local law, each of the Collateral Agent and the Trustee reserves the right, instead of taking such action, to either resign as the Collateral Agent or the Trustee or arrange for the transfer of the title or control of the asset to a court-appointed receiver. Neither the Collateral Agent nor the Trustee shall be liable to the Issuer, the Guarantors or any other Person for any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of either of the Collateral Agent’s or the Trustee’s actions and conduct as authorized, empowered and directed hereunder or relating to the discharge, release or threatened release of hazardous materials into the environment. If at any time it is necessary or advisable for property to be possessed, owned, operated or managed by any Person (including the Collateral Agent or the Trustee) other than the Issuer or the Guarantors, Holders of a majority in aggregate principal amount of the then outstanding Notes shall direct the Collateral Agent or the Trustee to appoint an appropriately qualified Person (excluding the Collateral Agent or the Trustee) who they shall designate to possess, own, operate or manage, as the case may be, the property.

(r)          Upon the receipt by the Trustee or the Collateral Agent of a written request of the Issuer signed by an Officer (a “Security Document Order”), each of the Trustee and the Collateral Agent is hereby authorized to execute and enter into, and shall execute and enter into, without the further consent of any Holder, the Collateral Agent or the Trustee, as applicable, any Security Document or amendment or supplement thereto to be executed after the Issue Date; provided that the Trustee or the Collateral Agent shall not be required to execute or enter into any such Security Document which, in the Trustee or the Collateral Agent’s reasonable opinion is reasonably likely to adversely affect the rights, duties, liabilities or immunities of the Trustee or the Collateral Agent, or that the Trustee or the Collateral Agent determines is reasonably likely to involve the Trustee or Collateral Agent in personal liability. Such Security Document Order shall (i) state that it is being delivered to the Trustee or Collateral Agent pursuant to, and is a Security Document Order referred to in, this Section 12.7(r), and (ii) instruct the Trustee or Collateral Agent to execute and enter into such Security Document. Other than as set forth in this Indenture, any such execution of a Security Document shall be at the direction and expense of the Issuer, upon delivery to the Trustee or Collateral Agent of an Officer’s Certificate and Opinion of Counsel stating that all conditions precedent to the execution and delivery of the Security Document have been satisfied. The Holders, by their acceptance of the Notes, hereby authorize and direct the Trustee or the Collateral Agent to execute such Security Documents (subject to the first sentence of this Section 12.7(r)).

(s)          Subject to the provisions of the applicable Security Documents, each Holder, by acceptance of the Notes, agrees that the Collateral Agent shall execute and deliver the Junior Intercreditor Agreement, if any, and the Security Documents to which it is a party and all agreements, documents and instruments incidental thereto, and act in accordance with the terms thereof. For the avoidance of doubt, the Collateral Agent shall have no discretion under this Indenture, the Junior Intercreditor Agreement, if any, or the Security Documents and shall not be required to make or give any determination, consent, approval, request or direction without the written direction of the Holders of a majority in aggregate principal amount of the then outstanding Notes or the Trustee, as applicable. Each Holder, by acceptance of the Notes, authorizes and directs the Trustee to execute and deliver the Security Documents, in its capacity as an authorized representative, and all agreements, documents and instruments incidental thereto, and act in accordance with the terms thereof.

(t)           After the occurrence and continuance of an Event of Default, the Trustee, acting at the direction of the Holders of a majority of the aggregate principal amount of the Notes then outstanding, may direct the Collateral Agent in connection with any action required or permitted by this Indenture or the Security Documents.

(u)          The Collateral Agent is authorized to receive any funds for the benefit of itself, the Trustee and the Holders distributed under the Security Documents, and to the extent not prohibited under the Security Documents, for turnover to the Trustee to make further distributions of such funds to itself, the Trustee and the Holders in accordance with the provisions of Section 6.10 and the other provisions of this Indenture.

(v)          In each case that the Collateral Agent may or is required hereunder or under any Security Document, to take any action (an “Action”), including without limitation to make any determination, to give consents, to exercise rights, powers or remedies, to release or sell Collateral or otherwise to act hereunder or under any Security Document, the Collateral Agent may seek direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. The Collateral Agent shall not be liable with respect to any Action taken or omitted to be taken by it in accordance with the direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. If the Collateral Agent shall request direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes with respect to any Action, the Collateral Agent shall be entitled to refrain from such Action unless and until the Collateral Agent shall have received direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes, and the Collateral Agent shall not incur liability to any Person by reason of so refraining.

(w)         Notwithstanding anything to the contrary in this Indenture or in any Security Document, in no event shall the Collateral Agent or the Trustee be responsible for, or have any duty or obligation with respect to, the recording, filing, registering, perfection, protection or maintenance of the security interests or Liens intended to be created by this Indenture or the Security Documents (including without limitation the filing or continuation of any UCC financing or continuation statements or similar documents or instruments), nor shall the Collateral Agent or the Trustee be responsible for, and neither the Collateral Agent nor the Trustee makes any representation regarding, the validity, effectiveness or priority of any of the Security Documents or the security interests or Liens intended to be created thereby.

(x)          Before the Collateral Agent acts or refrains from acting in each case at the request or direction of the Issuer or the Guarantors, other than as set forth in this Indenture, it may require an Officer’s Certificate and an Opinion of Counsel, which shall conform to the provisions of this Section 12.7 and Section 14.2 hereof. The Collateral Agent shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.

(y)          Notwithstanding anything to the contrary contained herein, the Collateral Agent shall act pursuant to the instructions of the Holders and the Trustee with respect to the Security Documents and the Collateral.

(z)          The rights, privileges, benefits, immunities, indemnities and other protections given to the Trustee are extended to, and shall be enforceable by, the Collateral Agent as if the Collateral Agent were named as the Trustee herein and the Security Documents were named as this Indenture herein. The Collateral Agent shall be entitled to compensation, reimbursement and indemnity as set forth in Section 7.7, as if references therein to Trustee were references to Collateral Agent.

ARTICLE XIII

SUCCESSOR ISSUER

SECTION 13.1.    Officer’s Certificate. The Conversion Date shall occur on the date the Trustee receives an Officer’s Certificate from the Issuer certifying, upon which the Trustee shall be entitled to rely absolutely without further investigation, that the conditions set forth in the definition of Exit Conditions shall have been satisfied.

SECTION 13.2.    Assumption by New Frontier Issuer. Notwithstanding anything to the contrary in this Indenture, New Frontier Issuer may assume all obligations of Frontier in respect of the Notes and this Indenture on the Conversion Date upon satisfaction of the Exit Conditions, as if New Frontier Issuer had itself issued such Notes, New Frontier Issuer will be substituted for, and may exercise every right and power of, and Frontier shall be automatically released from all obligations under the Notes and this Indenture, so long as:

(1)          New Frontier Issuer shall have executed and delivered to the Trustee a supplemental indenture in the form of Exhibit C hereto pursuant to which New Frontier Issuer will become a party to this Indenture and expressly assume Frontier’s obligations under the Notes and this Indenture; and

(2)          New Frontier Issuer shall have delivered the Officer’s Certificate required under Section 13.1.

SECTION 13.3.    Entry into the Exit Security Documents by the Trustee.Upon receipt by the Trustee of the Officer’s Certificate as set forth in Section 13.1, the Trustee is hereby authorized to execute and enter into, and shall execute and enter into, without the further consent of any Holder, any Exit Security Document or amendment or supplement thereto.

ARTICLE XIV

MISCELLANEOUS

SECTION 14.1.    Notices.  Any notice, request, direction, consent or communication made pursuant to the provisions of this Indenture or the Notes shall be in writing and delivered in person, sent by facsimile, sent by electronic mail in pdf format, delivered by commercial courier service or mailed by first‑class mail, postage prepaid, addressed as follows:

if to the Issuer or to any Guarantor:

Frontier Communications Corporation
401 Merritt 7
Norwalk, Connecticut 06851
Facsimile: (203) 614-4651
Attention: Mark D. Nielsen, Executive Vice President & Chief Legal Officer
Email: mark.nielsen@ftr.com

with a copy to:

Kirkland & Ellis LLP
601 Lexington Ave
New York, New York 10022
Attention:  Christian Nagler, Esq.
    Tim Cruickshank, Esq.
Facsimile:  (212) 446‑4900
Emails: cnagler@kirkland.com and tim.cruickshank@kirkland.com if to the Trustee, at its corporate trust office, which corporate trust office for purposes of this Indenture is at the date hereof located at:

Wilmington Trust, National Association, as Trustee
50 South Sixth Street, Suite 1290
Minneapolis, Minnesota 55402
Attention: Frontier Communications Notes Administrator
Telecopy:  (612) 217-5651

If to the Collateral Agent:
JPMorgan Chase Bank, N.A.
Mail code NY1-C413
4 CMC, Brooklyn, NY, 11245-0001
Attention: CIB DMO WLO
Attention: 718-242-0209
Telecopy: ib.collateral.services@jpmchase.com

The Issuer, the Trustee or the Collateral Agent, by written notice to the others, may designate additional or different addresses for subsequent notices or communications.

Any notice or communication to the Issuer or the Guarantors shall be deemed to have been given or made as of the date so delivered if personally delivered or if delivered electronically, in pdf format; when receipt is acknowledged, if telecopied; and seven (7) calendar days after mailing if sent by registered or certified mail, postage prepaid (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee).  Any notice or communication to the Trustee or Collateral Agent shall be deemed delivered upon receipt.

Any notice or communication sent to a Holder shall be electronically delivered or mailed to the Holder at the Holder’s address as it appears in the Notes Register and shall be sufficiently given if so sent within the time prescribed.

Failure to mail or deliver electronically a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.  If a notice or communication is sent in the manner provided above, it is duly given, whether or not the addressee receives it, except that notices to the Trustee shall be effective only upon receipt.

Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of redemption or purchase) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to DTC (or its designee) pursuant to the standing instructions from DTC or its designee.

SECTION 14.2.    Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuer or any of the Guarantors to the Trustee and/or the Collateral Agent to take or refrain from taking any action under this Indenture, the Issuer or such Guarantor, as the case may be, shall furnish to the Trustee or, if such action relates to a Security Document or an intercreditor agreement and if requested by the Collateral Agent, the Collateral Agent:

(1)          an Officer’s Certificate (which shall include the statements set forth in Section 14.3 hereof) stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(2)          an Opinion of Counsel (which shall include the statements set forth in Section 14.3 hereof) stating that, in the opinion of such counsel, all such conditions precedent have been satisfied and all covenants have been complied with.

SECTION 14.3.    Statements Required in Certificate or Opinion.  Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture (except Officer’s Certificates delivered pursuant to Section 3.15):

(1)          a statement that the individual making such certificate or opinion has read such covenant or condition;

(2)          a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3)          a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable such individual to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(4)          a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with.

In giving such Opinion of Counsel, counsel may rely as to factual matters on an Officer’s Certificate or on certificates of public officials.

SECTION 14.4.    When Notes Disregarded.  In determining whether the Holders of the required aggregate principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer, any Guarantor or any Affiliate of them shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which a Trust Officer of the Trustee actually knows are so owned shall be so disregarded.  Also, subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.

SECTION 14.5.    Rules by Trustee, Paying Agent and Registrar.  The Trustee may make reasonable rules for action by, or at meetings of, Holders.  The Registrar and the Paying Agent may make reasonable rules for their functions.

SECTION 14.6.    Legal Holidays.  A “Legal Holiday” is a Saturday, a Sunday or other day on which commercial banking institutions are authorized or required to be closed in New York, New York or the jurisdiction of the place of payment.  If a payment date or a Redemption Date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.  If a regular record date is a Legal Holiday, the record date shall not be affected.

SECTION 14.7.    Governing Law.  THIS INDENTURE, THE NOTES AND THE GUARANTEES AND THE RIGHTS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 14.8.    Jurisdiction.  The Issuer and the Guarantors agree that any suit, action or proceeding against the Issuer or any Guarantor brought by any Holder, the Trustee or the Collateral Agent arising out of or based upon this Indenture, the Guarantee or the Notes may be instituted in any state or Federal court in the Borough of Manhattan, New York, New York, and any appellate court from any thereof, and each of them irrevocably submits to the non‑exclusive jurisdiction of such courts in any suit, action or proceeding.  The Issuer and the Guarantors irrevocably waive, to the fullest extent permitted by law, any objection to any suit, action, or proceeding that may be brought in connection with this Indenture, the Guarantee or the Notes, including such actions, suits or proceedings relating to securities laws of the United States of America or any state thereof, in such courts whether on the grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum.  The Issuer and the Guarantors agree that final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon the Issuer or the Guarantors, as the case may be, and may be enforced in any court to the jurisdiction of which the Issuer or the Guarantors, as the case may be, are subject by a suit upon such judgment.

SECTION 14.9.    Waivers of Jury Trial.  EACH OF THE ISSUER, THE GUARANTORS, THE COLLATERAL AGENT AND THE TRUSTEE HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE GUARANTEES AND FOR ANY COUNTERCLAIM THEREIN.

SECTION 14.10.  USA PATRIOT Act.  The parties hereto acknowledge that in accordance with Section 326 of the USA PATRIOT Act, the Trustee and the Collateral Agent, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account.  The parties to this Indenture agree that they will provide the Trustee and the Collateral Agent with such information as it may request in order to satisfy the requirements of the USA PATRIOT Act.

SECTION 14.11.  No Recourse Against Others.  No past, present, or future director, officer, employee, incorporator or equityholder of the Issuer or any of their respective Subsidiaries or Affiliates, or such (other than the Issuer and the Guarantors), shall have any liability for any obligations of the Issuer or the Guarantors under the Note Documents or for any claim based on, in respect of, or by reason of such obligations or their creation.  Each Holder by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.  Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

SECTION 14.12.  Successors.  All agreements of the Issuer and each Guarantor in this Indenture and the Notes shall bind their respective successors.  All agreements of the Trustee and the Collateral Agent in this Indenture shall bind their respective successors.

SECTION 14.13.  Multiple Originals.  The parties may sign any number of copies of this Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement. The words “execution,” signed,” “signature” and words of like import in this Indenture or in any other certificate, agreement or document related to this Indenture shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the UCC; notwithstanding anything herein to the contrary, neither the Trustee nor the Collateral Agent is under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Trustee or the Collateral Agent pursuant to reasonable procedures approved by the Trustee or the Collateral Agent, as applicable.

SECTION 14.14.  Table of Contents; Headings.  The table of contents, cross‑reference table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

SECTION 14.15.  Force Majeure.  In no event shall the Trustee or the Collateral Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services, it being understood that the Trustee and Collateral Agent shall use reasonable best efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

SECTION 14.16.  Severability.  In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 14.17.  [Reserved].

SECTION 14.18.  Waiver of Immunities.  To the extent that the Issuer or any Guarantor or any of their respective properties, assets or revenues may have or may hereafter become entitled to, or have attributed to them, any right of immunity, on the grounds of sovereignty, from any legal action, suit or proceeding, from set-off or counterclaim, from the jurisdiction of any court, from service of process, from attachment upon or prior to judgment, or from attachment in aid of execution of judgment, or from execution of judgment, or other legal process or proceeding for the giving of any relief or for the enforcement of any judgment, in any jurisdiction in which proceedings may at any time be commenced, with respect to their obligations, liabilities or any other matter under or arising out of or in connection with this Indenture, the Notes or the Note Guarantees, each Issuer and each Guarantor hereby irrevocably and unconditionally, to the extent permitted by applicable law, waives and agrees not to plead or claim any such immunity and consents to such relief and enforcement.

SECTION 14.19.  Judgment Currency.  Each Issuer and each Guarantor agrees to indemnify the recipient against any loss incurred by such recipient as a result of any judgment or order being given or made against the Issuer or any Guarantor for any amount due hereunder and such judgment or order being expressed and paid in a currency (the “Judgment Currency”) other than Dollars and as a result of any variation as between (i) the rate of exchange at which the Dollar amount is converted into the Judgment Currency for the purpose of such judgment or order, and (ii) the rate of exchange in The City of New York at which such party on the date of payment of such judgment or order is able to purchase Dollars with the amount of the Judgment Currency actually received by such party if such party had utilized such amount of Judgment Currency to purchase Dollars as promptly as practicable upon such party’s receipt thereof.  The foregoing indemnity shall constitute a separate and independent obligation of each Issuer and each Guarantor and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid.  The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of, or conversion into, the relevant currency.

SECTION 14.20.  Intercreditor Agreements. Reference is made to the DIP Security Documents, Exit Security Documents and Junior Intercreditor Agreement. Each Holder, by its acceptance of a Note, (a) agrees that it will be bound by and will take no actions contrary to the provisions of the DIP Security Documents, Exit Security Documents and Junior Intercreditor Agreement, and (b) authorizes and instructs the Trustee and the Collateral Agent to enter into the DIP Security Documents, Exit Security Documents and Junior Intercreditor Agreement, as Trustee and as Collateral Agent, and on behalf of such Holder, including without limitation, making the representations of the Holders contained therein. The foregoing provisions are intended as an inducement to the lenders under the Credit Agreement to extend credit and such lenders are intended third party beneficiaries of such provisions and the provisions of the DIP Security Documents, Exit Security Documents and Junior Intercreditor Agreement. Notwithstanding any provisions in this Indenture or any other Note Document to the contrary, the terms, conditions and provisions of this Indenture and the other Note Documents are subject to the terms of the DIP Security Agreements, Exit Security Documents and Junior Intercreditor Agreement. To the extent there is a conflict between (i) this Indenture or the Note Documents and the DIP Security Documents and Exit Security Documents, as applicable, the terms and conditions of the DIP Security Documents or Exit Security Documents, as applicable shall control and (ii) the the intercreditor provisions in the Exit Security Documents (other than the Junior Intercreditor Agreement) and the Junior Intercreditor Agreement, the terms and conditions of the Exit Security Documents (other than the Junior Intercreditor Agreement) shall control.

[Signature on following pages]

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed all as of the date and year first written above.

FRONTIER COMMUNICATIONS CORPORATION

By:	/s/ Mark Nielsen
	Name:	Mark Nielsen
	Title:	Executive Vice President, Chief Transaction Officer and Chief Legal Officer

FRONTIER SOUTHWEST INCORPORATED
FRONTIER FLORIDA LLC
CITIZENS TELECOMMUNICATIONS COMPANY OF MINNESOTA, LLC
FRONTIER COMMUNICATIONS OF MINNESOTA, INC.
FRONTIER COMMUNICATIONS OF IOWA, LLC
CITIZENS TELECOMMUNICATIONS COMPANY OF TENNESSEE, L.L.C.
CITIZENS TELECOMMUNICATIONS COMPANY OF UTAH
FRONTIER COMMUNICATIONS OF WISCONSIN LLC, as Guarantors

By:	/s/ Mark Nielsen
	Name:	Mark Nielsen
	Title:	Vice President, Chief Transaction Officer and Chief Legal Officer

FRONTIER VIDEO SERVICES INC., as Grantor

By:	/s/ Mark Nielsen
	Name:	Mark Nielsen
	Title:	Vice President, Chief Transaction Officer and Chief Legal Officer

[Signature Page to this Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Jane Y. Schweiger
Name: Jane Y. Schweiger
Title: Vice President

[Signature Page to this Indenture]

JPMORGAN CHASE BANK N.A.,
as Collateral Agent

By:	/s/ Daniel Luby
	Name:	Daniel Luby
	Title:	Vice President

[Signature Page to this Indenture]

EXHIBIT A

[FORM OF FACE OF GLOBAL RESTRICTED NOTE]
[Applicable Restricted Notes Legend]
[Depository Legend, if applicable]
[OID Legend, if applicable]

No. [___]	Principal Amount $[___________] [as revised by the Schedule of Increases and Decreases in Global Note attached hereto][1] CUSIP NO. 35906A BE7 / U3144Q AK6

[FRONTIER COMMUNICATIONS CORPORATION]2
[                                                       ] 3
5.875% First Lien Secured Notes due 2027

[Frontier Communications Corporation, a debtor and debtor-in-possession in a case pending under chapter 11 of the Bankruptcy Code (the “Issuer”)]4[                       ], a [                       ] (the “Issuer”)]5 promise to pay to [Cede & Co.],6 or its registered assigns, the principal sum of _______________ U. S. dollars, [as revised by the Schedule of Increases and Decreases in Global Note attached hereto],7 on October 15, 2027.

Interest Payment Dates: April 15 and October 15, commencing on April 15, 2021

Record Dates: April 1 and October 1

Additional provisions of this Note are set forth on the other side of this Note.

[1]	Insert in Global Notes only.

[2]	To be used before the Conversion Date, and after the Conversion Date if the Corporate Reorganization is not undertaken.

[3]	To be used after the Conversion Date, if the Corporate Reorganization is undertaken.

[4]	To be used before the Conversion Date, and after the Conversion Date if the Corporate Reorganization is not undertaken.

[5]	To be used after the Conversion Date, if the Corporate Reorganization is undertaken.

[6]	Insert in Global Notes only.

[7]	Insert in Global Notes only.

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed.

[FRONTIER COMMUNICATIONS CORPORATION

By:
Name:
Title: ][8]

[
By:
Name:
Title: ][9]

[8]	To be used before the Conversion Date, and after the Conversion Date if the Corporate Reorganization is not undertaken.

[9]	To be used after the Conversion Date, if the Corporate Reorganization is undertaken.

TRUSTEE CERTIFICATE OF AUTHENTICATION

This Note is one of the 5.875% First Lien Secured Notes due 2027 referred to in the within‑mentioned Indenture.

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Trustee

By:
Authorized Signatory

Dated:

[FORM OF REVERSE SIDE OF NOTE]
[FRONTIER COMMUNICATIONS CORPORATION]10
[                                                       ]11

5.875% FIRST LIEN SECURED NOTES DUE 2027

Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture.

1.            Interest

The Issuer promises to pay interest on the principal amount of this Note at 5.875% per annum from October 8, 2020 until maturity.  The Issuer will pay interest semi-annually in arrears every April 15 and October 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”).  Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided, that the first Interest Payment Date shall be April 15, 2021. The Issuer shall pay interest on overdue principal at the rate specified herein, and they shall pay interest (including, after the Conversion Date, post-petition interest in any proceeding under any Bankruptcy Code) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.  Interest on the Notes will be computed on the basis of a 360‑day year comprised of twelve 30‑day months.

2.            Method of Payment

By no later than 11:00 a.m. (New York City time) on the date on which any principal of, premium, if any, or interest, on any Note is due and payable, the Issuer shall deposit with the Paying Agent a sum sufficient in immediately available funds to pay such principal, premium, interest when due.  Interest on any Note which is payable, and is timely paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name such Note (or one or more Predecessor Notes) is registered at the close of business on the preceding April 1 and October 1 at the office or agency of the Issuer maintained for such purpose pursuant to Section 2.3 of the Indenture.  The principal of (and premium, if any) and interest on the Notes shall be payable at the office or agency of the Paying Agent or Registrar designated by the Issuer maintained for such purpose (which shall initially be the office of the Trustee maintained for such purpose), or at such other office or agency of the Issuer as may be maintained for such purpose pursuant to Section 2.3 of the Indenture; provided, however, that, at the option of the Paying Agent, each installment of interest may be paid by (i) check mailed to addresses of the Persons entitled thereto as such addresses shall appear on the Notes Register or (ii) wire transfer to an account located in the United States maintained by the payee, subject to the third to the last sentence of this paragraph. Payments in respect of Notes represented by a Global Note (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company or any successor depository.  Payments in respect of Notes represented by Definitive Notes (including principal, premium, if any, and interest) held by a Holder of at least $1,000,000 aggregate principal amount of Notes represented by Definitive Notes will be made in accordance with the Notes Register, or by wire transfer to a Dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).  If an Interest Payment Date or a Redemption Date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.  If a regular record date is a Legal Holiday, the record date shall not be affected.

[10]	To be used before the Conversion Date, and after the Conversion Date if the Corporate Reorganization is not undertaken.

[11]	To be used after the Conversion Date, if the Corporate Reorganization is undertaken.

3.            Paying Agent and Registrar

The Issuer initially appoints Wilmington Trust, National Association (the “Trustee”) as Registrar and Paying Agent for the Notes.  The Issuer may change any Registrar or Paying Agent without prior notice to the Holders.  The Issuer or any Guarantor may act as Paying Agent, Registrar or transfer agent.

4.            Indenture

The Issuer issued the Notes under an Indenture dated as of October 8, 2020, among the Issuer, the Trustee and the Collateral Agent[, as supplemented by the Supplemental Indenture dated as of [                       ], 202[ ], among the Issuer, the Guarantors named therein, the Trustee and the Collateral Agent] (as it may be [further] amended or supplemented from time to time in accordance with the terms thereof, the “Indenture”).  The terms of the Notes include those stated in the Indenture.  The Notes are subject to all terms and provisions of the Indenture, and Holders are referred to the Indenture for a statement of those terms.  In the event of a conflict between the terms of the Notes and the terms of the Indenture, the terms of the Indenture shall control.

The Notes are senior secured obligations of the Issuer.  The aggregate principal amount of Notes that may be authenticated and delivered under the Indenture is unlimited.  This Note is one of the 5.875% First Lien Secured Notes due 2027 referred to in the Indenture.  The Notes include (i) $1,150,000,000 principal amount of the Issuer’s [  ]% First Lien Secured Notes due 2027 issued under the Indenture on October 8, 2020 (the “Initial Notes”) and (ii) if and when issued, additional Notes that may be issued from time to time under the Indenture subsequent to October 8, 2020 (the “Additional Notes”) as provided in Section 2.1(a) of the Indenture. The Initial Notes and the Additional Notes shall be considered collectively as a single class for all purposes of the Indenture; provided that if any Additional Notes are not part of the same issue as the Notes offered hereby under the Indenture for United States federal income tax purposes or if the Company otherwise determines that any Additional Notes should be differentiated from any other Notes, such Additional Notes may have a separate CUSIP number, provided further that, for the avoidance of doubt, such Additional Notes will still constitute a single series with all other Notes issued under the Indenture for all other (i.e., non-income tax) purposes.  The Indenture imposes certain limitations on the incurrence of indebtedness, the making of restricted payments, the sale of assets, the incurrence of certain liens, the making of payments for consents, the entering into of agreements that restrict distribution from restricted subsidiaries and the consummation of mergers and consolidations.  The Indenture also imposes requirements with respect to the provision of financial information and the provision of guarantees of the Notes by certain subsidiaries.

5.            Guarantees

From and after the Issue Date, to guarantee the due and punctual payment of the principal, premium, if any, interest (including post‑filing or post‑petition interest in any proceeding under Bankruptcy Code) on the Notes and all other amounts payable by the Issuer under the Indenture and the Notes when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, each Guarantor will unconditionally guarantee (and future guarantors, jointly and severally with the Guarantors, will fully and unconditionally Guarantee) such obligations on a senior secured basis pursuant to the terms of the Indenture.

6.            Redemption

(a)          At any time prior to October 15, 2023, the Issuer may redeem the Notes in whole or in part, at their option, upon not less than 10 nor more than 60 days’ prior notice, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the Notes Register, at a redemption price (expressed as a percentage of the principal amount of the Notes to be redeemed) equal to 100.000% plus the relevant Applicable Premium as of, and accrued and unpaid interest, if any, to but excluding the date of redemption (the “Redemption Date”), subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date.

(b)          At any time and from time to time prior to October 15, 2023, the Issuer may on one or more occasions, upon not less than 10 nor more than 60 days’ prior notice, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the Notes Register, redeem up to 40.0% of the original principal amount of Notes issued under the Indenture on the Issue Date (together with Additional Notes) at a redemption price (expressed as a percentage of the principal amount of Notes to be redeemed) equal to 105.875%, plus accrued and unpaid interest, if any, to but excluding, the applicable Redemption Date, subject to the right of Holders of record of the Notes on the relevant record date to receive interest due on the relevant interest payment date, with the Net Cash Proceeds received by the Issuer of one or more Equity Offerings of the Issuer; provided that not less than 50.0% of the original principal amount of the then-outstanding Notes initially issued under the Indenture remains outstanding immediately after the occurrence of each such redemption (including Additional Notes but excluding Notes held by the Issuer or any of their Restricted Subsidiaries), unless all such notes are redeemed substantially concurrently; provided further that each such redemption occurs not later than 180 days after the date of closing of the related Equity Offering. The Trustee shall select the Notes to be purchased in the manner described under Sections 5.1 through 5.6 of the Indenture.

 (c)          Except pursuant to clauses (a) and (b) of this paragraph 6 and paragraph 7 below, the Notes will not be redeemable at the Issuer’s option prior to October 15, 2023.

(d)          At any time and from time to time on or after October 15, 2023, the Issuer may redeem the Notes, in whole or in part, upon not less than 10 nor more than 60 days’ prior notice, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the Notes Register at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth in the table below, plus accrued and unpaid interest thereon, if any, to but excluding the applicable Redemption Date, subject to the right of Holders of record of the Notes on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve‑month period beginning on October 15 of each of the years indicated in the table below:

Year	Percentage
2023	102.938%
2024	101.469%
2025 and thereafter	100.000%

(e)          Notwithstanding the foregoing, in connection with any tender offer for the Notes, including a Change of Control Offer, Asset Disposition Offer, Collateral Asset Sale Offer or Collateral Advance Offer, if Holders of not less than 90.0% in aggregate principal amount of the outstanding Notes validly tender and do not validly withdraw such Notes in such tender offer and the Issuer, or any third party making such tender offer in lieu of the Issuer, purchases all of the Notes validly tendered and not validly withdrawn by such Holders, the Issuer or such third party shall have the right upon not less than 10 nor more than 60 days’ prior notice, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the Notes Register, given not more than 30 days following such purchase date to redeem all Notes that remain outstanding following such purchase at a redemption price equal to the price offered to each other Holder (excluding any early tender or incentive fee) in such tender offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to but excluding, the date of such redemption.

(f)           Unless the Issuer defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable Redemption Date.

(g)          Any redemption pursuant to this paragraph 6 shall be made pursuant to the provisions of Section 5.1 through 5.6 of the Indenture.

Except as set forth in paragraph 7, the Issuer is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

 [7.          Special Mandatory Redemption

(a)           In In the event that (i) the Conversion Date does not occur prior to the Conversion Outside Date or (ii) the Issuer informs the Trustee in writing that, in the reasonable good faith judgment of the Issuer, the Conversion Date will not occur prior to the Conversion Outside Date (the date of any such event being the “Special Termination Date”), the Issuer will redeem the Notes (the “Special Mandatory Redemption”) at a price (the “Special Mandatory Redemption Price”) equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest on the Notes, if any, from the Issue Date to, but excluding, the Special Mandatory Redemption Date (defined below), subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date.
(b)          Subject to Section 5.9(c) of the Indenture, notice of the Special Mandatory Redemption will be delivered by the Issuer no later than one Business Day following the Special Termination Date, to the Trustee and Holders of Notes and will provide that the Notes shall be redeemed on a date that is no later than the third Business Day after such notice is given by the Issuer (the “Special Mandatory Redemption Date”) in accordance with the applicable procedures of DTC.

(c)          On the Special Mandatory Redemption Date, the Issuer shall pay to the Paying Agent for payment to each Holder of Notes the applicable Special Mandatory Redemption Price for such Holder’s Notes.

(d)          Any redemption made pursuant to Section 5.9 of the Indenture shall be made pursuant to the provisions of Section 5.1 through 5.6 of the Indenture, except to the extent inconsistent with Section 5.9 of the Indenture. The Issuer shall not be required to make any mandatory redemption or sinking fund payments with respect to the Notes, except pursuant to Section 5.9 of the Indenture.]12

[7.           Reserved]13

8.            Repurchase Provisions

If a Change of Control Triggering Event occurs, each Holder will have the right to require the Issuer to repurchase from each Holder all or any part (equal to a minimum denomination of $2,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Notes at a purchase price in cash equal to 101.0% of the aggregate principal amount thereof plus accrued and unpaid interest, to but excluding the date of purchase; provided that if the repurchase date is on or after the record date and on or before the corresponding interest payment date, then Holders in whose name the Notes are registered at the close of business on such record date will receive the interest due on the repurchase date, as provided in, and subject to the terms of, the Indenture.

Upon certain Asset Dispositions, the Issuer may be required to use the Excess Proceeds from such Asset Dispositions to offer to purchase Notes and, at the Issuer’s option, Pari Passu Indebtedness out of the Excess Proceeds in accordance with the procedures set forth in Section 3.5 and in Article V of the Indenture.

9.            Denominations; Transfer; Exchange

The Notes shall be issuable only in fully registered form in minimum denominations of principal amount of $2,000 and any integral multiple of $1,000 in excess thereof.  A Holder may transfer or exchange Notes in accordance with the Indenture.  The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay a sum sufficient to cover any tax and fees required by law or permitted by the Indenture.  The Registrar need not register the transfer of or exchange of any Note (A) for a period beginning (1) fifteen (15) calendar days before the mailing of a notice of an offer to repurchase or redeem Notes and ending at the close of business on the day of such mailing or (2) fifteen (15) calendar days before an Interest Payment Date and ending on such Interest Payment Date or (B) called for redemption, except the unredeemed portion of any Note being redeemed in part.

[12]	To be used before the Conversion Date.

[13]	To be used after the Conversion Date.

10.          Persons Deemed Owners

The registered Holder of this Note may be treated as the owner of it for all purposes.

11.          Unclaimed Money

If money for the payment of principal, premium, if any, interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Issuer at its written request unless an abandoned property law designates another Person to receive such money.  After any such payment, Holders entitled to the money must look only to the Issuer and not to the Trustee for payment as general creditors unless an abandoned property law designates another person for payment.

12.          Discharge and Defeasance

Subject to certain exceptions and conditions set forth in the Indenture, the Issuer at any time may terminate some or all of its obligations under the Notes and the Indenture if the Issuer deposits with the Trustee money or U.S. Government Obligations for the payment of principal, premium, if any and interest on the Notes to redemption or maturity, as the case may be.

13.          Amendment, Supplement, Waiver

Subject to certain exceptions contained in the Indenture, the Indenture, the Notes and the Security Documents may be amended, or a Default thereunder may be waived, with the consent of the Holders of a majority in aggregate principal amount of the outstanding Notes.  Without notice to or the consent of any Holder, the Issuer, the Guarantors, the Trustee and the Collateral Agent, as applicable, may amend or supplement the Indenture, the Notes and the Security Documents as provided in the Indenture.

14.          Defaults and Remedies

If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer or certain Guarantors) occurs and is continuing, the Trustee by written notice to the Issuer, or the Holders of at least 30.0% in principal amount of the outstanding Notes by notice to the Issuer and the Trustee, may declare the principal of and accrued and unpaid interest, and any other monetary obligations on all the Notes to be due and payable.  Upon the effectiveness of such declaration, such principal, interest, and other monetary obligations will be due and payable immediately.  If a bankruptcy, insolvency or reorganization of the Issuer or a Significant Subsidiary (or any group of Restricted Subsidiaries, that taken together as of the latest audited consolidated financial statements for the Issuer and its Restricted Subsidiaries, would constitute a Significant Subsidiary) occurs and is continuing, the principal of and accrued and unpaid interest and any other monetary obligations on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.  Under certain circumstances, the Holders of a majority in aggregate principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

15.          Trustee Dealings with the Issuer

Subject to certain limitations set forth in the Indenture, the Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer, Guarantors or their Affiliates with the same rights it would have if it were not Trustee.  In addition, the Trustee shall be permitted to engage in transactions with the Issuer and their respective Affiliates and Subsidiaries.

16.          No Recourse Against Others

No past, present or future director, officer, employee, incorporator or equityholder of the Issuer or any of their respective Subsidiaries or Affiliates, as such (other than the Issuer and the Guarantors), shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Note Guarantees or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation.  Each Holder by accepting a note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.  Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

17.          Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent acting on its behalf) manually signs the certificate of authentication on the other side of this Note.

18.          Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (= tenants in common), TEN ENT (= tenants by the entirety), JT TEN (= joint tenants with rights of survivorship and not as tenants in common), CUST (= custodian) and U/G/M/A (= Uniform Gift to Minors Act).

19.          CUSIP and ISIN Numbers

The Issuer has caused CUSIP and ISIN numbers, if applicable, to be printed on the Notes and has directed the Trustee to use CUSIP and ISIN numbers, if applicable, in notices of redemption or purchase as a convenience to Holders.  No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption or purchase and reliance may be placed only on the other identification numbers placed thereon.

20.          Governing Law

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

21.          Security

The Notes and the related Guarantees will be secured by the Collateral on the terms and subject to the conditions set forth in the Indenture and the Security Documents. The Trustee and the Collateral Agent, as the case may be, hold the Collateral in trust for the benefit of the Holders of the Notes, in each case pursuant to the Security Documents, including the DIP Security Agreements, Exit Security Agreements or Junior Intercreditor Agreement. Each Holder, by accepting this Note, consents and agrees to the terms of the Security Documents (including the provisions providing for the foreclosure and release of Collateral), including the DIP Security Agreements, Exit Security Agreements or Junior Intercreditor Agreement, each as may be in effect or may be amended from time to time in accordance with their terms and the Indenture, and authorizes and directs each of the Trustee and the Collateral Agent, as applicable, to enter into the Security Documents, including the including the DIP Security Agreements, Exit Security Agreements or Junior Intercreditor Agreement, and to perform its obligations and exercise its rights thereunder in accordance therewith.

The Issuer will furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture.  Requests may be made to:

Frontier Communications Corporation
401 Merritt 7
Norwalk, Connecticut 06851
Facsimile: (203) 614-4651
Attention: Mark D. Nielsen, Executive Vice President & Chief Legal Officer

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to:

(Print or type assignee’s name, address and zip code)

(Insert assignee’s social security or tax I.D. No.)

and irrevocably appoint ___________ agent to transfer this Note on the books of the Issuer.  The agent may substitute another to act for him.

Date:	Your Signature:

Signature Guarantee:
(Signature must be guaranteed)

Sign exactly as your name appears on the other side of this Note.

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad‑15.

The undersigned hereby certifies that it ☐ is / ☐ is not an Affiliate of the Issuer and that, to its knowledge, the proposed transferee ☐ is / ☐ is not an Affiliate of the Issuer.

In connection with any transfer or exchange of any of the Notes evidenced by this certificate occurring prior to the date that is one year after the later of the date of original issuance of such Notes and the last date, if any, on which such Notes were owned by the Issuer or any Affiliate of the Issuer, the undersigned confirms that such Notes are being:

CHECK ONE BOX BELOW:

(1)	☐	acquired for the undersigned’s own account, without transfer; or

(2)	☐	transferred to the Issuer; or

(3)	☐	transferred pursuant to and in compliance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”); or

(4)	☐	transferred pursuant to an effective registration statement under the Securities Act; or

(5)	☐	transferred pursuant to and in compliance with Regulation S under the Securities Act; or

(6)	☐	transferred to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) or an “accredited investor” (as defined in Rule 501(a)(4) under the Securities Act), that has furnished to the Trustee a signed letter containing certain representations and agreements (the form of which letter appears as Section 2.8 or 2.10 of the Indenture, respectively); or

(7)	☐	transferred pursuant to another available exemption from the registration requirements of the Securities Act of 1933, as amended.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered Holder thereof; provided, however, that if box (5), (6) or (7) is checked, the Issuer may require, prior to registering any such transfer of the Notes, in its sole discretion, such legal opinions, certifications and other information as the Issuer may reasonably request to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933, as amended, such as the exemption provided by Rule 144 under such Act.

Signature

Signature Guarantee:

(Signature must be guaranteed)	Signature

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad‑15.

TO BE COMPLETED BY PURCHASER IF BOX (1) OR (3) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:

[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTES

The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Notes Custodian

OPTION OF HOLDER TO ELECT PURCHASE

If you elect to have this Note purchased by the Issuer pursuant to Section 3.5 or 3.9 of the Indenture, check either box:

Section 3.5 ☐          Section 3.9 ☐

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 3.5 or 3.9 of the Indenture, state the amount in principal amount (must be in minimum denominations of $2,000 or an integral multiple of $1,000 in excess thereof):  $___________________________________ and specify the denomination or denominations (which shall not be less than the minimum authorized denomination) of the Notes to be issued to the Holder for the portion of the within Note not being repurchased (in the absence of any such specification, one such Note will be issued for the portion not being repurchased):  _________________.

Date:	Your Signature:
(Sign exactly as your name appears on the other side of the Note)

Signature Guarantee:
(Signature must be guaranteed)

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad‑15.

EXHIBIT B

Form of Supplemental Indenture to Add Guarantors

[          ] SUPPLEMENTAL INDENTURE, (this “Supplemental Indenture”) dated as of [      ], by and among the parties that are signatories hereto as Guarantors (the “Guarantors” and each a “Guarantor”), [                           ], as Issuer, Wilmington Trust, National Association, a national banking association, as Trustee and JPMorgan Chase Bank, N.A., as Collateral Agent under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, each of the Issuer, the Trustee and the Collateral Agent have heretofore executed and delivered an indenture dated as of October 8, 2020, as supplemented by the Supplemental Indenture dated as of [                 ], 202[  ] among the Issuer, the Guarantors named therein and the Trustee (as further amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of an aggregate principal amount of $1,150 million of 5.875% First Lien Secured Notes due 2027 of the Issuer (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances each Guarantor shall execute and deliver to the Trustee a supplemental indenture pursuant to which such Guarantor shall unconditionally guarantee, on a joint and several basis with the other Guarantors, all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”); and

WHEREAS, pursuant to Section 9.1 of the Indenture, the Issuer, any Guarantor, the Trustee and the Collateral Agent are authorized to execute and deliver a supplemental indenture to add additional Guarantors, without the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guarantor, the Issuer, the other Guarantors, the Trustee and the Collateral Agent mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE I

DEFINITIONS

Section 1.1.  Defined Terms.  As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recitals hereto are used herein as therein defined.  The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular Section hereof.

ARTICLE II

AGREEMENT TO BE BOUND; GUARANTEE

Section 2.1.  Agreement to be Bound.  Each Guarantor hereby becomes a party to the Indenture as a Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture.

Section 2.2.  Guarantee.  Each Guarantor agrees, on a joint and several basis with all the existing Guarantors [and the other Guarantors], to fully, unconditionally and irrevocably Guarantee to each Holder of the Notes and the Trustee the Guaranteed Obligations pursuant to Article X of the Indenture on a senior secured basis.

ARTICLE III

MISCELLANEOUS

Section 3.1.  Notices.  All notices and other communications to the Guarantors shall be given as provided in the Indenture to such Guarantors, at their addresses set forth below, with a copy to the Issuer as provided in the Indenture for notices to the Issuer.

[INSERT ADDRESS]

Section 3.2.  Merger and Consolidation.  No Guarantor shall sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into another Person (other than the Issuer or any Restricted Subsidiary that is a Guarantor or becomes a Guarantor concurrently with the transaction) except in accordance with Section 4.1(f) of the Indenture.

Section 3.3.  Release of Guarantee.  This Guarantee shall be released in accordance with Section 10.2 of the Indenture.

Section 3.4.  Parties.  Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

Section 3.5.  Governing Law.  This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 3.6.  Severability.  In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

Section 3.7.  Benefits Acknowledged.  Each Guarantor’s Guarantee is subject to the terms and conditions set forth in the Indenture.  Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Guarantee are knowingly made in contemplation of such benefits.

Section 3.8.  Ratification of Indenture; Supplemental Indentures Part of Indenture.  Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

Section 3.9.  The Trustee and the Collateral Agent.  The Trustee and the Collateral Agent make no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.

Section 3.10.  Counterparts.  The parties hereto may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement. The words “execution,” signed,” “signature” and words of like import in this Supplemental Indenture or in any other certificate, agreement or document related to this Supplemental Indenture shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the UCC; notwithstanding anything herein to the contrary, neither the Trustee nor the Collateral Agent is under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Trustee or the Collateral Agent pursuant to reasonable procedures approved by the Trustee or the Collateral Agent, as applicable.

Section 3.11.  Execution and Delivery.  Each Guarantor agrees that its Guarantee shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of any such Guarantee.

Section 3.12.  Headings.  The headings of the Articles and the Sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

[GUARANTEEING ENTITY],
as a Guarantor

By:
Name:
Title:

[ ]

By:
Name:
Title:

[Signature Page to Supplemental Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Trustee

By:
Name:
Title:

JP MORGAN CHASE BANK, N.A.,
as Collateral Agent

By:
Name:
Title:

[Signature Page to Supplemental Indenture]

EXHIBIT C

[FORM OF [FIRST] SUPPLEMENTAL INDENTURE
TO BE DELIVERED BY NEW FRONTIER ISSUER ON THE CONVERSION DATE]

[First] Supplemental Indenture (this “Supplemental Indenture”), dated as of [                ], 202[  ] among [                             ], a [                             ] (the “Company” or the “Issuer”), the parties that are signatories hereto as Guarantors (each, a “Guarantor,” and collectively, the “Guarantors”), Wilmington Trust, National Association, a national banking association, as trustee (in such capacity, the “Trustee”) and JPMorgan Chase Bank, N.A., as collateral agent (in such capacity, the “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, Frontier Communications Corporation (the “Prior Issuer”), the Trustee and the Collateral Agent have heretofore executed and delivered an indenture dated as of October 8, 2020 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of an aggregate principal amount of $1,150.0 million of 5.875% First Lien Secured Notes due 2027 (the “Notes”);

WHEREAS, the parties hereto desire to enter into this Supplemental Indenture to evidence the assumption by the Issuer of all the payment and other obligations of the Prior Issuer under the Notes and the Indenture on the Conversion Date;

WHEREAS, the Indenture provides that upon the Conversion Date the Issuer shall execute and deliver to the Trustee a supplemental indenture and become party to the Indenture and pursuant to which the Issuer shall assume all of the obligations of the Prior Issuer under the Notes and the Indenture, as applicable;

WHEREAS, pursuant to Section 9.1 of the Indenture, the Trustee, the Collateral Agent, the Issuer and the Guarantors are authorized to execute and deliver this Supplemental Indenture without the consent of holders of the Notes;

WHEREAS, each of the Issuer and the Guarantors has been duly authorized to enter into this Supplemental Indenture; and

WHEREAS, all acts, conditions, proceedings and requirements necessary to make this Supplemental Indenture a valid, binding and legal agreement enforceable in accordance with its terms for the purposes expressed herein, in accordance with its terms, have been duly done and performed.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE I
Definitions

Section 1.1.  Defined Terms.  As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recitals hereto are used herein as therein defined.  The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II
Assumption and Agreements

Section 2.1.  Assumption of Obligations. The Issuer hereby agrees, as of the date hereof, to assume, to be bound by and to be liable, as a primary obligor and not as a guarantor or surety, with respect to, any and all payment obligations under the Indenture and the Notes on the terms and subject to the conditions set forth in the Indenture and all other obligations of the Issuer under the Indenture and to become the Issuer under the Indenture.

ARTICLE IV
Miscellaneous

Section 4.1.  Notices.  All notices and other communications to the Issuer shall be given as provided in the Indenture to the Issuer.

Section 4.2.  Parties.  Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

Section 4.3.  Severability.  In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

Section 4.4.  Execution and Delivery. (a) The Issuer agrees that its assumption of all of the payment obligations under the Notes and the Indenture shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such assumption of all of the payment obligations under the Notes and the Indenture on the Notes.

(b) Each Guarantor agrees that the Guarantee shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of any such Guarantee.

Section 4.5.  No Recourse Against Others. No past, present or future director, officer, employee, incorporator, member, partner or equityholder of the Issuer or any Guarantor shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, any Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 4.6.  Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 4.7.  Counterparts.  The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The words “execution,” signed,” “signature” and words of like import in this Supplemental Indenture or in any other certificate, agreement or document related to this Supplemental Indenture shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the UCC; notwithstanding anything herein to the contrary, neither the Trustee nor the Collateral Agent is under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Trustee or the Collateral Agent pursuant to reasonable procedures approved by the Trustee or the Collateral Agent, as applicable.

Section 4.8.  Headings.  The headings of the Articles and the Sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

Section 4.9.  The Trustee and the Collateral Agent.  The Trustee and the Collateral Agent make no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.

Section 4.10.  Benefits Acknowledged. (a) The Issuer’s assumption of all of the payment obligations under the Notes and the Indenture is subject to the terms and conditions set forth in the Indenture. The Issuer acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that its assumption of all of the payment obligations under the Notes and the Indenture and the waivers made by them pursuant to this Supplemental Indenture are knowingly made in contemplation of such benefits.

(b) Each Guarantor’s Guarantee is subject to the terms and conditions set forth in the Indenture.  Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Guarantee are knowingly made in contemplation of such benefits.

Section 4.11.  Successors.  All agreements of the Issuer and the Guarantors in this Supplemental Indenture shall bind their Successors, except as otherwise provided in this Supplemental Indenture. All agreements of the Trustee and the Collateral Agent in this Supplemental Indenture shall bind its successors.

Section 4.12.  Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

[ ]
as Issuer

By:

Name:
Title:

[GUARANTOR],
as a Guarantor

By:
Name:
Title:

[Signature Page to Supplemental Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Trustee

By:
Name:
Title:

JP MORGAN CHASE BANK, N.A.,
as Collateral Agent

By:
Name:
Title:

[Signature Page to Supplemental Indenture]

EXHIBIT D

Form of Special Mandatory Redemption Notice

NOTICE OF SPECIAL MANDATORY FULL REDEMPTION
TO THE HOLDERS OF
5.875% FIRST LIEN SECURED NOTES DUE 2027

FRONTIER COMMUNICATIONS CORPORATION

(CUSIP No. 35906A BE7 / U3144Q AK6)

NOTICE IS HEREBY GIVEN that Frontier Communications Corporation, a debtor and debtor-in-possession in a case pending under chapter 11 of the Bankruptcy Code (the “Issuer”), pursuant to the Indenture, dated as of October 8, 2020 (the “Indenture”), among the Issuer, Wilmington Trust, National Association, as trustee (in such capacity, the “Trustee”) and JPMorgan Chase Bank, N.A., as collateral agent, shall redeem all of its outstanding 5.875% First Lien Secured Notes due 2027 (the “Notes”) on [                    ], 202[  ] (the “Special Mandatory Redemption Date”) pursuant to Section 5.9 of the Indenture.  The redemption price for each Note will be $1,000 per $1,000 principal amount thereof, plus accrued and unpaid interest thereon from the Issue Date to, but excluding, the Special Mandatory Redemption Date (the “Special Mandatory Redemption Price”).  Capitalized terms used herein (but otherwise not defined) shall have such meanings as set forth in the Indenture.

The Indenture provides that upon the deposit of funds sufficient to pay the Special Mandatory Redemption Price in respect of the Notes to be redeemed on the Special Mandatory Redemption Date with the Trustee prior to 11:00 a.m. New York City time on such date, interest will cease to accrue on the Notes.

In order to receive the redemption payment, the Notes called for redemption must be surrendered for payment at the following location of Wilmington Trust, National Association, the Trustee and Paying Agent. Notes to be redeemed must be surrendered for payment: (a) in book-entry form by transferring the Notes to be redeemed to the Trustee’s account at The Depository Trust Company (“DTC”) in accordance with DTC’s procedures; or (b) by delivering the Notes to be redeemed to the Trustee at:

Wilmington Trust, National Association
Global Capital Markets
1100 North Market Street
Wilmington, Delaware 19890
Attention:  Work Flow Management - 5th Floor

The method of delivery of the Notes is at the election and risk of the Holder. If delivered by mail, certified or registered mail, properly insured, is recommended.

No representation is being made as to the correctness of the CUSIP numbers either as printed on the Notes or as contained in this notice. Holders should rely only on the other identification numbers printed on the Notes.

IMPORTANT NOTICE

For holders of Notes who have not established an exemption, payments made upon the redemption of the Notes may be subject to U.S. federal withholding of 24% of the payments to be made, as and to the extent required by the provisions of the U.S. Internal Revenue Code. To establish an exemption from such withholding, holders of Notes should submit a completed and signed Internal Revenue Service Form W-9 (or applicable Form W-8) when surrendering their Notes for payment.

Date:	[ ], 20[_]

By:	FRONTIER COMMUNICATIONS CORPORATION